Exhibit 10.4(a)
EXECUTION VERSION

CREDIT AGREEMENT
among
ENDEAVOUR INTERNATIONAL CORPORATION,
as Holdings
ENDEAVOUR ENERGY UK LIMITED,
as the Borrower,
VARIOUS LENDERS,
and
CYAN PARTNERS, LP,
as Administrative Agent

Dated as of August 16, 2010

CYAN PARTNERS, LP,
as Sole Arranger and Sole Book Runner

          CREDIT AGREEMENT, dated as of August 16, 2010, among Endeavour International Corporation, a Nevada corporation (“Holdings”), Endeavour Energy UK Limited, a United Kingdom private limited company (the “Borrower”), the Lenders party hereto from time to time and Cyan Partners, LP, as Administrative Agent. All capitalized terms used herein and defined in Section 1 are used herein as therein defined.
WITNESSETH:
          WHEREAS, subject to and upon the terms and conditions set forth herein, the Lead Arranger has arranged, and the Lenders are willing to make available to the Borrower, the senior secured term loan facility provided for herein;
          NOW, THEREFORE, IT IS AGREED:
          SECTION 1. Definitions and Accounting Terms.
          1.01. Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “2012 Convertible Senior Notes” shall mean Holdings’ 6% Convertible Senior Notes due 2012 issued pursuant to the 2012 Convertible Senior Notes Indenture, as in effect on the Funding Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
          “2012 Convertible Senior Notes Indenture” shall mean the indenture pursuant to which the 2012 Convertible Senior Notes were issued, as in effect on the Funding Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
          “2014 Convertible Senior Notes” shall mean the Endeavour Energy Luxembourg S.àr.l.’s 11.5% Guaranteed Convertible Senior Bonds due 2014 issued pursuant to the 2014 Convertible Senior Notes Trust Deed, as in effect on the Funding Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
          “2014 Convertible Senior Notes Trust Deed” shall mean the trust deed pursuant to which the 2014 Convertible Senior Notes were issued, as in effect on the Funding Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
          “2014 Senior Subordinated Notes” shall mean Holdings’ 12% Senior Subordinated Notes due 2014 issued pursuant to the 2014 Senior Subordinated Notes Agreement, as in effect on the Funding Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
          “2014 Senior Subordinated Notes Agreement” shall mean the note agreement pursuant to which the 2014 Senior Subordinated Notes were issued, as in effect on the Funding Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
          “2P Reserve Value” shall mean, as of any date determination with respect to Proved Reserves and Probable Reserves, in each case of Holdings and its Subsidiaries, the sum of (a) the PV-10

Value of such Proved Reserves as of such date plus (b) the Probable Reserve Value of such Probable Reserves as of such date.
          “2P Reserves” shall mean the sum of Proved Reserves and Probable Reserves.
          “Acquired Entity or Business” shall mean either (a) the assets constituting a business, division or product line of any Person not already a Subsidiary of Holdings or (b) 100% of the Equity Interests of any such Person, which Person shall, as a result of the acquisition of such Equity Interests, become a Wholly-Owned Subsidiary Guarantor (or shall be merged with and into the Borrower or a Wholly-Owned Subsidiary Guarantor, with the Borrower or the Wholly-Owned Subsidiary Guarantor being the surviving or continuing Person).
          “Additional Lender” shall have the meaning provided in Section 2.10(a).
          “Additional Security Documents” shall have the meaning provided in Section 7.12(a).
          “Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus the sum of the amount of all net non-cash charges (including, without limitation, depletion, depreciation, amortization, deferred tax expense and non-cash interest expense and net non-cash losses which were included in arriving at Consolidated Net Income for such period), less the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period.
          “Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time.
          “Administrative Agent” shall mean Cyan Partners, LP (or its designee), in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 10.09.
          “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (b) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that none of the Administrative Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of Holdings or any Subsidiary thereof.
          “Agents” shall mean and include the Administrative Agent and the Collateral Agent.
          “Aggregate Consideration” shall mean, with respect to any Permitted Acquisition, the sum (without duplication) of (a) the Fair Market Value of Holdings Common Stock issued (or to be issued) as consideration in connection with such Permitted Acquisition (including, without limitation, Holdings Common Stock which may be required to be issued as earn-out consideration upon the achievement of certain future performance goals of the respective Acquired Entity or Business (as determined in good faith by the senior management of Holdings)), (b) the aggregate amount of all cash paid (or to be paid) by Holdings or any of its Subsidiaries in connection with such Permitted Acquisition (including, without limitation, payments of fees and costs and expenses in connection therewith) and all contingent cash purchase price, earn-out, non-compete and other similar obligations of Holdings or any of its Subsidiaries incurred and reasonably expected to be incurred in connection therewith (as determined in good faith by Holdings), (c) the aggregate principal amount of all Indebtedness assumed, incurred, refinanced and/or issued in connection with such Permitted Acquisition, (d) the aggregate liquidation preference of all Qualified Preferred Stock of Holdings issued or to be issued as consideration in connection with such proposed Permitted Acquisition (including, without limitation, Qualified Preferred Stock of Holdings which may be required to be issued as earn-out consideration upon the achievement of certain future performance goals of the respective Acquired Entity or Business (as determined in good faith by Holdings)) and (e) the Fair Market Value of all other consideration paid (or to be paid) in connection with such Permitted Acquisition.
          “Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.
          “Approved Stock Exchange” shall have the meaning provided in Section 7.21(a).
          “Approved Third Party Credit Provider” shall mean, with respect to any Hedging Agreement or Third Party Letter of Credit, a Person that, at the time such Hedging Agreement is entered into or such Third Party Letter of Credit is issued, as the case may be, is (a) the Administrative Agent or any Lender or any Affiliate of the Administrative Agent or a Lender, (b) any Person whose senior unsecured long-term debt is rated as Investment Grade or (c) any other Person that is reasonably acceptable to the Administrative Agent.
          “Asset Sale” shall mean any direct or indirect sale, transfer, issuance, conveyance, lease (other than operating leases entered into in the ordinary course of business), assignment or other disposition by Holdings or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to Holdings or a Wholly-Owned Subsidiary Guarantor of any property or asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person), but excluding sales of assets pursuant to Sections 8.02(b), (c), (d), (i), (j), (k), (l), and (m).
          “Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit I.
          “Attributable Indebtedness” in respect of a sale-leaseback transaction shall mean, as at the time of determination, the present value of the total obligations of the lessee for rental/lease payments during the remaining term of the lease included in such sale-leaseback transaction (including any period for which such lease has been extended); provided, however, that if such sale-leaseback transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of Capitalized Lease Obligations.
          “Authorization” shall mean an authorization, consent, permit, approval, resolution, license, exemption, filing, notarization or registration.
          “Authorized Officer” shall mean, with respect to (a) delivering the Notice of Borrowing and similar notices, any person or persons that has or have been authorized by the Board of Directors of Holdings or the Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent, (b) delivering financial information and officer’s certificates (including certificates described in Section 7.01(d)) pursuant to this Agreement, the chief financial officer, the treasurer or the principal accounting officer of Holdings or the Borrower, as applicable and (c) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of Holdings or the Borrower, as applicable.

          “Bankruptcy Code” shall have the meaning provided in Section 9.05.
          “Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
          “BNP Cash Collateral Account” shall mean that certain account in the name of BNP Paribas maintained with Barclays Bank, account number 30004 05658 0000084028H 31, into which cash has been deposited to cash collateralize letters of credit supporting obligations of Holdings and its Subsidiaries under the Hess Contracts.
          “Borrower” shall have the meaning provided in the first paragraph of this Agreement.
          “Borrowing” shall mean the borrowing of a Term Loan from all the Lenders on the Funding Date.
          “Business” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate) or the equivalent of the foregoing in any jurisdiction outside of the United States or any State thereof.
          “Business Day” shall mean for all purposes, any day except Saturday, Sunday and any day which shall be in New York, New York or London, England, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.
          “Calculation Period” shall mean, with respect to any Material Permitted Acquisition, any Material Permitted Business Investment, any Material Asset Sale or any other event expressly requiring a calculation to be made on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Material Permitted Acquisition, such Material Permitted Business Investment, such Material Asset Sale or other event for which financial statements have been delivered to the Lenders pursuant to this Agreement.
          “Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP (excluding Permitted Acquisitions and Permitted Business Investments whether or not capitalized in accordance with GAAP) and, without duplication, the amount of all Capitalized Lease Obligations incurred by such Person.
          “Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.
          “Cash Equivalents” shall mean, as to any Person, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) Dollar-denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than six months from the date of acquisition by such Person, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above, (e) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than six months after the date of acquisition by such Person, (f) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (e) above and (g) instruments equivalent to those referred to in clauses (a) through (f) above denominated in Pounds comparable in credit quality and tenor to those referred to above and customarily used by companies for cash management purposes in the United Kingdom to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.
          “Cash Interest” shall have the meaning provided in Section 2.06(a).
          “Change in Law” shall have the meaning provided in Section 9.06.
          “Change of Control” shall mean (a) Holdings shall at any time cease to own (beneficially and of record), directly or indirectly, 100% of the Equity Interests of the Borrower, (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 45% or more on a fully diluted basis of the economic or voting interests in Holdings’ capital stock, (c) Continuing Directors shall at any time cease to constitute a majority of the Board of Directors of Holdings or (d) a “change of control” or similar event the occurrence of which gives rise to a mandatory prepayment or redemption, required offer to purchase or an event of default shall occur as provided in any Permitted Junior Debt (or any documentation governing same) or any Qualified Preferred Stock (or the documentation governing the same).
          “Class C Convertible Preferred Stock” means Holdings’ Series C Preferred Stock with the terms set forth in the Certificate of Designation of Series C Preferred Stock originally filed with the Nevada Secretary of State on October 30, 2006.
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and any regulations promulgated thereunder.
          “Collateral” shall mean all property (whether real or personal, tangible or intangible) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Collateral under and as defined in each Security Document.
          “Collateral Agent” shall mean Cyan Partners, LP (or its designee), in its capacity as Collateral Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Collateral Agent appointed pursuant to Section 10.09.
          “Collective Bargaining Agreements” shall have the meaning provided in Section 5.05(e).
          “Commitment” shall mean, for each Lender, the commitment of such Lender to make a Term Loan, in such amount as set forth opposite such Lender’s name in Schedule 1.01(a) hereto directly below the column entitled “Term Loan Commitment”, as the same may be (i) terminated pursuant to Section 3.03 or Section 9 or (ii) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.08 or 11.04(b).
          “Commodity Hedging Agreement” shall mean a commodity price risk management agreement or similar arrangement (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities).
          “Consolidated Current Assets” shall mean, at any time, the consolidated current assets (without giving any effect to any movement in the mark-to-market valuation under Hedging Agreements) of Holdings and its Subsidiaries at such time.
          “Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities (without giving effect to any movement in the mark-to-market valuation under Hedging Agreements) of Holdings and its Subsidiaries at such time, but excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness which would otherwise be included therein.
          “Consolidated EBITDAX” shall mean, for any period, Consolidated Net Income for such period (without giving effect to (a) any extraordinary gain or losses, (b) any non-cash income or non-cash expenses; provided that any such non-cash expenses that are excluded from the calculation of Consolidated EBITDAX in any period pursuant to this clause (b) that later become cash expenses in a subsequent period shall reduce Consolidated EBITDAX in an amount equal to such cash expense, (c) any gains or losses from sales of assets other than inventory and Hydrocarbons sold in the ordinary course of business and (d) interest income) adjusted by adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees) of Holdings and its Subsidiaries determined on a consolidated basis for such period, (ii) provision for taxes based on income and foreign withholding taxes for Holdings and its Subsidiaries determined on a consolidated basis for such period, (iii) all depletion, depreciation and amortization expense of Holdings and its Subsidiaries determined on a consolidated basis for such period, (iv) in the case of any period including the fiscal quarters of Holdings ended or ending June 30, 2010 or September 30, 2010, the amount of all fees and expenses incurred by Holdings and its Subsidiaries in connection with the entering into of this Agreement and the other Credit Documents during either such fiscal quarter, (v) geological and geophysical expense for such period, (vi) all amounts attributable to impairment of oil and gas properties for such period, and (vii) consolidated amortization expense or impairment charges of Holdings and its Subsidiaries recorded in connection with the application of Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangibles.” For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated EBITDAX as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained herein. Notwithstanding anything to the contrary contained above, for purposes of determining Consolidated EBITDAX for Holdings’ fiscal quarters ended December 31, 2009 and March 31, 2010, Consolidated EBITDAX shall be calculated in accordance with the definition of Test Period contained herein.
          “Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (a) all Indebtedness of Holdings and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capitalized Lease Obligations on the liability side of a consolidated balance sheet of Holdings and its Subsidiaries in accordance with GAAP, (b) all Indebtedness of Holdings or any of its Subsidiaries of the type described in clauses (b), (g) and (h) of the definition of Indebtedness, and (c) all Contingent Obligations of Holdings or any of its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (a) and (b); provided that the amount of any Indebtedness in respect of Hedging Agreements shall be at any time the unrealized net loss position (taking into account all Hedging Agreements), if any, of Holdings and/or its Subsidiaries thereunder on a marked-to-market basis determined as of the most recently ended fiscal quarter; provided further, that if at any time when Consolidated Indebtedness is being determined, the net position across all Holdings’ and its Subsidiaries Hedging Agreements is positive, Consolidated Indebtedness shall, other than for the purposes of calculations of Total Leverage Ratio, be reduced by such positive amount.
          “Consolidated Net Income” shall mean for any period, the net income (or loss) of Holdings and its Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP, provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person in which a Person or Persons other than Holdings and its Wholly-Owned Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by Persons other than Holdings and its Wholly-Owned Subsidiaries in such Person, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Subsidiary and (iii) the net income of any Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.
          “Consolidated Net Indebtedness” shall mean, at any time, the difference of (a) Consolidated Indebtedness at such time less (b) the average daily amount of Holdings’ and its Subsidiaries’ Unrestricted cash and Unrestricted Cash Equivalents during the thirty day period ending on the respective date on which “Consolidated Net Indebtedness” is determined to the extent such cash and Cash Equivalents are (i) subject to control agreements pursuant to which the Administrative Agent has “control” with respect to such cash and Cash Equivalents within the meaning of Section 8-106 or 9-104 (as applicable) of the UCC or otherwise subject to a control or similar agreement of the type delivered pursuant to Section 5.09(g) or (ii) pledged to secure the repayment of outstanding Consolidated Indebtedness (other than the Obligations).
          “Consolidated Net Secured Indebtedness” shall mean, at any time, the difference of (a) Consolidated Indebtedness at such time that is secured by a Lien less (b) the average daily amount of Holdings’ and its Subsidiaries’ Unrestricted cash and Unrestricted Cash Equivalents during the thirty day period ending on the respective date on which “Consolidated Net Secured Indebtedness” is determined to the extent such cash and Cash Equivalents are (i) subject to control agreements pursuant to which the Administrative Agent has “control” with respect to such cash and Cash Equivalents within the meaning of Section 8-106 or 9-104 (as applicable) of the UCC or otherwise subject to a control or similar agreement of the type delivered pursuant to Section 5.09(g) or (ii) pledged to secure the repayment of outstanding Consolidated Indebtedness (other than the Obligations).
          “Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lower of (i) the maximum amount of such Contingent Obligation pursuant to the agreement or instrument under which such Contingent Obligation is created and (ii) the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
          “Continuing Directors” shall mean the directors of Holdings on the Funding Date and each other director if such director’s nomination for election to the Board of Directors is recommended by a majority of the then Continuing Directors.
          “Credit Documents” shall mean this Agreement, each Note, the Subsidiaries Guaranty, each Security Document, the Syndication Letter (for the purposes of Sections 9.01, 9.03 and 11.01 only) and, after the execution and delivery thereof pursuant to the terms of this Agreement, each joinder, accession or similar agreement by which any Subsidiary of Holdings becomes party to the Subsidiaries Guaranty or any Security Document.
          “Credit Party” shall mean Holdings, the Borrower and each Subsidiary Guarantor.
          “Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
          “Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.
          “Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments (other than in the ordinary course of business, consistent with past practices) made or required to be made by such Person with respect to any stock appreciation rights, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.
          “Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.
          “Dutch Pledge Agreement” shall have the meaning provided in Section 5.09(e).
          “Dutch Sector” shall mean the jurisdiction of The Netherlands commonly referred to as the Dutch Sector — North Sea.
          “Dutch Subsidiaries” shall mean and include each of Endeavour International Holding B.V. and Endeavour Energy Netherlands B.V.

          “Effective Date” shall have the meaning provided in Section 11.10.
          “Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding any natural Person, Holdings, the Borrower and their respective Subsidiaries and Affiliates.
          “Employee Benefit Plans” shall have the meaning provided in Section 5.05(a).
          “Employment Agreements” shall have the meaning provided in Section 5.05(d).
          “English Charge Over Shares” shall have the meaning provided in Section 5.09(d).
          “English Debenture” shall have the meaning provided in Section 5.09(c).
          “English Security Documents” shall mean and include (i) each English Charge Over Shares and (ii) each English Debenture.
          “Environmental Law” shall mean any applicable Federal, state, local, UK or other non-U.S. law (including common law), rule, regulation, ordinance, code, directive, judgment or order now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, relating to the protection of the environment or of human health and safety (to the extent such health and safety relate to exposure to Hazardous Materials), or to the presence, Release or threatened Release, or the manufacture, use, transportation, treatment, storage, disposal or recycling of Hazardous Materials, or the arrangement for any such activities.
          “EOC” shall mean Endeavour Operating Corporation, a Delaware corporation.
          “Equity Interests” shall mean (i) with respect to any Person that is a corporation, any and all shares, interests, participation or other equivalents of or interest in (however designated and whether or not voting) corporate stock of such Person, including each class of common stock and preferred stock of such Person, (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and (iii) any warrants, rights or options to purchase any of the instruments or interests referred to in the preceding clauses (i) or (ii).
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.
          “ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with Holdings and/or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
          “ERISA Event” shall mean (a) a Reportable Event; (b) the failure of any Plan to satisfy the minimum funding standards, if any, applicable to that Plan for a Plan year under Section 412 of the Code or Section 302 of ERISA or a Plan’s application for a waiver of such minimum funding standards pursuant to Section 412(c) of the Code or Section 302(c) of ERISA; (c) the arising of a lien or encumbrance under Section 4068 of ERISA; (d) a determination that any Plan is, or is expected to be, in at-risk status under Section 430(i) of the Code or Section 303(i) of ERISA; (e) the incurrence by Holdings, any of its Subsidiaries, or an ERISA affiliate of material liability (including any indirect, contingent, or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 4062, 4063, 4064, or 4069 of ERISA or Section 4971 or 4975 of the Code; (f) the institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC to terminate or appoint a trustee to administer any Plan pursuant to Title IV of ERISA; (g) the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA; (h) the complete or partial withdrawal of Holdings, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan that gives rise to, or is expected to give rise to a liability under Section 4201 of ERISA, the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan, or the receipt by Holdings, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, any Subsidiary or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; or (i) the knowledge of Holdings of a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary (as defined in Section 3(21) of ERISA) or disqualified person (as defined in Section 4975(e)(2) of the Code) with respect to any Plan for which Holdings or any of its Subsidiaries is reasonably expected to incur a material liability.
          “Event of Default” shall have the meaning provided in Section 9.
          “Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by Holdings and its Subsidiaries during such period (other than Capital Expenditures to the extent financed with asset sale proceeds, insurance proceeds or proceeds from sales or issuances of Equity Interests or Indebtedness), (ii) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of Holdings and its Subsidiaries and the permanent repayment of the principal component of Capitalized Lease Obligations of Holdings and its Subsidiaries during such period (other than (1) repayments made pursuant to the Refinancing, (2) repayments made with the proceeds of asset sales, insurance proceeds or proceeds from sales or issuances of Equity Interests or Indebtedness and (3) payments of Term Loans and/or other Obligations, provided that repayments of Term Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were (x) required as a result of a Scheduled Repayment pursuant to Section 4.02(a) or (y) made as a voluntary prepayment pursuant to Section 4.01 with internally generated funds), (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, (iv) the Aggregate Consideration paid in cash by Holdings or any of its Subsidiaries in respect of all Permitted Acquisitions and Permitted Business Investments during such period (other than Permitted Acquisitions and Permitted Business Investments to the extent financed with asset sale proceeds, insurance proceeds or proceeds from sales or issuances of Equity Interests or Indebtedness), (v) the aggregate amount of Dividends paid by Holdings during such period on Class C Convertible Preferred Stock in accordance with Section 8.03(f), (vi) the aggregate amount of any non-cash charges incurred in a prior period which are paid in cash in such period, and (vii) the aggregate amount of any cash gains on Material Asset Sales during such period.
          “Excess Cash Payment Date” shall mean the date occurring 90 days after the last day of each fiscal year of Holdings (commencing with the fiscal year of Holdings ending December 31, 2011).
          “Excess Cash Payment Period” shall mean the immediately preceding fiscal year of Holdings.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

          “Exchange Rate” shall mean, on any day, with respect to any currency other than Dollars, the noon buying rate in New York City for such currency on such date for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York.
          “Existing Credit Agreements” shall mean (i) that certain $225,000,000 Secured Revolving Loan and Letter of Credit Facility Agreement, dated October 30, 2006, among Holdings, BNP Paribas as Mandated Lead Arranger, Agent, Security Trustee and Fronting Bank (as each such term is defined therein), The Governor and Company of the Bank of Scotland, as Mandated Lead Arranger, Account Bank and Technical Bank (as each such term is defined therein) and the other lenders thereto (as amended through and including the Funding Date) and (ii) that certain $25,000,000 Junior Facility Agreement, dated January 22, 2008, among Holdings, Bank of Scotland Plc as Mandated Lead Arranger, Technical Bank, Original Lender and Agent (as each such term is defined therein) and BNP Paribas as Security Trustee (as amended through and including the Funding Date).
          “Existing Indebtedness” shall have the meaning provided in Section 5.06(c).
          “Existing Indebtedness Agreements” shall have the meaning provided in Section 5.05(h).
          “Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the Board of Directors of Holdings or other governing body or, pursuant to a specific delegation of authority by such Board of Directors or governing body, a designated senior executive officer, of Holdings, or the Subsidiary of Holdings selling such asset.
          “Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.
          “Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01.
          “Funding Date” shall mean the date occurring on or after the Effective Date on which the incurrence of Term Loans occurs.
          “GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided that determinations in accordance with GAAP for purposes of Section 8, including defined terms as used therein, are subject (to the extent provided therein) to Section 11.07(a).
          “Governmental Authority” shall mean the government of the United Kingdom, the United States, the European Union and any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guaranteed Creditors” shall mean and include each of the Administrative Agent, the Collateral Agent, the Lenders and each Approved Third Party Credit Provider to the extent such party constitutes a Secured Creditor under the Security Documents.

          “Guaranteed Obligations” shall mean (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the principal and interest on each Note issued by, and all Terms Loans made to, the Borrower under this Agreement and all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities (including, without limitation, indemnities, fees and interest (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) thereon) of the Borrower to the Lenders, the Administrative Agent and the Collateral Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Credit Document to which the Borrower is a party and the due performance and compliance by the Borrower with all the terms, conditions and agreements contained in the Credit Agreement and in each such other Credit Document and (ii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) of the Borrower or any Guarantor owing under any Hedging Agreement or reimbursement agreement related to any Third Party Letter of Credit in each case entered into with, or issued or provided by, an Approved Third Party Credit Provider to the extent such Approved Third Party Credit Provider is a party to the Intercreditor Agreement, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.
          “Guarantor” shall mean each of Holdings and each Subsidiary Guarantor.
          “Guaranty” shall mean each of the Holdings Guaranty and the Subsidiaries Guaranty.
          “Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated or classified as, or otherwise regulated as, hazardous or toxic or a pollutant or contaminant under or pursuant to any Environmental Law, including any petroleum, Hydrocarbons and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.
          “Hedging Agreement” shall mean any Commodity Hedging Agreement, Interest Rate Hedging Agreement or foreign currency exchange agreement or other currency exchange rate hedging agreement.
          “Hess Contracts” shall mean three Abandonment and Security Agreements between Hess Limited and the Borrower relating to the IVRR/Rob Roy/Hamish, Renee Area A and Rubie Area A assets each dated October 26, 2006.
          “Holdings” shall have the meaning provided in the first paragraph of this Agreement.
          “Holdings Common Stock” shall have the meaning provided in Section 6.13.
          “Holdings Guaranty” shall mean the guaranty of Holdings pursuant to Section 12.
          “Hydrocarbon Interests” shall mean all rights, titles, interests and estates now owned or hereafter acquired in and to oil and gas leases, leasehold interests and licenses, oil, gas and mineral leases, leasehold interests and licenses, or other liquid or gaseous hydrocarbon licenses, leases, fee mineral interests, term mineral interests, subleases, farm-outs, royalties, overriding royalty and royalty interests, non-consent interests arising out of or pursuant to Oil and Gas Contracts, net profit interests, net revenue interests, oil payments, production payments, production payment interests and similar interests and estates, including all reserved or residual interest of whatever nature and all reversionary or carried interests relating to any of the foregoing.
          “Hydrocarbons” shall mean oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products directly or indirectly refined, separated, settled and dehydrated therefrom, including kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, helium, sulfur and all other minerals.
          “Immaterial Subsidiary” shall mean any Subsidiary that did not, as of the last day of the most recently ended Test Period, have assets with a book value in excess of 2.5% of the consolidated total assets of Holdings and its Subsidiaries; provided that if at any time the aggregate amount of consolidated total assets attributable to Immaterial Subsidiaries would otherwise exceed 5% of the consolidated total assets of Holdings and it Subsidiaries, then Subsidiaries that would otherwise constitute Immaterial Subsidiaries pursuant to this definition (without giving effect to this proviso) shall be deemed not to constitute Immaterial Subsidiaries to the extent necessary so that the percentage limitation in this proviso is not exceeded. For purposes of calculations of the book value of assets of a Subsidiary pursuant to this definition, (i) the value of the loan evidenced by that certain revolving loan facility agreement dated January 23, 2008 (as amended, supplemented or modified from time to time) between Endeavour International Holding B.V. and Endeavour Energy Luxembourg S.a.r.l., (ii) during the period from the Funding Date until January 1, 2011, the value of the intercompany loan in the amount of $23,500,000 between Endeavour North Sea Limited and Endeavour Energy UK Limited, and (iii) the value of other loans and receivables in an aggregate amount not in excess of $5,000,000 owed to such Subsidiary by Holdings or any other Subsidiary of Holdings, in each case shall be disregarded.
          “Incremental Amendment” shall have the meaning provided in Section 2.10(a).
          “Incremental Term Loans” shall have the meaning provided in Section 2.10(a).
          “Indebtedness” shall mean, as to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (c) all indebtedness of the types described in clause (a), (b), (d), (e), (f), (g), (h) or (i) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the Fair Market Value of the property to which such Lien relates), (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (f) all Contingent Obligations of such Person (other than Contingent Obligations of a Credit Party in respect of contractual obligations of another Credit Party arising in the ordinary course of business and not otherwise constituting Indebtedness), (g) all obligations under any Hedging Agreement, (h) all Off-Balance Sheet Liabilities of such Person and (i) all Attributable Indebtedness of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall not include trade payables, accrued expenses and deferred tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

          “Indemnified Person” shall have the meaning provided in Section 11.01.
          “Independent Engineering Firm” shall mean Netherland, Sewell & Associates, Inc. and/or one or more independent engineering firms selected by the Borrower and reasonably acceptable to the Administrative Agent.
          “Intercompany Loans” shall have the meaning provided in Section 8.05(h).
          “Intercompany Note” shall mean a promissory note evidencing Intercompany Loans, duly executed and delivered substantially in the form of Exhibit J (or such other form as shall be satisfactory to the Administrative Agent in its sole discretion).
          “Intercreditor Agreement” shall mean an intercreditor agreement, duly executed and delivered by the Administrative Agent, the Collateral Agent and one or more Approved Third Party Credit Providers, in form and substance satisfactory to the Administrative Agent in its sole discretion and providing, inter alia, (i) that after application to all reasonable costs and expenses incurred by the Collateral Agent in connection with the Intercreditor Agreement and enforcement or otherwise under any Security Document, the first $25,000,000 of proceeds from the enforcement of Collateral shall be applied to discharge obligations owed under Hedging Agreements with Approved Third Party Credit Providers that have entered into the Intercreditor Agreement and reimbursement agreements with respect to Third Party Letters of Credit issued by Approved Third Party Credit Providers that have entered into the Intercreditor Agreement, and (ii) until all Obligations have been satisfied in full, the Collateral Agent (acting on the instructions of the Required Lenders) will have the sole power to exercise remedies against the Collateral and to foreclose upon and dispose of Collateral.
          “Interest Payment Date” shall mean the last Business Day of each December, March, June and September occurring after the Funding Date, commencing with December 31, 2010.
          “Interest Rate Hedging Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement or other interest rate protection agreement, interest rate hedging arrangement or other similar arrangement or arrangement.
          “Investment Grade” shall mean a rating of BBB- or higher (with a stable outlook) by S&P and Baa3 or higher (with a stable outlook) by Moody’s.
          “Investments” shall have the meaning provided in Section 8.05.
          “Junior Financing” shall mean each of (a) the 2012 Convertible Senior Notes, (b) the 2014 Convertible Senior Notes, (c) the 2014 Senior Subordinated Notes and (d) Permitted Junior Debt.
          “Junior Lien Obligations” shall mean Permitted Junior Debt that is intended to have a Lien on the Collateral that ranks junior to the Lien of the Secured Creditors securing the Obligations.
          “Lead Arranger” shall mean Cyan Partners, LP, in its capacity as Sole Lead Arranger and Sole Book Runner, and any successor thereto.
          “Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee, sublessee or licensee in, to and under leases, subleases or licenses of land, improvements and/or fixtures.
          “Lender” shall mean each financial institution listed on Schedule 1.01(a) hereto, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.08 or 11.04(b).

          “Lender Default” shall mean (a) the wrongful refusal or the failure of a Lender to make available its portion of the Borrowing made on the Funding Date or (b) a Lender having notified in writing the Borrower and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 2.01 or Section 2.03.
          “Lien” shall mean any mortgage, pledge, hypothecation, assignment for security, deposit arrangement, encumbrance (other than any ordinary course encumbrance not securing any obligations of any Person), lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).
          “Management Agreements” shall have the meaning provided in Section 5.05(c).
          “Margin Stock” shall have the meaning provided in Regulation U.
          “Material Adverse Effect” shall mean (a) a material adverse effect on the business, property or financial condition of Holdings and its Subsidiaries taken as a whole or (b) a material adverse effect (i) on the rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document, (ii) on the ability of any Credit Party to perform its obligations to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document or (iii) on a material portion of the Collateral.
          “Material Asset Sale” shall mean any Asset Sale or series of related Assets Sales (i.e., separate assets being sold, transferred or otherwise disposed of as part of an identifiable group of assets and within a reasonably limited time period) where the aggregate consideration therefor is equal to, or in excess of, $5,000,000 and shall, subject to the aforementioned dollar limitation, include any such Asset Sale or Asset Sales of any Subsidiary or any Oil and Gas Properties.
          “Material Permitted Acquisition” shall mean any Permitted Acquisition where the Consolidated EBITDAX attributable to the Acquired Entity or Business (as determined on a basis consistent with the definition of Consolidated EBITDAX with any necessary reference changes) for the Test Period most recently ended prior to the date of such Permitted Acquisition for which financial statements have been delivered to the Lenders pursuant to this Agreement exceeds 5% of Consolidated EBITDAX (calculated without giving effect to such Permitted Acquisition) for such Test Period.
          “Material Permitted Business Investment” shall mean any Permitted Business Investment where the Consolidated EBITDAX attributable to the assets acquired pursuant to such Permitted Business Investment (as determined on a basis consistent with the definition of Consolidated EBITDAX with any necessary reference changes) for the Test Period most recently ended prior to the date of such Permitted Business Investment for which financial statements have been delivered to the Lenders pursuant to this Agreement exceeds 5% of Consolidated EBITDAX (calculated without giving effect to such Permitted Business Investment) for such Test Period.
          “Maturity Date” shall mean August 16, 2013; provided that, if on October 14, 2011 there remains outstanding 2012 Convertible Senior Notes and 2014 Convertible Senior Notes in an aggregate principal amount in excess of $13,399,500, then the Maturity Date shall instead be October 14, 2011; provided, further, (a) the 2014 Convertible Senior Notes shall be deemed not to be outstanding for the purposes of this definition in the event that the 2014 Convertible Senior Notes Trust Deed has been amended or modified (including by means of a waiver) such that after giving effect thereto the holders of the 2014 Convertible Senior Notes do not have any so-called “put” or similar rights with respect to the 2014 Convertible Senior Notes that may be exercised at any time prior to November 16, 2013, and (b) the

2012 Convertible Senior Notes shall not be deemed to be outstanding pursuant to this definition in the event that the 2012 Convertible Senior Notes Indenture has been amended or modified (including by means of a waiver) to extend the maturity date of the 2012 Convertible Senior Notes to a date no earlier than November 16, 2013.
          “Moody’s” shall mean Moody’s Investors Service, Inc.
          “Mortgage” shall mean a mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt, debenture or similar security instrument.
          “Mortgaged Property” shall mean any U.S. Oil and Gas Property or other Real Property owned or leased by Holdings or any of its Subsidiaries which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms of this Agreement or any Additional Security Document.
          “Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is an obligation to contribute of) Holdings, any of its Subsidiaries and/or any ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which Holdings, any of its Subsidiaries and/or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.
          “NAIC” shall mean the National Association of Insurance Commissioners.
          “Net Cash Proceeds” shall mean, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith) received from any such event.
          “Net Insurance Proceeds” shall mean, with respect to any Recovery Event, the cash proceeds received by the respective Person in connection with such Recovery Event (net of (a) reasonable costs and taxes incurred in connection with such Recovery Event and (b) required payments of any Indebtedness (other than Indebtedness secured pursuant to the Security Documents) which is secured by the respective assets the subject of such Recovery Event).
          “Net Sale Proceeds” shall mean for any sale or other disposition of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale or other disposition of assets, net of (a) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (b) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, (c) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness secured pursuant to the Security Documents), which is secured by the respective assets which were sold or otherwise disposed of, and (d) the estimated net marginal increase in income, franchise or similar taxes which will be payable by Holdings’ consolidated group or any Subsidiary of Holdings with respect to the tax year of Holdings in which the sale or other disposition occurs as a result of such sale or other disposition (or, without duplication, which will be payable by Holdings’ consolidated group or any Subsidiary of Holdings in the tax year of Holdings in which cash proceeds in respect of such sale or other disposition are received by way of deferred payment pursuant to a promissory note, receivable or otherwise); provided, however, that such gross proceeds shall not include any portion of such gross cash proceeds which Holdings determines in good faith should be reserved for post-closing adjustments (to the extent Holdings delivers to the Lenders a certificate signed by an Authorized Officer as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by Holdings or any of its Subsidiaries shall constitute Net Sale Proceeds on such date received by Holdings and/or any of its Subsidiaries from such sale or other disposition.
          “Non-Compete Agreements” shall have the meaning provided in Section 5.05(g).
          “Non-Defaulting Lender” shall mean and include each Lender, other than a Defaulting Lender.
          “Non-Guarantor Subsidiary” shall mean each Subsidiary of Holdings (other than the Borrower) that is not a Subsidiary Guarantor.
          “Non-U.S. Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by Holdings or any one or more of its Subsidiaries primarily for the benefit of employees of Holdings or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
          “Non-U.S. Subsidiary” shall mean, as to any Person, any Subsidiary of such Person that is not a U.S. Subsidiary of such Person.
          “Non-Wholly-Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.
          “North Sea” shall mean, collectively, the Dutch Sector, the UK Sector and surrounding areas of the North Sea, including, without limitation, any such areas in Scottish or Norwegian waters.
          “Note” shall have the meaning provided in Section 2.04(a).
          “Notice of Borrowing” shall have the meaning provided in Section 2.02(a).
          “Notice Office” shall mean, for credit and operational notices, the office of the Administrative Agent located at 399 Park Avenue, 39th Floor, New York, New York, 10022 Attention: Divya Gopal, Telephone No.: (212) 380-5864, Telecopier No.: (212) 380-5871, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
          “Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document, including, without limitation, all amounts in respect of any principal, interest (including (a) any PIK Interest and (b) any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Agreement or the respective other Credit Document, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts.
          “Off-Balance Sheet Liabilities” of any Person shall mean (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions that does not create a liability on the balance sheet of such Person, (c) any obligation under a Synthetic Lease or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
          “Oil and Gas Business” shall mean (a) the acquisition, exploration, exploitation, development, operation and disposition of interests in Oil and Gas Properties and Hydrocarbons; (b) the gathering, treating, refining, processing, storage, marketing, distribution, selling and transporting of any production from such interests or properties; and (c) any business directly relating to or arising directly from exploration for, or development, production, treatment, processing, storage or selling of, Hydrocarbons, or that is or necessary or desirable to facilitate the activities described in this definition.
          “Oil and Gas Contracts” shall mean all contracts, agreements, operating agreements, farm-out or farm-in agreements, sharing agreements, mineral purchase agreements, contracts for the purchase, exchange, transportation, processing or sale of Hydrocarbons, rights-of-way, easements, surface leases, subleases, equipment leases, permits, franchises, licenses, pooling or unitization agreements, and unit or pooling designations and orders now or hereafter affecting any of the Oil and Gas Properties (or related oil and gas gathering assets) or Hydrocarbon Interests of Holdings and each of its Subsidiaries, or which are useful or appropriate in drilling for, producing, treating, handling, storing, transporting, or marketing oil, gas or other minerals produced from any of the Oil and Gas Properties of Holdings and each of its Subsidiaries, as any such contracts and agreements as they may be amended, restated, modified, substituted or supplemented from time to time.
          “Oil and Gas Properties” shall mean (a) Hydrocarbon Interests; (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all currently existing or future rights arising under (i) unitization agreements, orders or other arrangements, (ii) pooling orders, agreements or other arrangements and (iii) declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; (d) all pipelines, gathering lines, compression facilities, tanks and processing plants; (e) all interests held in royalty trusts whether currently existing or hereafter created; (f) all Hydrocarbons in and under and which may be produced, saved, processed or attributable to the Hydrocarbon Interests, the lands covered thereby and all Hydrocarbons in pipelines, gathering lines, tanks and processing plants and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (g) all tenements, hereditaments, appurtenances, interests and properties in any way appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, and all rights, titles, interests and estates described or referred to above (including (i) any and all Real Property, now owned or hereafter acquired, leased or subleased or otherwise used or held for use in connection with the operating, working or development of any such Hydrocarbon Interests or property and (ii) any and all surface leases, subleases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing); (h) all production units, drilling and spacing units (and the properties covered thereby) which may affect all or any portion of the other Oil and Gas Properties and any units created by agreement or designation or under orders, regulations, rules or other official acts of any Governmental Authority having jurisdiction; and (i) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests.
          “Outer Continental Shelf” shall have the meaning ascribed to such term in the Outer Continental Shelf Lands Act, 43 U.S.C. 1331, et seq.
          “Patriot Act” shall have the meaning provided in Section 11.17.

          “Payment Office” shall mean the office of the Administrative Agent located at 399 Park Avenue, 39th Floor, New York, New York 10022 or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
          “PDP” shall mean Proved Developed Reserves that are categorized as producing in accordance with the petroleum reserves definitions promulgated by the Society of Petroleum Engineers (SPE) Inc. (or any generally recognized successor) as in effect at the time in question.
          “PDP Coverage Ratio” shall mean, on any date of determination, the ratio of (a) PV-10 Value (determined by substituting the phrase “from PDP production on Holdings’ and each of its Subsidiaries’ Oil and Gas Properties” for the phrase “from Proved Reserves on Holdings’ and each of its Subsidiaries’ Oil and Gas Properties” appearing in the second line of the definition thereof) on such date to (b) Consolidated Net Secured Indebtedness on such date.
          “Permitted Acquisition” shall mean the acquisition by a Qualified Credit Party of an Acquired Entity or Business; provided that (in each case) (a) the consideration paid or to be paid by the Qualified Credit Party consists solely of cash, Holdings Common Stock, Qualified Preferred Stock of Holdings, the issuance or incurrence of Indebtedness otherwise permitted by Section 8.04 and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 8.04, (b) in the case of the acquisition of 100% of the Equity Interests of any Acquired Entity or Business (including by way of merger), such Acquired Entity or Business shall own no Equity Interests of any other Person (either directly or indirectly) unless either (i) such Acquired Entity or Business owns 100% of the Equity Interests of such other Person or (ii) if such Acquired Entity or Business owns Equity Interests in any other Person which is a Non-Wholly-Owned Subsidiary of such Acquired Entity or Business, (A) such Acquired Entity or Business shall not have been created or established in contemplation of, or for purposes of, the respective Permitted Acquisition, (B) any such Non-Wholly-Owned Subsidiary of the Acquired Entity or Business shall have been a Non-Wholly-Owned Subsidiary of such Acquired Entity or Business prior to the date of the respective Permitted Acquisition and shall not have been created or established in contemplation thereof and (C) such Acquired Entity or Business and/or its Wholly-Owned Subsidiaries own at least 90% of the total value of all the assets owned by such Acquired Entity or Business and its Subsidiaries (for purposes of such determination, excluding the value of the Equity Interests of Non-Wholly-Owned Subsidiaries held by such Acquired Entity or Business and its Wholly-Owned Subsidiaries), (c) all of the business, division or product line acquired pursuant to the respective Permitted Acquisition, or the business of the Person acquired pursuant to the respective Permitted Acquisition and its Subsidiaries taken as a whole, is in the United States, the United Kingdom or the North Sea, (d) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 8.14 and (e) all requirements of Sections 7.17, 8.02 and 8.15 applicable to Permitted Acquisitions are satisfied. For the avoidance of doubt, a Permitted Business Investment shall not constitute a Permitted Acquisition.
          “Permitted Business Investments” shall mean investments of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing, storing, treating, selling or transporting oil and gas through agreements, transactions, interests or arrangements (including those that permit a person to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties), including the entry into or acquisition of operating agreements, working interests, licenses, royalty interests, mineral leases, processing agreements, farm-out and farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements and area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests, and investments and expenditures in connection therewith (with the amount thereof measured at the time initially made); provided that neither Permitted Acquisitions nor other investments in Equity Interests of a Person shall constitute Permitted Business Investments.
          “Permitted Junior Debt” shall mean any Indebtedness of Holdings or any of its Subsidiaries in the form of unsecured or second lien loans or notes; provided that in any event, unless the Required Lenders otherwise expressly consent in writing prior to the issuance thereof:
     (a) except as provided in clause (f) below, no such Indebtedness shall be secured by any asset of Holdings or any of its Subsidiaries;
     (b) no such Indebtedness shall be guaranteed by any Person other than a Credit Party;
     (c) no such Indebtedness shall be subject to scheduled amortization or have a final maturity, in either case prior to the date occurring 91 days following the Maturity Date (for this purpose without regard to any proviso contained therein);
     (d) any “asset sale” mandatory prepayment provision or offer to prepay covenant included in the agreement, indenture or other instrument governing such Indebtedness shall provide that Holdings, the Borrower or the respective Subsidiary shall be permitted to repay Obligations under this Agreement before prepaying or offering to prepay such Indebtedness;
     (e) any “change of control” covenant included in the indenture governing any such Indebtedness that takes the form of notes issued pursuant to an indenture shall provide that, before the mailing of any required “notice of redemption” in connection therewith, Holdings shall covenant to (i) obtain the consent of the Required Lenders or (ii) pay the Obligations in full in cash;
     (f) in the case of any such Indebtedness that is secured (i) such Indebtedness is secured by only assets comprising Collateral (as defined in the Security Documents) on a second-lien basis relative to the Liens on such Collateral securing the Obligations of the Credit Parties, and not secured by any property or assets of Holdings or any of it Subsidiaries other than the Collateral (as defined in the Security Documents), (ii) such Indebtedness (and the Liens securing the same) are permitted by the terms of the Permitted Junior Debt Intercreditor Agreement (to the extent the Permitted Junior Debt Intercreditor Agreement is in effect), (iii) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Collateral Agent) and (iv) a Permitted Junior Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to a Permitted Junior Debt Intercreditor Agreement; provided that if such Indebtedness is the initial incurrence of Permitted Junior Debt by Holdings or any of its Subsidiaries that is secured by assets of Holdings or any of its Subsidiaries, then Holdings, the Borrower, its applicable Subsidiaries, the Administrative Agent, the Collateral Agent and the Permitted Junior Debt Representative for such Indebtedness shall have executed and delivered the Permitted Junior Debt Intercreditor Agreement;

     (g) the representations and warranties, covenants, and events of defaults shall be no more onerous in any material respect than the related provisions contained in this Agreement; provided that (i) (A) in the case of any such Indebtedness that takes the form of notes issued pursuant to an indenture, the “default to other indebtedness” event of default contained in the indenture governing such indebtedness shall provide for “cross-acceleration” rather than a “cross-default” and (B) in the case of any other such Indebtedness, any cross-default to the Obligations contained in any agreement evidencing such Indebtedness shall be limited to a cross-payment default and shall be subject to a grace period reasonably acceptable to the Administrative Agent and (ii) in the event that any agreement evidencing such Indebtedness contains financial maintenance covenants, except as may otherwise be agreed to by the Administrative Agent, such financial maintenance covenants shall be limited to those set forth in Sections 8.07 through 8.10, inclusive, of this Agreement (with the financial definitions contained therein to be at least as favorable to the comparable definitions used in this Agreement) and shall be set back from the ratios set forth in Sections 8.07 through 8.10, inclusive, by at least 20%; and
     (h) the aggregate outstanding principal amount of all Permitted Junior Debt shall not at any time exceed $100,000,000; provided that the aggregate outstanding principal amount of all Permitted Junior Debt that is secured by a Lien on all or any portion of the assets of Holdings or its Subsidiaries shall not at any time exceed $50,000,000.
The incurrence of Permitted Junior Debt shall be deemed to be a representation and warranty by Holdings, the Borrower and each of its Subsidiaries that all conditions thereto have been satisfied in all material respects and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder. For the avoidance of doubt, neither Existing Indebtedness nor Refinancing Debt incurred pursuant to Section 8.04(b) shall be considered to be “Permitted Junior Debt”.
          “Permitted Junior Debt Intercreditor Agreement” shall mean an agreement by and among the Collateral Agent and a Permitted Junior Debt Representative for the holders of Junior Lien Obligations and acknowledged by the Borrower and the Guarantors that are obligors in respect of such Junior Lien Obligations providing for the subordination of the Liens securing such Junior Lien Obligations to the Liens securing the Obligations on terms reasonably determined by the Administrative Agent to be customary for intercreditor agreements governing intercreditor matters between similar first lien financings and second lien financings; provided that the terms of such intercreditor agreement shall be no less favorable to the Lenders with respect to the specific matters set forth below than the following: (a) notwithstanding the time, order or method of grant, creation, attachment or perfection of any Liens securing the Obligations and any Liens securing the Junior Lien Obligations (for purposes of this definition, such Liens the “Junior Liens”), the Liens securing the Obligations shall rank senior to any Junior Lien on the Collateral, (b) no holder of any Junior Lien Obligation shall contest the validity or enforceability of the Liens securing the Obligations, (c) until the payment and discharge in full of all Obligations under this Agreement and, unless otherwise agreed to by the respective Approved Third Party Credit Provider, all obligations under all Hedging Agreements and reimbursement agreements related to Third Party Letters of Credit in each case entered into with, or issued or provided by, an Approved Third Party Credit Provider that is a party to the Intercreditor Agreement and the termination of all such Third Party Letters of Credit outstanding, the Collateral Agent will have the sole power to exercise remedies against the Collateral (subject to the right of the holders of the Junior Lien Obligations to take customary (as determined by the Administrative Agent) protective measures with respect to the Junior Liens) and to foreclose upon and dispose of the Collateral, (d) upon any private or public sale of Collateral taken in connection with the exercise of remedies by the Collateral Agent which results in the release of Liens securing the Obligations, the Junior Lien on such item of Collateral will be automatically released, (e) in connection with any enforcement action with respect to the Collateral or any insolvency or liquidation proceeding involving Holdings, the Borrower or any Guarantor, all proceeds of Collateral will first be applied to the repayment of all Obligations under this Agreement and, unless otherwise agreed to by the respective Approved Third Party Credit Providers, obligations under Hedging Agreements and reimbursement agreements related to Third Party Letters of Credit in each case entered into with, or issued or provided by, Approved Third Party Credit Providers that are a party to the Intercreditor Agreement prior to being applied to the obligations secured by such Junior Liens, (f) if any holder of an obligation secured by Junior Liens receives any proceeds of Collateral in contravention of the foregoing, such proceeds will be turned over to the Collateral Agent, (g) no holder of any obligation secured by Junior Lien may, without the consent of the Lenders (i) seek relief from the automatic stay with respect to any Collateral, (ii) object to any sale of any Collateral in any insolvency or liquidation proceeding which has been consented to by the Collateral Agent (provided that the Junior Liens attach to the proceeds of such sale with the priority set forth in the Permitted Junior Debt Intercreditor Agreement) or (iii) object to any claim of any Lenders or any Approved Third Party Credit Provider to post-petition interest, fees or expenses on account of the Liens securing the Obligations or obligations under Hedging Agreements and reimbursement agreements related to Third Party Letters of Credit in each case entered into with, or issued or provided by, Approved Third Party Credit Providers that are a party to the Intercreditor Agreement and (h) no holder of obligations secured by Junior Liens shall support any plan or reorganization in connection with any insolvency or liquidation proceeding that is in contravention of the Permitted Junior Debt Intercreditor Agreement without the consent of the Required Lenders and the holders of a majority of the outstanding obligations under Hedging Agreements and reimbursement agreements related to Third Party Letters of Credit, in each case entered into with, or issued or provided by, Approved Third Party Credit Providers that are a party to the Intercreditor Agreement.
          “Permitted Junior Debt Representative” shall mean, with respect to any Permitted Junior Debt that is secured on a second lien basis, the trustee, administrative agent, collateral agent, security agent, security trustee or similar agent under the indenture, collateral trust agreement or other agreement pursuant to which such Permitted Junior Debt is issued, incurred or otherwise obtained and each of their successors in such capacities.
          “Permitted Liens” shall have the meaning provided in Section 8.01.
          “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.
          “PIK Interest” shall have the meaning provided in Section 2.06(b).
          “Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, which is maintained or contributed to by (or to which there is an obligation to contribute of) Holdings, any of its Subsidiaries or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which Holdings, any of its Subsidiaries or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
          “Preferred Equity Interests” of any Person shall mean any Equity Interests of such Person that have preferential rights to any other Equity Interests with respect to dividends or redemptions or upon liquidation, and shall include any Qualified Preferred Stock.
          “Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (a) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness, to finance a Permitted Acquisition or a Permitted Business Investment) after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, (b) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding voluntary permanent commitment reduction) after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness had been retired or repaid on the first day of such Test Period or Calculation Period, as the case may be, and (c) any Material Permitted Acquisition, any Material Permitted Business Investment or any Material Asset Sale then being consummated as well as any other Material Permitted Acquisition, any other Material Permitted Business Investment or any other Material Asset Sale if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of such calculation, with the following rules to apply in connection therewith:
     (i) all Indebtedness (A) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition or a Permitted Business Investment) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance a Permitted Acquisition or a Permitted Business Investment, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination and (B) (other than revolving Indebtedness, except to the extent accompanied by a corresponding voluntary permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period, as the case may be, shall be deemed to have been retired or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination;
     (ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (A) the rate applicable thereto, in the case of fixed rate indebtedness, or (B) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and
     (iii) in making any determination of Consolidated EBITDAX on a Pro Forma Basis, pro forma effect shall be given to any Material Permitted Acquisition, any Material Permitted Business Investment, or any Material Asset Sale if effected during the respective Calculation Period or Test Period (or, except for the purposes of determining quarterly compliance with Sections 8.08 through 8.10 pursuant to the terms thereof, thereafter and on or prior to the date of the respective calculation) as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, and taking into account factually supportable and identifiable cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period.
          “Probable Reserve Value” shall mean, as of any date of determination, 50% of the present value of future cash flow from Probable Reserves on Holdings’ and each of its Subsidiaries’ Oil and Gas Properties as set forth in the most recent Reserve Report delivered pursuant to Section 7.01(d), utilizing (a) in the case of any Oil and Gas Properties located in the United States or any of its territories or possessions (including U.S. Federal waters in the Gulf of Mexico), the Three-Year Strip Price for crude oil (WTI Cushing) and natural gas (Henry Hub), quoted on the New York Mercantile Exchange (or its successor), (b) in the case of any Oil and Gas Properties located in the North Sea, the Three-Year Strip Price for crude oil (North Sea Brent) and natural gas (UK National Balancing Point), in each case quoted on the International Petroleum Exchange (or its successor) and (c) in the case of any Oil and Gas Properties located in any other jurisdiction, the Three-Year Strip Price for crude oil and natural gas, in each case quoted on any commodities exchange or other price quotation source generally recognized in the oil and gas industry in such jurisdiction and reasonably acceptable to the Administrative Agent, in the case of each of clauses (a), (b) and (c), as of the date as of which the information set forth in such Reserve Report is provided (as adjusted for basis differentials) and utilizing a 10% discount rate. For purposes of calculating Probable Reserve Value, any future cash flow calculations set forth in any Reserve Report and made in any currency other than Dollars shall be converted into Dollars based on the Exchange Rate on the date as of which the information set forth in such Reserve Report is provided.
          “Probable Reserves” shall mean the estimated quantities of crude oil, condensate, natural gas and natural gas liquids that geological and engineering data suggests are more likely than not to be recoverable with presently available technology at an economically viable cost (as determined in accordance with the guidelines of the Society of Petroleum Engineers).
          “Project Documents” shall mean and include in relation to each Oil and Gas Property of Holdings or any of its Subsidiaries (a) each joint operating agreement and/or unitization and unit operating agreement relating thereto, each agreement relating to the development thereof or the transportation, processing and/or storage of production therefrom and each agreement for the sale or marketing of production therefrom and each other major agreement relating to such Oil and Gas Property and/or Hydrocarbons produced therefrom, (b) each Authorization required for the lawful exploitation, development, or operation of such Oil and Gas Property or the production, transportation or sale of Hydrocarbons therefrom (and including, without limitation, any Hydrocarbons production license), (c) any development plan approved by any relevant operating committee and/or any Governmental Authority relating to that Oil and Gas Property and (d) any other document designated as such by the Administrative Agent acting reasonably.
          “Projections” shall mean the projections that were prepared by or on behalf of the Borrower in connection with the Transaction and this Agreement and delivered to the Administrative Agent and the Lenders prior to the Funding Date.
          “Protected Party” shall mean any Agent or Lender which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Credit Document.
          “Proved Developed Reserves” shall mean oil and gas reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.
          “Proved Reserves” shall mean the estimated quantities of crude oil, condensate, natural gas and natural gas liquids that geological and engineering data demonstrates with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made).
          “PV-10 Value” shall mean, as of any date of determination, the present value of future cash flows from Proved Reserves on Holdings’ and each of its Subsidiaries’ Oil and Gas Properties as set forth in the most recent Reserve Report delivered pursuant to Section 7.01(d), utilizing (a) in the case of any Oil and Gas Properties located in the United States or any of its territories or possessions (including

U.S. Federal waters in the Gulf of Mexico), the Three-Year Strip Price for crude oil (WTI Cushing) and natural gas (Henry Hub), quoted on the New York Mercantile Exchange (or its successor), (b) in the case of any Oil and Gas Properties located in the North Sea, the Three-Year Strip Price for crude oil (North Sea Brent) and natural gas (UK National Balancing Point), in each case quoted on the International Petroleum Exchange (or its successor) and (c) in the case of any Oil and Gas Properties located in any other jurisdiction, the Three-Year Strip Price for crude oil and natural gas, in each case quoted on any commodities exchange or other price quotation source generally recognized in the oil and gas industry in such jurisdiction and reasonably acceptable to the Administrative Agent, in the case of each of clauses (a), (b) and (c), as of the date as of which the information set forth in such Reserve Report is provided (as adjusted for basis differentials) and utilizing a 10% discount rate. For purposes of calculating PV-10 Value, any future cash flow calculations set forth in any Reserve Report and made in any currency other than Dollars shall be converted into Dollars based on the Exchange Rate on the date as of which the information set forth in such Reserve Report is provided.
          “Qualified Credit Party” shall mean Holdings, the Borrower and each Wholly-Owned Subsidiary Guarantor that is organized under the laws of the United States or any State thereof or the laws of England and Wales.
          “Qualified Preferred Stock” shall mean any Preferred Equity Interests of Holdings so long as the terms of any such Preferred Equity Interests (a) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to February 16, 2014, (b) do not require the cash payment of dividends or distributions that would otherwise be prohibited by the terms of this Agreement or any other agreement or contract of Holdings or any of its Subsidiaries, (c) do not contain any covenants (other than periodic reporting requirements) and (d) do not grant the holders thereof any voting rights except for (i) voting rights required to be granted to such holders under applicable law and (ii) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of Holdings or liquidations involving Holdings.
          “Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.
          “Recovery Event” shall mean the receipt by Holdings or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (a) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of Holdings or any of its Subsidiaries or (b) under any policy of insurance maintained by any of them.
          “Refinancing” shall mean the refinancing transactions described in Section 5.06.
          “Refinancing Debt” shall have the meaning provided in Section 8.04(b).
          “Register” shall have the meaning provided in Section 11.15.
          “Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
          “Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof.
          “Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof.

          “Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof.
          “Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping or migrating into or upon any land or water or air, or otherwise entering into the environment.
          “Relevant Reinvestment Period” shall mean, with respect to any Asset Sale or Recovery Event, the earlier of the dates referred to in clauses (a) and (b) below occurring after the receipt of Net Sale Proceeds or Net Insurance Proceeds by Holdings or any of its Subsidiaries, as the case may be, from such Asset Sale or Recovery Event: (a) 360 days following the receipt of such Net Sale Proceeds or Net Insurance Proceeds, as the case may be, and (b) the date upon which Holdings or the relevant Subsidiary determines not to reinvest such Net Sale Proceeds or Net Insurance Proceeds, as the case may be, from the respective Asset Sale or Recovery Event, as the case may be.
          “Replaced Lender” shall have the meaning provided in Section 2.08.
          “Replacement Lender” shall have the meaning provided in Section 2.08.
          “Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under PBGC Regulations promulgated under Section 4043 of ERISA.
          “Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Term Loans (or, if determined prior to the Funding Date, Commitments) at such time represents at least a majority of the sum of all outstanding Term Loans (or, if determined prior to the Funding Date, the Total Commitment) of Non-Defaulting Lenders.
          “Reserve Coverage Ratio” shall mean, on any date of determination, the ratio of (a) the sum of (i) PV-10 Value on such date and (ii) Probable Reserve Value on such date to (b) Consolidated Net Secured Indebtedness on such date.
          “Reserve Report” shall mean (a) each annual reserve report prepared by Holdings and audited by an Independent Engineering Firm, in form and detail consistent with the Reserve Report delivered pursuant to Section 5.13 or otherwise reasonably acceptable to the Administrative Agent and (b) each interim reserve report prepared by Holdings, in form and detail reasonably acceptable to the Administrative Agent (it being understood and agreed that Holdings will prepare each such interim reserve report based on the most recent annual Reserve Report, as adjusted for actual production, operating costs, capital costs and net additions of Proved Reserves and Probable Reserves during the calendar months of the respective year specified therein), in each case with respect to Oil and Gas Properties of Holdings and each of its Subsidiaries as of (i) December 31 of the year immediately preceding the year in which such report is delivered pursuant to Section 7.01(d), in the case of an annual reserve report or (ii) June 30 of the year in which such report is delivered pursuant to Section 7.01(d) (or such other date specified therein in the event Holdings has elected to deliver additional reserve reports pursuant to Section 7.01(d)), in the case of semi-annual or additional reserve reports. Each Reserve Report prepared by Holdings shall be certified by the chief engineering officer of Holdings as being accurate in all material respects.
          “Restricted” shall mean, when referring to cash or Cash Equivalents of Holdings or any of its Subsidiaries, that such cash or Cash Equivalents (a) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of Holdings or any such Subsidiary (unless such appearance is related to the Credit Documents or Liens created thereunder), (b) are subject to any Lien in favor of any

Person other than (i) the Collateral Agent for the benefit of the Secured Creditors and (ii) holders of Liens permitted under Section 8.01(o), or (c) are not otherwise generally available for use by Holdings or such Subsidiary; provided that cash or Cash Equivalents of Holdings and its Subsidiaries that have been pledged to secure the repayment of outstanding Consolidated Indebtedness (other than the Obligations) shall be deemed not to be Restricted for the purposes of this Agreement.
          “Returns” shall have the meaning provided in Section 6.09.
          “S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.
          “Scheduled Repayment” shall have the meaning provided in Section 4.02(a).
          “Scheduled Repayment Date” shall have the meaning provided in Section 4.02(a).
          “Scottish Security” shall have the meaning provided in Section 5.09(f).
          “SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.
          “Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.
          “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Security Document” shall mean and include each of the U.S. Security Agreement, each Mortgage, the English Security Documents, the Dutch Pledge Agreement and the Scottish Security, after the execution and delivery thereof, each Additional Security Document and any other related document, agreement or grant pursuant to which Holdings or any of its Subsidiaries grants, perfects or continues a security interest in favor of the Collateral Agent for the benefit of the Secured Creditors.
          “Shareholders’ Agreements” shall have the meaning provided in Section 5.05(b).
          “Subsidiaries Guaranty” shall have the meaning provided in Section 5.09(a).
          “Subsidiary” shall mean, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person or (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.
          “Subsidiary Guarantor” shall mean each Subsidiary of Holdings whether existing on the Effective Date or established, created or acquired after the Effective Date, that has executed and delivered the Subsidiaries Guaranty or has otherwise become a party thereto by means of the execution and delivery of a joinder, accession or similar agreement (in form and substance satisfactory to the Administrative Agent) by such Subsidiary unless and until such time as the respective Subsidiary is released from all of its obligations under the Subsidiaries Guaranty in accordance with the terms and provisions thereof. The Subsidiary Guarantors on the Effective Date are listed on Schedule 1.01(b).

          “Syndication Date” shall mean the earlier of (a) the date on which the Administrative Agent determines in its sole discretion (and notifies the Borrower) that the primary syndication (and the resultant addition of Persons as Lenders pursuant to Section 11.04(b)) has been completed and (b) December 16, 2010.
          “Syndication Letter” shall mean that certain Syndication Letter, dated the date hereof, among Holdings, the Borrower and Cyan Partners, LP.
          “Synthetic Lease” shall mean a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
          “Tax” shall mean any tax, levy impost, duty fee, assessment or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
          “Tax Credit” shall mean a credit against, relief or remission for, or repayment of any Tax.
          “Tax Deduction” shall mean a deduction or withholding for or on account of Tax from a payment under a Credit Document.
          “Tax Payment” shall mean either the increase in a payment made by a Credit Party to a Lender or Agent under Section 4.04(a) or a payment under Section 4.04(b).
          “Tax Refund” shall mean a refund of any Tax Deduction.
          “Tax Sharing Agreements” shall have the meaning provided in Section 5.05(f).
          “Term Loan” shall mean have the meaning provided in Section 2.01.
          “Test Period” shall mean each period of four consecutive fiscal quarters of Holdings then last ended, in each case taken as one accounting period; provided that for any Test Period that includes fiscal quarters occurring prior to the Funding Date, the rules set forth in the succeeding sentences shall apply. If the respective Test Period (a) includes the fiscal quarter of Holdings ended December 31, 2009, Consolidated EBITDAX for such fiscal quarter shall be deemed to be $18,140,000, and (b) includes the fiscal quarter of Holdings ended March 31, 2010, Consolidated EBITDAX for such fiscal quarter shall be deemed to be $9,720,000; provided that Consolidated EBITDAX for the foregoing periods shall be increased or decreased (as applicable) in accordance with the definition of Pro Forma Basis by the amount of Consolidated EBITDAX for such period attributable to (i) any Acquired Entity or Business acquired pursuant to a Material Permitted Acquisition or Oil and Gas Properties acquired pursuant to Material Permitted Business Investments and (ii) any Person or assets disposed of pursuant to any Material Asset Sale, in each case consummated on or prior to December 31, 2010. Such attributable Consolidated EBITDAX shall be determined on a basis consistent with the definition of Consolidated EBITDAX with any necessary reference changes.
          “Third Party Letter of Credit” shall mean a letter of credit issued by an Approved Third Party Credit Provider for the account of Holdings or any of its Subsidiaries in support of obligations permitted by this Agreement.
          “Three-Year Strip Price” shall mean, as of any date of determination, (a) for the 36-month period commencing with the month immediately following the month in which the date of determination occurs, the monthly futures contract prices for crude oil and natural gas for the 36 succeeding months as quoted on the applicable commodities exchange or other price quotation source as contemplated in the definitions of “PV-10 Value” and “Probable Reserve Value” and (b) for periods after such 36-month period, the average of such quoted prices for the period from and including the 25th month in such 36-month period through the 36th month in such period.
          “Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.
          “Total Leverage Ratio” shall mean, on any date of determination, the ratio of (a) Consolidated Net Indebtedness on such date (calculated exclusive of any Indebtedness of Holdings or any of its Subsidiaries of the type described in clause (g) of the definition of Indebtedness) to (b) Consolidated EBITDAX for the Test Period most recently ended on or prior to such date; provided that for purposes of any calculation of the Total Leverage Ratio pursuant to this Agreement, Consolidated EBITDAX shall be determined on a Pro Forma Basis in accordance with the definition thereof.
          “Transaction” shall mean, collectively, (a) the occurrence of the Funding Date, (b) the consummation of the Refinancing, (c) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, (d) the incurrence of Term Loans on the Funding Date and the use of proceeds thereof, and (e) the payment of all fees and expenses in connection with the foregoing.
          “Treaty” has the meaning provided in the definition of Treaty State appearing herein.
          “Treaty Lender” shall mean a Lender which:
     (a) is treated as a resident of a Treaty State for the purposes of the Treaty;
     (b) does not carry on a business in the jurisdiction of the Borrower through a permanent establishment with which that Lender’s participation in the Loan is effectively connected;
     (c) meets all other conditions in the relevant Treaty for full exemption from Tax imposed by the jurisdiction of incorporation of the relevant Credit Party on interest, except that for this purpose it shall be assumed that the following are satisfied:
     (i) any condition which relates (expressly or by implication) to there not being a special relationship between the Borrower and a Lender or between both of them and another person, or to the amounts or terms of any Term Loan or the Credit Documents; and
     (ii) any necessary procedural formalities.
          “Treaty State” shall mean a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.
          “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
          “UK Sector” shall mean the jurisdiction of United Kingdom commonly referred to as the UK Sector — North Sea.

          “Unfunded Current Liability” of any Plan subject to Title IV of ERISA shall mean the amount, if any, by which the value of the accumulated plan benefits under such Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the Fair Market Value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), but only to the extent such excess could reasonably be expected to result in material liability to Holdings or a Subsidiary.
          “United Kingdom” and “UK” shall mean each of England, Wales, Northern Ireland and Scotland, as the case may be, and shall include the U.K. Sector — North Sea.
          “United States” and “U.S.” shall each mean the United States of America and any of its territories or possessions (including U.S. Federal waters in the Gulf of Mexico).
          “Unrestricted” shall mean, when referring to cash or Cash Equivalents of Holdings or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted; provided that cash on deposit in the BNP Cash Collateral Account shall be deemed to be Unrestricted cash of Holdings and its Subsidiaries.
          “U.S. Credit Party” shall mean each Credit Party incorporated under the laws of the United States or any state thereof.
          “U.S. Oil and Gas Properties” shall mean the Oil and Gas Properties of Holdings and its U.S. Subsidiaries located in the United States.
          “U.S. Security Agreement” shall have the meaning set forth in Section 5.09(b).
          “U.S. Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State or territory thereof of the District or Columbia.
          “VAT” shall mean value added tax as provided for in the UK’s Value Added Tax Act 1994 and any other tax of a similar nature in any jurisdiction.
          “Wholly-Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Non-U.S. Subsidiary of Holdings, with respect to the preceding clauses (a) and (b), directors’ qualifying shares and/or other nominal amounts of shares required to be held by Persons other than Holdings and its Subsidiaries under applicable law).
          “Wholly-Owned Subsidiary Guarantor” shall mean, any Wholly-Owned Subsidiary of Holdings which is a Subsidiary Guarantor.
          “Wholly-Owned U.S. Subsidiary” shall mean, as to any Person, any U.S. Subsidiary of such Person that is a Wholly-Owned Subsidiary.
          SECTION 2. Amount and Terms of Credit.
          2.01. The Commitments. Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make a term loan (each, a “Term Loan” and, collectively, the “Term Loans”) to the Borrower, which such Term Loans (i) shall be made pursuant to a single drawing on the Funding Date, (ii) shall be denominated in Dollars and (iii) shall be made by each Lender in the aggregate principal amount which does not exceed the Commitment of such Lender on the Funding Date. All references herein to a “Term Loan” or “Term Loans”, to “principal” or the “principal amount” of any Term Loan or Term Loans and other terms of like import shall mean 100% of the Total Commitment (immediately prior to the incurrence of Term Loans on the Funding Date) Term Loans incurred by the Borrower on the Funding Date plus PIK Interest that is added to outstanding principal of Term Loans pursuant to Section 2.06 minus repayments and prepayments of Term Loans pursuant to this Agreement. Once repaid, Terms Loans may not be reborrowed.
          2.02. Notice of Borrowing. (a) When the Borrower desires to incur Term Loans on the Funding Date, the Borrower shall give the Administrative Agent at the Notice Office at least one Business Day’s prior notice thereof; provided that any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York City time) on such day. Such notice (the “Notice of Borrowing”), shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A, appropriately completed to specify: (i) the aggregate principal amount of the Term Loans to be incurred pursuant to such Borrowing and (ii) the date of such Borrowing (which shall be a Business Day). The Administrative Agent shall promptly give each Lender notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.
          (b) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Term Loans, the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of the Borrowing or prepayment of Term Loans, as the case may be, absent manifest error.
          2.03. Disbursement of Funds. No later than 1:00 P.M. (New York City time) on the date specified in the Notice of Borrowing, each Lender will make available its pro rata portion (determined in accordance with Section 2.05) of the Borrowing requested to be made on such date. All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of such Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of the Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to the Term Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the Term Loans, as determined pursuant to Section 2.06. Nothing in this Section

2.03 shall be deemed to relieve any Lender from its obligation to make Term Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Term Loans hereunder.
          2.04. Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Term Loans made by each Lender shall be stated in the Register maintained by the Administrative Agent pursuant to Section 11.15 and shall also be stated in a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each, a “Note” and, collectively, the “Notes”).
          (b) Each Lender will note on its internal records the amount of Term Loans made by it (as well as any increase thereto as a result of the payment of PIK Interest) and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount thereof. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Term Loans. Although under no obligation to do so, any Lender may, following an increase in the outstanding principal amount of its Term Loans as a result of payment of PIK Interest, request for a replacement Note in an aggregate principal amount which reflects such increase or increases (although any failure of a Lender to request such replacement Note shall in no event affect the Borrower’s obligation to pay the entire principal amount of the Term Loans of such Lender).
          (c) Notwithstanding anything to the contrary contained above in this Section 2.04, no failure of any Lender to obtain, maintain or produce a Note shall affect, or in any manner impair, the obligations of the Borrower to pay the Term Loans (and all related Obligations) incurred by the Borrower which would otherwise be stated therein in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to any Credit Document. Any Lender which does not have a Note shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender becomes a party to this Agreement, the Borrower shall promptly execute and deliver to the respective Lender a Note in an amount equal to the aggregate principal amount of the Term Loans made or held by such Lender.
          2.05. Pro Rata Borrowings. The Borrowing of Term Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Commitments. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Term Loans hereunder and that each Lender shall be obligated to make the Term Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Term Loans hereunder.
          2.06. Interest. (a) The Borrower agrees to pay cash interest (“Cash Interest”) in respect of the unpaid principal amount of the Term Loans from the date of Borrowing thereof until the maturity thereof (whether by acceleration or otherwise), at a rate per annum equal to 12%.
          (b) In addition to the payment of Cash Interest pursuant to preceding clause (a), the Borrower shall pay additional interest on the Term Loans at a rate per annum equal to 3.0% “in kind”, with the amount of interest accruing pursuant to this clause (b) being added to the outstanding principal amount of the Term Loans on each Interest Payment Date; provided that in the event the Borrower provides written notice thereof to the Administrative Agent prior to 11:00 A.M. (New York City time) at least two Business Days prior to the relevant Interest Payment Date, the Borrower may pay in cash interest accrued pursuant to this clause (b) that is payable on such Interest Payment Date. Such paid-in-kind interest (“PIK Interest”) shall be deemed paid, and the principal amount of the Term Loans as so increased shall be deemed “Term Loans” hereunder and under the other Credit Documents for all purposes and shall thereafter accrue interest in accordance with the terms of this Agreement.

          (c) (i) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Term Loan and (ii) all other overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to 17%. Interest that accrues under this Section 2.06(c) shall be payable on demand.
          (d) Accrued (and theretofore unpaid) interest on Term Loans shall be payable (i) quarterly in arrears on each Interest Payment Date, (ii) on the date of any repayment or prepayment (on the amount repaid or prepaid) and (iii) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.
          2.07. Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.09 or 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Term Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.07 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.09 or 4.04.
          2.08. Replacement of Lenders. (a) If any Lender becomes a Defaulting Lender, (b) upon the occurrence of any event giving rise to the operation of Section 2.09 or 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (c) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 11.12(b), the Borrower shall have the right, in accordance with Section 11.04(b), if no Default or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent; provided that:
     (i) at the time of any replacement pursuant to this Section 2.08, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 11.04(b) (and with all fees payable pursuant to said Section 11.04(b) to be paid by the Borrower) pursuant to which the Replacement Lender shall acquire all of the Commitments (if any) and outstanding Term Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the principal of, and all accrued and unpaid interest on, all outstanding Term Loans of the respective Replaced Lender; and
     (ii) all obligations of the Borrower then owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.
Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.08, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.08 and Section 11.04. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 11.15 and delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the

Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.09, 4.04, 10.06, 11.01 and 11.06), which shall survive as to such Replaced Lender.
          2.09. Capital Adequacy. If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitment hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Lender’s determination of compensation owing under this Section 2.09 shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.09, will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.
          2.10. Incremental Term Loans. The Borrower may at any time or from time to time after the Syndication Date (or earlier if approved by the Administrative Agent), by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more incremental term loans be made hereunder (the “Incremental Term Loans”); provided that (i) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Default or Event of Default shall exist and (ii) Holdings shall be in compliance with the covenants set forth in Sections 8.08 through 8.10 determined on a Pro Forma Basis as of the date of the most recently ended Test Period (or, if no Test Period cited in such sections has passed, the covenants in Sections 8.08 through 8.10 for the first Test Period cited in such Sections shall be satisfied as of the last four quarters ended), in each case, as if such Incremental Term Loans had been outstanding on the last day of such fiscal quarter of Holdings for testing compliance therewith. Each Incremental Term Loan shall be in an aggregate principal amount that is not less than $5,000,000. Notwithstanding anything to the contrary herein, the aggregate principal amount of the Incremental Term Loans shall not exceed $10,000,000. The Incremental Term Loans shall have the same terms and conditions applicable to the Term Loans. Each notice from the Borrower pursuant to this Section 2.10 shall set forth the requested amount of the relevant Incremental Term Loans. Incremental Term Loans may be made by any existing Lender (but no existing Lender will have any obligation to make a portion of any Incremental Term Loan) or by any other bank or other financial institution that is an Eligible Transferee (any such other bank or other financial institution being called an “Additional Lender”); provided that the Administrative Agent shall have consented (not to be unreasonably withheld, conditioned or delayed) to such Additional Lender’s making such Incremental Term Loans. Commitments in respect of Incremental Term Loans shall be provided pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by Holdings, the Borrower, each Lender agreeing to provide such commitments, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, with the consent of Holdings, the Borrower and the Administrative Agent, but without the consent of any other Credit Party, the Collateral Agent or Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.10. The Borrower may use the proceeds of the Incremental Term Loans for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans, unless it so agrees.
          SECTION 3. Fees; Reductions of Commitment.
          3.01. Fees. (a) The Borrower agrees to pay to the Administrative Agent such fees as may have been, or are hereafter, agreed to in writing from time to time by Holdings, or any of its Subsidiaries and the Administrative Agent.
          (b) Voluntary prepayments or repayments of principal of Term Loans pursuant to Sections 4.01 and all repayments of principal of Term Loans required pursuant to Section 9 as a result of the acceleration thereof, will be subject to payment to the Administrative Agent, for the ratable account of each Lender with outstanding Term Loans, of a fee as follows: (i) if made during the period from and including August 16, 2011 to and including August 15, 2012, an amount equal to 3.0% of the aggregate principal amount of such prepayment or repayment and (ii) if made during the period from and including August 16, 2012 to and including August 15, 2013, an amount equal to 1.0% of the aggregate principal amount of such prepayment or repayment. Such fees shall be due and payable upon the date of any voluntary prepayment or the due date of such required repayment, as the case may be.
          3.02. Voluntary Termination or Reduction of Commitments. Upon at least three Business Day’s prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time prior to the Funding Date, without premium or penalty to terminate the Total Commitment in whole, or reduce it in part, pursuant to this Section 3.02, in an integral multiple of $1,000,000 in the case of partial reductions to the Total Commitment; provided that each such reduction shall apply proportionately to permanently reduce the Commitment of each Lender.
          3.03. Mandatory Reduction of Commitments. (a) The Total Commitment (and the Commitment of each Lender) shall terminate in its entirety at 5:00 p.m. on August 21, 2010 unless the Funding Date shall have occurred on or prior to such time.
          (b) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on the Funding Date (after giving effect to the incurrence of Term Loans on such date).
          SECTION 4. Prepayments; Payments; Taxes.
          4.01. Voluntary Prepayments. The Borrower shall not be permitted to make any voluntary prepayments of Term Loans prior to August 16, 2011. The Borrower shall have the right to prepay the Term Loans, without premium or penalty (except as provided in Section 3.01(b)), in whole or in part at any time and from time to time on or after August 16, 2011 (but not before such date) on the following terms and conditions: (i) the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York City time) at the Notice Office at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Term Loans, which notice shall specify the amount of such prepayment and which notice the Administrative Agent shall, promptly transmit to each of the Lenders; (ii) each partial prepayment of Term Loans pursuant to this Section 4.01 shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent); (iii) each prepayment of Term Loans pursuant to this Section 4.01 shall be applied pro rata among such Term Loans; (iv) each prepayment of Term Loans pursuant to this Section 4.01 shall reduce the then remaining Scheduled Repayments on a pro rata basis (based on the then remaining principal amount of each such Scheduled Repayments after giving effect to all prior reductions thereto); and (v) at the time of any such prepayment of Term Loans, the Borrower shall pay to the Administrative Agent the applicable fee required under Section 3.01(b). No voluntary prepayments of Term Loans shall be permitted except in accordance with this Section 4.01.
          4.02. Mandatory Repayments. (a) In addition to any other mandatory repayments pursuant to this Section 4.02, on the last Business Day of each fiscal quarter ending on each date set forth below and on the Maturity Date (each, a “Scheduled Repayment Date”), the Borrower shall be required to repay that principal amount of Term Loans, to the extent then outstanding, as is set forth opposite each such date below (each such repayment, as the same may be reduced as provided in Section 4.01 or 4.02(g), a “Scheduled Repayment”):

Fiscal Quarter Ending	Amount
December 31, 2010	$375,000
March 31, 2011	$375,000
June 30, 2011	$375,000
September 30, 2011	$375,000
December 31, 2011	$375,000
March 31, 2012	$375,000
June 30, 2012	$375,000
September 30, 2012	$375,000
December 31, 2012	$375,000
March 31, 2013	$375,000
June 30, 2013	$375,000
Maturity Date	$145,875,000 (plus amounts attributable to PIK Interest added to outstanding principal of Term Loans pursuant to this Agreement)
          (b) In addition to any other mandatory repayments pursuant to this Section 4.02, within five Business Days following each date on or after the Funding Date upon which Holdings or any of its Subsidiaries receives any cash proceeds from any capital contribution or any sale or issuance of its Equity Interests (other than (i) issuances of Equity Interests to Holdings or any of its Subsidiaries to the extent made by any Subsidiary of Holdings, (ii) any capital contributions to any Subsidiary of Holdings to the extent made by Holdings or any of its Subsidiaries, (iii) sales or issuances of Holdings Common Stock to employees, officers and/or directors of Holdings and its Subsidiaries (including as a result of the exercise of any options with respect thereto) and (iv) proceeds from capital contributions to, or the issuance of Equity Interests of, Holdings to finance Permitted Acquisitions, Permitted Business Investments, Capital Expenditures, the repayment of outstanding Indebtedness of Holdings and its Subsidiaries or operating and development expenses), an amount equal to 100% of the Net Cash Proceeds of such capital contribution or sale or issuance of Equity Interests shall be applied as a mandatory repayment in accordance with the requirements of Sections 4.02(g) and (h).
          (c) In addition to any other mandatory repayments pursuant to this Section 4.02, within five Business Days following each date on or after the Funding Date upon which Holdings or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence by Holdings or any of its Subsidiaries of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 8.04), an amount equal to 100% of the Net Cash Proceeds of the respective issuance or incurrence of Indebtedness shall be applied as a mandatory repayment in accordance with the requirements of Sections 4.02(g) and (h).
          (d) In addition to any other mandatory repayments pursuant to this Section 4.02, within five Business Days following each date on or after the Funding Date upon which Holdings or any of its Subsidiaries receives any cash proceeds from any Material Asset Sale, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied as a mandatory repayment in accordance with the requirements of Sections 4.02(g) and (h); provided, however, that such Net Sale Proceeds shall not be required to be so applied so long as no Default or Event of Default then exists and the Borrower delivers a certificate (which certificate shall set forth the estimates of the Net Sale Proceeds to be so expended) to the Administrative Agent within five Business Days following receipt of such Net Sale Proceeds stating that such Net Sale Proceeds shall be used to purchase assets (including pursuant to Permitted Acquisitions and Permitted Business Investments, but excluding working capital) used or to be used in the businesses permitted pursuant to Section 8.14 or to make Capital Expenditures, in each case within the Relevant Reinvestment Period, and provided further, that if all or any portion of such Net Sale Proceeds not required to be so applied as provided above in this Section 4.02(d) are not so reinvested within such Relevant Reinvestment Period, such remaining portion shall be applied on the last day of such Relevant Reinvestment Period as otherwise provided above in this Section 4.02(d) without regard to the preceding proviso.
          (e) In addition to any other mandatory repayments pursuant to this Section 4.02, within five Business Days following each date on or after the Funding Date upon which Holdings or any of its Subsidiaries receives any cash proceeds from any Recovery Event, an amount equal to 100% of the Net Insurance Proceeds from such Recovery Event shall be applied as a mandatory repayment in accordance with the requirements of Sections 4.02(g) and (h); provided, however, that such Net Insurance Proceeds shall not be required to be so applied so long as no Default or Event of Default then exists and the Borrower has delivered a certificate to the Administrative Agent within five Business Days following receipt of such Net Insurance Proceeds stating that such Net Insurance Proceeds shall be used to replace or restore any properties or assets in respect of which such Net Insurance Proceeds were paid, to purchase assets used or to be used in the business permitted pursuant to Section 8.14 or to make Capital Expenditures, in each case within the Relevant Reinvestment Period (which certificate shall set forth the estimates of the Net Insurance Proceeds to be so expended), and provided further, that if all or any portion of such Net Insurance Proceeds not required to be so applied pursuant to the preceding proviso are not so used within the Relevant Reinvestment Period, such remaining portion shall be applied on the last day of such Relevant Reinvestment Period as provided above in this Section 4.02(e) without regard to the immediately preceding proviso.
          (f) In addition to any other mandatory repayments pursuant to this Section 4.02, on each Excess Cash Payment Date, an amount equal to 50% of the Excess Cash Flow for the related Excess Cash Payment Period shall be applied as a mandatory repayment in accordance with the requirements of Sections 4.02(g) and (h).
          (g) Each amount required to be applied pursuant to Sections 4.02(b), (c), (d), (e) and (f) in accordance with this Section 4.02(g) shall be applied to repay the outstanding principal amount of the Term Loans, with such repayment of Term Loans to be applied to reduce the then remaining Scheduled Repayments on a pro rata basis (based upon the then remaining principal amounts of such Scheduled Repayments after giving effect to all prior reductions thereto).
          (h) Each repayment of any Term Loans made pursuant to Sections 4.02(a), (b), (c), (d), (e) and (f) shall be applied pro rata among the Lenders holding such Term Loans.

          (i) In addition to any other mandatory repayments pursuant to this Section 4.02, all then outstanding Term Loans shall be repaid in full on the Maturity Date.
          4.03. Method and Place of Payment. All payments of principal and Cash Interest under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.
          4.04. Tax Gross-Up and Indemnities
          (a) Tax gross-up.
          (i) Each Credit Party shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
          (ii) the Borrower shall promptly upon becoming aware that a Credit Party must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Administrative Agent accordingly.
          (iii) If a Tax Deduction is required by law to be made by a Credit Party, the amount of the payment due from that Credit Party shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
          (iv) If a Credit Party is required to make a Tax Deduction, that Credit Party shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
          (v) Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Credit Party making that Tax Deduction shall deliver to the Administrative Agent for the Lender entitled to the payment a statement under section 975 of the U.K.’s Income Tax Act 2007 evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
          (vi) A Treaty Lender (to the extent it is legally entitled to), and each Credit Party which makes a payment to which that Treaty Lender is entitled, shall co-operate in completing any procedural formalities necessary for that Credit Party to obtain authorization to make that payment without a Tax Deduction.
          (vii) Any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to United States backup withholding or information reporting requirements.
          (b) Tax indemnity.
          (i) the Borrower shall (within ten Business Days of demand by the Administrative Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been suffered for or on account of Tax by that Protected Party in respect of a Credit Document.
          (ii) Paragraph (i) above shall not apply:
          (A) with respect to any Tax assessed on a Lender or Agent:
     (1) under the law of the jurisdiction in which that Lender or Agent is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Lender or Agent is treated as resident for tax purposes; or
     (2) under the law of the jurisdiction in which that Lender’s lending office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Agent or Lender; or
          (B) to the extent a loss, liability or cost:
     (1) is compensated for by an increased payment under Section 4.04(a); or
     (2) would have been compensated for by an increased payment under Section 4.04(a) but was not so compensated solely because one of the exclusions in paragraph (iv) of Section 4.04(a) applied.
(C) to the extent such loss, liability or cost arises after the Effective Date solely as a result of a voluntary act by the relevant Lender.
          (iii) A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Administrative Agent of the event which will give, or has given, rise to the claim, following which the Administrative Agent shall notify the Borrower.
          (iv) A Protected Party shall, on receiving a payment from a Credit Party under this Section 4.04(b), notify the Administrative Agent.
          (c) Tax Refund. If a Credit Party makes a Tax Payment and the relevant Lender or Agent determines that:
          (i) a Tax Refund is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and
          (ii) that Lender or Agent has obtained, utilized and retained that Tax Refund, the Lender or Agent shall pay an amount to the Credit Party which that Lender or Agent reasonably determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Credit Party. Notwithstanding any provision in this Agreement or any other Credit Document, nothing in this Section 4.04 shall require a Lender or the Administrative Agent to disclose any confidential information to any Credit Party (including, without limitation, its tax returns or its calculations).
          (d) Stamp Taxes. The Borrower shall pay and, within three Business Days of demand, indemnify each Lender and each Agent against any cost, loss or liability that Lender or any

Agent incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Credit Document.
          (e) VAT.
          (i) All amounts set out, or expressed in a Credit Document to be payable by any Credit Party to a Lender or Agent which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Lender or Agent to any Credit Party under a Credit Document, that Credit Party shall pay to the Lender or Agent (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Lender or Agent shall promptly provide an appropriate VAT invoice to such Credit Party).
          (ii) If VAT is or becomes chargeable on any supply made by any Lender or Agent (the “Supplier”) to any other Lender or Agent (the “Recipient”) under a Credit Document, and any Credit Party other than the Recipient (the “Subject Party”) is required by the terms of any Credit Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Credit Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines in respect of such VAT.
          (iii) Where a Credit Document requires any Credit Party to reimburse or indemnify a Lender or Agent for any cost or expense, the Credit Party shall reimburse or indemnify (as the case may be) such Lender or Agent for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender or Agent reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
          (iv) Any reference in this Section 4.04(e) to any Credit Party shall, at any time when such Credit Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).
          (f) For the purposes of this Section 4.04, any reference to a U.K. statutory provision includes a reference to that provision as modified or replaced from time to time after the Effective Date.
          SECTION 5. Conditions Precedent to the Funding Date. The obligation of each Lender to make Term Loans on the Funding Date is subject at the time of the making of such Term Loans to the satisfaction of the following conditions:
          5.01. Effective Date; Notes. On or prior to the Funding Date, (a) the Effective Date shall have occurred as provided in Section 11.10 and (b) there shall have been delivered to the Administrative Agent for the account of each of the Lenders the appropriate Notes executed by the Borrower, in the amount, maturity and as otherwise provided herein.
          5.02. Officer’s Certificate. On the Funding Date, the Administrative Agent shall have received a certificate, dated the Funding Date and signed on behalf of the Borrower by the Chairman of the Board, the Chief Executive Officer, any Director, the President or any Vice President of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 5.06 through 5.08, inclusive, and 5.16 have been satisfied on such date.

          5.03. Opinions of Counsel. On the Funding Date, the Administrative Agent shall have received (a) from Vinson & Elkins LLP, special New York and Texas counsel to the Credit Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Funding Date covering the matters set forth in Exhibit C-1 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, (b) from Woodburn and Wedge, special Nevada counsel to Holdings, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Funding Date covering the matters set forth in Exhibit C-2 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, (c) from Nauta Dutilh, special Dutch counsel to the Agents, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Funding Date covering the matters set forth in Exhibit C-3 and such other matters incident to the transactions contemplated herein as the Administrative Agent shall reasonably request, (d) from White & Case LLP, special English counsel to the Agents, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Funding Date covering the matters set forth in Exhibit C-4 and such other matters incident to the transactions contemplated herein as the Administrative Agent shall reasonably request, and (e) from local counsel in each state in which a Mortgaged Property designated as such in Schedule 6.12(b) is located, an opinion in form and substance satisfactory to the Administrative Agent addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Funding Date covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.
          5.04. Company Documents; Proceedings; etc. (a) On the Funding Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Funding Date, signed by the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, any Managing Director, any Director, any Manager or the General Partner of such Credit Party and attested to by another officer of such Credit Party, in the form of Exhibit D-1, D-2 or D-3 (as appropriate given the jurisdiction of organization of such Credit Party) with appropriate insertions, together with copies of the certificate or articles of incorporation, by-laws, deed of incorporation, up-to-date trade register excerpt (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions and, as applicable, shareholder consents of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance acceptable to the Administrative Agent.
          (b) On or prior to the Funding Date, the Administrative Agent shall have received all records of Business proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested such documents and papers where appropriate to be certified by proper Business or Governmental Authorities.
          5.05. Employee Benefit Plans; Shareholders’ Agreements; Management Agreements; Employment Agreements; Collective Bargaining Agreements; Tax Sharing Agreements; Existing Indebtedness Agreements; Project Documents. On or prior to the Funding Date, there shall have been made available to the Administrative Agent true and correct copies of the following documents:
     (a) all Plans (and for each Plan that is required to file an annual report on Internal Revenue Service Form 5500-series, a copy of the most recent such report (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information), and for each Plan that is a “single-employer plan” as defined in Section 4001(a)(15) of ERISA, the most recently prepared actuarial valuation therefor) and any other “employee benefit plans” as defined in Section 3(3) of ERISA, and any other material agreements, plans or arrangements, sponsored, maintained, or contributed to by (or to which there is an obligation to contribute of) Holdings, any of its Subsidiaries, or any ERISA Affiliate for the benefit of current or former employees of Holdings or any of its Subsidiaries or any ERISA Affiliate (provided that the foregoing shall apply in the case of any Multiemployer Plan, only to the extent that any document described herein is in the possession of Holdings, and/or any ERISA Affiliate or is reasonably available thereto from the sponsor or trustee of any such plan) (collectively, the “Employee Benefit Plans”);
     (b) all agreements entered into by Holdings or any of its Subsidiaries governing the terms and relative rights of its Equity Interests and any agreements entered into by its shareholders relating to any such entity with respect to its Equity Interests (collectively, the “Shareholders’ Agreements”);
     (c) all material agreements with members of, or with respect to, the management of Holdings or any of its Subsidiaries other than employee agreements not addressing the management of Holdings and its Subsidiaries (collectively, the “Management Agreements”);
     (d) all material employment agreements entered into by Holdings or any of its Subsidiaries and in effect on the Funding Date (collectively, the “Employment Agreements”);
     (e) all collective bargaining agreements applying or relating to any employee of Holdings or any of any of its Subsidiaries (collectively, the “Collective Bargaining Agreements”);
     (f) all tax sharing, tax allocation and other similar agreements entered into by Holdings or any of its Subsidiaries (collectively, the “Tax Sharing Agreements”);
     (g) all non-compete agreements entered into by Holdings or any of its Subsidiaries which restrict the activities of Holdings or any of its Subsidiaries (collectively, the “Non-Compete Agreements”);
     (h) all agreements evidencing or relating to any individual item of Indebtedness of Holdings or any of its Subsidiaries in a principal amount in excess of $5,000,000 which is to remain outstanding after giving effect to the Funding Date (the “Existing Indebtedness Agreements”); and
     (i) all Project Documents.
all of which Employee Benefit Plans, Shareholders’ Agreements, Management Agreements, Employment Agreements, Collective Bargaining Agreements, Tax Sharing Agreements, Non-Compete Agreements, Existing Indebtedness Agreements and Project Documents shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be in full force and effect on the Funding Date (except Plans that are not currently in effect but to which Holdings, any of its Subsidiaries, or any ERISA Affiliates contributed (or had an obligation to contribute) during the five-year period preceding the Funding Date).
Notwithstanding anything to the contrary contained above in this Section 5.05, the requirements with respect to the delivery (and certification) of agreements and documents described in this Section 5.05 shall be deemed satisfied to the extent such agreements and documents have been publicly filed by Holdings with the SEC.
          5.06. Consummation of the Refinancing. (a) On the Funding Date (contemporaneously with the making of the Term Loans on such date), all Indebtedness of Holdings and its Subsidiaries under the Existing Credit Agreements and all documentation related thereto shall have been repaid in full, together with all fees and other amounts owing thereon, all commitments thereunder shall have been terminated and all letters of credit issued pursuant thereto shall have been terminated or cash collateralized in a manner satisfactory to the Administrative Agent.
          (b) On the Funding Date (contemporaneously with the making of Term Loans on such date), all security interests in respect of, and Liens securing, the Indebtedness under the Existing Credit Agreements created pursuant to the security documentation relating thereto shall have been terminated and released, and the Collateral Agent shall have received all such releases as may have been requested by the Collateral Agent, which releases shall be in form and substance satisfactory to the Collateral Agent. Without limiting the foregoing, there shall have been delivered to the Collateral Agent (i) proper termination or discharge of debt statements and/or forms (Form UCC-3 or the appropriate equivalent in each relevant jurisdiction) for filing under the UCC or equivalent statute or regulation of each relevant jurisdiction where a financing statement or application for registration (Form UCC-1 or the appropriate equivalent in each relevant jurisdiction) was filed with respect to Holdings or any of its Subsidiaries in connection with the security interests created with respect to the Existing Credit Agreements, (ii) terminations, releases or reassignments of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of Holdings or any of its Subsidiaries on which filings have been made and (iii) terminations of all mortgages, leasehold mortgages, hypothecs, charges, pledges, assignments, deeds of trust or equivalent local security or Liens created with respect to property of Holdings or any of its Subsidiaries, in each case, to secure the obligations under the Existing Credit Agreements, all of which shall be in form and substance satisfactory to the Administrative Agent.
          (c) On the Funding Date and after giving effect to the consummation of the Transaction, Holdings and its Subsidiaries shall have no outstanding Preferred Equity Interests or Indebtedness, except for (i) Indebtedness pursuant to or in respect of the Credit Documents and (ii) certain other indebtedness and Preferred Equity Interests existing on the Effective Date as listed on Schedule 6.20 hereto (with the Indebtedness described in this sub-clause (ii) being herein called the “Existing Indebtedness”). On and as of the Funding Date, all of the Existing Indebtedness shall remain outstanding after giving effect to the Transaction without any breach, required repayment, required offer to purchase, default, event of default or termination rights existing thereunder or arising as a result of the Transaction.
          (d) The Administrative Agent shall have received evidence in form, scope and substance satisfactory to it that the matters set forth in this Section 5.06 have been satisfied on the Funding Date, including, without limitation, acceptable payoff letters and releases, terminations and such other documents as the Administrative Agent may reasonably request, each in form and substance reasonably satisfactory to the Administrative Agent.
          5.07. Adverse Change, Approvals. (a) Since December 31, 2009, nothing shall have occurred (and neither the Administrative Agent nor any Lender shall have become aware of any facts or conditions not previously known) which has had, or could reasonably be expected to have, a Material Adverse Effect.
          (b) On or prior to the Funding Date, all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Transaction, the other transactions contemplated hereby and the granting of Liens under the Credit Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transactions, the other transactions contemplated by the Credit Documents or otherwise referred to herein or therein. On the Funding Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transactions.
          5.08. Litigation. On the Funding Date, there shall be no actions, suits or proceedings pending or threatened (a) with respect to the Transaction, this Agreement or any other Credit Documents or (b) which has had, or could reasonably be expected to have, a Material Adverse Effect.
          5.09. Guaranties and Security Documents. On the Funding Date:
          (a) each Subsidiary Guarantor shall have duly authorized, executed and delivered a Subsidiaries Guaranty in the form of Exhibit E (as amended, modified, restated and/or supplemented from time to time, the “Subsidiaries Guaranty”);
          (b) each Credit Party party thereto shall have duly authorized, executed and delivered a U.S. Security Agreement in the form of Exhibit F-1 (as amended, modified, restated and/or supplemented from time to time, the “U.S. Security Agreement”) and, in connection therewith, the Credit Parties shall have delivered to the Collateral Agent:
     (i) all of the Collateral consisting of certificated securities and promissory notes, if any, referred to therein and then owned by such Credit Party, (x) endorsed in blank in the case of any such promissory notes and (y) together with executed and undated endorsements for transfer in the case of any such certificated securities;
     (ii) proper financing statements (Form UCC-1 or the equivalent) fully executed or authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the U.S. Security Agreement;
     (iii) copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name any Credit Party as debtor and that are filed where each Credit Party is organized and, to the extent requested by the Collateral Agent, in such other jurisdictions in which Collateral is located on the Funding Date, together with copies of such other financing statements that name Holdings or any of its Subsidiaries as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed or authorized for filing);
     (iv) evidence of the completion (or arrangements therefor satisfactory to the Collateral Agent) of all other recordings and filings of, or with respect to, and all action necessary in connection with, the U.S. Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect and protect the security interests intended to be created by the U.S. Security Agreement; and
     (v) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the U.S. Security Agreement have been taken;
          (c) each Credit Party party thereto shall have duly authorized, executed and delivered a English Debenture in the form of Exhibit F-2 (as amended, modified, restated and/or supplemented from time to time the “English Debenture”) and, in connection therewith, the Credit Parties shall have delivered to the Collateral Agent:

     (i) copies of lien searches with respect to the each such Credit Party;
     (ii) evidence of the completion (or arrangements therefor satisfactory to the Collateral Agent) of all other recordings and filings of, or with respect to, and all action necessary in connection with, the English Debenture as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect and protect the security interests intended to be created by the English Debenture; and
     (iii) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the English Debenture have been taken;
          (d) each Credit Party party thereto shall have duly authorized, executed and delivered a English Charge Over Shares in the form of Exhibit F-3 (as amended, modified, restated and/or supplemented from time to time, the “English Charge Over Shares”) and, in connection therewith, such Credit Parties shall have delivered to the Collateral Agent:
     (i) all of the Collateral consisting of certificated securities referred to therein and then owned by such Credit Party, together with executed and undated endorsements for transfer in the case of any such certificated securities;
     (ii) evidence of the completion (or arrangements therefor satisfactory to the Collateral Agent) of all other recordings and filings of, or with respect to, and all action necessary in connection with, the English Charge Over Shares as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect and protect the security interests intended to be created by the English Charge Over Shares; and
     (iii) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the English Charge Over Shares have been taken;
          (e) each Credit Party party thereto shall have duly authorized, executed and delivered a Dutch Pledge Agreement in the form of Exhibit F-4 (as amended, modified, restated and/or supplemented from time to time, the “Dutch Pledge Agreement”) and, in connection therewith, such Credit Parties shall have delivered to the Collateral Agent:
     (i) all of the Collateral consisting of certificated securities and promissory notes, if any, referred to therein and then owned by such Credit Party, (x) endorsed in blank in the case of any such promissory notes and (y) together with executed and undated endorsements for transfer in the case of any such certificated securities;
     (ii) evidence of the completion (or arrangements therefor satisfactory to the Collateral Agent) of all other recordings and filings of, or with respect to, and all action necessary in connection with, the Dutch Pledge Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect and protect the security interests intended to be created by the Dutch Pledge Agreement; and
     (iii) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Dutch Pledge Agreement have been taken;

          (f) each Credit Party party thereto shall have duly authorized, executed and delivered a Scottish Security in the form of Exhibit F-5 (as amended, modified or supplemented from time to time, the “Scottish Security”) and in connection therewith, such Credit Parties shall have delivered to the Collateral Agent;
     (i) evidence of the completion (or arrangements therefor satisfactory to the Collateral Agent) of all other recordings and filings of, or with respect to, and all action necessary in connection with, the Scottish Security as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect and protect the security interests intended to be created by the Scottish Security; and
     (ii) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Scottish Security have been taken;
          (g) the Administrative Agent shall have received control agreements duly executed by each applicable Credit Party, the applicable bank and the Collateral Agent with respect to each deposit or similar account of each Credit Party set forth on Schedule 5.09(g), such control agreements in form and substance reasonably satisfactory to the Collateral Agent; and
          (h) each applicable Credit Party shall have delivered to the Collateral Agent:
     (i) fully executed counterparts of Mortgages and corresponding UCC fixture filings, in form and substance reasonably satisfactory to the Collateral Agent, which Mortgages and UCC fixture filings shall cover each Oil and Gas Property owned or leased by Holdings or any of its Subsidiaries and designated as a “Mortgaged Property” on Schedule 6.12(b) hereto, together with evidence that counterparts of such Mortgages and UCC fixture filings have been delivered to the title insurance company insuring the Lien of such Mortgage for recording;
     (ii) a description of each such Mortgaged Property; and
     (iii) evidence reasonably satisfactory to the Collateral Agent that the Mortgages together with the other Security Documents when duly filed, registered and/or recorded will create first priority/perfected Liens on the Mortgaged Properties.
          5.10. [Reserved].
          5.11. Financial Statements; Pro Forma Balance Sheet; Projections etc(a) . On or prior to the Funding Date, the Administrative Agent shall have received true and correct copies of the historical financial statements, the pro forma financial statements and the Projections referred to in Sections 6.05(a), (b) and (e), which historical financial statements, pro forma financial statements and Projections shall be in form and substance satisfactory to the Administrative Agent and the Required Lenders.
          5.12. Solvency Certificate; Insurance Certificates. On the Funding Date, the Administrative Agent shall have received:
     (i) a solvency certificate from the chief financial officer of Holdings in the form of Exhibit G; and
     (ii) certificates of insurance complying with the requirements of Section 7.03 for the business and properties of Holdings and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and naming the Collateral Agent as an additional insured and/or as loss payee, as applicable, and stating that such insurance shall not be canceled without at least 30 days’ prior written notice by the insurer to the Collateral Agent.
          5.13. Reserve Report; Qualifications. The Administrative Agent shall have received prior to the Funding Date an annual Reserve Report (as described in the definition of such term) for the fiscal year ended December 31, 2009.
          5.14. Fees, etc. On the Funding Date, the Borrower shall have paid to the Administrative Agent (and its relevant affiliates) and the Collateral Agent all costs, fees and expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby payable to the Administrative Agent (and/or its relevant affiliates) and the Collateral Agent to the extent then due.
          5.15. Syndication Letter. On or prior to the Funding Date, the Borrower shall have executed and delivered the Syndication Letter, which shall be in form and substance satisfactory to the Administrative Agent, and the Syndication Letter shall be in full force and effect.
          5.16. No Default; Representations and Warranties. On the Funding Date, (a) there shall exist no Default or Event of Default and (b) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).
          5.17. Notice of Borrowing. Prior to the Funding Date, the Administrative Agent shall have received the Notice of Borrowing meeting the requirements of Section 2.02(a).
          5.18. Patriot Act; Know Your Customer. Prior to the Funding Date, the Lenders shall have received from the Credit Parties, to the extent requested by the Lenders or the Administrative Agent, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
          5.19. Service of Process. On or prior to the Funding Date, the Administrative Agent shall have received evidence satisfactory to it that (a) each Credit Party has appointed CT Corporation as agent for service of process as contemplated in Section 11.18(a) and (b) CT Corporation has accepted its appointment.
          5.20. U.K. Service of Process. On or prior to the Funding Date, the Administrative Agent shall have received evidence satisfactory to it that (a) each Credit Party that is not incorporated in England and Wales and that has executed, or will on the Funding Date execute, any Credit Document governed by the laws of England and Wales has irrevocably appointed the Borrower as agent for service of process as contemplated in Section 11.18(b) and (b) the Borrower has accepted its appointment.
          In determining the satisfaction of the conditions specified in this Section 5, (a) to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender unless such Lender has notified the Administrative Agent in writing prior to the occurrence of the Funding Date that the respective item or matter does not meet its satisfaction and (b) in determining whether any Lender is aware of any fact, condition or event that has occurred and which would reasonably be expected to have a Material Adverse Effect or a material adverse effect of the type described in Section 5.07, each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Funding Date of such fact, condition or event shall be deemed not to be aware of any such fact, condition or event on the Funding Date. Upon the Administrative Agent’s good faith determination that the conditions specified in this Section 5 have been met (after giving effect to the preceding sentence), then the Funding Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Funding Date shall not release the Borrower from any liability for failure to satisfy one or more of the applicable conditions contained in this Section 5).
          SECTION 6. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make Term Loans, the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Term Loans on the Funding Date being deemed to constitute a representation and warranty that the matters specified in this Section 6 are true and correct in all material respects on and as of the Funding Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).
          6.01. Company Status. Each of Holdings and each of its Subsidiaries (a) is a duly organized and validly existing Business in good standing (or, in the case of any Non-U.S. Subsidiary of Holdings, the applicable equivalent of “good standing” to the extent that such concept exists in such Non-U.S. Subsidiary’s jurisdiction of organization) under the laws of the jurisdiction of its organization, (b) has the Business power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (c) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No certifications by any Governmental Authority are required for operation of the business of Holdings and its Subsidiaries that are not in place, except for such certifications or agreements, the absence of which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
          6.02. Power and Authority. Each Credit Party has the Business power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary Business action to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
          6.03. No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (a) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, (b) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject, or (c) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent constitutional, organizational and/or formation documents), as applicable, of any Credit Party or any of its Subsidiaries.
          6.04. Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except (a) for those that have otherwise been obtained or made on or prior to the Funding Date and which remain in full force and effect on the Funding Date and, (b) filings which are necessary to perfect the security interests created or intended to be created under the Security Documents, which filings will be made within ten days following the Funding Date), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document.
          6.05. Financial Statements; Financial Condition; Undisclosed Liabilities; Projections. (a) (i) The audited consolidated balance sheet of Holdings at December 31, 2007, December 31, 2008 and December 31, 2009 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of Holdings for the fiscal years of Holdings ended on such dates, in each case furnished to the Lenders prior to the Funding Date, present fairly in all material respects the consolidated financial position of Holdings at the date of said financial statements and the results for the respective periods covered thereby and (ii) the unaudited consolidated balance sheet of Holdings at June 30, 2010 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of Holdings for the six-month period ended on such date, furnished to the Lenders prior to the Funding Date, present fairly in all material respects the consolidated financial position of Holdings at the date of said financial statements and the results for the respective periods covered thereby, subject to normal year-end adjustments. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements (and except for the absence of footnotes in interim financial statements).
          (b) (i) The pro forma consolidated balance sheet of Holdings as at June 30, 2010 (after giving effect to the Transaction) and (ii) the pro forma income statement of Holdings for the six-month period ended June 30, 2010 (after giving effect to the Transaction and the financing therefor), copies of which have been furnished to the Lenders prior to the Funding Date, present good faith estimates of the pro forma consolidated financial position of Holdings as of such date and the consolidated results of operations of Holdings for such six-month period, as the case may be.
          (c) On and as of the Funding Date, and after giving effect to the Transaction and to all Indebtedness being incurred or assumed and Term Loans created by the Credit Parties in connection therewith on such date, (i) the sum of the fair value of the assets, at a fair valuation, of the Credit Parties and their Subsidiaries (taken as a whole) will exceed their debts (taken as a whole), (ii) the sum of the present fair salable value of the assets of the Credit Parties and their Subsidiaries (taken as a whole) will exceed their debts (taken as a whole), (iii) the Credit Parties and their Subsidiaries (taken as a whole) have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts mature, and (iv) the Credit Parties and their Subsidiaries (taken as a whole) will have sufficient capital with which to conduct their businesses. For purposes of this Section 6.05(c), “debt” means any liability on a claim, and “claim” means (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          (d) Except as disclosed in the financial statements delivered pursuant to Section 6.05(a), and except for the Indebtedness incurred and/or outstanding under this Agreement, there were as of the Funding Date no liabilities or obligations with respect to Holdings or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. As of the Funding Date, neither Holdings nor the Borrower knows of any basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not disclosed in such financial statements delivered pursuant to Section 6.05(a) or (b) or referred to in the immediately preceding sentence which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          (e) The Projections delivered to the Administrative Agent and the Lenders prior to the Funding Date have been prepared in good faith and are based on assumptions believed to be reasonable at the time made, and as of the Funding Date, and there are no statements or conclusions in the Projections which are based upon or include information known to the Borrower to be misleading in any material respect or which fail to take into account material information known to Holdings or the Borrower regarding the matters reported therein. On the Funding Date, each of Holdings and the Borrower believes that the Projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ materially from the projected results.
          (f) After giving effect to the Transaction, since December 31, 2009, nothing has occurred that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
          6.06. Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Holdings or the Borrower, threatened (a) with respect to the Transaction or any Credit Document or (b) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
          6.07. True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Holdings or the Borrower to the Administrative Agent or any Lender (including, without limitation, all information contained in the Credit Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Holdings or the Borrower in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 6.07, such factual information shall not include the Projections or any pro forma financial information.
          6.08. Use of Proceeds; Margin Regulations. (a) All proceeds of the Term Loans shall be used (i) to fund the Refinancing, (ii) to pay fees and expenses incurred in connection with the Transaction and (iii) for Holdings’ and its Subsidiaries general corporate purposes, including without limitation, to cash collateralize letters of credit issued for the account of Holdings or any of its Subsidiaries and to fund Capital Expenditures.

          (b) No part of the proceeds of any Term Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Term Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X.
          6.09. Tax Returns and Payments. Each of Holdings and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all Federal, state and material local returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, Holdings and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of Holdings and its Subsidiaries, as applicable, for the periods covered thereby. Each of Holdings and each of its Subsidiaries has paid all taxes and assessments payable by it which have become due, other than (a) those that are being contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with GAAP and (b) immaterial amounts of taxes or assessments that Holdings and its Subsidiaries are not aware are due; provided that upon Holdings or such Subsidiary becoming aware that such taxes and assessments are due, such Person shall promptly pay all such taxes and assessments, together with any interest and additional charges thereon. There is no action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of Holdings or the Borrower, threatened (in writing) by any authority regarding any taxes relating to Holdings or any of its Subsidiaries. As of the Funding Date, neither Holdings nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Holdings or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of Holdings or any of its Subsidiaries not to be subject to the normally applicable statute of limitations. Neither Holdings nor any of its Subsidiaries has incurred, nor will any of them incur, any material tax liability in connection with the Transaction or any other transactions contemplated hereby (it being understood that the representation contained in this sentence does not cover any future tax liabilities of Holdings or any of its Subsidiaries arising as a result of the operation of their businesses in the ordinary course of business) or any tax liability resulting from indemnification (or yield protection provisions) under this Agreement).
          6.10. Compliance with ERISA. (a) Schedule 6.10(a) hereto sets forth each Plan as of the date of this Agreement. Each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including without limitation ERISA and the Code; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (or has submitted, or is within the remedial amendment period for submitting, an application for a determination letter with the Internal Revenue Service, and is awaiting receipt of a response) to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service; or a volume submitter plan that has received a favorable advisory letter from the Internal Revenue Service; no Reportable Event has occurred; no Employee Benefit Plan is a Multiemployer Plan; no Plan has an Unfunded Current Liability that could reasonably be expected to result in a material liability; no ERISA Event has occurred, or is reasonably expected to occur, with respect to any Plan; all contributions required to be made with respect to a Plan have been timely made or have been reflected on the most recent consolidated balance sheet filed prior to the date hereof or accrued in the accounting records of Holdings and its Subsidiaries; no action, suit, proceeding, hearing, or audit or investigation by a Governmental Authority with respect to the administration, operation or the investment of assets of any Plan (other than routine claims and appeals for benefits) is pending, expected or threatened that is reasonably expected to result in a material liability to Holdings or any of its Subsidiaries; no Multiemployer Plan that is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 431(d) of the Code or Section 304(d) of ERISA; Holdings, any of its Subsidiaries

and any ERISA Affiliate have not withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA that has terminated and to which it made contributions at any time within the five Plan years preceding the date of termination; none of Holdings, any of its Subsidiaries or any ERISA Affiliate have incurred or reasonably expect to incur any liability to the PBGC except for any liability for premiums due in the ordinary course or other liability which could not reasonably be expected to result in material liability, and no lien imposed under the Code or ERISA on the assets of Holdings or any of its Subsidiaries or any ERISA Affiliate exists or is expected to arise on account of any Plan; none of Holdings, any of its Subsidiaries or any ERISA Affiliate has incurred, or is expected to incur, any liability under Section 4069 or 4212(c) of ERISA; each Employee Benefit Plan that is a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code, except to the extent that any non-compliance with any such provisions could not reasonably be expected to result in a material liability to Holdings or any of its Subsidiaries; each Employee Benefit Plain that is group health plan (as defined in 45 Code of Federal Regulations Section 160.103) has at all times been operated in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, except to the extent that any non-compliance with such provisions and regulations could not reasonably be expected to result in a material liability to Holdings or any of its Subsidiaries; no lien imposed under the Code or ERISA on the assets of Holdings, any of its Subsidiaries or any ERISA Affiliate exists or is expected to arise on account of any Plan; and Holdings and its Subsidiaries may amend any Plan sponsored by any of them (other than a defined benefit plan) to cease contributions thereunder and may terminate any Plan sponsored by any of them without, in each case, incurring any material liability (other than ordinary administrative termination costs that are immaterial in nature);
          Subject to Section 6.10(b), each Non-U.S. Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made with respect to a Non-U.S. Pension Plan have been timely made. Neither Holdings nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Pension Plan (other than a defined contribution plan). The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Pension Plan (other than a Non-U.S. Pension Plan that (i) is not required to be funded under applicable law or (ii) is a defined contribution plan), determined as of the end of Holdings’ most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Non-U.S. Pension Plan allocable to such benefit liabilities by an amount that could reasonably be expected to have a Material Adverse Effect.
          (b) Without limiting the effect of preceding clause (a), neither Holdings nor any of its Subsidiaries is or has at any time been, within the United Kingdom, an employer (for the purposes of sections 38 to 51 of the United Kingdom’s Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom’s Pension Schemes Act 1993) or has at any time been “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the United Kingdom’s Pensions Act 2004) such an employer.
          6.11. Security Documents. (a) The provisions of each Security Document (other than the Mortgages which are addressed in Section 6.11(b)) are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest of the type that it purports to create in all right, title and interest of the Credit Parties in the Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has (or upon filing of UCC financing statements and other required filings registrations or notices or taking of possession or control

(which shall occur within 10 days following the Funding Date) will have) a fully perfected security interest in all right, title and interest in all of the Collateral described therein, subject to no other Liens other than Permitted Liens; provided that (i) the Borrower shall not be deemed to represent pursuant to the foregoing that the U.S. Security Agreement creates a legal, valid and enforceable security interest in (1) the Equity Interests of Endeavour Energy Luxembourg S.a.r.l. or of Endeavour Energy New Ventures I, Ltd. or (2) any Collateral (as defined in the U.S. Security Agreement) granted by any Grantor (as defined in the U.S. Security Agreement) that is not organized under the laws of the United States or any state thereof (other than Equity Interests held by any such Grantor in any Person that is organized under the laws of the United States or any state thereof), and (ii) no steps have been taken in order to perfect any such security interest in the Equity Interests referred to in clause (i)(1) above or the Collateral referred to in clause (i)(2) (other than Equity Interests held by any such Grantor in any Person that is organized under the laws of the United States or any state thereof), in each case granted pursuant to the U.S. Security Agreement. The recordation of (i) the grant of security interest in U.S. Patents and (ii) the grant of security interest in U.S. Trademarks in the respective form attached to the U.S. Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the U.S. Security Agreement, will create, to the extent as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the U.S. Security Agreement, and the recordation of the grant of security interest in U.S. Copyrights in the form attached to the U.S. Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the U.S. Security Agreement, will create, to the extent as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the U.S. Security Agreement.
          (b) Upon filing or recording, as applicable, with the appropriate recording office, each Mortgage shall create, as security for the obligations purported to be secured thereby, a valid and enforceable perfected first priority security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, subject to no other Liens other than Permitted Liens.
          6.12. Properties. (a) All Real Property (other than Oil and Gas Properties) leased by Holdings or any of its Subsidiaries as of the Funding Date, and the nature of the interest therein, is set forth in Schedule 6.12(a) hereto. Each of Holdings and each of its Subsidiaries has a valid and indefeasible leasehold interest in the material properties set forth in Schedule 6.12(a) free and clear of all Liens other than Permitted Liens. As of the Funding Date, none of Holdings or any of its Subsidiaries owns any Real Property other than Oil and Gas Properties.
          (b) All Oil and Gas Properties owned or leased by Holdings or any of its Subsidiaries as of the Funding Date (other than Oil and Gas Properties which (i) are not developed, (ii) have no reserves or (iii) in which none of Holdings or any of its Subsidiaries have any material working interests) are reflected in the Reserve Report as of December 31, 2009 or are otherwise set forth in Schedule 6.12(b).
          (c) Each of Holdings and each of its Subsidiaries, as applicable, has good and defensible (from the perspective of a reasonably prudent investor in the Oil and Gas Business) title to all of the Oil and Gas Properties included in the most recent Reserve Report delivered pursuant to Section 5.13 or 7.01(d), as the case may be, free from all Liens, claims and title imperfections, except for (i) such imperfections of title as do not in the aggregate detract from the value thereof to, or the use thereof in, the business of Holdings and its Subsidiaries in any material respect, (ii) Oil and Gas Properties disposed of since the date of the most recent Reserve Report as permitted by Section 8.02, and (iii) Liens expressly permitted by Section 8.01. The quantum and nature of the interest of Holdings and each of its Subsidiaries in and to the Oil and Gas Properties as set forth in each Reserve Report includes or will include the entire interest of Holdings and each of its Subsidiaries in such Oil and Gas Properties as of the date of such Reserve Report and are or will be complete and accurate in all material respects as of the date of such Reserve Report; and there are no “back-in” or “reversionary” interests held by third parties which could reduce the interest (working, net revenue or otherwise) of Holdings and its Subsidiaries in such Oil and Gas Properties in any material respect, except as expressly set forth or given effect to in such Reserve Report. Except for obligations to contribute a proportionate share of the costs of defaulting or non-consenting co-owners or as otherwise expressly set forth in the most recent Reserve Report, neither Holdings nor any Subsidiary is obligated to bear any percentage share of the costs and expenses relating to the drilling, development and production of the Oil and Gas Properties in excess of its working interests.
          (d) Holdings and each of its Subsidiaries has complied with all obligations under all licenses, leases, subleases and term mineral interests in their respective Oil and Gas Properties and all such licenses, leases, subleases and term mineral interests are valid, subsisting and in full force and effect, and neither Holdings nor any of its Subsidiaries has knowledge that a default exists under any of the terms or provisions, express or implied, of any of such licenses, leases, subleases or interests or under any agreement to which the same are subject, except to the extent any inaccuracy in the foregoing could not reasonably be expected to result in a Material Adverse Effect. All of the Oil and Gas Contracts and obligations of Holdings and each of its Subsidiaries that relate to the Oil and Gas Properties are in full force and effect and constitute legal, valid and binding obligations of Holdings and its Subsidiaries party thereto, except to the extent any inaccuracy in the foregoing could not reasonably be expected to result in a Material Adverse Effect. None of Holdings or any of its Subsidiaries or, to the knowledge of Holdings or its Subsidiaries, any other party to any licenses, leases, subleases or term mineral interests in the Oil and Gas Properties or any Oil and Gas Contract (i) is in breach of or default, or with the lapse of time or the giving of notice, or both, would be in breach or default, with respect to any obligations thereunder, whether express or implied, except such that could not reasonably be expected to result in a Material Adverse Effect or (ii) has given or threatened to give notice of any default under or inquiry into any possible default under, or action to alter, terminate, rescind or procure a judicial reformation of, any licenses or lease in the Oil and Gas Properties or any Oil and Gas Contract. Holdings and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such licenses, leases, subleases and term mineral interests.
          (e) Holdings and each of its Subsidiaries has complied with all obligations under all Authorizations, and to the best knowledge of Holdings and the Borrower, no steps have been taken for the revocation, variation or refusal of any Authorization, except to the extent any non-compliance with such obligations or any such revocation, variation or refusal could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
          6.13. Capitalization. On and as of the Funding Date, (a) the authorized capital stock of Holdings consists of (i) 450,000,000 shares of common stock $.001 par value per share (such authorized shares of common stock, together with any subsequently authorized shares of common stock of Holdings, “Holdings Common Stock”) and (ii) 10,000,000 shares of preferred stock $.001 par value and (b) the authorized capital stock of the Borrower consists of 10,000 ordinary shares of common stock, £0.10 par value per ordinary share. The outstanding Equity Interests of each Credit Party have been duly authorized and validly issued (to the extent applicable) and have been issued free of preemptive rights and each Person listed on Schedule 6.13 hereto as of the Funding Date owns beneficially and of record all of the Equity Interests it is listed as owning free and clear of any Liens (other than Permitted Liens). As of the Funding Date, except as set forth or Schedule 6.13, no Credit Party has outstanding any securities convertible into or exchangeable for its respective Equity Interests or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance

(contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Equity Interests or any equity-related appreciation or similar rights.
          6.14. Subsidiaries. On and as of the Funding Date, Holdings has no Subsidiaries other than those Subsidiaries listed on Schedule 6.14 hereto. Schedule 6.14 sets forth, as of the Funding Date, the percentage ownership (direct and indirect) of Holdings in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof. All outstanding shares of Equity Interests of each Subsidiary of Holdings have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. Other than as set forth on Schedule 6.14, no Subsidiary of Holdings has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any appreciation or similar rights. On the Funding Date, 100% of the Equity Interests of each Credit Party are owned directly or indirectly by Holdings.
          6.15. Compliance with Statutes, etc. (a) Each of Holdings and each of its Subsidiaries is qualified under and is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, and has obtained all required Authorizations from, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including statutes, regulations, orders and restrictions applicable to the Oil and Gas Business and applicable statutes, regulations, orders and restrictions relating to environmental standards and controls, except such statutes, regulations, orders and restrictions that are expressly addressed in Section 6.17), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (b) Each of Holdings and each of its Subsidiaries is in compliance with all bonding requirements for the ownership and operation of its Oil and Gas Properties.
          6.16. Investment Company Act. Neither Holdings nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
          6.17. Environmental Matters. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) each of Holdings and each of its Subsidiaries is in compliance with all applicable Environmental Laws and, with respect to its current operations, has obtained and is in compliance with all permits required of it under Environmental Law, and there are no proceedings pending or, to the knowledge of Holdings or the Borrower, threatened to revoke or rescind any such permit; (b) there are no claims, proceedings, investigations or notices of violation pending or, to the knowledge of Holdings or the Borrower, threatened against Holdings or any of its Subsidiaries under any Environmental Law; (c) no Lien, other than a Permitted Lien, has been recorded or, to the knowledge of Holdings or the Borrower, threatened under any Environmental Law with respect to any Real Property currently owned by Holdings or any of its Subsidiaries; (d) neither Holdings nor any of its Subsidiaries has contracted to assume or accept responsibility for any liability of any non-affiliated Person under any Environmental Law; and (e) there are no facts, circumstances, conditions or occurrences with respect to the past or present business or operations of Holdings, any of its Subsidiaries or any of their respective predecessors, or any Real Property or facility at any time owned, leased or operated by Holdings, any of its Subsidiaries or any of their respective predecessors, that could be reasonably expected to give rise to any claim, proceeding, investigation, action or liability of or against Holdings or any of its Subsidiaries under any Environmental Law.

          6.18. Employment and Labor Relations. (a) Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrower, threatened (in writing) against any of them, (b) no strike, labor dispute, slowdown or stoppage pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrower, threatened (in writing) against Holdings or any of its Subsidiaries, (c) no union representation question exists with respect to the employees of Holdings or any of its Subsidiaries, (d) no legal actions, lawsuits, arbitrations, administrative or other proceedings, charges, complaints, investigations, inspections, audits or notices of violations or possible violations are pending or, to the knowledge of Holdings or the Borrower, threatened against Holdings or any of its Subsidiaries by or on behalf of, or otherwise involving, any current or former employee, any person alleging to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Authority, that involve the labor or employment relations and practices of Holdings or any of its Subsidiaries, including but not limited to claims of employment discrimination and (e) no violation of the Fair Labor Standards Act or any other applicable federal, state or foreign wage and hour laws, except (with respect to any matter specified in clauses (a) — (e) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.
          (b) Neither Holdings nor any of its of their Subsidiaries is, within the United Kingdom, engaged in any unfair or unlawful employment practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is within the United Kingdom (i) no unfair or discriminatory employment practice complaint or investigation pending against Holdings or any of its of their Subsidiaries or, to the knowledge of Holdings or the Borrower, threatened against any of them, before the United Kingdom’s Equality and Human Rights Commission or Health and Safety Executive or any other bodies with similar functions in relation to any person engaged as a worker or afforded the status of a worker (under any laws applicable within the United Kingdom), and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or the Borrower or any of either of their Subsidiaries or, to the knowledge or Holdings or the Borrower, threatened (in writing) against any of them, (ii) no strike or other employee relations dispute pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrower, threatened (in writing) against any of them, (iii) no disagreement pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrower, threatened (in writing) against any of them in respect of the relations of any of them with any trade union, works council, special negotiating body, staff association or any other body representing individuals afforded the status of workers (under any laws applicable within the United Kingdom), (iv) no legal actions, lawsuits, arbitrations, administrative or other proceedings, charges, complaints, investigations, inspections, audits or notices of violations or possible violations are pending or, to the knowledge of Holdings or the Borrower, threatened against Holdings or any of its Subsidiaries by or on behalf of, or otherwise involving, any current or former employee, any person alleging to be a current or former employee, any applicant for employment or any other individual claiming the status of, or protection afforded to, a worker (under any laws applicable within the United Kingdom), or any Governmental Authority, that involve the employment relations and practices of Holdings or any of its Subsidiaries, including but not limited to claims of employment discrimination, victimization or harassment on any irrational, perverse or prohibited bases, accidents or injuries, breach of contract or unfair dismissal or any claims under the United Kingdom’s Working Time Regulations 1998, National Minimum Wage Act 1998, Data Protection Act 1998, Equal Pay Act 1970, Sex Discrimination Act 1975, Race Relations Act 1976, Disability Discrimination Act 1995, Employment Equality (Sexual Orientation) Regulations 2003,

Employment Equality (Age) Regulations 2006 or Employment Equality (Religion and Belief) Regulations 2003, (v) no complaint of non-compliance by Holdings or any of its Subsidiaries with any provisions of the Treaty of Rome, European Union directives or other directly applicable European Union laws, statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders, declarations and awards relevant to any individual afforded the status of a worker, except (with respect to any matter specified in clauses (i) — (v) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.
          6.19. Intellectual Property, etc. Each of Holdings and each of its Subsidiaries owns or has the right to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases, licenses and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
          6.20. Indebtedness. Schedule 6.20 hereto sets forth a list of all Indebtedness (including Contingent Obligations) of Holdings and its Subsidiaries as of the Funding Date and which is to remain outstanding after giving effect to the Transaction (excluding the Obligations) in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Person that directly or indirectly guarantees such debt.
          6.21. Insurance. Schedule 6.21 hereto sets forth a listing of all insurance maintained by Holdings and its Subsidiaries as of the Funding Date, with the amounts insured (and any deductibles) set forth therein.
          6.22. Holding Company. Holdings is a holding company and does not (a) have any material liabilities (other than (i) liabilities arising under the Credit Documents, any Class C Convertible Preferred Stock and any Junior Financing, (ii) other liabilities which are permitted by this Agreement and are incurred in connection with the financing and operation of Holdings’ and its Subsidiaries’ businesses and (iii) taxes and other liabilities arising under applicable law) or (b) own any material assets or engage in any operations or business (other than (i) its direct or indirect ownership of its Subsidiaries and (ii) Investments permitted under Section 8.05.
          6.23. Immaterial Subsidiaries. On the Funding Date, each of Endeavour Energy Luxembourg S.àr.l., Endeavour Energy New Ventures I, Ltd. and Endeavour Energy North Sea Limited is an Immaterial Subsidiary.
          SECTION 7. Affirmative Covenants. Each of Holdings and the Borrower hereby covenants and agrees that on and after the Funding Date and until the Term Loans and Notes (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 11.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:
          7.01. Information Covenants. The Borrower will furnish to the Administrative Agent and each Lender:
     (a) Monthly Reports. Within 30 days after the end of each fiscal month of Holdings, the consolidated balance sheet of Holdings as at the end of such fiscal month and the related consolidated statements of income and statement of cash flows for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such fiscal month, in each case (i) setting forth comparative figures for the corresponding fiscal month in the prior fiscal year and comparable forecast figures for such fiscal month as set forth in the respective forecast delivered pursuant to Section 7.01(f) and (ii) in the form prepared for Holdings’ and its Subsidiaries’ monthly internal management reporting package.
     (b) Quarterly Financial Statements. Within 45 days after the close of each quarterly accounting period in each fiscal year of Holdings, (i) the consolidated balance sheet of Holdings as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for all such financial information for the corresponding quarterly accounting period in the prior fiscal year, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period. All of the foregoing financial statements shall be certified by an Authorized Officer of Holdings that they fairly present in all material respects in accordance with GAAP the consolidated financial condition of Holdings as of the dates indicated and the consolidated results of operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.
     (c) Annual Financial Statements. Within 90 days after the close of each fiscal year of Holdings, (i) the consolidated balance sheet of Holdings as at the end of such fiscal year and the related consolidated statements of income and retained earnings and statement of cash flows for such fiscal year, setting forth comparative figures for the preceding fiscal year, and certified by KPMG LLP or another independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, accompanied by an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit) and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year.
     (d) Reserve Report. Prior to or concurrently with any delivery of financial statements under clause (c) of this Section 7.01 and, solely as to each quarter ending on June 30, under clause (b) of this Section 7.01 (or more frequently at the Borrower’s option) (1) a Reserve Report (which shall be (i) an annual Reserve Report (as described in the definition of such term) in the case of a Reserve Report delivered in connection with annual financial statements or (ii) a semi-annual Reserve Report (as so described) in the case of a Reserve Report delivered in connection with quarterly financial statements for the fiscal quarter ended June 30) setting forth, among other things, (x) the Oil and Gas Properties owned by Holdings and each of its Subsidiaries and covered by such Reserve Report, (y) the Proved Reserves and Probable Reserves attributable to such Oil and Gas Properties and (z) a projection of the rate of production and cash flows of such Proved Reserves and Probable Reserves as of the date as of which the information set forth in such Reserve Report is provided, all in accordance with the guidelines published by the SEC (but utilizing the pricing parameters set forth in the definition of the term PV-10 Value (and, in the case of an annual Reserve Report, in addition to such pricing parameters those specified in such SEC guidelines) and utilizing such operating cost and other assumptions as proposed by the Borrower and (2) a certificate of an Authorized Officer showing any additions to or deletions from the Oil and Gas Properties made by Holdings and each of its Subsidiaries and in Proved Reserves and Probable Reserves attributable to such Oil and Gas Properties since the date of the most recently delivered previous Reserve Report.

     (e) Management Letters. Promptly after Holdings’ or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.
     (f) Forecasts. No later than the 15th day after the end of each fiscal year of Holdings, a forecast in form satisfactory to the Administrative Agent (including forecasted statements of income, cash flow statement and balance sheets for Holdings and its Subsidiaries on a consolidated basis) for each of the twelve months of each succeeding fiscal year through the Maturity Date, in each case setting forth, with appropriate discussion, the principal assumptions upon which such budget is based.
     (g) Compliance Certificate. At the time of the delivery of the financial statements provided for in Sections 7.01(b) and (c), a compliance certificate from the chief financial officer of Holdings in the form of Exhibit H certifying on behalf of Holdings that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether Holdings and its Subsidiaries were in compliance with the provisions of Sections 4.02(b), 4.02(c), 4.02(d), 4.02(e), 4.02(f), 8.01(w), 8.02(e), 8.02(f), 8.02(n), 8.02(o), 8.04(i)(x), 8.04(m), 8.07, 8.08, 8.09 and 8.10 at the end of such fiscal quarter or year, as the case may be, (ii) if delivered with the financial statements required by Section 7.01(c), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Excess Cash Flow Payment Period and the amount of any required payment under Section 4.02(f) in respect of such Excess Cash Flow Payment Period, (iii) certify that there have been no changes to Schedule VI of the U.S. Security Agreement, in each case since the Funding Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 7.01(g), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (iii), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of the U.S. Security Agreement) and whether Holdings and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to the U.S. Security Agreement in connection with any such changes and (iv) notify the Administrative Agent of the acquisition by it or any of the Subsidiaries of any Oil and Gas Property or Real Property (or any interest in any Oil and Gas Property or Real Property) having a value in excess of $5,000,000.
     (h) Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within three Business Days after any officer of Holdings or any of its Subsidiaries obtains knowledge thereof, notice of (A) the occurrence of any event which constitutes a Default or an Event of Default, (B) any litigation or governmental investigation or proceeding pending against Holdings or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Documents or (C) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.
     (i) Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Holdings or any of its Subsidiaries shall (i) publicly file with the SEC or (ii) deliver to holders (or any trustee, agent or other representative therefor) of any Qualified Preferred Stock, any Junior Financing or any other material Indebtedness, in each case pursuant to the terms of the documentation governing the same.

     (j) Environmental Matters. Promptly after any officer of Holdings or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters, but only to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:
     (i) any pending or threatened claim, proceeding, investigation or notice of violation issued under or pursuant to any Environmental Law against Holdings or any of its Subsidiaries or any Real Property, facility or Oil and Gas Property owned, leased or operated by Holdings or any of its Subsidiaries;
     (ii) any condition or occurrence on or arising from any Real Property, facility or Oil and Gas Property owned, leased or operated by Holdings or any of its Subsidiaries that could reasonably be expected to form the basis of an claim, proceeding, investigation, action or notice of violation against Holdings or any of its Subsidiaries or any such Real Property or facility under any Environmental Law;
     (iii) issuance under any Environmental Law of any liens or restrictions on the ownership, lease, occupancy, use or transferability by Holdings or any of its Subsidiaries of any Real Property, facility or Oil and Gas Property owned, operated or leased by Holdings or any of its Subsidiaries; and
     (iv) the taking of any removal or remedial action as required by any Environmental Law or any Governmental Authority in response to the actual or alleged presence, Release or threatened Release of any Hazardous Material on any Real Property, facility or Oil and Gas Property owned, leased, used or operated by Holdings or any of its Subsidiaries.
All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Holdings’ or such Subsidiary’s response thereto.
     (k) Landlord and Storage Agreements. Promptly after execution thereof, copies of all future material agreements between a Credit Party and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.
     (l) Other Information. From time to time, such other information or documents (financial or otherwise, and including without limitation Project Documents and amendments thereto) with respect to Holdings or any of its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.
Notwithstanding the foregoing, the obligations in clauses (b), (c) and (i) of this Section 7.01 may be satisfied with respect to financial information (or, in the case of such clause (i), other information) of Holdings and the Subsidiaries by filing Holdings’ Form l0-K or 10-Q, as applicable (or, in the case of such clause (i), such other applicable filing), with the SEC or by making such information available on Holdings’ or the Borrower’s website, in each case to the extent the Borrower has notified the Administrative Agent and the Lenders of such filing or that such information is available on such website; provided that to the extent such information is in lieu of information required to be provided under Section 7.01(c), Holdings separately delivers to the Administrative Agent a report and opinion of KPMG LLP or any other independent certified public accounting firm of nationally recognized standing acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.
          7.02. Books, Records and Inspections; Annual Meetings. (a) Holdings will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. Holdings will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent (i) to visit and inspect, under guidance of officers of Holdings or such Subsidiary, any of the properties of Holdings or such Subsidiary and (ii) to examine the books of account of Holdings or such Subsidiary and discuss the affairs, finances and accounts of Holdings or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent may reasonably request.
          (b) At the request of the Administrative Agent, Holdings will within 120 days after the close of each fiscal year of Holdings, hold a meeting (which may be by conference call or teleconference), at a time and place selected by Holdings and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous fiscal year and the financial condition of Holdings and its Subsidiaries and the budgets presented for the current fiscal year of Holdings and its Subsidiaries.
          7.03. Maintenance of Property; Insurance. (a) Holdings will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of Holdings and its Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as Holdings and its Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried. Such insurance shall include physical damage insurance on all real and personal property, including, without limitation, on Oil and Gas Properties (whether now owned or hereafter acquired) on an all risk basis. The provisions of this Section 7.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.
          (b) Holdings will, and will cause each of its Subsidiaries to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by Holdings and/or such Subsidiaries) (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured), (ii) shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof by the respective insurer to the Collateral Agent, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the other Secured Creditors, and (iv) shall be deposited with the Collateral Agent.
          (c) If Holdings or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 7.03, or if Holdings or any of its Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance, and Holdings and the Borrower jointly and severally agree to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.
          7.04. Existence; Franchises; Oil and Gas Properties. (a) Holdings will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents and pay all royalties when due; provided, however, that nothing in this Section 7.04 shall prevent (a) sales of assets and other transactions by Holdings or any of its Subsidiaries in accordance with Section 8.02 or (b) the withdrawal by Holdings or any of its Subsidiaries of its qualification as a Business in any jurisdiction other than the United States or any State thereof or the United Kingdom if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (b) Holdings will, and will cause each of its Subsidiaries to, (i) comply in all material respects with the terms and provisions of all oil and gas leases and licenses relating to the Oil and Gas Properties of Holdings and each of its Subsidiaries and all contracts and agreements relating thereto or to the production and sale of Hydrocarbons therefrom; provided that Holdings and its Subsidiaries shall have the right to abandon Oil and Gas Properties in the exercise of Holdings’ or such Subsidiaries’ reasonable judgment, in each case in compliance with the relevant Oil and Gas Contracts governing such Oil and Gas Properties, and (ii) with respect to any such Oil and Gas Properties or oil and gas gathering assets that are operated by operators other than Holdings or any of its Subsidiary, use all commercially reasonable efforts to enforce in a manner consistent with industry practice the operator’s contractual obligations to maintain, develop, and operate such Oil and Gas Properties and oil and gas gathering assets in accordance with the applicable operating agreements.
          7.05. Compliance with Statutes, etc. (a) Holdings will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls other than such statutes, regulations, orders and restrictions that are expressly addressed in Section 7.06), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (b) Holdings shall, and shall cause each of its Subsidiaries to, maintain and comply with the terms and conditions of any material Authorization required under any law or regulation (including Environmental Law) (i) to enable it to perform its obligations and/or exercise its rights under, or the validity or enforceability of, each Credit Document and Project Document and (ii) to enable it to conduct the Oil and Gas Business in which has an interest except, in the case of preceding clause (ii) only, such failure to maintain or non-compliance as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          7.06. Compliance with Environmental Laws. (a) Holdings will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or operation of Real Property, facilities and Oil and Gas Property now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses for which Holdings or its Subsidiaries are legally obligated that are incurred in connection with such compliance, and will keep or cause to be kept all such Real Property, facilities and Oil and Gas Properties free and clear of any Liens imposed pursuant to such Environmental Laws. Holdings and its Subsidiaries will generate, use, treat, store, Release and dispose of, and will cause the generation, use, treatment, storage, Release and disposal of Hazardous Materials on any Real Property, facilities or Oil and Gas Properties now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries, and transport or cause the transportation of Hazardous Materials to or from any such Real Property, facilities or Oil and Gas Properties in compliance with all applicable Environmental Laws, except for such Hazardous Materials generated, used, treated, stored, Released and disposed of at any such Real Properties, facilities or Oil and

Gas Properties in connection with or arising out of the business or operations of Holdings or any of its Subsidiaries as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (b) Upon (i) the receipt by the Administrative Agent or any Lender of any notice from the Borrower of the type described in Section 7.01(j), (ii) a reasonable determination that Holdings or any of its Subsidiaries are not in compliance with Section 7.06(a) or (iii) the exercise by the Administrative Agent or the Lenders of any of the remedies pursuant to the penultimate paragraph of Section 9, each of Holdings and the Borrower will (in each case) collectively, or if either Holdings or the Borrower so desire, individually, provide, upon the request of the Administrative Agent at the sole expense of Holdings and the Borrower, as applicable, an environmental site assessment report concerning any Real Property or facilities owned, leased or operated by Holdings or any of its Subsidiaries, prepared by an environmental consulting firm reasonably acceptable to by the Administrative Agent, indicating, as the circumstances may dictate, the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property or facilities. If either Holdings or the Borrower fails to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the non-responsive Credit Party; and each of Holdings and the Borrower shall grant and hereby grants to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to Holdings and the Borrower, all at the sole expense of each of Holdings and the Borrower.
          7.07. ERISA. (a) As soon as reasonably practicable and, in any event, within ten (10) days after Holdings, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, Holdings will deliver to each of the Lenders a certificate of any Authorized Officer of Holdings setting forth the full details as to such occurrence and the action, if any, that Holdings, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by Holdings, such Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other Governmental Authority, or a Plan participant with respect thereto, and any notices received by Holdings, such Subsidiary or ERISA Affiliate from the PBGC or any other Governmental Authority, or a Plan participant with respect thereto: an ERISA Event (except to the extent that Holdings has previously delivered to the Lenders a certificate and notices (if any) concerning such event pursuant to the next clause hereof); a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA becoming subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days (except to the extent that a waiver to the advance reporting requirement of PBGC Regulation Section 4043.61 applies with respect to such event); a failure of Holdings, any of its Subsidiaries, or an ERISA Affiliate to timely make any contribution required to be made with respect to a Plan or Non-U.S. Pension Plan; the existence of potential withdrawal liability under Section 4201 of ERISA if Holdings, any of its Subsidiaries and any ERISA Affiliate were to withdraw completely from any and all Multiemployer Plans if such withdrawal is reasonably expected to occur and such liability could reasonably be expected to result in a material liability; the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by Holdings, any of its Subsidiaries or any ERISA Affiliate; the adoption of any amendment to a Plan subject to Section 412 of the Code that results in a material increase in the contribution obligations of Holdings, any of its Subsidiaries or any ERISA Affiliate; a Plan has an Unfunded Current Liability that could reasonably be expected to result in a material liability; with respect to group health plans (as defined in Section 607(1) of ERISA, or Section 4980B(g)(2) of the Code), a

violation of the provisions of Part 6 of subtitle B of Title 1 of ERISA and Section 4980B of the Code that is reasonably expected to result in a material liability to Holdings or any of its Subsidiaries; with respect to group health plans (as defined in 45 Code of Federal Regulations Section 160.103), a violation of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder that could reasonably be expected to result in a material liability to Holdings or any of its Subsidiaries; or the incurrence of any material liability by Holdings or any of its Subsidiaries pursuant to any portion of an employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA). Holdings will deliver to each of the Lenders (i) a copy of each funding waiver request filed with the Internal Revenue Service or any other Governmental Authority with respect to any Plan pursuant to Section 412(d) of the Code or Section 302(c) of ERISA and all communications received by Holdings, any of its Subsidiaries or any ERISA Affiliate from the Internal Revenue Service or any other Governmental Authority regarding such funding waiver request, (ii) copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA and (iii) a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the U.S. Department of Labor. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence of this Section 7.07(a), copies of annual reports and any records, documents or other information required to be furnished to the PBGC or any other Governmental Authority, and any material notices received by Holdings or any of its Subsidiaries or any ERISA Affiliate, with respect to any Plan or Non-U.S. Plan, shall be delivered to the Lenders no later than ten (10) days after the date such annual reports have been filed or such records, documents and/or information have been furnished to the PBGC or other Governmental Authority or such notice has been received by Holdings, any of its Subsidiaries, or any ERISA Affiliate, as applicable.
          (b) If, at any time after the date of this Agreement, Holdings or any of its Subsidiaries or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a pension plan as defined in Section 3(2) of ERISA that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA (including, without limitation, a Multiemployer Plan) which is not set forth in Schedule 6.10(a) hereto as may be updated from time to time, then Holdings shall deliver to the Agent an updated Schedule 6.10(a) as soon as reasonably practicable and, in any event, within ten (10) days after Holdings, such Subsidiary or such ERISA Affiliate first maintains, or contributes to (or incurs an obligation to contribute to), such pension plan. Such updated Schedule 6.10(a) shall supersede and replace the existing Schedule 6.10(a).
          (c) Holdings and each of its applicable Subsidiaries shall ensure that all Non-U.S. Plans administered by it or to which it contributes obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws, except where the failure to do any of the foregoing, either individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect.
          (d) Holdings and its Subsidiaries shall ensure that none of Holdings or any of its Subsidiaries is or has at any time been, within the United Kingdom, an employer (for the purposes of sections 38 through 51 of the United Kingdom’s Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom’s Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the United Kingdom’s Pensions Act 2004) such an employer.
          7.08. End of Fiscal Years; Fiscal Quarters. Holdings will cause (a) its and each of its Subsidiaries’ fiscal years to end on December 31 of each calendar year and (b) its and each of its

Subsidiaries’ fiscal quarters to end on March 31, June 30, September 30 and December 31; provided that nothing in this Section 7.08 shall prohibit any Subsidiary of Holdings from maintaining a tax year that does not end on December 31.
          7.09. Performance of Obligations. Holdings will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          7.10. Payment of Taxes. Holdings will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, would become a Lien or charge upon any properties of Holdings or any of its Subsidiaries not otherwise permitted under Section 8.01(a); provided that neither Holdings nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.
          7.11. Use of Proceeds. The Borrower will use the proceeds of the Term Loans only as provided in Section 6.08.
          7.12. Additional Security; Further Assurances; etc. (a) Holdings will, and will cause each other Credit Party to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such assets and Real Property of Holdings and such other Credit Party (including, without limitation, Oil and Gas Properties and other properties of Holdings and such other Credit Party acquired subsequent to the Funding Date) as are not covered by the original Security Documents and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, the “Additional Security Documents”). All such security interests and Mortgages shall be granted pursuant to documentation satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected security interests, hypothecations and Mortgages superior to and prior to the rights of all third Persons and enforceable against third parties and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full. It is understood and agreed that, notwithstanding anything to the contrary above in this clause (a), neither Holdings nor any of its Subsidiaries will be required pursuant to this clause (a) to (i) grant a security interest in or mortgage on any Oil and Gas Property that would not otherwise be required under Section 7.12(g), (ii) grant a security interest in or mortgage on any leased Real Property that is not an Oil and Gas Property or (iii) grant a security interest in or mortgage on any owned Real Property that is not an Oil and Gas Property unless (x) any such item of Real Property individually has a Fair Market Value of at least $2,500,000 or (y) the aggregate Fair Market Value of such Real Property that would otherwise be excluded from the requirements of this clause (a) would exceed $10,000,000.
          (b) Holdings will, and will cause each of the other Credit Parties to, at the expense of Holdings and the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord lien waivers, collateral access agreements, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, Holdings will, and will cause the other Credit Parties to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 7.12 has been complied with.
          (c) Holdings will cause each Non-Guarantor Subsidiary that ceases to be an Immaterial Subsidiary to execute and deliver all Security Documents (in such form as may be appropriate, as determined by the Administrative Agent, in light of the jurisdiction of organization of such Subsidiary and the location of assets owned by such Subsidiary) and all other relevant documentation (including opinions of counsel as of the type described in Section 5) as such Subsidiary would have had to deliver if such Subsidiary were a Credit Party on the Funding Date.
          (d) If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of Holdings and the other Credit Parties constituting Collateral, Holdings and the Borrower will, at their own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance satisfactory to the Administrative Agent.
          (e) Each of Holdings and the Borrower agree that each action required by clauses (a) through (d) of this Section 7.12 shall be completed as soon as possible, but in no event later than 60 days after such action is requested to be taken by the Administrative Agent or the Required Lenders; provided that, in no event will Holdings or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 7.12.
          (f) Within 90 days after Funding Date, furnish the Administrative Agent with title information reasonably satisfactory to the Administrative Agent showing good and defensible (from the perspective of a reasonably prudent investor in the Oil and Gas Business) title, subject only to Permitted Liens, to U.S. Oil and Gas Properties representing in the aggregate not less than 85% of 2P Reserve Value of Holdings’ and its Subsidiaries’ U.S. Oil and Gas Properties as of December 31, 2009, and within 60 days after the making of a request therefor by the Administrative Agent, furnish such title information or Oil and Gas Contracts as may be necessary to achieve title information coverage with respect to Oil and Gas Properties representing in the aggregate not less than 85% of 2P Reserve Value as set forth in the Reserve Report most recently delivered pursuant to Section 7.01(d) prior to the making of such request.
          (g) Regularly monitor engineering data covering all Oil and Gas Properties of Holdings and each of its Subsidiaries and mortgage or cause to be mortgaged such of the same to the Collateral Agent on behalf of the Secured Creditors pursuant to a Mortgage to the extent necessary to ensure that the Obligations shall at all times be secured by first priority perfected Liens and security interests in (i) each Oil and Gas Property having an individual value of $5,000,000 or more (on a contribution to 2P Reserve Value basis) and (ii) Oil and Gas Properties in the aggregate representing not less than 85% of the aggregate 2P Reserve Value attributable to all Oil and Gas Properties, in each case based on the 2P Reserve Value reflected in the most recent Reserve Report.
          7.13. Ownership of Subsidiaries; etc. Except pursuant to a Permitted Acquisition consummated in accordance with the terms hereof, Holdings will, and will cause each of its Subsidiaries to, own, directly or indirectly, 100% of the Equity Interests of each of their Subsidiaries (other than, in the case of a Non-U.S. Subsidiary of Holdings, directors’ qualifying shares and/or other nominal amounts of shares required to be held by local nationals, in each case to the extent required by applicable law).

          7.14. Qualified Preferred Stock. Holdings will pay all Dividends on its Qualified Preferred Stock (other than Class C Convertible Preferred Stock) solely through the issuance of additional shares of such Qualified Preferred Stock (but not in cash); provided that in lieu of issuing additional units of such Qualified Preferred Stock as Dividends, Holdings may increase the liquidation preference of the units of the Qualified Preferred Stock in respect of which Dividends have accrued.
          7.15. Maintenance of Company Separateness. Holdings will, and will cause each of its Subsidiaries to, satisfy customary Business formalities, including the holding of regular Board of Directors’ and members’ meetings or action by managers or members without a meeting and the maintenance of Business records. Neither Holdings nor any other Credit Party shall make any payment to a creditor of any Non-Guarantor Subsidiary in respect of any liability of any Non-Guarantor Subsidiary, and no bank account of any Non-Guarantor Subsidiary shall be commingled with any bank account of Holdings or any other Credit Party. Any financial statements distributed to any creditors of any Non-Guarantor Subsidiary shall clearly establish or indicate the corporate separateness of such Non-Guarantor Subsidiary from Holdings and its other Subsidiaries. Finally, neither Holdings nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the Business existence of Holdings, any other Credit Party or any Non-Guarantor Subsidiaries being ignored, or in the assets and liabilities of Holdings or any other Credit Party being substantively consolidated with those of any other such Person or any Non-Guarantor Subsidiary in a bankruptcy, reorganization or other insolvency proceeding.
          7.16. Board Information Rights. Holdings and (if applicable) the Borrower shall (i) give the Administrative Agent notice of all meetings and activities of the Board of Directors of each of Holdings and (if applicable) the Borrower at the same time as furnished to the directors of Holdings and (if applicable) the Borrower, (ii) provide the Administrative Agent all notices, documents and information furnished to the directors of Holdings and (if applicable) the Borrower, whether at or in connection with a meeting, an action by written consent or otherwise, at the same time furnished to such directors, (iii) provide the Administrative Agent copies of the minutes of all such meetings at the time such minutes are furnished to the members of the applicable Board of Directors and (iv) furnish to the Administrative Agent, at the same time such information is delivered to the Board of Directors of Holdings, comparable figures with respect to annual financial statements delivered pursuant to Section 7.01(c) as set forth in the respective forecast delivered pursuant to Section 7.01(f). Notwithstanding any other provision of this Section 7.16, Holdings and the Borrower shall be entitled to withhold information from the Administrative Agent delivered to such Board of Directors prior to any meeting of such Board of Directors if Holdings or the Borrower, as the case may be, reasonably believes, at the recommendation of counsel, there is a reasonable likelihood that the receipt of such information by Administrative Agent would create a conflict of interest for in respect of the Term Loans or, if privileged, would reasonably be expected to effectively waive the attorney/client privilege of Holdings or the Borrower with respect thereto. Holdings and the Borrower will, promptly following request therefor, cause the Chief Executive Officer and/or the Chief Financial Officer (as determined by the Administrative Agent) of each of Holdings and the Borrower to meet (telephonically, or at the Administrative Agent’s option, in person) with representatives of the Administrative Agent to review and discuss any documents or other information delivered to the Administrative Agent pursuant to this Section 7.16.
          7.17. Permitted Acquisitions. (a) Subject to the provisions of this Section 7.17 and the requirements contained in the definition of Permitted Acquisition, the Qualified Credit Parties may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition): (i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) the Borrower shall have given to the Administrative Agent and the Lenders at least 10 Business Days’ prior written notice of any

Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition; (iii) drafts of the definitive documentation for each such Permitted Acquisition shall have been delivered to the Administrative Agent at least five Business Days’ prior to the consummation thereof (with subsequent drafts to be delivered to the Administrative Agent as and when such drafts become available to the Borrower); (iv) in the case of any Material Permitted Acquisition, calculations are made by the Borrower with respect to the financial covenant contained in Sections 8.08 through 8.10, inclusive, for the respective Calculation Period on a Pro Forma Basis as if the respective Material Permitted Acquisition (as well as all other Material Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with as of the last day of such Calculation Period; (v) in the case of any Material Permitted Acquisition, based on good faith projections prepared by the Borrower for the period from the date of the consummation of the respective Material Permitted Acquisition to the date which is one year thereafter, the level of financial performance measured by the financial covenants set forth in Sections 8.08 through 8.10, inclusive, shall be better than or equal to such level as would be required to provide that no Default or Event of Default would exist under the financial covenants contained in such Sections 8.08 through 8.10, inclusive, as compliance with such financial covenants would be required through the date which is one year from the date of the consummation of the respective Material Permitted Acquisition; (vi) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; (vii) such Permitted Acquisition is permitted under, and is consummated in accordance with, Section 8.02(n), (o) or (p); and (viii) the Borrower shall have delivered to the Administrative Agent and each Lender a certificate executed by an Authorized Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (vii), inclusive, and containing the calculations (in reasonable detail) required by preceding clauses (iv), (v) and (vii).
          (b) At the time of each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other Equity Interest of any Person, the capital stock or other Equity Interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Creditors pursuant to (and to the extent required by) the applicable Security Document.
          (c) The Borrower will cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Sections 7.12 and 8.15, to the reasonable satisfaction of the Administrative Agent.
          (d) The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by each of Holdings and the Borrower that the certifications pursuant to this Section 7.17 are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 6 and 9.
          7.18. Commodity Hedging Agreements. From and after the 90th day following the Funding Date, Holdings and its Subsidiaries will maintain in effect Commodity Hedging Agreements with one or more Approved Third Party Credit Providers that establish minimum prices in accordance with the Borrower’s hedging policies as in effect on the Funding Date or in accordance with generally accepted business practice on a volume of Hydrocarbons equal to not less than (i) 50% of the projected PDP production (measured as of each date of delivery to the Administrative Agent of the Reserve Reports and certificates required by Section 7.01(d)) from the Oil and Gas Properties of Holdings and its Subsidiaries for the succeeding twelve calendar months and (ii) 35% of such projected PDP production for the twelve calendar month period subsequent to the calendar month period referred to in preceding clause (i). It is understood and agreed that Reserve Reports reflect projected production on an annual basis, and the Borrower shall be permitted to determine projected production on a monthly basis for purposes of this Section 7.18 by prorating annual production reflected in such Reserve Reports over the months covered thereby or using such other method as the Borrower deems reasonable.
          7.19. Project Documents, etc. Each Credit Party shall (i) ensure that none of its rights under or in respect of any Project Document are at any time cancelled, terminated, suspended or limited if the same would be reasonably likely to result in a Material Adverse Effect, (ii) not agree to any waiver, amendment, termination or cancellation of any Project Document if the same would be reasonably likely to result in Material Adverse Effect, (iii) duly and properly perform, in all material respects, its obligations under the Project Documents (except to the extent, if any, that such performance is inconsistent with its obligation under the Credit Documents or any such failure to perform as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), (iv) exercise its rights, under and in respect of the Project Documents consistently with its obligations under the Credit Documents and (v) not enter into any Project Document which would be reasonably likely to result in a Material Adverse Effect.
          7.20. Oil and Gas Properties. Each Credit Party shall (i) exercise such votes and other rights as it may have under the Project Documents with a view to ensuring (so far as able) that each Oil and Gas Property in which Holding or any of its Subsidiaries has an interest is at all times exploited and operated in a reasonable and prudent manner and in accordance with good industry practice, all applicable laws and regulations and the provisions of the Project Documents, (ii) not concur in, and shall vote against, any proposal or decision to abandon all or any material part of any of Oil and Gas Properties in which Holdings or any of its Subsidiaries has an interest unless the Administrative Agent has granted its prior written consent, (iii) not exercise its rights on any operating or similar committee in a manner that would be materially prejudicial to the interests of any Credit Party, the Administrative Agent or the Lenders and (iv) maintain full and proper technical and financial records in relation to each Oil and Gas Property in which Holdings or any of its Subsidiaries has an interest and ensure (so far as it is able) that the Administrative Agent (and/or any person nominated by it) is afforded reasonable access to each Oil and Gas Property in which it has an interest and all such records during normal business hours on reasonable notice.
          7.21. Listing of the Notes. (a) The Borrower shall (i) cause the Notes (including any Notes issued in connection with the payment of PIK Interest) to be admitted for listing on either the Cayman Island Stock Exchange or Channel Island Stock Exchange (either such Exchange, an “Approved Stock Exchange”) prior to December 31, 2010, in either case in accordance with the listing rules promulgated by the respective Approved Stock Exchange and applicable law, (ii) cause the Notes to continue to be listed on an Approved Stock Exchange at all times from and after December 31, 2010 and (iii) comply with all obligations required pursuant to the respective Approved Stock Exchange relating to the continued listing of the Notes on such Approved Stock Exchange.
          (b) Promptly following receipt thereof by the Borrower, the Borrower shall deliver to the Administrative Agent copies of all financial information, reports, documents or other materials filed with an Approved Stock Exchange.

          SECTION 8. Negative Covenants. Each of Holdings and the Borrower hereby covenants and agrees that on and after the Funding Date and until the Term Loans and Notes (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities described in Section 11.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:
          8.01. Liens. Holdings will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to Holdings or any of its Subsidiaries), or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 8.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):
     (a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;
     (b) Liens in respect of property or assets of Holdings or any of its Subsidiaries imposed by law or which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as operators’, vendors’, carriers’, warehousemen’s, materialmen’s, repairmen’s, suppliers’, workers’, construction and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of Holdings’ or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of Holdings or such Subsidiary or (ii) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;
     (c) Liens in existence on the Funding Date which are listed, and the property subject thereto described, in Schedule 8.01(c) hereto, plus renewals, replacements and extensions of such Liens; provided that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (ii) any such renewal, replacement or extension does not encumber any additional assets or properties of Holdings or any of its Subsidiaries;
     (d) Liens created by or pursuant to this Agreement and the Security Documents;
     (e) (i) licenses, sublicenses, leases or subleases granted by Holdings or any of its Subsidiaries to other Persons not materially interfering with the conduct of the business of Holdings or any of its Subsidiaries and (ii) any interest or title of a lessor, sublessor or licensor under any lease or license agreement permitted by this Agreement to which Holdings or any of its Subsidiaries is a party;
     (f) Liens upon assets of Holdings or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 8.04(d); provided that (i) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (ii) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of Holdings or any of its Subsidiaries;

     (g) Liens placed upon equipment or machinery acquired after the Funding Date and used in the ordinary course of business of Holdings or any of its Subsidiaries and placed at the time of the acquisition thereof by Holdings or such Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided that (i) the Indebtedness secured by such Liens is permitted by Section 8.04(d) and (ii) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of Holdings or such Subsidiary;
     (h) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of Holdings or any of its Subsidiaries;
     (i) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;
     (j) Liens arising out of the existence of judgments or awards in respect of which Holdings or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all cash and the Fair Market Value of all other property subject to such Liens does not exceed $7,500,000 at any time outstanding;
     (k) statutory and common law landlords’ liens under leases to which Holdings or any of its Subsidiaries is a party;
     (l) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of the payment for borrowed money);
     (m) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by Holdings or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;
     (n) Liens (i) incurred in the ordinary course of business in connection with the purchase, processing or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
     (o) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Holdings or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

     (p) Liens on insurance proceeds securing the payment of financed insurance premiums;
     (q) Liens arising in the ordinary course of business under rig deposits, operating agreements, joint venture agreements, partnership agreements, oil and gas leases, Oil and Gas Contracts, overriding royalty agreements, farm-out and farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements and other agreements that are customary in the Oil and Gas Business; provided, that (i) the amount of any obligations secured thereby that are delinquent, that are not diligently contested in good faith and for which adequate reserves are not maintained by Holdings, the Borrower or the applicable Subsidiary, as the case may be, do not exceed, at any time outstanding, the amount owing by Holdings, the Borrower or such Subsidiary, as applicable, for two months’ billed operating expenses or other expenditures attributable to such Person’s interest in the property covered thereby, (ii) the obligations secured thereby do not constitute obligations in respect of borrowed money and (iii) any such Liens referred to in this clause (q) do not materially impair the use of the property affected by such Liens or the purposes for which such property is held by Holdings or such Subsidiary or materially impair the value of such property;
     (r) Liens reserved in leases or licenses of Oil and Gas Properties and in Oil and Gas Contracts for royalties, bonus or rental payments and for compliance with the terms of such leases, provided, that the amount of any obligations secured thereby that are delinquent, that are not diligently contested in good faith and for which adequate reserves are not maintained by Holdings, the Borrower or the applicable Subsidiary, as the case may be, do not exceed, at any time outstanding, the amount owing by Holdings, the Borrower or such Subsidiary, as applicable, for two months’ payments as due thereunder;
     (s) Liens securing Permitted Junior Debt (subject to the limitations set forth in the definition of such term); provided that the Permitted Junior Debt Notes Representative in respect of such Permitted Junior Debt and the Collateral Agent shall have executed and delivered the Permitted Junior Debt Intercreditor Agreement;
     (t) Liens on pipeline or pipeline facilities that arise under operation of law;
     (u) Liens not securing any obligation arising from UCC financing statements (and similar filings) filed inadvertently or with malicious intent, which the Borrower diligently seeks to remove and terminate (or causes to be removed or terminated) promptly upon, and in any event no later than 120 days following, its discovery of same;
     (v) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of Holdings in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided that (a) any Indebtedness that is secured by such Liens is permitted to exist under Section 8.04(g), and (b) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of Holdings or any of its Subsidiaries; and
     (w) Liens arising from deposits of cash or Cash Equivalents to secure obligations under the Hess Contracts (or letters of credit supporting such obligations) or other obligations permitted under Section 8.04(i) so long as the aggregate amount of such cash and Cash

Equivalents so deposited does not exceed $32,234,880 (it being understood and agreed that the initial utilization of this basket with respect to cash and Cash Equivalents securing letters of credit supporting obligations under the Hess Contracts shall be deemed to have been made on the Effective Date).
In connection with the granting of Liens of the type described in clauses (c), (f), (g), (i), (q), (r) and (v) of this Section 8.01 by the Borrower of any of its Subsidiaries, the Collateral Agent shall, to the extent requested by (and at the expense of) the Borrower, execute appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in each case in form and substance satisfactory to the Collateral Agent and solely with respect to the item or items of equipment or other assets subject to such Liens.
          8.02. Consolidation, Merger, Purchase or Sale of Assets, etc. Holdings will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease, assign or otherwise dispose of all or any part of its property or assets, or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (including Oil and Gas Properties) but excluding purchases or other acquisitions of Hydrocarbons and other inventory, materials and equipment in the ordinary course of business) of any Person, except that:
     (a) Capital Expenditures shall be permitted to the extent not in violation of Section 8.07;
     (b) Holdings and its Subsidiaries may sell Hydrocarbons and other inventory in the ordinary course of business;
     (c) Holdings and its Subsidiaries may liquidate or otherwise dispose of obsolete, uneconomic or worn-out property in the ordinary course of business;
     (d) (i) Investments may be made to the extent permitted by Section 8.05, (ii) Liens may be granted to the extent permitted by Section 8.01 and (iii) Dividends may be made to the extent permitted by Section 8.03;
     (e) Holdings and its Subsidiaries may sell assets (other than the capital stock or other Equity Interests of the Borrower or of any other Wholly-Owned Subsidiary, unless all of the capital stock or other Equity Interests of such Wholly-Owned Subsidiary (other than the Borrower) are sold in accordance with this clause (e)), so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) each such sale is in an arm’s-length transaction and Holdings or the respective Subsidiary receives at least Fair Market Value, (iii) the consideration received by Holdings or such Subsidiary consists of at least 90% cash and is paid at the time of the closing of such sale (iv) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 4.02(d) and (v) the aggregate amount of the cash and non-cash proceeds received from all assets sold pursuant to this clause (e) shall not exceed $25,000,000 in any fiscal year of Holdings (for this purpose, using the Fair Market Value of property other than cash);
     (f) Holdings and its Subsidiaries may sell, in one or more transactions, up to 50% of the 2P Reserves located in the North Sea listed in Holdings’ Reserve Report delivered pursuant to Section 5.13 so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) each such sale is in an arm’s-length transaction and Holdings or the respective Subsidiary receives at least Fair Market Value, (iii) the consideration received by Holdings or such Subsidiary consists of at least 90% cash and is paid at the time of the closing of such sale and (iv) the Net Sale Proceeds therefore are applied and/or reinvested as (and to the extent) required by Section 4.02(d);
     (g) Holdings and its Subsidiaries may dispose of Oil and Gas Properties and acquire Oil and Gas Properties in contemporaneous exchanges; provided that (i) such acquired Oil and Gas Properties have a comparable or higher value as reasonably determined by Holdings, (ii) the only consideration paid for such acquisition is the Oil and Gas Property disposed of in connection with such acquisition or other consideration independently permitted under any other clause of this Section 8.02 and (iii) if the Fair Market Value of the Oil and Gas Properties to be disposed exceeds $50,000,000, Holdings shall obtain a resolution of its Board of Directors approving such exchange and deliver such resolutions to the Administrative Agent;
     (h) Holdings and its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property other than Oil and Gas Properties, so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 8.04(d);
     (i) Holdings and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;
     (j) Holdings and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of Holdings or any of its Subsidiaries, in each case so long as no such grant otherwise affects the Collateral Agent’s security interest in the asset or property subject thereto;
     (k) Holdings and its Subsidiaries may convey, sell or otherwise transfer all or any part of its business, properties and assets to Holdings or any Subsidiary of Holdings, so long as (i) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken and (ii) any such business, property and assets conveyed, sold or otherwise transferred pursuant to this clause (k) by (A) a Credit Party are conveyed, sold or otherwise transferred to another Credit Party and (B) a Qualified Credit Party are conveyed, sold or otherwise transferred to another Qualified Credit Party;
     (l) Holdings and its Subsidiaries may merge or consolidate with and into, or be dissolved or liquidated into, Holdings or any other Subsidiary of Holdings, so long as (i) in the case of any such merger, consolidation, dissolution or liquidation involving a Credit Party, a Credit Party is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, (ii) in the case of any such merger, consolidation, dissolution or liquidation involving a Qualified Credit Party, a Qualified Credit Party is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, (iii) in the case of any such merger, consolidation, dissolution or liquidation involving the Borrower, the Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, and (iv) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of Holdings or such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken;

     (m) each of Holdings and its Subsidiaries may liquidate or otherwise dispose of Cash Equivalents in the ordinary course of business, in each case for cash at Fair Market Value;
     (n) Holding and its Subsidiaries may make Permitted Business Investments and consummate Permitted Acquisitions pursuant to this clause (n) so long as the sum of the aggregate amount paid in respect of such Permitted Business Investments and the Aggregate Consideration paid in respect of Permitted Acquisitions, in each case made pursuant to this clause (n), when added to the aggregate amount of Capital Expenditures made pursuant to Section 8.07(e), does not exceed $50,000,000;
     (o) Holding and its Subsidiaries may make Permitted Business Investments and consummate Permitted Acquisitions pursuant to this clause (o); provided that the aggregate consideration paid in connection with such Permitted Business Investments plus the Aggregate Consideration paid in connection with such Permitted Acquisitions, in each case made pursuant to this clause (o), in any fiscal year does not exceed 5% of 2P Reserve Value based on the most recently delivered annual Reserve Report;
     (p) Holdings and its Subsidiaries may make Permitted Business Investments and consummate Permitted Acquisitions pursuant to this clause (p) with Net Sale Proceeds from Asset Sales made in accordance with Section 8.02(e) and (f);
     (q) Holdings and its Subsidiaries may enter into contractual joint venture arrangements with third parties pursuant to Oil and Gas Contracts; provided that such arrangements do not result in, or constitute the formation of, a Business in which Holdings or any of its Subsidiaries acquire Equity Interests not otherwise permitted by Section 8.05; and
     (r) Holdings and its Subsidiaries may dispose of Hydrocarbon Interests in exchange for a commitment of the transferee to bear a disproportionate share of the costs attributable to the Oil and Gas Properties to which such Hydrocarbon Interests relate.
To the extent the Required Lenders waive the provisions of this Section 8.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 8.02 (other than to Holdings or a Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall execute appropriate releases in order to effect the foregoing to the extent requested by (and at the expense of) the Borrower. For the avoidance of doubt, Holdings’ and its Subsidiaries’ use of cash and Cash Equivalents to acquire assets in accordance with this Section 8.02 shall not constitute a conveyance, sale, lease or other disposition of property or assets that is subject to the restrictions set forth in this Section 8.02.
          8.03. Dividends. Holdings will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to Holdings or any of its Subsidiaries, except that:
     (a) any Subsidiary of Holdings may authorize, declare and pay cash Dividends to Holdings or to any Wholly-Owned Subsidiary of Holdings;
     (b) any Non-Wholly-Owned Subsidiary of Holdings may authorize, declare and pay cash Dividends to its shareholders, members or partners generally, so long as Holdings or its respective Subsidiary which owns the Equity Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

     (c) any Subsidiary may authorize, declare and pay non-cash Dividends to Holdings or any other Subsidiary of Holdings so long as, after giving effect thereto, (i) any property or asset which is the subject of any Dividend made pursuant to this clause (c) (A) by any Credit Party is owned by another Credit Party and (B) by any Qualified Credit Party is owned by another Qualified Credit Party, and (ii) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the property or assets which are the subject of such Dividend shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such Dividend) and all actions required to maintain said perfected status have been taken;
     (d) Holdings may redeem, repurchase or otherwise acquire for value, outstanding shares of Holdings Common Stock (or options or warrants to purchases Holdings Common Stock) following the death, disability or termination of employment of officers, directors or employees of Holdings or any of its Subsidiaries or following the vesting of restricted stock options of Holdings’ employees in order to fund any Taxes due upon such vesting; provided that (i) the only consideration paid by Holdings in respect of such redemptions, purchases or other acquisitions shall be cash, (ii) at the time of any purchase or payment permitted to be made pursuant to this Section 8.03(d), no Default or Event of Default shall then exist or result therefrom and (iii) the amount of all such redemptions, repurchases or other acquisitions shall not exceed (A) $2,500,000 in any fiscal year of Holdings or (B) $5,000,000 in the aggregate;
     (e) Holdings, may pay regularly scheduled Dividends on its Qualified Preferred Stock pursuant to the terms thereof solely through the issuance of additional units of such Qualified Preferred Stock (but not in cash); provided that in lieu of issuing additional units of such Qualified Preferred Stock as Dividends, Holdings may increase the liquidation preference of the units of Qualified Preferred Stock in respect of which such Dividends have accrued; and
     (f) Holdings may pay regularly scheduled cash Dividends on all outstanding shares of its Class C Convertible Preferred Stock.
          8.04. Indebtedness. Holdings will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;
     (b) Existing Indebtedness outstanding on the Funding Date and listed on Schedule 6.20 hereto (as reduced by any repayments of principal thereof), plus extensions, renewals or refinancings thereof (“Refinancing Debt”); provided that (i) the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced (“Refinanced Debt”) does not increase from that amount outstanding at the time of any such extension, renewal or refinancing, (ii) the weighted average life to maturity of such Refinancing Debt is greater than or equal to that of the related Refinanced Debt, (iii) the final stated maturity of such Refinancing Debt shall be no earlier than the maturity date applicable to the related Refinanced Debt, and (iv) no Refinancing Debt shall have greater security than the related Refinanced Debt;
     (c) Indebtedness of Holdings or any of its Subsidiaries under Hedging Agreements so long as the entering into of such Hedging Agreements are bona fide hedging activities and are not for speculative purposes;
     (d) Indebtedness of Holdings or any of its Subsidiaries evidenced by Capitalized Lease Obligations (to the extent permitted pursuant to Section 8.07) and purchase money

Indebtedness described in Section 8.01(g); provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this clause (d) exceed $5,000,000 at any time outstanding;
     (e) Indebtedness constituting Intercompany Loans to the extent permitted by Section 8.05(h);
     (f) Indebtedness consisting of guaranties by the Qualified Credit Parties of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement;
     (g) Indebtedness of a Qualified Credit Party acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness); provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (ii) such Indebtedness does not constitute debt for borrowed money, it being understood and agreed that Capitalized Lease Obligations and purchase money Indebtedness shall not constitute debt for borrowed money for purposes of this clause (ii);
     (h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within four Business Days of the incurrence thereof;
     (i) Indebtedness of Holdings or any of its Subsidiaries with respect to (A) Third Party Letters of Credit or (B) performance bonds, surety bonds, appeal bonds or customs bonds, or obligations in respect of letters of credit posted in lieu of, or to secure, any such bonds, required in the ordinary course of business or in connection with the enforcement of rights or claims of Holdings or such Subsidiary or in connection with judgments that do not result in a Default or an Event of Default; provided that (x) the aggregate outstanding amount of all such Third Party Letters of Credit, performance bonds, surety bonds, appeal bonds, customs bonds and letters of credit issued in lieu of any such bonds permitted by this clause (i) shall not at any time exceed $60,000,000 and (y) all Indebtedness under this clause (i) shall be unsecured, except as permitted under Section 8.01(w) and for security granted pursuant to the Security Documents in respect of no more than $25,000,000 of outstanding obligations under Hedging Agreements entered into with and Third Party Letters of Credit issued by Approved Third Party Credit Providers that are party to the Intercreditor Agreement;
     (j) Indebtedness of Holdings or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by Section 8.04(f);
     (k) Indebtedness consisting of the financing of insurance premiums;
     (l) Permitted Junior Debt; and
     (m) so long as no Default or Event of Default then exists or would result therefrom, additional Indebtedness of Holdings or any of its Subsidiaries in an aggregate principal amount not to exceed $10,000,000 at any time outstanding.

          8.05. Advances, Investments and Loans. Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other Equity Interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except:
     (a) Holdings and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of Holdings or such Subsidiary;
     (b) Subject to the limitations set forth in Section 8.05(h) and (i), Holdings and its Subsidiaries may acquire and hold cash and Cash Equivalents;
     (c) Holdings and its Subsidiaries may hold the Investments held by them on the Funding Date and described on Schedule 8.05(c) hereto; provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 8.05;
     (d) Holdings and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
     (e) Holdings and its Subsidiaries may make loans and advances to their officers, employees and consultants for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $2,500,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);
     (f) Holdings and its Subsidiaries may acquire and hold obligations of their officers, employees and consultants in connection with such officers’, employees’ and consultants’ acquisition of shares of Holdings Common Stock (so long as no cash is actually advanced by Holdings or any of its Subsidiaries in connection with the acquisition of such obligations);
     (g) Holdings and its Subsidiaries may enter into Hedging Agreements to the extent permitted by Section 8.04(c);
     (h) Holdings or any of its Subsidiaries may make intercompany loans and advances to Holdings or any other Subsidiary of Holdings (“Intercompany Loans”); provided that (A) other than (x) loans and advances to any Subsidiary that is not a Credit Party (including any Immaterial Subsidiary that is not a Credit Party) in an aggregate outstanding amount that does not, when added to the aggregate amount of Investments outstanding pursuant to Section 8.05(i)(C)(x), exceed $1,000,000 at any time and (y) loans and advances to the Dutch Subsidiaries pursuant to Holdings’ tax planning and cash management policies consistent with past practice (so long as within one Business Day following receipt by any Dutch Subsidiary of the proceeds of such loans and advances, the same are contributed, loaned or advanced to a Qualified Credit Party to the extent that the aggregate amount of cash and Cash Equivalents held by all the Dutch Subsidiaries would otherwise exceed $2,500,000), any such Intercompany Loans made by a Credit Party shall be made to another Credit Party and any such Intercompany Loan made by a Qualified Credit Party shall be made to another Qualified Credit Party, (B) to the extent any such Intercompany Loan made by a Credit Party is evidenced by a note issued on or after the Funding Date, such note shall be evidenced by an Intercompany Note which shall be pledged to the Collateral Agent pursuant to the applicable Security Documents, (C) each Intercompany Loan made to a Credit Party by any Subsidiary of Holdings that is not a Credit Party shall be subject to the subordination provisions reasonably acceptable to the Administrative Agent and (D) any Intercompany Loans made to any Credit Party or any Qualified Credit Party pursuant to this clause (h) shall cease to be permitted by this clause (h) if such Credit Party or such Qualified Credit Party ceases to constitute a Credit Party or a Qualified Credit Party, as the case may be;
     (i) Holdings or any of its Subsidiaries may make capital contributions to, or acquire Equity Interests of, any other Subsidiary of Holdings; provided that (A) any security interest granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in any assets so contributed shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such contribution) and all actions required to maintain said perfected status have been taken, (B) to the extent such acquired Equity Interests are issued to a Credit Party the same are pledged to the Collateral Agent pursuant to the respective Security Documents, (C) other than (x) cash contributions to, or acquisitions of Equity Interests of, any Subsidiary that is not a Credit Party (including any Immaterial Subsidiary that is not a Credit Party) in an aggregate outstanding amount (calculated as of the date of such contributions or acquisitions, net any returns) that does not, when added to the aggregate amount of Intercompany Loans outstanding pursuant to Section 8.05(h)(A)(x), exceed $1,000,000 and (y) cash contributions to the Dutch Subsidiaries pursuant to Holdings’ tax planning and cash management policies consistent with past practice (so long as within one Business Day following receipt by any Dutch Subsidiary of the proceeds of such cash contributions, the same are contributed, loaned or advanced to a Qualified Credit Party to the extent that the aggregate amount of cash and Cash Equivalents held by all the Dutch Subsidiaries would otherwise exceed $2,500,000), any such cash contributions (or acquisitions of Equity Interests) made by a Credit Party shall be made to (or shall be Equity Interests of) another Credit Party and any such cash contributions (or acquisitions of Equity Interests) made by a Qualified Credit Party shall be made to (or shall be Equity Interests of) another Qualified Credit Party, (D) any Investment made in or to any Credit Party or any Qualified Credit Party pursuant to this clause (i) shall cease to be permitted hereunder if such Credit Party ceases to constitute a Credit Party or such Qualified Credit Party ceases to constitute a Qualified Credit Party, as the case may be;
     (j) Holdings and its Subsidiaries may own the Equity Interests of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another provision of this Section 8.05);
     (k) Contingent Obligations permitted by Section 8.04, to the extent constituting Investments, shall be permitted;
     (l) Holdings or any of its Subsidiaries may acquire and hold non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by Sections 8.02(e) and 8.02(f); and
     (m) Permitted Acquisitions shall be permitted in accordance with the requirements of Section 7.17.
          8.06. Transactions with Affiliates. Holdings will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of Holdings or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to Holdings or such Subsidiary as would reasonably be obtained by Holdings or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:
     (a) Dividends may be paid to the extent provided in Section 8.03;
     (b) loans may be made and other transactions may be entered into by Holdings and its Subsidiaries to the extent permitted by Sections 8.02, 8.04 and 8.05;
     (c) customary fees, indemnities and reimbursements may be paid to non-officer directors or managers of Holdings and its Subsidiaries;
     (d) Holding may issue Holdings Common Stock and Qualified Preferred Stock (and options, warrants and rights with respect thereto);
     (e) Holdings and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock compensation plans, indemnification provisions and other similar compensatory arrangements with officers, employees, managers and directors of Holdings and its Subsidiaries in the ordinary course of business; and
     (f) Subsidiaries of Holdings may pay management fees, licensing fees and similar fees to Holdings or to any Qualified Credit Party.
          8.07. Capital Expenditures. (a) Holdings will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures, except that (i) during the period from the Funding Date through and including December 31, 2010, Holdings and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of all such Capital Expenditures does not exceed $70,000,000 and (ii) during any fiscal year of Holdings set forth below (taken as one accounting period), Holdings and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of all such Capital Expenditures does not exceed in any fiscal year of Holdings set forth below the amount set forth opposite such fiscal year below:

Fiscal Year Ending	Amount
December 31, 2011	$200,000,000
December 31, 2012	$350,000,000
December 31, 2013	$175,000,000
          (b) In addition to the foregoing, in the event that the amount of Capital Expenditures permitted to be made by Holdings and its Subsidiaries pursuant to clause (a) above in any fiscal year of Holdings is greater than the amount of Capital Expenditures actually made by Holdings and its Subsidiaries during such fiscal year, such excess may be carried forward and utilized to make Capital Expenditures in the immediately succeeding fiscal year (with any such carried forward amounts being deemed utilized first for the purposes of determining utilization of the amount of Capital Expenditures permitted under Section 8.07(a) in such succeeding fiscal year); provided that no amounts once carried forward pursuant to this Section 8.07(b) may be carried forward to any fiscal year of Holdings thereafter; provided further, that for any fiscal year of Holdings, the aggregate amount of Capital Expenditures that would otherwise be permitted in such fiscal year pursuant to Section 8.07(a) and (b) may be increased by an amount not to exceed 100% of the scheduled amount permitted for the next succeeding fiscal year (the “CapEx Pull-Forward Amount”). The actual CapEx Pull-Forward Amount in respect of any such fiscal year shall reduce, on a dollar-for-dollar basis, the amount of Capital Expenditures pursuant to Section 8.07(a) that are permitted to be made in the immediately succeeding fiscal year.
          (c) In addition to the foregoing, Holdings and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 8.07(a) or (b)) with the amount of Net Sale Proceeds received by Holdings or any of its Subsidiaries from any Asset Sale so long as such Net Sale Proceeds are reinvested within the Relevant Reinvestment Period, but only to the extent that such Net Sale Proceeds are not otherwise required to be applied as a mandatory repayment pursuant to Section 4.02(d).
          (d) In addition to the foregoing, Holdings and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 8.07(a) or (b)) with the amount of Net Insurance Proceeds received by Holdings or any of its Subsidiaries from any Recovery Event so long as such Net Insurance Proceeds are reinvested within the Relevant Reinvestment Period, but only to the extent that such Net Insurance Proceeds are not otherwise required to be applied as a mandatory repayment pursuant to Section 4.02(e).
          (e) In addition to the foregoing, Holdings and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 8.07(a) or (b)) so long as the amount aggregate amount of such Capital Expenditures, when added to the Aggregate Consideration paid in respect of all Permitted Acquisitions consummated pursuant to Section 8.02(n) and the aggregate amount of Permitted Business Investments made pursuant to Section 8.02(n), does not exceed $50,000,000.
          8.08. Maximum Total Leverage Ratio. Holdings will not permit the Total Leverage Ratio for any Test Period ending on the last day of any fiscal quarter of Holdings set forth below to be greater than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Ratio
September 30, 2010	7.85:1.00
December 31, 2010	7.85:1.00
March 31, 2011	7.00:1.00
June 30, 2011	6.50:1.00
September 30, 2011	5.75:1.00
December 31, 2011	5.00:1.00
March 31, 2012	4.25:1.00
June 30, 2012	3.75:1.00
September 30, 2012	3.25:1.00
December 31, 2012 and each fiscal quarter thereafter	3.00:1.00

          8.09. Minimum EBITDAX. Holdings will not permit Consolidated EBITDAX for any Test Period ending on the last day of any fiscal quarter of Holdings set forth below to be less than the amount set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Amount
September 30, 2010	$45,000,000
December 31, 2010	$50,000,000
March 31, 2011	$55,0000,00
June 30, 2011	$60,000,000
September 30, 2011	$70,000,000
December 31, 2011	$90,000,000
March 31, 2012	$100,000,000
June 30, 2012	$120,000,000
September 30, 2012	$140,000,000
December 31, 2012	$180,000,000
March 31, 2013	$200,000,000
June 30, 2013	$200,000,000
          8.10. Minimum Asset Coverage Ratios. (a) Holdings will not permit the Reserve Coverage Ratio as of the last day of any fiscal quarter of Holdings ending after the Funding Date to be less than 3.00:1.00.
          (b) Holdings will not permit the PDP Coverage Ratio as of the last day of any fiscal quarter ending (i) after the Funding Date and on or prior to September 30, 2011, to be less than 0.25:1.00 and (ii) after September 30, 2011, to be less than 0.50:1.00.
          8.11. Limitations on Prepayments of Junior Financing; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements, etc. Holdings will not, and will not permit any of its Subsidiaries to:
     (a) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar required “repurchase” event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), any Junior Financing; provided that (i) the 2012 Convertible Senior Notes, the 2014 Convertible Senior Notes and the 2014 Senior Subordinated Notes may be prepaid, redeemed or acquired (A) in accordance with Section 8.04(b) or (B) with Net Cash Proceeds of Permitted Junior Debt or issuances of common Equity Interests or Qualified Preferred Stock and (ii) Permitted Junior Debt may, subject to the provisions of the definition thereof, be prepaid, redeemed or acquired with Net

Cash Proceeds from subsequent issuances of Permitted Junior Debt, common Equity Interests or Qualified Preferred Stock;
     (b) amend or modify, or permit the amendment or modification of, any provision of any Junior Financing (or any documentation evidencing same) in any manner that is adverse to the interests of the Lenders in any material respect without the prior written consent of the Administrative Agent;
     (c) designate any Indebtedness (or related interest obligations) as “Designated Senior Debt” or similar term except for the Obligations;
     (d) amend, modify or change its certificate or articles of organization (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its capital stock or other Equity Interests (including any Qualified Preferred Stock), or enter into any new agreement with respect to its capital stock or other Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (d) could not reasonably be expected to be adverse to the interests of the Lenders in any material respect and the terms of any such amendment, modification, change or other action will not violate any of the other provisions of this Agreement or any other Credit Document; or
     (e) amend, modify or change any provision of (i) any Management Agreement unless such amendment, modification or change could not reasonably be expected to be adverse to the interests of the Lenders in any material respect (although no amendment, modification or change may be made to any monetary term thereof) or (ii) any Tax Sharing Agreement or enter into any new tax sharing agreement, tax allocation agreement or similar agreement unless such amendment, modification, change or entering into any such new tax sharing agreement could not reasonably be expected to be adverse to the interests of the Lenders in any material respect (although no amendment, modification or change may be made to any monetary term thereof).
          8.12. Limitation on Certain Restrictions on Subsidiaries. Holdings will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other Equity Interest or participation in its profits owned by Holdings or any of its Subsidiaries, or pay any Indebtedness owed to Holdings or any of its Subsidiaries, (b) make loans or advances to Holdings or any of its Subsidiaries or (c) transfer any of its properties or assets to Holdings or any of its Subsidiaries, except for such encumbrances or restrictions existing on the Funding Date and set forth on Schedule 8.12 and such other encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) any agreement evidencing any Permitted Junior Debt; provided that such encumbrances and restrictions in agreements evidencing Permitted Junior Debt are on customary and market terms for similar financings and in any event are no more onerous to Holdings and its Subsidiaries than those encumbrances and restrictions contained in this Agreement and the other Loan Documents, but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis, (iv) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of Holdings or any of its Subsidiaries, (v) customary provisions restricting assignment of any licensing agreement (in which Holdings or any of its Subsidiaries is the licensee), Oil and Gas Contracts or other contract entered into by Holdings or any of its Subsidiaries in the ordinary course of business, (vi) restrictions on the transfer of any asset pending the close of the sale of such asset, (vii) restrictions on the transfer of any asset subject to a Lien permitted by Section 8.01(c),

(f), (g), (p) and (w), (viii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, and (ix) any agreement in effect at the time a Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary.
          8.13. Limitation on Issuance of Equity Interests. (a) Holdings will not, and will not permit any of its Subsidiaries to, issue (i) any Preferred Equity Interests other than issuance by Holdings of Qualified Preferred Stock pursuant to clause (c) below or (ii) any redeemable common stock or other redeemable common Equity Interests other than redeemable common stock or other redeemable common Equity Interests that is or are redeemable at the sole option of Holdings or such Subsidiary, as the case may be.
          (b) Holdings will not permit any of its Subsidiaries to issue any capital stock or other Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other Equity Interests, except (i) for transfers and replacements of then outstanding shares of capital stock or other Equity Interests, (ii) for stock splits, stock dividends and other issuances which do not decrease the percentage ownership of Holdings or any of its Subsidiaries in any class of the capital stock or other Equity Interests of such Subsidiary, (iii) in the case of Non U.S. Subsidiaries of Holdings, to qualifying directors to the extent required by applicable law and for other nominal share issuances to Persons other than Holdings and its Subsidiaries to the extent required under applicable law and (iv) for issuances by Subsidiaries of Holdings which are newly created or acquired in accordance with the terms of this Agreement.
          (c) Holdings may from time to time (i) issue Qualified Preferred Stock, so long as (x) no Default or Event of Default shall exist at the time of any such issuance or immediately after giving effect thereto, and (y) with respect to each issuance of Qualified Preferred Stock, the gross cash proceeds therefrom (or in the case of Qualified Preferred Stock directly issued by Holdings as consideration for Permitted Acquisitions, the Fair Market Value of the assets received therefor) shall be at least equal to 100% of the liquidation preference thereof at the time of issuance and (ii) issue additional units of Qualified Preferred Stock to pay in kind regularly scheduled Dividends on Qualified Preferred Stock theretofore issued in compliance with this Section 8.13(c).
          8.14. Business. (a) Holdings will not, and will not permit any of its Subsidiaries to, engage directly or indirectly in any business other than the Oil and Gas Business.
          (b) Notwithstanding the foregoing or anything else in this Agreement to the contrary, Holdings will not (i) have any material liabilities other than (A) liabilities arising under the Credit Documents, any Class C Convertible Preferred Stock and any Junior Financing, (B) other liabilities which are permitted by this Agreement and are incurred in connection with the financing and operation of Holdings’ and its Subsidiaries’ businesses, and (C) taxes and other liabilities arising under any applicable law or (ii) own any material assets or engage in any operations or business (other than (A) its direct or indirect ownership of its Subsidiaries and (B) investments permitted under Section 8.05).
          8.15. Limitation on Creation of Subsidiaries. (a) Holdings will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Funding Date any Subsidiary (other than Non-Wholly-Owned Subsidiaries permitted to be acquired in accordance with the requirements of Section 8.15(b)); provided that Holdings and its Wholly-Owned Subsidiaries shall be permitted to establish, create and, to the extent permitted by this Agreement, acquire Wholly-Owned Subsidiaries, so long as, in each case, (i) at least 10 days’ prior written notice thereof is given to the Administrative Agent (or such shorter period of time as is acceptable to the Administrative Agent in any given case), (ii) the capital stock or other Equity Interests of such new Wholly-Owned Subsidiary are promptly pledged pursuant to, and to the extent required by, this Agreement and the applicable Security Documents and the certificates, if any, representing such stock or other Equity Interests, together with stock or other appropriate powers duly executed in blank, are delivered to the Collateral Agent and (iii) each such new Wholly-Owned Subsidiary becomes a party to the applicable Security Documents and, to the extent requested by the Administrative Agent or the Required Lenders, takes all actions required pursuant to Section 7.12. In addition, each new Wholly-Owned Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation (including opinions of counsel) of the type described in Section 5 as such new Wholly-Owned Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Funding Date.
          (b) In addition to Subsidiaries of Holdings created pursuant to preceding clause (a), Holdings and its Wholly-Owned Subsidiaries may acquire Non-Wholly-Owned Subsidiaries after the Funding Date as a result of Permitted Acquisitions (subject to the limitations contained in the definition thereof); provided that (i) all of the capital stock or other Equity Interests of each such Non-Wholly-Owned Subsidiary shall be pledged by any Credit Party which owns same as, and to the extent, required by the applicable Security Documents, and (ii) each such Non-Wholly-Owned Subsidiary shall take the actions specified in Section 8.15(a) to the same extent that such Non-Wholly Owned Subsidiary would have been required to take if it were a Wholly-Owned Subsidiary of Holdings.
          8.16. Limitation on Commodity Hedging. Holdings will not and will not permit any of its Subsidiaries to enter into any Commodity Hedge Agreement if, after giving effect thereto the total volume of Hydrocarbons to be hedged under Commodity Hedging Agreements would exceed, at the time of entering into any Commodity Hedge Agreement, 90% of the projected 2P production from the Oil and Gas Properties of Holdings and each of its Subsidiaries for the period during which such Commodity Hedging Agreement is in effect.
          8.17. Elections. Without the prior written consent of the Required Lenders and the Administrative Agent, Holdings will not, and will not permit any of its Subsidiaries to, make any election for U.S. federal income tax purposes that causes the Indebtedness of the Borrower to be treated as the Indebtedness of a “U.S. person” (as such term is defined under Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.
          SECTION 9. Events of Default.
          Upon the occurrence of any of the following specified events (each, an “Event of Default”):
          9.01. Payments. The Borrower shall (a) default in the payment when due of any principal of any Term Loan or any Note, or (b) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Term Loan or any Note or any Fees or any other amounts owing hereunder or under any other Credit Document; or
          9.02. Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or
          9.03. Covenants. Holdings or any of its Subsidiaries shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.01(b), 7.01(c), 7.01(g)(i) and (ii), 7.03 (other than clause (a)(i) thereof), 7.04 (with respect to the Borrower only), 7.11, 7.13, 7.17 or Section 8 or (b) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than those set forth in Sections 9.01 and

9.02) and such default shall continue unremedied for a period of 30 days following the earlier of (i) Holdings’ or the Borrower’s actual knowledge of such default and (ii) written notice from the Administrative Agent or the Required Lenders specifying such default; or
          9.04. Default Under Other Agreements. (a) Holdings or any of its Subsidiaries shall (i) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (b) any Indebtedness (other than the Obligations) of Holdings or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; provided that, it shall not be a Default or an Event of Default under this Section 9.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (a) and (b) is at least $7,500,000; or
          9.05. Bankruptcy, etc. Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary), and the petition is not controverted within 10 days, or is not dismissed within 60 days after the filing thereof; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary), to operate all or any substantial portion of the business of Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary), or Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary), or there is commenced against Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) any such proceeding which remains undismissed for a period of 60 days after the filing thereof, or Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) makes a general assignment for the benefit of creditors; or any Business action is taken by Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) for the purpose of effecting any of the foregoing; or
          9.06. ERISA. (a) An ERISA Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in Subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days (except to the extent that a waiver to the advance reporting requirement of PBGC Regulation 4043.61 applies with respect to such event); any Plan shall have an Unfunded Current Liability; there is or arises any potential withdrawal liability under Section 4201 of ERISA, if Holdings, any of its Subsidiaries, or any ERISA Affiliate were to withdraw completely from any and all Multiemployer Plans; a contribution required to be made by Holdings, any of its Subsidiaries or any ERISA Affiliate with respect to a Plan or Non-U.S. Plan has not been timely made, Holdings, any of its Subsidiaries or any ERISA Affiliate has incurred or is likely to incur any liability on account of a group health plan (as defined in Section 607(1)

of ERISA, Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996; or Holdings or any of its Subsidiaries has incurred or is likely to incur liabilities pursuant to any portion of any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA); any applicable law, rule or regulation is adopted, changed or interpreted, or the interpretation or administration thereof is changed, in each case after the date hereof, by any Governmental Authority (a “Change in Law”), or, as a result of a Change in Law, an event occurs following a Change in Law, with respect to or otherwise affecting any Plan; (b) there shall result from any of the events set forth in (a) above the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability described in (a) or (b) above, either individually or in the aggregate, in the opinion of the Required Lenders has had, or could reasonably be expected to have, a Material Adverse Effect; or
          9.07. Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral (other than any immaterial portion thereof), in favor of the Collateral Agent, subject to no other Liens (except Permitted Liens), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document; or
          9.08. Guaranties. Any Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor (except as a result of a release of any Guarantor in accordance with the terms thereof), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Guaranty to which it is a party or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty to which it is a party; or
          9.09. Judgments. One or more judgments or decrees shall be entered against Holdings or any Subsidiary of Holdings involving in the aggregate for Holdings and its Subsidiaries a liability (to the extent not paid or not covered by a reputable and solvent insurance company pursuant to which the insurer has accepted liability therefor in writing) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $7,500,000; or
          9.10. Nationalization. All or any part of the interest of Holdings or any of its Subsidiaries in any Oil and Gas Property (or any Hydrocarbons or revenues or other monies arising in respect of it) is (a) nationalized, expropriated, compulsorily acquired or seized by any Governmental Authority, or (b) any such Governmental Authority takes, or officially announces it will take, any step with a view to any of the foregoing and in either case such action is reasonably likely to result in a Material Adverse Effect; or
          9.11. Project Documents. (a) All or any part of any Project Document is not, or ceases to be, a legal, valid and binding obligations of any Person party thereto in any circumstance which is reasonably likely to have a Material Adverse Effect, (b) any party to any Project Document defaults under such Project Document in the circumstances which are reasonably likely to result in a Material Adverse Effect or (c) all or any part of any Project Document is suspended, terminated or revoked in circumstances which are reasonably likely to result in a Material Adverse Effect; or

          9.12. Change of Control. A Change of Control shall occur;
then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 9.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a) and (b) below, shall occur automatically without the giving of any such notice): (a) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately without any other notice of any kind; (b) declare the principal of and any accrued interest in respect of all Term Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; and (c) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents.
After the exercise of remedies provided for in immediately preceding paragraph, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable law):
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including legal, consultant fees and other out-of-pocket expenses payable under Section 11.01) payable to the Administrative Agent, the Collateral Agent or the Lead Arranger in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including reasonable attorneys’ and consultants’ fees and disbursements payable under Section 11.01), ratably among them in proportion to the amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;
     Fifth, to the payment of all other Obligations that are due and payable to the Administrative Agent, Collateral Agent and the other Lenders on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent, Collateral Agent and the other Lenders on such date; and
     Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or other Credit Party as otherwise required by applicable law.
          SECTION 10. The Administrative Agent.
          10.01. Appointment. The Lenders hereby irrevocably designate and appoint Cyan Partners, LP, as Administrative Agent (for purposes of this Section 10 and Section 11.01, the term “Administrative Agent” also shall include Cyan Partners, LP, in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder by or through its officers, directors, agents, employees or affiliates.
          10.02. Nature of Duties. (a) The Administrative Agent in its capacity as such shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent in its capacity as such nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.
          (b) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Lead Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 10.06 and 11.01. Without limitation of the foregoing, the Lead Arranger shall not, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.
          10.03. Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making and the continuance of the Term Loans and the taking or not taking of any action in connection herewith and (b) its own appraisal of the creditworthiness of Holdings and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of Holdings or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of Holdings or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

          10.04. Certain Rights of the Agents. If any Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders; and such Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against such Agent as a result of such Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.
          10.05. Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.
          10.06. Indemnification. To the extent the Administrative Agent (or any affiliate, officer, director, employee, representative, agent, sub-agent or advisor thereof (each, a “Related Party”)) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any such Related Party) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any such Related Party) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that (a) the unreimbursed expense or indemnified loss was incurred by or asserted against the Administrative Agent in its capacity as such (or any Related Party acting for the Administrative Agent in connection with such capacity) and (b) no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliates’ thereof) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
          10.07. Each Agent in its Individual Capacity. With respect to its obligation to make Term Loans under this Agreement, each Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include such Agent in its individual capacity. Each Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.
          10.08. Holders. Any Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.
          10.09. Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all of its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default then exists, the Borrower. Any such resignation by an Administrative Agent hereunder shall also constitute its resignation as the Collateral Agent, and upon the effectiveness of such resignation of an Administrative Agent in accordance with this Section 10.09 the resigning Administrative Agent shall no longer be required to discharge any duties of the “Collateral Agent” under the Security Documents. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.
          (b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).
          (c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
          (d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
          (e) Upon a resignation of the Administrative Agent (and the Collateral Agent) pursuant to this Section 10.09, the Administrative Agent (and the Collateral Agent) shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 10 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of the Administrative Agent (and the Collateral Agent) for all of its actions and inactions while serving as the Administrative Agent (and the Collateral Agent).
          10.10. Collateral Matters. (a) Each Lender authorizes and directs the Collateral Agent to enter into the Subsidiaries Guaranty and Security Documents for the benefit of the Lenders and the other Secured Creditors. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

          (b) The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Total Commitment and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than Holdings and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 8.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 11.12) or (iv) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.10.
          (c) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
          10.11. Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary thereof, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (a) as specifically provided in this Agreement or any other Credit Document and (b) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.
          SECTION 11. Miscellaneous.
          11.01. Payment of Expenses, etc. (a) The Borrower hereby agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of White & Case LLP and the Administrative Agent’s other counsel and consultants) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent and its Affiliates in connection with its or their syndication efforts with respect to this Agreement and of the Administrative Agent and, after the occurrence of an Event of Default, each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and, after the occurrence of an Event of Default, counsel for each of the Lenders); (ii) pay and hold the Administrative Agent and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent or such Lender) to pay such taxes; and (iii) indemnify the Administrative Agent and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (x) any investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of the proceeds of any Term Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the syndication of this Agreement or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (y) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased, used by or operated by Holdings or any of its Subsidiaries or any of their respective predecessors (but with respect to formerly owned, leased, used or operated Real Properties, only to the extent arising from the acts or omissions of Holdings or any of its Subsidiaries), the generation, storage, transportation, handling or disposal of Hazardous Materials by Holdings or any of its Subsidiaries or any of their respective predecessors at any location, whether or not owned, leased, used by or operated by Holdings or any of its Subsidiaries, the non-compliance by Holdings or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any claim under any Environmental Law asserted against Holdings, any of its Subsidiaries or any of their respective predecessors or any Real Property at any time owned, leased, used by or operated by such entity, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Indemnified Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Holdings shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.
          (b) To the full extent permitted by applicable law, each of Holdings and the Borrower shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document, any other agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby or any Loan or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

          11.02. Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender or any Affiliate, branch or agency thereof (including, without limitation, by branches and agencies of the Administrative Agent or such Lender or Affiliate wherever located) to or for the credit or the account of Holdings or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 11.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.
          11.03. Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopier or cable communication) and mailed, telegraphed, telecopied, cabled or delivered: if to the Borrower, to Endeavour Energy UK Limited, 114 St. Martin’s Lane, London WC2N 4BE, England, Attention: J. Michael Kirksey, Facsimile: 44 20 7451 2351, with a copy to Endeavour International Corporation, 1001 Fannin, Suite 1600, Houston, Texas 77002, Attention: J. Michael Kirksey, Facsimile: (713) 307-8794, if to any Credit Party (other than the Borrower), c/o Endeavour International Corporation, 1001 Fannin, Suite 1600, Houston, Texas 77002, Attention: J. Michael Kirksey, Facsimile: (713) 307-8794, if to any Lender, at its address specified on Schedule 11.03 hereto; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telecopier, except that notices and communications to the Administrative Agent, and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.
          11.04. Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that neither Holdings nor the Borrower may assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders and, provided further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitment or any related Obligations hereunder except as provided in Sections 2.08 and 11.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Term Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the

Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Term Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Holdings or the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Term Loans hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.
          (b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations (or, if the Commitments have terminated, outstanding Obligations) hereunder to (i) (A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor; provided that, in no event shall any assignment of Commitments or Term Loans pursuant to this clause (x) be made to Holdings, the Borrower or any of their respective Subsidiaries or Affiliates, or (y) assign all, or if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitment and related outstanding Obligations (or, if the Commitment has terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule 1.01(b) shall be deemed modified to reflect the Commitments and/or outstanding Term Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender, such new Notes to be in conformity with the requirements of Section 2.04 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Term Loans, as the case may be, (iii) the consent of the Administrative Agent and after the Syndication Date, so long as no Default or Event of Default then exists, the Borrower, shall be required in connection with any such assignment pursuant to clause (y) above (such consent, in any case, not to be unreasonably withheld, delayed or conditioned); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof, (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 and (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 11.15. To the extent of any assignment pursuant to this Section 11.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitment and outstanding Term Loans. To the extent that an assignment of all or any portion of a Lender’s Commitment and related outstanding Obligations pursuant to Section 2.08 or this Section 11.04(b), would, at the time of such assignment, result in increased costs under Section 2.09 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).
          (c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Term Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), any Lender which is a fund may pledge all or any portion of its Term Loans and Notes to its trustee or to a collateral agent or financial institution providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or such financial institution, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.
          (d) Any Lender which assigns all of its Commitments and/or Term Loans hereunder in accordance with Section 11.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.09, 4.04, 10.06, 11.01 and 11.06), which shall survive as to such assigning Lender.
          11.05. No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.
          11.06. Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.
          (b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Term Loans, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
          (c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 11.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.
          11.07. Calculations; Computations. (a) All accounting determinations under this Agreement and all financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Holdings to the Lenders); provided that, (i) except as otherwise specifically provided herein, all computations and all definitions (including accounting terms) used in determining compliance with Sections 8.07 through 8.10, inclusive, shall utilize GAAP and policies in conformity with those used to prepare the audited financial statements of Holdings and its Subsidiaries referred to in Section 6.05(a) for the fiscal year ended December 31, 2009 and (ii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis. Holdings, the Borrower and the Administrative Agent, on behalf of the Lenders, agree that in the event of any material change in GAAP (any such change, for the purpose of this Section 11.07, an “Accounting Change”) that occurs after the date of this Agreement, then following the written request of either the Borrower or the Administrative Agent, the Borrower and the Administrative Agent shall enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect any such Accounting Change with the desired result that the criteria for evaluating the financial condition of Holdings and its Subsidiaries shall be the same after such Accounting Change as if such Accounting Change had not been made, and until such time as such an amendment shall have been executed and delivered by Holdings, the Borrower and Required Lenders, (a) all financial covenants, standards and terms in this Agreement shall be calculated and/or construed as if such Accounting Change had not been made, and (b) the Borrower shall prepare footnotes to each certificate and the financial statements required to be delivered pursuant to Sections 7.01(a), (b), (c), and (g) hereunder that show the differences between the financial statements delivered (which reflect such Accounting Change) and the basis for calculating financial covenant compliance (without reflecting such Accounting Change).
          (b) All computations of interest and Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.
          (c) For purposes of any computation determining compliance with any incurrence or expenditure tests set forth in Sections 7 and/or 8 or with Dollar-based basket levels appearing in Sections 4.01 or 4.02 or any definitions contained in Section 1.01, any amounts so incurred, expended or utilized (to the extent incurred, expended or utilized in a currency other than Dollars) shall be converted into Dollars on the basis of the Exchange Rates as in effect on the date of such incurrence, expenditure or utilization under any provision of any such Section or definition that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence, expenditure or utilization test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the Exchange Rates as in effect on the date of any new incurrence, expenditure or utilization made under any provision of any such Section that regulates the Dollar amount outstanding at any time).
          11.08. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE RELEVANT SECURITY DOCUMENT BE

CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (EXCEPT THAT, (X) IN THE CASE OF ANY MORTGAGE OR OTHER SECURITY DOCUMENT, PROCEEDINGS MAY ALSO BE BROUGHT BY THE ADMINISTRATIVE AGENT OR COLLATERAL AGENT IN THE STATE IN WHICH THE RESPECTIVE MORTGAGED PROPERTY OR COLLATERAL IS LOCATED OR ANY OTHER RELEVANT JURISDICTION AND (Y) IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO ANY CREDIT PARTY, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS) MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF HOLDINGS AND THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF HOLDINGS AND THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER HOLDINGS OR THE BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER HOLDINGS OR THE BORROWER. EACH OF HOLDINGS AND THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO HOLDINGS OR THE BORROWER AT ITS ADDRESS SET FORTH IN SECTION 11.03 AND, IN THE CASE OF SERVICE OF PROCESS TO THE BORROWER, AS PROVIDED IN SECTION 11.18, IN EACH CASE SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH OF HOLDINGS AND THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST HOLDINGS OR THE BORROWER IN ANY OTHER JURISDICTION.
          (b) EACH OF HOLDINGS AND THE BORROWER HEREBY IRREVOCABLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY LAW) ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

          (c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
          11.09. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent. Delivery of an executed counterpart hereof by facsimile or electronic transmission shall be as effective as delivery of any original executed counterpart hereof.
          11.10. Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which Holdings, the Borrower, the Administrative Agent and each of the Lenders shall have signed a copy of this Agreement (whether the same or different copies) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written telex or facsimile transmission notice (actually received) that the same has been signed and mailed to it. The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.
          11.11. Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
          11.12. Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and schedules and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected in the case of following clause (i)), (i) extend the final scheduled maturity of any Term Loan or Note, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof, (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents, (iii) amend, modify or waive any provision of this Section 11.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Commitments and the Term Loans on the Effective Date), (iv) release the Holdings Guaranty or release all or substantially all of the aggregate value of the Subsidiaries Guaranties, (v) reduce the “majority” voting threshold specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Commitments and/or Term Loans are included on the Effective Date) or (vi) consent to the assignment or transfer by Holdings or the Borrower of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (1) increase the Commitment of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of the Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 10 or any other provision of this Agreement or any other Credit Document as same relates to the rights or obligations of the Administrative Agent or (3) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.
          (b) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive, of the first proviso to Section 11.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described below, to replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.08 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination, provided further, that the Borrower shall not have the right to replace a Lender or repay its Term Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 11.12(a).
          (c) Holdings, the Borrower and the Administrative Agent may, without the input or consent of the Lenders, effect technical amendments to this Agreement and the other Credit Documents as may be necessary or appropriate in the reasonable opinion of the Borrower and the Administrative Agent to effect the provisions of Section 2.10.
          11.13. Survival. All indemnities set forth herein including, without limitation, in Sections 2.09, 4.04, 10.06 and 11.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.
          11.14. Domicile of Term Loans. Each Lender may transfer and carry its Term Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Term Loans pursuant to this Section 11.14 would, at the time of such transfer, result in increased costs under Section 2.09 or 4.04, from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer to the extent otherwise required under any such Section).
          11.15. Register. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 11.15, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Term Loans made by each of the Lenders (including any increases to the principal amounts thereof as a result of payment of PIK Interest) and each repayment in respect of the principal amount of the Term Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Term Loans. With respect to any Lender, the transfer of the Commitment of such Lender and the rights to the principal of, and interest on, any Term Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitment and Term Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Term Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Term Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 11.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Term Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Term Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 11.15.
          11.16. Confidentiality. (a) Subject to the provisions of clause (b) of this Section 11.16, each Lender agrees that it will not disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 11.16 to the same extent as such Lender) any information with respect to Holdings or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 11.16(a) by the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender or to comply with a request by a Governmental Authority, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 11.16, (vii) in connection with the enforcement of remedies pursuant to this Agreement and the other Credit Documents, (viii) to any prospective or actual transferee, pledgee or participant in connection with any contemplated transfer, pledge or participation of any of the Notes or Commitments or any interest therein by such Lender; provided that such prospective transferee, pledgee or participant agrees to be bound by the confidentiality provisions contained in this Section 11.16, (ix) to (A) any bank or financial institution and (B) S&P, Moody’s, Fitch Ratings and/or other ratings agencies, as such Lender deems necessary or appropriate in connection with such Lender’s obtaining financing; provided, however, that such financial institution or ratings agency shall be informed of the confidentiality of such information and (x) to its investors or potential investors as such Lender reasonably deems necessary or appropriate; provided, however, that such investors or potential investors shall be informed of the confidentiality of such information.
          (b) Each of Holdings and the Borrower hereby acknowledges and agrees that each Lender may share with any of its Affiliates, and such Affiliates may share with such Lender, any information related to Holdings or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Holdings and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 11.16 to the same extent as such Lender.
          (c) Notwithstanding anything to the contrary contained in this Section, each of Holdings and the Borrower hereby agrees that the Administrative Agent and its Affiliates may publicize its services in connection with this Agreement and the other Credit Documents and the transactions contemplated herein and therein, including, without limitation, through granting interviews with and providing information to the financial press and other media and by publicizing such services on its web-site or other electronic medium; provided, however, that the Administrative Agent and its Affiliates shall not publicize as contemplated above in this clause (c) until the earlier to occur of (i) the 5th day following the Funding Date and (ii) such date as when Holdings shall have publicly announced the consummation of the Transaction. In addition, each of Holdings and the Borrower hereby authorizes the Administrative Agent to place a customary “tombstone” advertisement regarding this Agreement and the transactions contemplated herein related hereto in publications of its choice at the Borrower’s expense.
          11.17. Patriot Act. Each Lender subject to the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies Holdings and the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Holdings, the Borrower and the other Credit Parties and other information that will allow such Lender to identify Holdings, the Borrower and the other Credit Parties in accordance with the Patriot Act.
          11.18. Process Agent. (a) Each Credit Party hereby irrevocably and unconditionally appoints CT Corporation with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, and its successors hereunder (the “Process Agent”), as its agent to receive on behalf of such Credit Party and its property all writs, claims, process, and summonses in any action or proceeding brought against such Credit Party in the State of New York. Such service may be made by mailing or delivering a copy of such process to any Credit Party in care of the Process Agent at the address specified above for the Process Agent, and such Credit Party irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Failure by the Process Agent to give notice to the applicable Credit Party, or failure of the applicable Credit Party, to receive notice of such service of process shall not impair or affect the validity of such service on the Process Agent or any such Credit Party, or of any judgment based thereon. Each Credit Party covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents that may be necessary to continue the designation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such. Each Credit Party hereto further covenants and agrees to maintain at all times an agent with offices in New York City to act as its Process Agent. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.
          (b) Each Credit Party that is not incorporated in England and Wales and that has executed, or will on the Funding Date execute, any Credit Document governed by the law of England and Wales irrevocably and unconditionally appoints the Borrower, with an office on the date hereof at 114 St. Martin’s Lane, London WC2N 4BE, England, and its successors hereunder (the “UK Process Agent”), as its agent to receive on behalf of such Credit Party and its property all writs, claims, process, and summonses in any action or proceeding brought against such Credit Party in England and Wales. Such service may be made by mailing or delivering a copy of such process to any Credit Party in care of the U.K. Process Agent at the address specified above for the U.K. Process Agent, and such Credit Party irrevocably authorizes and directs the UK Process Agent to accept such service on its behalf. Failure by the UK Process Agent to give notice to such Credit Party, or failure of such Credit Party, to receive notice of such service of process shall not impair or affect the validity of such service on the UK Process Agent or any such Credit Party, or of any judgment based thereon. Each such Credit Party covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents that may be necessary to continue the designation of the U.K. Process Agent above in full force and effect, and to cause the U.K. Process Agent to act as such. Each such Credit Party hereto further covenants and agrees to maintain at all times an agent with offices in England to act as its UK Process Agent. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law. If any person appointed as an agent for service of process pursuant to Section 5.20 is unable for any reason to act as agent for service of process, Holdings (on behalf of all such Credit Parties) shall immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Administrative Agent. In the event that Holdings fails to appoint such agent on terms acceptable to the Administrative Agent, the Administrative Agent shall have the right to appoint an agent on process.

          11.19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Credit Parties in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Credit Parties in the Agreement Currency, the Credit Parties agree, jointly and severally, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.
          11.20. Maximum Lawful Rate. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans, or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
          11.21. INTERCREDITOR AGREEMENT. (a) EACH LENDER PARTY HERETO HEREBY AUTHORIZES THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT TO EXECUTE AND DELIVER THE INTERCREDITOR AGREEMENT AND UPON THE REQUEST OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT EACH AGREE TO EXECUTE AND DELIVER THE INTERCREDITOR AGREEMENT PROVIDED SUCH AGREEMENT IS IN FORM AND SUBSTANCE TO SATISFACTORY TO EACH SUCH AGENT AND EACH LENDER PARTY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT AT ALL TIMES FOLLOWING THE EXECUTION AND DELIVERY OF THE INTERCREDITOR AGREEMENT SUCH LENDER (AND EACH OF ITS SUCCESSORS AND ASSIGNS) SHALL BE BOUND BY THE TERMS THEREOF.
          (b) EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT OR ANY OF AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.
          SECTION 12. Holdings Guaranty.
          12.01. Guaranty. In order to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into this Agreement and to extend credit hereunder, and to induce the other Guaranteed Creditors to enter into Hedging Agreements and in recognition of the direct benefits to be received by Holdings from the proceeds of the Term Loans and the entering into of such Hedging Agreements, Holdings hereby agrees with the Guaranteed Creditors as follows: Holdings hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations of the Borrower to the Guaranteed Creditors. If any or all of the Guaranteed Obligations of the Borrower to the Guaranteed Creditors becomes due and payable hereunder, Holdings, unconditionally and irrevocably, promises to pay such indebtedness to the Administrative Agent and/or the other Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors in collecting any of the Guaranteed Obligations. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event Holdings agrees that any such judgment, decree, order, settlement or compromise shall be binding upon Holdings, notwithstanding any revocation of this Holdings Guaranty or other instrument evidencing any liability of the Borrower, and Holdings shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.
          12.02. Bankruptcy. Additionally, Holdings unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 9.05, and irrevocably and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.
          12.03. Nature of Liability. The liability of Holdings hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guaranty of the Guaranteed Obligations, whether executed by any other guarantor or by any other party, and the liability of Holdings hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Holdings waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction by the Guaranteed Creditors as contemplated in Section 12.05, or (g) any invalidity, irregularity or enforceability of all or any part of the Guaranteed Obligations or of any security therefor.
          12.04. Independent Obligation. The obligations of Holdings hereunder are independent of the obligations of any other guarantor, any other party or the Borrower, and a separate action or actions may be brought and prosecuted against Holdings whether or not action is brought against any other guarantor, any other party or the Borrower and whether or not any other guarantor, any other party or the Borrower be joined in any such action or actions. Holdings waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to Holdings.

          12.05. Authorization. Holdings authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:
     (i) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Holdings Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;
     (ii) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;
     (iii) exercise or refrain from exercising any rights against the Borrower, any other Credit Party or others or otherwise act or refrain from acting;
     (iv) release or substitute any one or more endorsers, guarantors, the Borrower, other Credit Parties or other obligors;
     (v) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Guaranteed Creditors;
     (vi) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Guaranteed Creditors regardless of what liability or liabilities of the Borrower remain unpaid;
     (vii) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, any Hedging Agreement or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document, any Hedging Agreement or any of such other instruments or agreements; and/or
     (viii) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Holdings from its liabilities under this Holdings Guaranty.
          12.06. Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of Holdings or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
          12.07. Subordination. Any indebtedness of the Borrower now or hereafter owing to Holdings is hereby subordinated to the Guaranteed Obligations owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of the Borrower to Holdings shall be collected, enforced and received by Holdings for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of Holdings under the other provisions of this Holdings Guaranty. Prior to the transfer by Holdings of any note or negotiable instrument evidencing any such indebtedness of the Borrower to Holdings, Holdings shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, Holdings hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Holdings Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.
          12.08. Waiver. (a) Holdings waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. Holdings waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party, other than payment of the Guaranteed Obligations to the extent of such payment, based on or arising out of the disability of the Borrower, Holdings, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment of the Guaranteed Obligations to the extent of such payment. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of Holdings hereunder except to the extent the Guaranteed Obligations have been paid. Holdings waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Holdings against the Borrower or any other party or any security.
          (b) Holdings waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Holdings Guaranty, notices making any claim or demand in Holdings, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations, and promptness in commencing suit against any party. Holdings assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which Holdings assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise Holdings of information known to them regarding such circumstances or risks.
          (c) Holdings waives any defense (i) based on any lack of authority of the officers, directors, partners, or agents purporting to act on behalf any of its Subsidiaries or any principal of any of its Subsidiaries or any defect in the formation of any of its Subsidiaries or any principal thereof, (ii) based on the application by the Borrower of the proceeds of the Term Loans for purposes other than the purposes represented by the Borrower to the Lenders, (iii) based on any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal, (iv) based on a Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111 subdivision (b)(2) of the Bankruptcy Code or any successor statute and (v) any borrowing or any grant of security interest under Section 364 of the Bankruptcy Code.

          12.09. Payments. All payments made by Holdings pursuant to this Section 12 shall be made in Dollars and will be made without setoff, counterclaim or other defense, and shall be subject to the provisions of Sections 4.03 and 4.04.
          12.10. Maximum Liability. It is the desire and intent of Holdings and the Guaranteed Creditors that this Holdings Guaranty shall be enforced against Holdings to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of Holdings under this Holdings Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of Holdings’ obligations under this Holdings Guaranty shall be deemed to be reduced and Holdings shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.
* * *

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

ENDEAVOUR INTERNATIONAL CORPORATION
By:	/s/ J. Michael Kirksey
Name:
Title:

ENDEAVOUR ENERGY UK LIMITED
By:	/s/ J. Michael Kirksey
Name:
Title:

CYAN PARTNERS, LP, Individually and as Administrative Agent
By:	/s/ Jonathan Tunis
	Name:	Jonathan Tunis
	Title:	Authorized Signatory

CYRUS OPPORTUNITIES FUND II, L.P., As Lender By: CYRUS CAPITAL PARNTERS L.P., As Investment Manager
By:	/s/ David A. Milich
	Name:	David A. Milich
	Title:	COO

CYRUS EUROPE FUND, L.P., As Lender By: CYRUS CAPITAL PARNTERS L.P., As Investment Manager
By:	/s/ David A. Milich
	Name:	David A. Milich
	Title:	COO

CRESCENT I, L.P., As Lender By: CYRUS CAPITAL PARNTERS L.P., As Investment Manager
By:	/s/ David A. Milich
	Name:	David A. Milich
	Title:	COO

CYR FUND, L.P., As Lender By: CYRUS CAPITAL PARNTERS L.P., As Investment Manager
By:	/s/ David A. Milich
	Name:	David A. Milich
	Title:	COO

CYRUS CAPITAL PARNTERS L.P., as Lender
By:	/s/ Brennan McCaw
	Name:	Brennan McCaw
	Title:	CFO

MTP ENERGY INFRASTRUCTURE FIANNCE MASTER FUND, LTD., as Lender By: MTP Energy Management LLC, its Investment Manager By: Magnetar Financial LLC, its Managing Member
By:	/s/ Doug Litowitz
	Name:	Doug Litowitz
	Title:	Counsel

TRIANGLE PEAK PARTNERS PRIVATE EQUITY, L.P., as Lender By: Triangle Peak Partners Private Equity GP, LLC, its General Partner
By:	/s/ Dain F. DeGroff
	Name:	Dain F. DeGroff
	Title:	Managing Member

Helios Corporate LLC, as Lender
By:	/s/ Brett Cohen
	Name:	Brett Cohen
	Title:	Authorized Signatory

THE ROTHSCHILD FOUNDATION EUROPE, as Lender
By:	/s/ Rothschild
	Name:	Lord Rothschild OM GME
	Title:	Chairman

By:	/s/ Adam Bennett
	Name:	Adam Bennett
	Title:	Authorized Signatory

DODER TRUST LIMITED (as Trustee for the Jader Trust No 4), as Lender
By:
Name:
	Title:	Authorized Signatory

By:	/s/ Judith Benevides
	Name:	Judith Benevides
	Title:	Authorized Signatory

DODER TRUST LIMITED (as Trustee for the Bat Hanadiv No 3), as Lender
By:
Name:
	Title:	Authorized Signatory

By:	/s/ Judith Benevides
	Name:	Judith Benevides
	Title:	Authorized Signatory

		Page

SECTION 1.	Definitions and Accounting Terms	1

1.01.	Defined Terms	1

SECTION 2.	Amount and Terms of Credit	30

2.01.	The Commitments	30
2.02.	Notice of Borrowing	31
2.03.	Disbursement of Funds	31
2.04.	Notes	32
2.05.	Pro Rata Borrowings	32
2.06.	Interest	32
2.07.	Change of Lending Office	33
2.08.	Replacement of Lenders	33
2.09.	Capital Adequacy	34
2.10.	Incremental Term Loans	34

SECTION 3.	Fees; Reductions of Commitment	35

3.01.	Fees	35
3.02.	Voluntary Termination or Reduction of Commitments	35
3.03.	Mandatory Reduction of Commitments	35

SECTION 4.	Prepayments; Payments; Taxes	35

4.01.	Voluntary Prepayments	35
4.02.	Mandatory Repayments	36
4.03.	Method and Place of Payment	38
4.04.	Tax Gross-Up and Indemnities	38

SECTION 5.	Conditions Precedent to the Funding Date	40

5.01.	Effective Date; Notes	40
5.02.	Officer’s Certificate	40
5.03.	Opinions of Counsel	41
5.04.	Company Documents; Proceedings; etc.	41
5.05.	Employee Benefit Plans; Shareholders’ Agreements; Management Agreements; Employment Agreements; Collective Bargaining Agreements; Tax Sharing Agreements; Existing Indebtedness Agreements; Project Documents	41
5.06.	Consummation of the Refinancing	42
5.07.	Adverse Change, Approvals	43
5.08.	Litigation	44
5.09.	Guaranties and Security Documents	44
5.10.	[Reserved]	46
5.11.	Financial Statements; Pro Forma Balance Sheet; Projections etc.	46
5.12.	Solvency Certificate; Insurance Certificates	46
5.13.	Reserve Report; Qualifications	47
5.14.	Fees, etc.	47
5.15.	Syndication Letter	47

(i)

(ii)

(iii)

(iv)

SCHEDULE 1.01(a)	Commitments
SCHEDULE 1.01(b)	Subsidiary Guarantors
SCHEDULE 5.09(g)	Accounts
SCHEDULE 6.10(a)	Plans
SCHEDULE 6.12(a)	Leased Real Property (other than Oil and Gas Properties)
SCHEDULE 6.12(b)	Oil and Gas Properties
SCHEDULE 6.13	Capitalization
SCHEDULE 6.14	Subsidiaries
SCHEDULE 6.20	Existing Indebtedness
SCHEDULE 6.21	Insurance
SCHEDULE 8.01(b)	Existing Liens
SCHEDULE 8.05(c)	Existing Investments
SCHEDULE 8.12	Existing Encumbrances or Restrictions
SCHEDULE 11.03	Lender Addresses

EXHIBIT A	Form of Notice of Borrowing
EXHIBIT B	Form of Note
EXHIBIT C-1	Opinion of Vinson & Elkins LLP, Special New York and Texas Counsel to the Credit Parties
EXHIBIT C-2	Opinion of Woodburn and Wedge, Special Nevada Counsel to the Credit Parties
EXHIBIT C-3	Opinion of Nauta Dutilh, Special Dutch Counsel to the Agents
EXHIBIT C-4	Opinion of White & Case LLP, Special English Counsel to the Agents
EXHIBIT D-1	Form of Officer’s Certificate (U.S.)
EXHIBIT D-2	Form of Officer’s Certificate (English)
EXHIBIT D-3	Form of Officer’s Certificate (Dutch)
EXHIBIT E	Form of Subsidiaries Guaranty
EXHIBIT F-1	Form of U.S. Security Agreement
EXHIBIT F-2	Form of English Debenture
EXHIBIT F-3	Form of English Charge Over Shares
EXHIBIT F-4	Form of Dutch Pledge Agreement
EXHIBIT F-5	Form of Scottish Security
EXHIBIT G	Form of Solvency Certificate
EXHIBIT H	Form of Compliance Certificate
EXHIBIT I	Form of Assignment and Assumption Agreement
EXHIBIT J	Form of Intercompany Note

(v)

Schedule 1.01(a)
Commitments

Lender	Term Loan Commitment
CYRUS OPPORTUNITIES FUND II, L.P.	$18,050,000
CYRUS EUROPE FUND, L.P.	$950,000
CRESCENT 1, L.P.	$38,000,000
CYR FUND, L.P.	$37,500,000
CYRUS CAPITAL PARTNERS, L.P.	$500,000
MTP ENERGY INFRASTRUCTURE FINANCE MASTER FUND, LTD.	$11,500,000
TRIANGLE PEAK PARTNERS PRIVATE EQUITY, LP	$3,500,000
HELIOS CORPORATE LLC	$20,000,000
THE ROTHSCHILD FOUNDATION EUROPE	$2,000,000
DODER TRUST LIMITED (AS TRUSTEE FOR THE JADER TRUST NO 4)	$9,000,000
DODER TRUST LIMITED (AS TRUSTEE FOR THE BAT HANADIV FOUNDATION NO 3)	$9,000,000

TOTAL:	$150,000,000

Schedule 1.01(b)
Subsidiary Guarantors
1)	Endeavour Energy North Sea LLC (Delaware)

2)	Endeavour Energy North Sea, L.P. (Delaware)

3)	Endeavour Operating Corporation (Delaware)

4)	Endeavour International Holding B.V. (Netherlands)

5)	Endeavour Energy Netherlands B.V. (Netherlands)

6)	Endeavour Energy New Ventures Inc. (Delaware)

7)	END Management Company (Delaware)

Schedule 5.09(g)
Accounts
Deposit Accounts

Credit Party	Sort Code	Bank Account Number	Designation	Location of Account
Endeavour Energy UK Limited	JPMorgan Chase Bank, N.A., London Branch 60-92-42	35047501	UK Operations in GBP	Bournemouth, England

Endeavour Energy UK Limited	JPMorgan Chase Bank, N.A., London Branch 60-92-42	35047502	UK Operations in USD	Bournemouth, England

Endeavour Operating Corporation	JPMorgan Chase Bank, N.A.	179910996265	Operating Account	Houston, Texas

Endeavour Operating Corporation	JPMorgan Chase Bank, N.A.	825-874-035	Demand Deposit Account	Houston, Texas

Schedule 6.10(a)
Plans
None.

Schedule 6.12(a)
Leased Real Property
Leased Real Property of the Credit Parties
1.	14,514 sq. ft. of rentable area on Floor 16 of the First City Tower Building, 1001 Fannin Street, Houston, Texas 77002, leased through December 1, 2010;

2.	The fourth, fifth, and ground floors of the building known as 114 St Martin’s Lane, London, WC2N 4BE, England, leased through December 12, 2012;

3.	3 Queens Gate, Aberdeen, AB15 5YL, Scotland, leased through June 11, 2013; and

4.	5,025 sq. ft. of rentable area at 1125 17th Street, Suite 1525, Denver, Colorado 80202, leased through December 31, 2011.

SCHEDULE
6.12(b)
Oil and Gas
Properties
Endeavour International Corporation
List of Properties
Source: December 31, 2009 Reserve Report (Strip Pricing)
Plus January 2010 reserve adds

Property Name
UK:
Alba			*
Bacchus			*
Bittern			*
Columbus			*
Cygnus			*
Enoch			*
Goldeneye			*
IVRRH			*
Renee			*
Rochelle			*
Rubie			*

US:

Austin 21 #1	De Soto	Louisiana	*
Batchelor 3-1H	Red River	Louisiana	*
Bazer, M L 20 #1D	De Soto	Louisiana	*
Bazer, M L 20 #1D PNP	De Soto	Louisiana	*
Bonomo Investment Co LLC 35 #1	Caddo	Louisiana	*
Chiggero ETAL 14 #1-H	Caddo	Louisiana	*
Davis 15 #1	Red River	Louisiana	*
Desoto LP 17 #1	De Soto	Louisiana	*
Dixie Farm 11-1H	Red River	Louisiana	* [1]
Fielder, Cyrus 15 #1	Caddo	Louisiana	*
Fortson 3 #2	De Soto	Louisiana	*
Indigo Minerals 3-1H	Red River	Louisiana	*
International Paper 21 #1	De Soto	Louisiana	*

SCHEDULE
6.12(b)
Oil and Gas
Properties
Endeavour International Corporation
List of Properties
Source: December 31, 2009 Reserve Report (Strip Pricing)
Plus January 2010 reserve adds

Property Name
Johnson, A S ET AL 10 #1	De Soto	Louisiana	*
Jones, G C 22 #1	De Soto	Louisiana	*
Jones, G C 22 #2	De Soto	Louisiana	*
Jones, G C 23 #3	De Soto	Louisiana	*
Little 11 #1	Red River & Bienville	Louisiana	*
Madison, Clarence 2 #1	Red River	Louisiana	*
Marks, Roy Est 10 #1	Red River	Louisiana	*
McCoy 23 #1	De Soto	Louisiana	*
Metcalf HNSVL 14 #5H	Caddo	Louisiana	*
Russell, Mary 3 #1	Red River	Louisiana	*
Smith, Lillie22 #1	De Soto	Louisiana	*
Tracy 3 #1	De Soto	Louisiana	*
Moore Cowbell	Lea	New Mexico
Lucky Penny	Lea	New Mexico
Pardee & Curtain Lumber Co. C-4	Cameron	Pennsylvania	* [1]
Pardee & Curtain Lumber Co. C-5	Cameron	Pennsylvania	* [1]
Pardee & Curtain Lumber Co. C-7H	Cameron	Pennsylvania	* [1]
Pardee & Curtain Lumber Co. C-9H	Cameron	Pennsylvania	* [1]
Pardee & Curtain Lumber Co. C-10-H	Cameron	Pennsylvania	* [1]
Cochran 1 (Garwood)	Colorado	Texas	*
Cochran 2 (Garwood)	Colorado	Texas	*
Cochran 3 (Garwood)	Colorado	Texas	*
Cochran 4 (Garwood)	Colorado	Texas	*
Cochran 5 (Garwood)	Colorado	Texas	*
Cochran 6 (Garwood)	Colorado	Texas	*
Tuttle #6H — 6 Stages	Gregg	Texas	*
Tuttle #8H — 6 Stages	Gregg	Texas	*
Tuttle AJ Gas Unit #5	Gregg	Texas	*
Tuttle, A J #7H	Gregg	Texas	*
Williams #3	Gregg	Texas	*
Armour Runnels 1	Matagorda	Texas

SCHEDULE
6.12(b)
Oil and Gas
Properties
Endeavour International Corporation
List of Properties
Source: December 31, 2009 Reserve Report (Strip Pricing)
Plus January 2010 reserve adds

*	Mortgaged property

[1]	Acquired after December 31, 2009

Schedule 6.13
Capitalization
Part I: Equity Ownership of Subsidiaries

		Class of Equity	Par	Number of	Certificate	Percentage of
Owner	Issuer	Interest	Value	Shares	Number	outstanding shares
Endeavour	Endeavour Operating
International	Corporation
Corporation		Common	$0.001	100	2	100

Endeavour Operating	Endeavour
Corporation	International
	Holding B.V.	Ordinary	€100	180	Uncertificated	100

Endeavour Operating	Endeavour Energy
Corporation	New Ventures Inc.	Common	$0.01	1,000	1	100

Endeavour Operating	END Management
Corporation	Company	Common	$0.01	1,000	1	100

Endeavour Operating	Endeavour Energy
Corporation	New Ventures I,
	Ltd.	Ordinary	$1.00	1	Uncertificated	100

Endeavour	Endeavour Energy	Limited Partnership
International	North Sea, L.P.	Interest
Holding B.V.			N/A	N/A	Uncertificated	99.9

Endeavour	Endeavour Energy
International	Netherlands B.V.
Holding B.V.		Ordinary	€100	180	Uncertificated	100

Endeavour	Endeavour Energy
International	Luxembourg S.a.r.l.
Holding B.V.		Ordinary	N/A	500	Uncertificated	100

		Class of Equity	Par		Number of	Certificate	Percentage of
Owner	Issuer	Interest	Value		Shares	Number	outstanding shares
Endeavour Energy UK	Endeavour North Sea
Limited	Limited	Ordinary	₤	1	44,250,002	5	100

Endeavour Energy	Endeavour Energy
Netherlands B.V.	North Sea LLC	Membership Interest		N/A	N/A	Uncertificated	100

Endeavour Energy	Endeavour Energy	General Partnership
North Sea LLC	North Sea, L.P.	Interest		N/A	N/A	Uncertificated	0.1

Endeavour Energy	Endeavour Energy UK
North Sea, L.P.	Limited	Ordinary	₤	0.10	1,200	8, 9, and 10	100

Schedule 6.13
Part II: Convertible Securities
The Credit Parties have issued the following securities that are convertible into Equity Interests:
1)	6.00% Convertible Senior Notes due 2012, issued by Endeavour International Corporation;

2)	11.50% Convertible Bonds due 2014, issued by Endeavour Energy Luxembourg S.a.r.l. and guaranteed by Endeavour International Corporation;

3)	Series C Preferred Stock, issued by Endeavour International Corporation with the terms set forth in the Certificate of Designation of Series C Preferred Stock originally filed with the Nevada Secretary of State on October 30, 2006;

4)	Warrant No. 2003-3 for Trident Growth Fund, L.P. to purchase 150,000 shares of Common Stock in Endeavour International Corporation, as amended to expire April 30, 2012 by the First Amendment thereto, with 40,000 warrants currently outstanding thereunder; and

5)	Warrant No. 2002-1 for Trident Growth Fund, L.P. to purchase 150,000 shares of Common Stock in Endeavour International Corporation expiring April 30, 2012, as amended to date, with 50,000 warrants currently outstanding thereunder.

Schedule 6.13
Part III: Options

Options currently
Plan Name	Outstanding
Endeavour International Corporation 2004 Incentive Plan, as amended	745,700
Endeavour International Corporation 2007 Stock Incentive Plan	2,001,055
Nonstatutory Stock Option Agreement between Endeavour International Corporation and Carl D. Grenz, dated November 3, 2008 (one-year)	50,000
Nonstatutory Stock Option Agreement between Endeavour International Corporation and Carl D. Grenz, dated November 3, 2008 (three-year)	200,000
Nonstatutory Stock Option Agreement between Endeavour International Corporation and J. Michael Kirksey, dated September 26, 2007	400,000
Nonstatutory Stock Option Agreement between Endeavour International Corporation and John G. Williams, dated October 1, 2007	200,000
Total	3,596,755

Schedule 6.14
Subsidiaries
This Schedule 6.14 incorporates the relevant portions of the Credit Parties’ response to Schedule 6.13.

Schedule 6.20
Existing Indebtedness
Holdings has Indebtedness pursuant to its 6.00% Convertible Senior Notes due 2012, in a principal amount of $81,250,000.
Holdings also has Indebtedness pursuant to its 12.00% Senior Subordinated Notes due 2014, in a principal amount of $50,373,000, which Indebtedness is guaranteed by all U.S. Subsidiaries of Holdings.
Endeavour Energy Luxembourg S.a.r.l. has Indebtedness pursuant to its 11.50% Convertible Bonds due 2014, in a principal amount of $51,271,000, which Indebtedness is guaranteed by Holdings.
Series C Preferred Stock, issued by Holdings, with the terms set forth in the Certificate of Designation of Series C Preferred Stock originally filed with the Nevada Secretary of State on October 30, 2006, as amended.
The Credit Parties have the following outstanding Letters of Credit:

Title	Amount	Borrower
Standby Letter of Credit (BNP Paribas)	£11,900,000	Endeavour Energy UK Limited
Standby Letter of Credit (BNP Paribas)	£6,600,000	Endeavour Energy UK Limited
Standby Letter of Credit (BNP Paribas)	£2,100,000	Endeavour Energy UK Limited
This Schedule 6.20 incorporates all Intercompany Loans as specified on Schedule 8.05(c), Part II.

Schedule 6.21

Limits Graphic

Hartford Lloyds Insurance Co.
St. Paul Surplus Lines Insurance Company
Lloyd's of London & Other Companies
Aviva Insurance UK Ltd
The National Insurance and Guarantee Corporation Ltd.
Navigators Insurance Co.
ACE Group
US Specialty Insurance Co.
Deductible
$100,500 BPP Houston/ Denver $350K Computer & Media
USA $9M Per Occurrence Excess Liability
$1M Per Occurrence General Liability
£258,360 London £90,380 London Computer Equipment
UK £10M Employers' Liability £2M Public Liability and Products Liability £250K Money £100K Office Property £50K Office Property (Aberdeen) & Various Sub-limits
Sections IA & IB – Onshore & Offshore Property (Platforms & Pipelines) As per Values Declared
$8.5M Section IC & ID Crude Oil/ Cargo
Section II Control of Well USA $20M Per Occurrence except $30M for Los Animas and Pidan Wells Care, Custody & Control 2.5M Per Occ.
Section II Control of Well UK Sector of the North Sea $125M Per Occurrence OPOL $120M Care, Custody & Control $2.5M
Section III Liabilities UK Sector of the North Sea $125M Any one Occurrence
Section IV War & Terrorism Values & Limits as Section I, II, III, & V
Section V Business Interruption Goldeneye Oil & Gas As per Volumes & Values Declared Indemnity Period: 730 Days
$10M Excess D & O
$10M Excess D & O
$10M Primary Directors And Officers D&O
$1K Per Occurrence
$5K Each Event $10K Offshore
£150
NIL
$1.5M
$1.5M Crude Oil $100K Cargo
$1.5M $150K CC&C
$1.5M $1M OPOL $150K CC&C
$150K
Per Section
45 Days
$0 A $250K B1 $500K B2

All Limits & Deductibles expressed in 100% unless specified otherwise.

LIMITS GRAPHIC Limits Graphic I HartfordLI:ydi InsuranceCo | St Paul Surplus Lines Insurance Company I Lloyd’s of Landau A Other Campania; | Aviva In;uranca L~E Ltd The National In;uranca and GuaranTee Corporation LTd Navi =2Tor; In;iiranjce Co. ACE Group V2 ir=::L:y L: = jr=^:a ?: Deductible USA Sffht Per Occurrence Ex-re;; Liability Landan iSOJEO Landan Computer EquipmenT £150 ? 100,500 EP? Houston Denver J3J0K CampuTer & Media (IK Ph JIM PerOccurrence General LiatiliTy JoKEadiEvEnt JlCKOttilciE UK ilOJJ Employer;’ Liability ttll PnblicLiabiliTy and Products Liability £250K Money ilOOE Office Praperty i“J0K Office Property (Aberdeen) £ Various Sub-IimiT; NIL Section; IA £ IE-Onshore* Offshore Property (Platforms & Pipelines) As per Values Declared JSilJ Section IC* ID Crude Oil-Cares H.5MCiudeOil HMKCaigi Section n Contra] af Well USA 320JJ PerOccurrence except JjOJJ far La; Animas and Pi dm Wells Care, Custody’s Contra] iiMPerOcc H.5M H5fJKCCfiC Section II Cantra] af V. el] UK Sector af the North Sea 5125JJ Per Occnnence OPOL 5120JJ Care, Custody fc Contra] J2 5JJ J1.5V SI V OPOL ji5cf.;;s-; Section m Liabilities UE Sector af the North Sea J125JJ Anyone Occnrrence J.150K Section IV War i Terrorism Values & Limits is Section LE.IH, *V PaSacticL Section V Business Interruption Galdeneye Oil&C-as As per Volume; & Values Declared Indemnity Period: 0 Day; 4: Dayt 51-DU Eice;; DiO il-DU Excess DiO 310M Primary Direcrars And Officers : a H50KB1 J5MKB2 All Limits & Deductible expressed in 100% unless specified otherwise.

Coverage Summary

Policy Period	Policy No.	Coverage	Limits/Amounts		Carrier

11/01/09-10	61SBARS0904	Property	Business Personal Property		Hartford Lloyds Insurance
			$100,500	Replacement Cost	Company (Direct)
		Houston/ Denver	Personal Property of Others
			$189,500	Replacement Cost
Money and Securities
			$10,000	Inside the Premises
			$5,000	Outside the Premises
Computers and Media
			$350,000	12 Hour Waiting Period, $250 Deductible
Deductibles:
			$1,000	Per Occurrence

11/01/09-10	MU05540661	USA - General Liability	$2,000,000	General Aggregate	St. Paul Surplus Lines
			$1,000,000	Products-Completed Operations Aggregate Limit	Insurance Company (through
			$1,000,000	Personal and Advertising Injury Limit	J.H. Blades)
			$1,000,000	Each Occurrence Limit
			$100,000	Damage To Premises Rented To You Limit (Any One Premise)
			$5,000	Medical Expenses Limit (Any One Person)
Deductibles:
			$5,000	Each Event
			$10,000	Each Offshore Event
			$5,000	Each Event Products-Completed Operations
			$10,000	Each Offshore Event Products-Completed Operations
			$0	Medical Expense (Each Person)
			$5,000	Personal and Advertising Injury (Each Person)

11/01/09-10	MU05578407	USA - Umbrella Liability	$9,000,000	General Aggregate	St. Paul Surplus Lines
			$9,000,000	Products-Completed Operations Aggregate Limit	Insurance Company (through
			$9,000,000	Personal and Advertising Injury Limit	J.H. Blades)
			$9,000,000	Each Occurrence Limit
Deductibles:
			$10,000	Deductible (SIR)

11/01/09-10	24233801 ENP	London Computer	£258,360	Computer and ancillary equipment (London) including Portable Equipment Value £20,000	Aviva Insurance UK Ltd (GA) (through Castle Cairn
			£90,380	Computer and ancillary equipment (Aberdeen) including Portable Equipment Value £20,000	Insurance Brokers Ltd.)

11/01/09-10	GLA/003897736	London Office Package	Property Section:		NIG Insurance (through
			£100,000	Office Contents (excluding computers)	Castle Cairn Insurance
			£50,000	Aberdeen Contents (excluding computers)	Brokers Ltd.)
			£10,000	Documents
			£5,000	Goods in Transit
			£5,000	Exhibitions in UK
			£1,000	Replacement Locks
			£500	Personal effects (per person)
			£5,000	Pictures, Works of Art, etc (£500 AOI)
			£5,000	Computer system records
			£5,000	Loss of Metered Water
Business Interruption Section:
			£250,000	Loss of Revenue and Increased Costs of Working
			£5,000	Book Debts
			12 Months	Indemnity Period
Money Section:
			£250,000	Loss of Money due to Crossed cheques
			£250	Money Out of Safe out of Business Hours
			£1,500	Money In Safe out of Business Hours
			£500	Money in the Private Dwelling of Partners, Directors or Employees

Coverage Summary

Policy Period	Policy No.	Coverage	Limits/Amounts		Carrier
			£5,000	Money Any other loss
£10,000/£100pw Personal Injury following robbery or holdup
Legal Liability for injury to persons or damage to third party property:
			£10,000,000	Injury to Employees
			£2,000,000	Injury to the public and damage to property
Commercial Legal Expenses Section:
			£50,000	Limit per Insured Incident
			£50,000	Annual Limit for Compesation Awards

11/01/09-10	BM0901674	Energy Package	Section 1 (A) & (B) — Onshore & Offshore Property (Platform and Pipelines)

			$71,770,250 FI value, as per worksheets attached to policy, any one accident or occurrence sub-limited to $7,500,000 any one accident or occurrence in respect of data reacquisition, reconstruction or reconstitution costs.		Lloyds of London & Other Companies(through JLT Agnew Higgins)

Plus additional 25% each item separately in respect of Sue and Labour expense, General Average and Salvage Charges, Removal of Wreck/Debris and Expediting Expense but not exceeding 50% in all.

Section 1 (C) & (D) — Crude Oil / Cargo,

			$8,500,000	each section any one shipment / location.

Section 2 — Operators Extra Expense

In respect of the UK Sector of the North Sea:

			$125,000,000	Combined Single Limit any one accident or occurrence.

			$2,500,000	Sub-limit of any one accident or occurrence in respect of Care, Custody & Control.

			$120,000,000	any one occurrence in respect of OPOL.

In respect of Wells scheduled in the USA:

$20,000,000 Combined Single Limit any one accident or occurrence in respect of all Wells except Exploratory and Development Drilling Wells with dry hole cost in excess of $8,000,000 (100%) or Total Measured Depth of more than 17,500 feet where the Combined Single Limit is increase to

$30,000,000 any one accident or occurrence, as scheduled. Any additional onshore wells in excess of 17,500’ TMD(100%) or AFE in excess of $8,000,000 (100%) to be agreed prior to spud. Slip Leader and Agreement Parties.

			$2,500,000	Sub-limit of any one accident or occurrence in respect of Care, Custody and Control.

Section 3 — Liabilities

In respect of the UK Sector of the North Sea:

$125,000,000 any one accident or occurrence combined single limit over sub-section A (onshore) and sub-section B (offshore).

Section 4 — War and Terrorism

Values and limits as Sections 1, 2, 3 and 5

Section 5 — Loss of Production Income

For limits and indemnity period as scheduled in respect of the Insured’s interest in Goldeneye fields including coverage in respect of dependency premises as schedule attached.

Indemnity Period: 730 days.

Coverage Summary

Policy Period	Policy No.	Coverage	Limits/Amounts	Carrier
11/01/09-10	BM0901674	Energy Package (Cont’d)	Deductibles (100%):

Section 1 (A) & (B) & (C)- Onshore & Offshore Property (Platform and Pipelines & Oil in Store)

$1,500,000 any one accident or occurrence except on Increased Value / Total Loss Only which shall be nil.

$100,000 any one accident or occurrence in respect of Data Reacquisition, Reconstruction or Reconstitution Costs.

Section 1 (D) — Cargo (Excluding Oil in Store)

$100,000 any one accident or occurrence any location/shipment but 0.5% of values any one accident or occurrence in respect of shortage.

Section 2 — Operator’s Extra Expense — (Excess)

Offshore:

$1,500,000 Combined Single Excess any one accident or occurrence.
$150,000 any one accident or occurrence in respect of Care, Custody and Control.

Subject to Offshore Pollution Liability Association (OPOL) stepdown as is necessary for OPOL excess / deductible not to exceed $1,000,000 (or currency equivalent) any one accident or occurrence.

Onshore:

$250,000 Combined Single Excess any one accident or occurrence.
$50,000 any one accident or occurrence in respect of Care, Custody and Control.

Section 3 — Liabilities — (Excess)

$150,000 any one accident or occurrence offshore and onshore, except:
Sub-section B (offshore) only, where an excess in respect of Charterers Liability of $50,000 any one accident or occurrence event shall apply, except that cargo claims shall be subject to a single of $12,500 each single voyage.

Underlying amounts nil, but subject to minimum underlyings of $5,000,000 (or to be agred Slip Leader) in respect of statutory Employers Liability / Automobile Liability / non-owned Aviation Liability.

Section 4 — War and Terrorism

As applicable to Sections 1, 2, 3 and 5, all offshore only.

Section 5 — Loss of Production Income — (Excess)

45 days waiting period any one occurrence.

In the event of an accident or occurrence involving more than one Section (excluding Sections 3 & 5), then only the single highest deductible to apply.

Nil deductible to apply in respect of Constructive / Actual Total Losses, General Average / Salvage Charges and War, except for Sections 3 & 5 where above deductibles to apply.

Coverage Summary

Policy Period	Policy No.	Coverage	Limits/Amounts	Carrier
2/26/10-11	34-MGU-10-A20905	Primary Directors & Officers	$10,000,000 Annual Aggregate Deductibles: $500,000 Per loss for Securities Claims/ $250,000 per loss All other claims, except zero for non imdemnifiable claims	US Specialty Insurance Co.

2/26/10-11	NY10DO2211753NV	Excess Directors & Officers	$10,000,000 Annual Aggregate Excess of: $10,000,000 Per Loss	Navigators Insurance Co.

2/26/10-11	DOXG235497002	Excess Directors & Officers – Broad Form Side A	$10,000,000 Annual Aggregate Excess of: $20,000,000 Per Loss	ACE

Named Insureds

Named Insureds	Description of Operations
Endeavour International Corporation	Public Holding Company

Endeavor Operating Corporation	Holding Company

Endeavour Energy UK Limited	Acquiring, exploring for and developing of natural gas and oil properties

Endeavour Energy New Ventures Inc.	New Ventures Holding Company

Endeavour Energy New Ventures I, Ltd	Inactive New Ventures Company

Endeavour Energy North Sea L.P.	Investment Holding Partnership

Endeavour Energy North Sea LLC	General Partner of the LP

END Management Company	Payroll management company

Endeavour International Holding B.V.	Holding Company

Endeavour Energy Netherlands B.V.	Acquiring, exploring for and developing of natural gas and oil properties

Endeavour North Sea Limited	Acquiring, exploring for and developing of natural gas and oil properties

Endeavour Energy Luxembourg S.a.r.l.	Financing Company
And/or subsidiary, associated, affiliated companies or owned and controlled companies, as now or hereafter constituted, including principals, officers, directors, stockholders and employees of all Named Insureds while acting within the scope of their duties as such and as their interests may appear.

Schedule 8.01(c)
Existing Liens

Secured Party	Debtor	File Number	File Date	Location of Filing	Collateral
Dell Financial Services L.L.C.	Endeavour International Corporation	2010013574-3	05/28/2010	Secretary of State of Nevada	Computer Equipment

Independent Television News Limited	Endeavour Energy UK Limited	525752/13	06/20/2005	Companies House UK	Funds in Secured Party’s deposit account specifically designated to secure rent owing to landlord pursuant to London office lease[1]

[1]	Original amount in account was £35,000 together with £6,125 in addition in respect of VAT.

Schedule 8.05(c)
Existing Investments
Part I: Shares in Subsidiaries
This Schedule 8.05(c), Part I incorporates relevant information from Credit Parties’ response to Schedule 6.13, Part I.

Schedule 8.05(c)
Part II: Intercompany Debt
1)	Revolving Loan Facility Agreement dated as of October 31, 2006 between Endeavour International Holding B.V., as borrower, and Endeavour Operating Corporation, as lender, as amended, with an aggregate principal amount outstanding of $99,000,068.00.

2)	Revolving Loan Facility Agreement dated as of October 31, 2006 between Endeavour International Holding B.V., as lender, and Endeavour Energy UK Limited, as borrower, with an aggregate principal amount outstanding of $5,072,839.92.

3)	Revolving Loan Facility dated as of January 23, 2008 between Endeavour Energy Luxembourg S.a.r.l., as lender, and Endeavour International Holding B.V., as borrower, as amended, with an aggregate principal amount outstanding of $52,257,728.98.

4)	$23,500,000 owing from Endeavour Energy UK Limited to Endeavour North Sea Limited.

Schedule 8.05(c)
Part III: Other Investment Property

Grantor	Sort Code	Bank Account Number	Designation
Endeavour Operating Corporation	JPMorgan Chase Bank, N.A.	619034-0829*	Prime Money Market Securities Account
Endeavour International Holding B.V.	12-27-14	36401001*	EUR Proceeds Account
Endeavour International Holding B.V.	12-27-14	34601U5D01*	USD Proceeds Account
Endeavour International Holding B.V.	12-27-14	34601USD02*	USD Cash Collateral Account
Endeavour International Holding B.V.	12-27-14	06221716*	GBP Cash Collateral Account
Endeavour Energy UK Limited	12-27-14	34602USD01*	USD Proceeds Account
Endeavour Energy UK Limited	12-27-14	06221724*	GBP Proceeds Account
Endeavour Energy UK Limited	12-27-14	34602USD02*	USD Cash Collateral Account
Endeavour Energy UK Limited	12-27-14	06221732*	GBP Cash Collateral Account
Endeavour Energy UK Limited	BNP Paribas	34337J	Cash collateral account pledged to BNP Paribas to secure the Letters of Credit listed on Schedule 6.20
Endeavour North Sea Limited	12-27-14	34604USD01*	USD Proceeds Account
Endeavour North Sea Limited	12-27-14	06221791*	GBP Proceeds Account
Endeavour North Sea Limited	12-27-14	34604USD02*	USD Cash Collateral Account
Endeavour North Sea Limited	12-27-14	06221804*	GBP Cash Collateral Account
Endeavour International Holding B.V.	JPMorgan Chase Bank, N.A.	0657-017001	Operations in USD (account located in the Netherlands)
Endeavour International Holding B.V.	JPMorgan Chase Bank, N.A.	0657-783919	Operations in EUR (account located in the Netherlands)
Endeavour Energy Netherlands B.V.	JPMorgan Chase Bank, N.A.	0657-017101	Operations in USD (account located in the Netherlands)
Endeavour Energy Netherlands B.V.	JPMorgan Chase Bank, N.A.	0657-803898	Operations in EUR (account located in the Netherlands)
This Schedule 8.05(c): Part III incorporates all Deposit Accounts set forth on Schedule 5.09(g).

*	Accounts to be closed following Refinancing.

Schedule 8.12
Existing Encumbrances or Restrictions
The Trust Deed related to the 11.50% Convertible Bonds due 2014, issued by Endeavour Energy Luxembourg S.a.r.l. and guaranteed by Endeavour International Corporation states that if any moneys become payable by the guarantor under its guarantee, the issuer will not (except in the event of the liquidation or bankruptcy of the issuer), so long as any moneys remain unpaid, pay any moneys for the time being due from the issuer to the guarantor.

Schedule 11.03
Lender Addresses

Lender	Address
CYRUS OPPORTUNITIES FUND II, L.P.	c/o Cyan Partners, LP
399 Park Avenue, 39th Floor
New York, NY 10022

CYRUS EUROPE FUND, L.P.	c/o Cyan Partners, LP
399 Park Avenue, 39th Floor
New York, NY 10022

CRESCENT 1, L.P.	c/o Cyan Partners, LP
399 Park Avenue, 39th Floor
New York, NY 10022

CYR FUND, L.P.	c/o Cyan Partners, LP
399 Park Avenue, 39th Floor
New York, NY 10022

CYRUS CAPITAL PARTNERS, L.P.	c/o Cyan Partners, LP
399 Park Avenue, 39th Floor
New York, NY 10022

MTP ENERGY INFRASTRUCTURE FINANCE MASTER	c/o Magnetar Financial LLC
FUND, LTD.	1603 Orrington Avenue, 13th Floor
Evanston, IL 60201

TRIANGLE PEAK PARTNERS PRIVATE EQUITY, LP	Carmel Plaza, Suite 305
P.O. Box 3788
Carmel, CA 93921

HELIOS CORPORATE LLC	400 Madison Avenue
Suite 8D
New York, NY 10017

THE ROTHSCHILD FOUNDATION EUROPE	32-33 St. James’s Place
London SW1A 1NR
United Kingdom

DODER TRUST LIMITED (as Trustee for the	c/o Carter Ledyard & Milburn
Jader Trust No 4)	2 Wall Street
New York, NY 10005

Lender	Address
DODER TRUST LIMITED (as Trustee for The	Argyle House
Bat Hanadiv Foundation No 3)	41a Cedar Avenue
Hamilton HM12
Bermuda

EXHIBIT A
FORM OF NOTICE OF BORROWING
[Date]
Cyan Partners, LP, as Administrative Agent (the “Administrative Agent”) for the Lenders party to the Credit Agreement referred to below
399 Park Avenue, 39th Floor
New York, New York 10022
Attention: Divya Gopal
Ladies and Gentlemen:
          The undersigned, Endeavour Energy UK Limited (the “Borrower”), refers to the Credit Agreement, dated as of August 16, 2010 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among Endeavour International Corporation, the Borrower, the lenders party thereto (each, a “Lender” and collectively, the “Lenders”), and you, as Administrative Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02(a) of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:
          (i) The Business Day of the Proposed Borrowing is                      ___, ___.1
          (ii) The aggregate principal amount of the Proposed Borrowing is $                    .
          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
     (A) the representations and warranties contained in the Credit Agreement and in the other Credit Documents are and will be true and correct in all material respects, before and immediately after giving effect to the Proposed Borrowing, as though made on such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; and
     (B) no Default or Event of Default has occurred and is continuing, or would immediately result from such Proposed Borrowing.

[1]	Shall be a Business Day at least one Business Day, after the date hereof, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York City time) on such day.

Very truly yours, ENDEAVOUR ENERGY UK LIMITED
By:
Name:
Title:

EXHIBIT B
FORM OF NOTE

$	New York, New York
                     __, ___
          FOR VALUE RECEIVED, ENDEAVOUR ENERGY UK LIMITED, a company incorporated in England and Wales (the “Borrower”), hereby promises to pay to [                                        ] or its successors and registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Credit Agreement referred to below) initially located at 399 Park Avenue, 39th Floor, New York, New York 10022, on the Maturity Date (as defined in the Credit Agreement) the principal sum of                      DOLLARS ($                    ) or, if less, the unpaid principal amount of all Term Loans (as defined in the Credit Agreement) made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.
          The Borrower also promises to pay interest on the unpaid principal amount of each Term Loan made by the Lender in like money at said office from the date hereof until paid at the rate and at the times provided in Section 2.06 of the Credit Agreement.
          This Note is one of the Notes referred to in the Credit Agreement, dated as of August 16, 2010, among Endeavour International Corporation, the Borrower, the lenders party thereto from time to time (including the Lender), and Cyan Partners, LP, as Administrative Agent for such Lenders (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”) and is entitled to the benefits of the Credit Agreement and of the other Credit Documents (as defined in the Credit Agreement). This Note is secured by the Security Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Maturity Date, in whole or in part.
          In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.
          The Borrower hereby waives (to the extent permitted by applicable law) presentment, demand, protest or notice of any kind in connection with this Note.

Exhibit B

          THIS TERM NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES.

ENDEAVOUR ENERGY UK LIMITED
By:
Name:
Title:

9

EXHIBIT C-1
August 16, 2010
Each of the Addressees Listed in
the Attached Schedule I

Re:	Credit Facility for Endeavour Energy UK Limited
Ladies and Gentlemen:
     (a) We have acted as counsel to Endeavour International Corporation, a Nevada corporation (“Holdings”), in connection with the transactions contemplated by the Opinion Documents (as such term is defined below). This opinion letter is furnished to you pursuant to Section 5.03(a) of the Agreement (as defined below). Unless otherwise defined in the body of this opinion letter, capitalized terms used herein shall have the meanings assigned to such terms in the Agreement. Other terms that are defined in the Uniform Commercial Code as in effect in the State of New York (the “NY UCC”) have the same meaning when used herein unless otherwise indicated by the context in which such terms are so used. In addition, as used herein:
     (b) the term “Opinion Parties” means, collectively, (i) Endeavour Operating Corporation, a Delaware corporation (“EOC”); (ii) Endeavour Energy New Ventures Inc., a Delaware corporation (“New Ventures”); (iii) END Management Company, a Delaware corporation (“END Management”); (iv) Endeavour Energy North Sea, L.P., a Delaware limited partnership (“Endeavour North Sea L.P.”); and (v) Endeavour Energy North Sea LLC, a Delaware limited liability company (“Endeavour North Sea LLC”);
     (c) the term “U.S. Credit Parties” means, collectively, the Opinion Parties and Holdings;
     (d) the term “Credit Parties” means, collectively, the U.S. Credit Parties and the following entities: (i) Endeavour Energy UK Limited, an England and Wales corporation (“Borrower”); (ii) Endeavour International Holding B.V., a Netherlands private limited liability company (“Holding B.V.”); (iii) Endeavour Energy Netherlands B.V., a Netherlands private limited liability company (“Netherlands B.V.”); (iv) Endeavour Energy Luxembourg S.ÀR.L., a private limited liability

Vinson & Elkins LLP Attorneys at Law	First City Tower, 1001 Fannin Street, Suite 2500
Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston	Houston, TX 77002-6760
London Moscow New York Palo Alto Shanghai Tokyo Washington	Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

August 16, 2010 Page 2
company organized under the laws of Luxembourg (“Endeavour Luxembourg”); (v) Endeavour North Sea Limited, a private limited company incorporated in England and Wales (“Endeavour North Sea Limited”); and (vi) Endeavour Energy New Ventures I, Ltd., a Bermuda exempted company (“Endeavour Berumda”).
     In rendering the opinions set forth below, we have reviewed an execution copy of the following documents and instruments:
     (i) the Credit Agreement (the “Agreement”) dated as of August 16, 2010 (the “Closing Date”), among Holdings, Borrower, the Lenders party thereto and Cyan Partners, LP, as administrative agent for the Lenders (the “Administrative Agent”).;
     (ii) the U.S. Security Agreement, dated as of the Closing Date (the “U.S. Security Agreement”), among Holdings, EOC, New Ventures, END Management, Endeavour North Sea L.P., Endeavour North Sea LLC, Holding B.V., Netherlands B.V. (with the foregoing entities collectively referred to herein as the “Grantors”), and Cyan Partners, LP, in its capacity as the Collateral Agent (the “Collateral Agent”);
     (iii) the Subsidiaries Guaranty, dated as of the Closing Date, among EOC, Holding B.V., Netherlands B.V., Endeavour North Sea L.P., Endeavour North Sea LLC, END Management, and New Ventures (as guarantors) in favor of the Administrative Agent;
     (iv) the Deed of Trust, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement dated as of the Closing Date (the “Gregg County Deed of Trust”), by EOC in favor of (A) Philip D. Weller, as trustee for the benefit of the Collateral Agent and (B) the Collateral Agent, as beneficiary for the benefit of itself and the Secured Creditors (as therein defined), which Gregg County Deed of Trust is to be recorded in Gregg County, Texas;
     (v) the Deed of Trust, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement dated as of the Closing Date (the “Colorado County Deed of Trust” and, together with the Gregg County Deed of Trust, the “Texas Deeds of Trust”), by EOC in favor of (A) Philip D. Weller, as trustee for the benefit of the Collateral Agent and (B) the Collateral Agent, as beneficiary for the benefit of itself and the Secured

August 16, 2010 Page 3
Creditors (as therein defined), which Colorado County Deed of Trust is to be recorded in Colorado County, Texas;
     (vi) the Subordination Agreement dated as of the Closing Date, among Endeavour Luxembourg, Holding B.V. and the Administrative Agent;
     (vii) the Subordination Agreement dated as of the Closing Date, among the Borrower, Holding B.V. and the Administrative Agent;
     (viii) the Subordination Agreement dated as of the Closing Date, among Endeavour North Sea Limited, the Borrower and the Administrative Agent;
     (ix) the Uncertificated Security Control Agreement dated as of the Closing Date, among EOC, Endeavour North Sea LLC, Holding B.V., Netherlands B.V., Endeavour North Sea L.P., New Ventures, Endeavour Bermuda, and the Collateral Agent;
     (x) the Amended and Restated Blocked Account Control Agreement (“Shifting Control”) dated as of the Closing Date (the “Deposit Account Control Agreement”), by and among EOC, the Collateral Agent and JPMorgan Chase Bank, N.A., as the Depositary (the “Depositary”), which relates to the deposit account or deposit accounts therein identified (collectively, whether one or more, the “Deposit Accounts”);
     (xi) Open-End Mortgage, Assignment of Production, Security Agreement, Fixture Filing, As-Extracted Collateral Filing and Financing Statement, dated as of the Closing Date (the “Pennsylvania Mortgage”), by EOC in favor of the Collateral Agent for the benefit of itself and the Secured Creditors (as therein defined);
     (xii) Mortgage, Assignment of Production and Rents, Security Agreement, Fixture Filing, and Financing Statement, dated as of the Closing Date (the “Louisiana Mortgage”), by EOC in favor of the Collateral Agent for the benefit of itself and the Secured Creditors (as therein defined);
     (xiii) Charge Over Shares dated as of the Closing Date (the “Share Charge”), between Endeavour North Sea L.P. and the Collateral Agent;

August 16, 2010 Page 4
     (xiv) Agreement and Deed of Pledge of Shares dated as of the Closing Date (the “Dutch Pledge” and, together with the Pennsylvania Mortgage, the Louisiana Mortgage and the Share Charge, the “Designated Documents”), among EOC, Holdings B.V., and Cyan Partners, LP, as the pledgee;
     (xv) each of the agreements listed on Schedule II hereto (the “Applicable Contracts”);
     (xvi) each Opinion Party’s constitutive documents and resolutions listed on Schedule III hereto (the “Organizational Documents”);
     (xvii) unfiled copies of the UCC-1 Financing Statements listed on Part A of Schedule IV hereto (the “Financing Statements”), which Financing Statements relate to the Article 9 Collateral (as defined in paragraph 9 below);
     (xviii) unfiled copies of the UCC-1 Financing Statements listed on Part B Schedule IV hereto (the “Fixture Financing Statements”), which financing statements relate to the fixtures described therein; and
     (xix) unfiled copies of the UCC-1 Financing Statements listed on Part C Schedule IV hereto (the “As-Extracted Collateral Financing Statements”), which financing statements relate to the as-extracted collateral described therein.
     The documents listed in clause (i) through (x) above are referred to herein as the “Opinion Documents”. Additionally, in rendering the opinions set forth below, we have reviewed such other records, certificates and documents as we have deemed appropriate for the purposes of such opinions. As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon statements of public officials and officers or other representatives of the Credit Parties and on the representations and warranties relating to factual matters set forth in the Opinion Documents.
     In rendering the opinions expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies, which assumptions we have not independently verified. In addition, with your permission and without independent investigation, we have made the following assumptions:

August 16, 2010 Page 5
     (i) Each party to the Opinion Documents and the Designated Documents other than the Opinion Parties (each such party other than the Opinion Parties, a “Transaction Party”) is a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;
     (ii) Each Transaction Party has full power and authority (corporate, partnership, limited liability company or otherwise) to execute, deliver and perform its obligations under the Opinion Documents and the Designated Documents to which it is a party;
     (iii) Each Opinion Document and each Designated Document has been duly executed and delivered by each Transaction Party that is a party thereto;
     (iv) The execution, delivery and performance by each Transaction Party of the Opinion Documents and the Designated Documents to which it is a party have been duly authorized by all necessary entity action (corporate, partnership, limited liability company or otherwise) and do not contravene the constituent documents of such Transaction Party;
     (v) The execution, delivery and performance by each Transaction Party and each Opinion Party of the Opinion Documents and the Designated Documents to which it is a party do not conflict with or result in the breach of any document or instrument binding on it (except that we have not made such assumption with respect to the Organizational Documents or Applicable Contracts, to the extent of our opinion in paragraphs 5 and 6(b) below);
     (vi) The execution, delivery and performance by each Transaction Party and each Opinion Party of the Opinion Documents and the Designated Documents to which it is a party do not contravene any provision of any law, rule, regulation, order, validation, writ, judgment, injunction, decree, determination or award applicable to any of them (except that we have not made such assumption with respect to Applicable Laws (as defined in paragraph 6 below) applicable to each Credit Party, to the extent of our opinion in paragraph 6(a) below);
     (vii) No authorization, approval, consent, order, validation, license, franchise, permit or other action by, and no notice to or filing, recording or registration with, any Governmental Authority or any other third party is

August 16, 2010 Page 6
required for the due execution, delivery and performance by each Transaction Party and each Opinion Party of the Opinion Documents and the Designated Documents to which it is a party that has not been duly obtained or made and that is not in full force and effect (except that we have not made such assumption with respect to Governmental Approvals (as defined in paragraph 8 below) required to be obtained or taken by each Credit Party as to which we express our opinion in paragraph 8 below);
     (viii) The Opinion Documents and the Designated Documents constitute the valid, binding and enforceable obligations of each party thereto (other than the Credit Parties to the extent of our opinions in paragraphs 3 and 4 below); and
     (ix) The laws of any jurisdiction other than the laws that are the subject of this opinion letter do not affect the opinions rendered herein or the terms of the Opinion Documents and the Designated Documents.
     With respect to certain of the foregoing matters, please refer to the other opinions of counsel being rendered in connection with the Opinion Documents and the Designated Documents.
     Based upon the foregoing, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, it is our opinion that:
1.	Each Opinion Party is a corporation, limited liability company or limited partnership (as the case may be) validly existing and in good standing under the laws of the State of Delaware. Each Opinion Party is duly qualified to do business in, and is in good standing as a foreign entity under the laws of, the State or States set forth opposite such Opinion Party’s name on Schedule V hereto.

2.	Each Opinion Party has the corporate, limited liability company or limited partnership power and authority (as the case may be) to execute and deliver each Opinion Document and each Designated Document to which it is a party and to perform its obligations thereunder. The execution and delivery by each Opinion Party of each Opinion Document and each Designated Document to which it is a party and the performance by such Opinion Party of its obligations thereunder have been duly authorized by all requisite corporate, limited liability company or limited partnership action (as the case may be) on the part of such Opinion Party.

August 16, 2010 Page 7
3.	Each Opinion Document and each Designated Document to which any Opinion Party is a party has been duly executed and delivered by such Opinion Party.

4.	Under the laws of the State of New York, each Opinion Document (other than the Texas Deeds of Trust) to which any Credit Party is a party constitutes the valid and binding obligation of such Credit Party enforceable against such Credit Party in accordance with its terms.

5.	Under the laws of the State of Texas, each Texas Deed of Trust constitutes the valid and binding obligation of EOC enforceable against EOC in accordance with its terms under the laws of the State of Texas.

6.	The execution and delivery by each Opinion Party of each Opinion Document and each Designated Document to which it is a party do not, and the performance by such Opinion Party of its obligations thereunder will not, violate such Opinion Party’s Organizational Documents.

7.	The execution and delivery by each Credit Party of each Opinion Document and each Designated Document to which it is a party do not, and the performance by such Credit Party of its obligations thereunder will not: (a) result in any violation by the Credit Party of any Applicable Law (as defined below); (b) breach or result in a default under any Applicable Contract; or (c) result in the creation or imposition of any lien on any properties of the Credit Party pursuant to any Applicable Contract, other than as may be contemplated by the Opinion Documents and the Designated Documents.
“Applicable Laws” means, collectively, (a) with respect to the Opinion Parties, the General Corporation Law of the State of Delaware (the “Delaware Corporation Law”), the Limited Liability Company Act of the State of Delaware (the “Delaware LLC Act”), the Revised Uniform Limited Partnership Act of the State of Delaware (the “Delaware LP Act”, collectively the “Delaware Statutes”) (all as published in the Corporation Service Company compilation entitled Delaware Laws Governing Business Entities (Spring 2010 Edition)), and (b) with respect to the Credit Parties, those laws of the States of New York and Texas and the United States of America and the rules and regulations adopted thereunder that, in our experience, are normally applicable to transactions of the type contemplated by the Opinion Documents. Furthermore, the term “Applicable Laws” does not include, and we express no opinion with regard to (i) any state or federal laws, rules or regulations relating to: (A) pollution or protection of the environment; (B) zoning, land use, building or

August 16, 2010 Page 8
construction; (C) occupational, safety and health or other similar matters; (D) labor and employee rights and benefits, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended; (E) the regulation of utilities, including without limitation, the Federal Power Act, the Public Utility Holding Company Act of 2005 and the Public Utility Regulatory Policies Act of 1978, as amended; (F) antitrust and trade regulation; (G) tax; (H) except as specifically set forth in paragraphs 17 and 18 below, securities, including without limitation, the Investment Company Act of 1940, as amended; (I) corrupt practices, including, without limitation, the Foreign Corrupt Practices Act of 1977; (J) copyrights, patents and trademarks; and (K) communication, telecommunication or similar matters; and (ii) any laws, rules or regulations of any county, municipality or similar political subdivision or any agency or instrumentality thereof.
8.	No Governmental Approval (as defined below) that has not been obtained or taken and is not in full force and effect, is required to be obtained or taken by any Credit Party to authorize, or is required in connection with, the execution and delivery by such Credit Party of each Opinion Document and each Designated Document to which it is a party or the performance by such Credit Party of its obligations thereunder, the grant of security interests by such Credit Party under such Opinion Documents and Designated Documents, or the legality, validity, binding effect or enforceability of any such Opinion Document or Designated Document as against such Credit Party, except: (a) the filing of the Financing Statements in the filing offices set forth in paragraph 10 below; (b) the recording of the Texas Deeds of Trust and the filing of the Fixture Financing Statements and the As-Extracted Collateral Financing Statements in the Applicable Counties (as defined in paragraph 13 below); and (c) Governmental Approvals not required to consummate the transactions occurring on the date hereof but required to be obtained or made after the date of this opinion letter to enable such Credit Party to comply with requirements of Applicable Law including those required to maintain existence and good standing of such Credit Party.
“Governmental Approvals” means any consent, approval, license or authorization of, or filing, recording or registration with, any Governmental Authority pursuant to any Applicable Laws (as defined in paragraph 6 above).
9.	Under the laws of the State of New York, the provisions of the U.S. Security Agreement are effective to create in favor of the Collateral Agent to secure the Secured Obligations (as defined therein), a valid security interest in all of each

August 16, 2010 Page 9
Credit Party’s right, title and interest in and to that portion of the Collateral (as defined therein) in which a security interest may be created under Article 9 of the NY UCC without giving effect to the laws referred to in Section 9-201 thereof (the “Article 9 Collateral”).
10.	To the extent that the filing of a financing statement can be effective to perfect a security interest in the Article 9 Collateral of each Opinion Party under the Uniform Commercial Code as in effect in the State of Delaware (the “Delaware UCC”), the security interest in favor of the Collateral Agent in that portion of the Article 9 Collateral described in the Financing Statements will be perfected upon the proper filing of the Financing Statements in office of the Secretary of State of the State of Delaware. The Financing Statements are in proper form for filing with the Secretary of State of the State of Delaware under the Delaware UCC.

11.	Under the laws of the State of New York, with respect to that portion of the Article 9 Collateral consisting of the Deposit Account, the provisions of the Deposit Account Control Agreement are effective to perfect the security interest of the Collateral Agent therein by “control” (within the meaning of Section 9-104 of the NY UCC).

12.	Under the laws of the State of New York, with respect to that portion of the Article 9 Collateral consisting of Certificated Securities (within the meaning of Section 8-102 of the NY UCC, herein referred to as the “Certificated Securities”), upon the Collateral Agent taking possession in the State of New York of certificates evidencing such Certificated Securities which are in registered form, issued or indorsed in the name of the Collateral Agent or in blank by an effective indorsement or accompanied by undated stock powers with respect thereto duly indorsed in blank by an effective endorsement, the security interest of the Collateral Agent therein is perfected by “control” (within the meaning of Section 8-106 of the NY UCC) to the extent that the NY UCC is applicable thereto.

13.	Under the laws of the State of Texas, each Texas Deed of Trust is in proper form for recording in the real property records of the county or counties in which the Trust Property (as defined the applicable Texas Deed of Trust, herein referred to as the “Trust Property”) therein described is located (the “Applicable Counties”) in order to create, and each Texas Deed of Trust is effective to create, valid and enforceable liens, security interests and/or

August 16, 2010 Page 10
assignments of the interest of EOC in the portion of the applicable Trust Property described therein that constitutes interests in real property (including fixtures, timber to be cut and as-extracted collateral) in favor of the Administrative Agent and the Collateral Agent to secure the payment and performance of the Secured Obligations (as therein defined). Recording of each Texas Deed of Trust in the real property records of each relevant Applicable County will impart constructive notice to third parties of the contents of each Texas Deed of Trust, including the liens against the portion of the Trust Property therein described that constitutes interests in real property (including fixtures, timber to be cut and as-extracted collateral) created by such Texas Deed of Trust. Additionally, each Texas Deed of Trust, when recorded in the real property records of each relevant Applicable County, is sufficient to serve as a financing statement under the Uniform Commercial Code as in effect in the State of Texas (the “Texas UCC”) as to the portions of the Trust Property described therein comprising fixtures and as-extracted collateral.
14.	Under the Texas UCC, each of the Fixture Financing Statements and the As-Extracted Collateral Financing Statements are in proper form for filing in the real property records of each relevant Applicable County.

15.	Except for nominal filing or recording fees, no taxes or other charges, including without limitation, mortgage recording taxes, intangible or documentary stamp taxes, transfer taxes or similar charges, will be required to be paid in connection with (a) the execution and delivery of the Texas Deeds of Trust, and (b) the filing and recording of the Texas Deeds of Trust, the Fixture Financing Statements and the As-Extracted Collateral Financing Statements.

16.	Section 51.002 of the Texas Property Code provides, inter alia, that a sale of real property under the power of sale conferred by a deed of trust must be a public sale at auction held between 10:00 a.m. and 4:00 p.m. of the first Tuesday of a month and that the sale must take place at the county courthouse in the county in which the land is located or, if the property is located in more than one county, the sale may be made at the courthouse in any county in which the property is located. Section 51.003 of the Texas Property Code provides, inter alia, that (a) if the price at which real property is sold at a foreclosure sale under Section 51.002 of the Texas Property Code is less than the unpaid balance of the indebtedness secured by the real property, resulting

August 16, 2010 Page 11
in a deficiency, then any person against whom recovery of such deficiency is sought may request that the court in which the deficiency action is pending determine the fair market value of such real property as of the date of the foreclosure sale, and (b) if the court determines that the fair market value is greater than the sale price of the real property at the foreclosure sale, then the persons against whom recovery of the deficiency is sought are entitled to an offset against the deficiency by the amount by which the fair market value (less the amount of any claim, indebtedness, or obligation of any kind that is secured by a lien or encumbrance on the real property that was not extinguished by the foreclosure), exceeds the sale price at the foreclosure sale. Non-judicial foreclosure under the Texas Deeds of Trust, in and of itself, will not under the laws of the State of Texas restrict or impair the Collateral Agent’s rights or remedies with respect to the foreclosure or enforcement of any other security interests or liens created by the Texas Deeds of Trust to the extent of any deficiency remaining after the proper application of proceeds of the foreclosure sale thereunder, subject to the provisions of Sections 51.002 through 51.005 of the Texas Property Code. The laws of the State of Texas do not require a lienholder to elect, prior to an exercise of remedies, to pursue its remedies against either liens in real property or personal property, if such lienholder holds enforceable perfected security interests and liens on both real and personal property of a debtor.
17.	No Credit Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

18.	Assuming that each Credit Party will comply with the provisions of the Agreement relating to the use of proceeds, the execution and delivery of the Agreement by such Credit Party and the making of the Term Loans thereunder and the application of the proceeds thereof does not violate Regulation U or X of the Board of Governors of the Federal Reserve System.

19.	We call to your attention the fact that the Opinion Documents (other than the Texas Deeds of Trust) select the internal laws of the State of New York as the governing law. It is our opinion that a federal or state court sitting in Texas and applying Texas choice-of-law statutes and principles would honor the parties’ choice of the internal laws of the State of New York as the law applicable to the Opinion Documents (other than the Texas Deeds of Trust) to the extent set forth in such Opinion Documents.

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     In rendering the foregoing opinions, we have also assumed, with your permission, and without independent investigation on our part, the following:
     A. With respect to our opinions set forth in paragraphs 9 through 14 above, we have assumed that each Opinion Party has, or has the power to transfer, rights in the properties in which it is purporting to grant a security interest sufficient for attachment of such security interest within the meaning of Section 9-203 of the NY UCC and Section 9.203 of the Texas UCC.
     B. With respect to our opinions set forth in paragraphs 9 through 14 above, we have assumed that the Collateral Agent has acquired its interests in the Article 9 Collateral and the Trust Property for value within the meaning of Section 9-203 of the NY UCC and Section 9.203 of the Texas UCC.
     C. With respect to our opinions set forth in paragraphs 9 through 14 above, we have assumed the descriptions of collateral contained in or attached as schedules to, the U.S. Security Agreement, the Texas Deeds of Trust, the Financing Statements, the Fixture Financing Statements and the As-Extracted Collateral Financing Statements sufficiently describe (for the purposes of the attachment and perfection of security interests) the collateral intended to be covered thereby.
     D. With respect to our opinion set forth in paragraph 10 above, we have relied on the Organizational Documents as the basis for determining that (i) the correct legal name of each Opinion Party is as set forth on the Financing Statements, and (ii) each Opinion Party is solely organized under the laws of the State of Delaware.
     E. With respect to our opinion set forth in paragraph 11, we have assumed that (i) the Depositary is a “bank” within the meaning of Section 9-102(a)(8) of the NY UCC;(ii) the Depositary shall hold and maintain each Deposit Account as a “deposit account” (within the meaning of Section 9-102(a)(29) of the NY UCC); (iii) the agreement between EOC and the Depositary pertaining to the Deposit Account specifies that it is governed by the law of the State of New York; and (iv) the Depositary will comply with its obligations under the Deposit Account Control Agreement.
     F. With respect to our opinion set forth in paragraph 12 above, we have assumed that the certificates evidencing the Certificated Securities will at all times be held by the Collateral Agent in the State of New York.

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     The opinions set forth above are subject to the following qualifications and exceptions:
     (a) The opinions in paragraphs 0 through 2 and 5 above are limited in all respects to the Delaware Statutes. The opinions in paragraph 0 above to the extent they relate to the existence and good standing of Opinion Parties in the State of Delaware are based solely on the certificates listed on Schedule V hereto. The opinions in paragraph 0 above to the extent they relate to the due qualification of the Opinion Parties to do business in, and standing of the Opinion Parties as foreign entities under the laws of, the State or States set forth on Schedule V hereto are based solely on the certificates listed on Schedule V hereto.
     (b) The enforceability of each Opinion Document and the provisions thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other laws now or hereafter in effect relating to or affecting enforcement of creditors’ rights generally and by general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether such enforcement is considered in a proceeding in equity or at law.
     (c) With respect to our opinions set forth in paragraphs 3 and 4 above, we express no opinion with respect to the validity or enforceability of the following provisions to the extent that they are contained in the Opinion Documents: (i) provisions purporting to release, exculpate, hold harmless, or exempt any person or entity from, or to require indemnification or contribution of or by any person or entity for, liability for any matter to the extent that the same are inconsistent with applicable law (including case law) or with public policy; (ii) provisions purporting to waive, subordinate or not give effect to rights to notice, demands, legal defenses or other rights or benefits that cannot be waived, subordinated or rendered ineffective under applicable law; (iii) provisions purporting to provide remedies inconsistent with applicable law; (iv) provisions purporting to render void and of no effect any transfers of the Credit Parties’ rights in any collateral in violation of the terms of the Opinion Documents; (v) other than with respect to our opinions set forth in paragraphs 9 through 14

August 16, 2010 Page 14
above, provisions relating to the creation, attachment, perfection or enforceability of any security interest; (vi) provisions relating to powers of attorney, severability or set-offs; (vii) provisions stating that a guarantee will not be affected by a modification of the obligation guaranteed in cases in which that modification materially changes the nature or amount of such obligation; (viii) provisions that limit the obligation of a guarantor, co-borrower or co-obligor (or provide for any rights of contribution as against another guarantor or, co-borrower or co-obligor or any other party) based upon the potential unenforceability, invalidity, or voidability of a guarantee or joint obligation under any applicable law, including, without limitation, any state or federal fraudulent transfer or fraudulent conveyance laws; (ix) provisions restricting access to courts or purporting to affect the jurisdiction or venue of courts (other than the courts of the State of New York with respect to Opinion Documents governed by the laws of the State of New York); (x) provisions setting out methods for service of process; (xi) provisions purporting to exclude all conflicts-of-law rules; (xii) provisions pursuant to which a party agrees that a judgment rendered by a court or other tribunal in one jurisdiction may be enforced in any other jurisdiction; (xiii) provisions providing that decisions by a party are conclusive or may be made in its sole discretion; (xiv) provisions providing for liquidated damages or any “make whole”, “yield maintenance” or “premium amount” to the extent that they may be deemed a penalty; (xv) provisions granting to the Collateral Agent cash proceeds of rent, income, revenues, issues or profits from the Trust Property unless the Collateral Agent is in lawful possession of the Trust Property or has secured by final order the appointment of a receiver therefor or has taken such action judicially deemed to be the equivalent thereof; (xvi) provisions of an Opinion Document that require any Credit Party to indemnify any other party to such Opinion Document against loss in obtaining the currency due under such Opinion Document from a court judgment in another currency; or (xvii) the provisions of Section 11.20 of the Credit Agreement. Additionally, with respect to our opinions set forth in paragraphs 3 and 4 above, such opinions are subject to possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights. Our opinions are based solely on our reading of the Opinion Documents. We note that enforceability of the Opinion Documents may be affected by the parties’ course of dealing,

August 16, 2010 Page 15
or by waivers, modifications or amendments (whether made in writing, orally, or by course of conduct), and we express no opinion on the effect of the foregoing on the enforceability of the Opinion Documents.
     (d) Insofar as our opinion set forth in paragraph 3 above relates to the enforceability under New York law of the provisions of the Opinion Documents (other than the Texas Deeds of Trust) choosing New York law as the governing law thereof, such opinion is rendered solely in reliance upon the Act of July 19, 1984, ch. 421, 1984 McKinney’s Sess. Law of N.Y. 1406 (codified at N.Y. Gen. Oblig. Law §§5-1401 (McKinney 1989)) (the “Act”) and is subject to the qualifications that such enforceability (i) as specified in the Act, does not apply to the extent provided to the contrary in subsection two of Section 1-105 of the NY UCC, (ii) may be limited by public policy considerations of any jurisdiction in which enforcement of such provisions is sought, and (iii) is subject to any U.S. Constitutional requirement under the Full Faith and Credit Clause or the Due Process Clause thereof or the exercise of any applicable judicial discretion in favor of another jurisdiction.
     (e) As to our opinion set forth in paragraph 19 above as to the enforceability under Texas law of the provisions of the Opinion Documents (other than the Texas Deeds of Trust) choosing New York law as the governing law thereof, such opinion is rendered solely in reliance upon Title 9, Chapter 271 of the Texas Business and Commerce Code (“Chapter 271”), which applies to transactions in which a party pays or receives, or is obligated to pay or entitled to receive, consideration in excess of $1,000,000, and is subject to the qualifications that such enforceability (i) as specified in Chapter 271, does not apply to an issue that another Texas statute (such as Section 1.301(b) of the Texas UCC), or a federal statute, provides is governed by the law of a particular jurisdiction, (ii) may be limited by public policy considerations of any jurisdiction in which enforcement of such provisions is sought, and (iii) is subject to any U.S. Constitutional requirement under the Full Faith and Credit Clause or the Due Process Clause thereof or the exercise of any applicable judicial discretion in favor of another jurisdiction. In rendering our opinion in paragraph 19 above, with your permission and without independent investigation,

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we have assumed that either the Administrative Agent or one of the Lenders has its place of business or, if it has more than one place of business, its chief executive office or an office from which it has conducted a substantial part of the negotiations relating to the transaction evidenced by the Opinion Documents, in the State of New York.
     Our opinion in paragraph 6(a) above states, among other things, that the execution and delivery by each Credit Party of each Opinion Document to which it is a party do not, and the performance of its obligations thereunder will not, result in any violation by such Credit Party of any Applicable Law, which Applicable Law includes, among other things, certain laws, rules and regulations of the State of Texas. We note that such opinion in paragraph 6(a) as to those Opinion Documents governed by New York law is based, in part, upon Chapter 271, which is discussed in the preceding paragraph. To the extent that, in rendering such opinion in paragraph 6(a) as to the Opinion Documents governed by New York law, we have relied upon Chapter 271, such opinion in paragraph 6(a) is also subject to the qualifications set forth in the immediately preceding paragraph.
     (f) Certain of the remedial provisions with respect to the Article 9 Collateral and the Trust Property (including waivers with respect to the exercise of remedies against the collateral) contained in the U.S. Security Agreement and in each Texas Deed of Trust may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of the U.S. Security Agreement or either Texas Deed of Trust, in each case taken as a whole, and the U.S. Security Agreement and each Texas Deed of Trust, in each case taken as a whole, together with applicable law, contains adequate provisions for the practical realization of the benefits intended to be provided thereby (it being understood that we express no opinion as to the adequacy of such provisions to the extent it is necessary to seek execution or enforcement of rights or remedies under the laws of any jurisdiction outside the State of New York or, in the case of each Texas Deed of Trust, outside of the State of Texas). Additionally, we note that the remedies under the U.S. Security Agreement to sell or offer for sale the Article 9 Collateral are subject to compliance with applicable state and federal securities laws.

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     (g) In the case of property which becomes Article 9 Collateral after the date hereof, our opinion in paragraph 9 above, as to the creation and validity of the security interests therein described, is subject to the effect of Section 552 of the Federal Bankruptcy Code, which limits the extent to which property acquired by a debtor after the commencement of a case under the Federal Bankruptcy Code may be subject to such security interest arising from a security agreement entered into by the debtor before the commencement of such case.
     (h) We express no opinion as to Article 9 Collateral or Trust Property that is subject to a state statute or a statute, regulation or treaty of the United States referred to in Section 9-311(a) of the NY UCC or the Delaware UCC or in Section 9.311(a) of the Texas UCC.
     (i) With respect to our opinions set forth in paragraphs 9 and 10 above, we express no opinion as to Article 9 Collateral consisting of commercial tort claims.
     (j) With respect to our opinion in paragraph 10 above, we express no opinion as to the perfection of a security interest in any items of collateral that are or are to become fixtures, as-extracted collateral or timber to be cut.
     (k) Other than the filing of the Financing Statements in the filing offices set forth in our opinion in paragraph 10 above, we express no opinion as to any other actions (including any filings or registrations) that may be necessary under any applicable law in connection with perfection of a security interest in Article 9 Collateral consisting of patents, trademarks, copyrights or other intellectual property rights.
     (l) With respect to our opinions set forth in paragraphs 9 through 14 above, (i) we express no opinion as to the priority of any security interest, and (ii) we express no opinion as to the perfection of any lien or security interest granted in the Opinion Documents by Holdings.
     (m) We express no opinion herein regarding the enforceability of any provision in an Opinion Document that purports to prohibit, restrict or condition the assignment of any Credit Party’s

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rights or obligations under such Opinion Document to the extent that such restriction on assignability is governed by Sections 9-406 through 9-409 of the NY UCC.
     (n) With respect to our opinions set forth in paragraphs 9 through 14 above, the attachment and perfection of the Collateral Agent’s and the Administrative Agent’s security interest in proceeds is limited to the extent set forth in Section 9-315 of the NY UCC, the Delaware UCC or the Texas UCC.
     (o) We express no opinion as to any actions that may be required to be taken periodically under the NY UCC, the Delaware UCC, the Texas UCC or under any other applicable law in order for the effectiveness of the Financing Statements, the Fixture Financing Statements, the As-Extracted Collateral Financing Statements or perfection of any security interest to be maintained.
     (p) We express no opinion with respect to the legality, validity, binding nature or enforceability of any of the provisions of each Texas Deed of Trust purporting to cover any property which becomes property of EOC after the date hereof, unless such property is specifically identified in such Texas Deed of Trust and the parties can be shown to have anticipated, on the date of execution of such Texas Deed of Trust, the acquisition of such property. In addition, each Texas Deed of Trust will not secure any portion of the obligations described therein to the extent that such obligations were not reasonably within the contemplation of the parties at the time they entered into each Texas Deed of Trust. We express no opinion as to provisions of either Texas Deed of Trust as they may relate to property other than the Trust Property located in the State of Texas.
     (q) We have made no examination of, and express no opinion with respect to, the accuracy and completeness of the description of any portion of the Trust Property. We have assumed, without investigation, the accuracy and completeness under applicable law of the descriptions of all of the Trust Property. We have also assumed that EOC has good title to the Trust Property and the power to grant the liens and security interests intended to be granted therein.

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     (r) We bring to your attention that Section 16.035 of the Texas Civil Practice and Remedies Code provides a four-year statute of limitations to enforce liens on real property created by a mortgage or deed of trust; the four-year statute begins to run on the maturity date of the indebtedness secured thereby. Therefore, if the maturity of the Secured Obligations is extended, an instrument should be filed, prior to the expiration of such four-year period, in the real property records of the Office of the County Clerk of each Applicable County where the property subject to each Texas Deed of Trust is located referring to such Texas Deed of Trust and giving notice of such extension. We further note that the obligations of EOC under each Texas Deed of Trust may be limited by the provisions of Sections 51.003 through 51.005 of the Texas Property Code relating to limitations on deficiencies following any foreclosure.
     (s) With respect to the equity securities and other investment property that is subject to the security interests granted under the U.S. Security Agreement, we note that certain of such equity securities and other investment property has been issued by entities that are organized under the laws of foreign jurisdictions outside of the United States, and we express no opinion as to the effect of the laws of such foreign jurisdictions on the opinions herein stated. Our opinions with respect to the security interests of the Collateral Agent in any such equity securities and other investment property is limited in all respect to the NY UCC, and we note that the laws of the jurisdiction of an issuer of pledged securities may affect, among other things, whether the securities are characterized as certificated securities, the exercise of remedies with respect to such securities and the exercise of voting or other rights with respect to such securities
     (t) In rendering the opinions expressed in paragraphs 6(b) and 6(c) above: (i) we have not reviewed, and express no opinion with respect to, documents other than the Applicable Contracts, irrespective of whether they secure, support or otherwise relate to or are referred to in the Applicable Contracts or might under certain circumstances result in an event of default or require early payment under any of the Applicable Contracts; (ii) we have made no examination of, and express no opinion with respect to, any financial, accounting or similar covenant or provision contained in the Applicable Contracts to the

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extent that any such covenant or provision would require a determination as to any financial or accounting matters; (iii) we express no opinion as to any breach of any confidentiality provision contained in any Applicable Contract caused by any Opinion Document or any Credit Party’s actions pursuant thereto or in contemplation thereof; and (iv) our opinions in paragraphs 6(b) and 6(c) above are limited to the laws of the State of New York regardless of the law that governs the Applicable Contracts. In every case, we have assumed that a court would enforce the Applicable Contracts as written and we have limited our opinion to matters readily ascertainable from the face of the Applicable Contracts.
     We express no opinion as to the laws of any jurisdiction other than: (i) Applicable Laws; and (ii) with respect to our opinion set forth in paragraph 10 above, the Delaware UCC. As to our opinions set forth herein regarding the Delaware Statutes and Article 9 of the Delaware UCC, we have based such opinions solely on our review of the generally available compilations of the Delaware Statutes and of Article 9 of the Delaware UCC as in effect on the date hereof, and we have not reviewed any other laws of the State of Delaware or retained or relied on any opinion or advice of Delaware counsel.
     This opinion has been prepared in accordance with the customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinions of this kind.
     This opinion letter is rendered as of the date set forth above. We expressly disclaim any obligation to update this letter after such date.
     This opinion letter is given solely for your benefit and the benefit of the Lenders in connection with the transactions contemplated by the Opinion Documents and may not be furnished to, or relied upon by, any other person or for any other purpose without our prior written consent. Notwithstanding the foregoing, at your request, we hereby consent to:
(i)	reliance hereon by any future assignee of the Lenders’ interests in the loans under the Agreement pursuant to an assignment that is made and consented to in accordance with the express provisions of Section 11.04 of the Agreement, and

(ii)	your furnishing to, but not reliance upon in any manner by, (A) your legal counsel and independent auditors who need to know such information and are informed of the confidential nature of this opinion, (B) any regulatory

August 16, 2010 Page 21
authority having jurisdiction over you upon the request or demand of such regulatory authority, (C) any Person to the extent required pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding or as otherwise required by applicable law or compulsory legal process, provided that you take reasonable steps to procure that such Person maintains the confidentiality of this opinion, (D) any Person that subsequently becomes the Administrative Agent or Collateral Agent in accordance with Section 10.09 of the Agreement, (E) any Person that proposes to become a Lender under the Agreement, and (F) any Person that proposes to become or becomes a Secured Creditor under a Secured Hedging Agreement or Secured Reimbursement Agreement (each, as defined in the U.S. Security Agreement), in each case, in compliance with the requirements of the Agreement and the U.S. Security Agreement,
in each case on the condition and understanding that (a) this letter speaks only as of the date hereof, (b) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to any person other than its addressee(s), or to take into account changes in law, facts or any other developments of which we may later become aware, and (c) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time.
Very truly yours,
VINSON & ELKINS LLP

SCHEDULE I TO OPINION LETTER
Addressees
Cyan Partners, LP, as the Administrative Agent and as the Collateral Agent
Each Lender that is a party to the
Agreement as of the date hereof

SCHEDULE II TO OPINION LETTER
Applicable Contracts
1.	Trust Deed, dated January 24, 2008, between Endeavour Energy Luxembourg S.a.r.l., Endeavour International Corporation, and BNY Corporate Trustee Services Limited, Constituting U.S. $40,000,000 11.5% Guaranteed Convertible Bonds due 2014;

2.	Note Agreement, dated November 17, 2009, relating to 12% Senior Subordinated Notes due 2014 issued by Endeavour International Corporation, between Endeavour International Corporation, the guarantors party thereto, and the initial noteholders party thereto, as amended by the Amendment to the Note Agreement dated as of March 10, 2010; and

3.	Indenture, dated January 20, 2005, relating to 6.00% Convertible Senior Notes due 2012 issued by Endeavour International Corporation, between Endeavour International Corporation and Wells Fargo Bank, National Association, as trustee.

SCHEDULE III TO OPINION LETTER
Organizational Documents
Endeavour Operating Corporation
1.	Certificate of Incorporation of Endeavour Operating Corporation, and all amendments thereto, as certified by the Secretary of State of Delaware;

2.	Certificate of Merger, merging NSNV, Inc., a Texas corporation, with and into CSOR Acquisition Corp., under the name of Endeavour Operating Corporation, a Delaware corporation, as certified by the Secretary of State of Delaware;

3.	Bylaws of Endeavour Operating Corporation, and all amendments thereto, certified as being true and correct by an officer of Endeavour Operating Corporation; and

4.	Resolutions adopted by written consent of the Board of Directors of Endeavour Operating Corporation.
Endeavour Energy New Ventures Inc.
1.	Certificate of Amendment of Certificate of Incorporation of END Operating Management Company, a Delaware corporation, changing the name of such corporation to Endeavour Energy New Ventures Inc., as certified by the Secretary of State of Delaware;

2.	Certificate of Incorporation of END Operating Management Company, as certified by the Secretary of State of Delaware;

3.	Bylaws of Endeavour Energy New Ventures Inc. (formerly, END Operating Management Company), and all amendments thereto, certified as being true and correct by an officer of Endeavour Energy New Ventures Inc.; and

4.	Resolutions adopted by written consent of the Board of Directors of Endeavour Energy New Ventures Inc.
END Management Company
1.	Certificate of Incorporation of END Management Company, and all amendments thereto, as certified by the Secretary of State of Delaware;

2.	Bylaws of END Management Company, and all amendments thereto, certified as being true and correct by an officer of END Management Company; and

3.	Resolutions adopted by written consent of the Board of Directors of END Management Company.
Endeavour Energy North Sea, L.P.
1.	Certificate of Limited Partnership of Endeavour Energy North Sea, L.P., and all amendments thereto, as certified by the Secretary of State of Delaware;

2.	Agreement of Limited Partnership of Endeavour Energy North Sea, L.P., and all amendments thereto, certified as being true and correct by an officer of Endeavour Energy North Sea LLC, as general partner of Endeavour Energy North Sea, L.P.; and

3.	Resolutions adopted by written consent of the Board of Managers of Endeavour Energy North Sea LLC, as general partner of Endeavour Energy North Sea, L.P., as certified by an officer of Endeavour Energy North Sea LLC.
Endeavour Energy North Sea LLC
1.	Certificate of Formation of Endeavour Energy North Sea LLC, and all amendments thereto, as certified by the Secretary of State of Delaware;

2.	Limited Liability Company Agreement of Endeavour Energy North Sea LLC, and all amendments thereto, certified as being true and correct by an officer of Endeavour Energy North Sea LLC; and

3.	Resolutions adopted by written consent of the Board of Managers of Endeavour Energy North Sea LLC.

SCHEDULE IV TO OPINION LETTER
Financing Statements, Fixture Financing Statements and
As-Extracted Collateral Financing Statements
Part A. Financing Statements
The following financing statements on form UCC-1, which (a) name the Person listed below as debtor and the Collateral Agent as secured party for the benefit of the Lenders, (b) cover the Article 9 Collateral (as defined in paragraph 9 of the foregoing opinion), and (c) are to be filed in the office listed opposite the name of such debtor:

Name of Debtor	Filing Office
Endeavour Operating Corporation	Delaware

Endeavour Energy New Ventures Inc.	Delaware

END Management Company	Delaware

Endeavour Energy North Sea, L.P.	Delaware

Endeavour Energy North Sea LLC	Delaware
Part B. Fixture Financing Statements
The following financing statements on form UCC-1, which (a) name the Person listed below as debtor and the Collateral Agent as secured party for the benefit of the Lenders, (b) cover the fixtures therein described, and (c) are to be filed in the office listed opposite the name of such debtor:

Name of Debtor	Filing Office
Endeavour Operating Corporation	Real Property Records of the Office of the County Clerk of Colorado County, Texas

Endeavour Operating Corporation	Real Property Records the Office of the County Clerk of Gregg County, Texas

Part C. As-Extracted Collateral Financing Statements
The following financing statements on form UCC-1, which (a) name the Person listed below as debtor and the Collateral Agent as secured party for the benefit of the Lenders, (b) cover the as-extracted collateral therein described, and (c) are to be filed in the office listed opposite the name of such debtor:

Name of Debtor	Filing Office
Endeavour Operating Corporation	Real Property Records of the Office of the County Clerk of Colorado County, Texas

Endeavour Operating Corporation	Real Property Records of the Office of the County Clerk of Gregg County, Texas

SCHEDULE V TO OPINION LETTER
Existence, Foreign Qualification, and Good Standing Certificates
Foreign Qualification

Opinion Party	State(s)
Endeavour Operating Corporation	Alabama
Louisiana
Montana
New Mexico
Pennsylvania
Texas
Foreign Qualification Certificates
1.	Certificate of foreign qualification of Endeavour Operating Corporation, as issued on July 20, 2010 by the Secretary of State of Alabama;

2.	Certificate of foreign qualification of Endeavour Operating Corporation, as issued on July 19, 2010 by the Secretary of State of Louisiana;

3.	Certificate of Authorization of Endeavour Operating Corporation, as issued on July 19, 2010 by the Secretary of State of Montana;

4.	Certificate of Good Standing and Compliance of Endeavour Operating Corporation, as issued on July 19, 2010 by the Secretary of State of New Mexico;

5.	Certificate of qualification of Endeavour Operating Corporation, as issued on July 20, 2010 by the Acting Secretary of the Commonwealth of Pennsylvania;

6.	Certificate of Fact of Endeavour Operating Corporation, as issued on July 19, 2010 by the Secretary of State of Texas; and

7.	Certificate of Account Status of Endeavour Operating Corporation, as issued on July 21, 2010 by the Texas Comptroller of Public Accounts.
Existence/Good Standing Certificates
1.	Certificate of Existence of Endeavour Operating Corporation, as issued on August 13, 2010 by the Secretary of State of Delaware;

2.	Certificate of Existence of Endeavour Energy New Ventures Inc., as issued on August 13, 2010 by the Secretary of State of Delaware;

3.	Certificate of Existence of END Management Company, as issued on August 13, 2010 by the Secretary of State of Delaware;

4.	Certificate of Existence of Endeavour Energy North Sea, L.P., as issued on August 13, 2010 by the Secretary of State of Delaware; and

5.	Certificate of Existence of Endeavour Energy North Sea LLC, as issued on August 13, 2010 by the Secretary of State of Delaware.

EXHIBIT C-2
August 16, 2010
Cyan Partners, LP
399 Park Avenue, 39th Floor
New York, NY 10022
Re: Endeavour International Corporation, a Nevada corporation.
Ladies and Gentlemen:
     We have acted as special Nevada counsel to Endeavour International Corporation, a Nevada corporation (the “Company”), in connection with the Credit Agreement, dated as of August 16, 2010 (the “Credit Agreement”), by and among the Company, Endeavour Energy UK Limited, as the Borrower, the various lenders from time to time party to the Credit Agreement and Cyan Partners, LP, as Administrative Agent. This opinion is being furnished with respect to the Company pursuant to Section 5.03 of the Credit Agreement. All capitalized terms used in this letter without definition have the meanings assigned to them in the Credit Agreement.
     In connection with the opinions set forth herein, we have examined executed originals or copies certified or otherwise identified to our satisfaction, each of which is dated the date hereof unless otherwise noted:
A.	the Credit Agreement;

B.	the U.S. Security Agreement (and together with the Credit Agreement, the “Transaction Documents.”);

C.	Articles of Incorporation of the Company, as amended (the “Articles of Incorporation”);

D.	Bylaws of the Company, as currently in effect (the “Bylaws”);

E.	Resolutions of the Board of Directors of the Company dated August 16, 2010, regarding the Transaction Documents;

F.	Certificate of Existence for the Company dated August 13, 2010, issued by the Secretary of State of Nevada confirming the corporate existence and good standing of the Company as a Nevada corporation; and

August 16, 2010

G.	A UCC-1 Financing Statement naming the Company as debtor and the Agent, in its capacity as Collateral Agent, as the secured party, for filing in the office of the Nevada Secretary of State (the “Financing Statement”) pursuant to Article 9 of Nevada’s Uniform Commercial Code (the “NV UCC’).
     In connection with the opinions set forth herein, we have relied on the certificates of officers of the Company, certificates of public officials and such other documents, records, public filings and information as we have deemed necessary or appropriate and as to matters of fact upon the representations and warranties set forth in the Transaction Documents. We have assumed that all signatures are genuine; that all documents submitted to us as originals are authentic; that all documents submitted to us as copies conform to the originals; and that the facts stated in all such documents are true and correct. In rendering this opinion, we have not made any independent investigation as to accuracy or completeness of any facts or representations, warranties, data or other information, whether written or oral, that may have been made by or on behalf of the parties, except as specifically set forth herein. We have further assumed that the Credit Agreement is the valid and binding obligation of the Lenders.
     We note that the Transaction Documents provide that they shall be governed by and construed in accordance with the laws of the State of New York. Therefore, we assume that the Transaction Documents are each enforceable under the laws of the State of New York.
     Based upon the foregoing and subject to the qualifications set forth hereinafter, we are of the opinion that:
     1. The Company is duly incorporated and validly existing as a corporation in good standing under the laws of the State of Nevada. The Company has corporate power and corporate authority to enter into the Transaction Documents, to perform its obligations thereunder and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party. The Company has the corporate power and authority to own its property and assets and to transact the business in which it is engaged as described in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 16, 2010.
     2. The execution and delivery of the Transaction Documents by the Company and the performance by the Company of its obligations thereunder have been duly authorized by all necessary corporate action on the part of the Company.
     3. To the extent that Nevada law governs such issues, each of the Transaction Documents has been duly and validly executed and delivered by the Company.
     4. The execution, delivery and performance of the Transaction Documents, the consummation of the transactions contemplated therein and the performance by the Company of its obligations thereunder do not and will not result in any violation of the provisions of the Articles of Incorporation or Bylaws of the Company or any statute, rule or regulation of the State of Nevada.

August 16, 2010

     5. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Nevada court or Nevada governmental authority or agency, is necessary or required in connection with the due authorization, execution and delivery by the Company of the Transaction Documents, the performance by the Company of its obligations thereunder or the consummation by the Company of the transactions contemplated thereby, except (i) such as those which have already been obtained or made, (ii) the filing of the Financing Statement in the filing office set forth in paragraph 6 hereof and (iii) other authorizations, approvals, consents, registrations and filings required under federal and state securities laws, as to which we offer no opinion.
     6. To the extent that the filing of a financing statement can be effective under the NV UCC to perfect a security interest in the Collateral, as defined in the U.S. Security Agreement, the security interest in favor of the Agent in the Collateral described in the Financing Statement will be perfected upon the filing of the Financing Statement in the office of the Secretary of State of the State of Nevada.
     The opinions and other matters in this letter are qualified in their entirety and subject to the following additional assumptions, qualification and limitations:
     I. Our opinions expressed in paragraph 6, above, are subject to the following additional assumptions, qualifications and limitations:
          i. We assume that the security interest in the Collateral granted to the Collateral Agent in the U.S. Security Agreement has attached under the applicable Uniform Commercial Code. We express no opinion with respect to the perfection of a security interest in or transfer of any Collateral with respect to which a security interest or transfer cannot be perfected by the filing of a financing statement pursuant Section 104.9311 of the NV UCC. The generic description of the Collateral set forth in the Financing Statement as “all assets of the Debtor” is permissible under the NV UCC; however, upon filing of the Financing Statement in the office of the Nevada Secretary of State, perfection of the Agent’s security interest by such filing will only occur as to those items and types of Collateral described in the U.S. Security Agreement in which a security interest may be perfected by filing in the office of the Nevada Secretary of State.
          ii. We express no opinion as to the priority of any security interest created, or purported to be created, by any of the Transaction Documents.
          iii. We call to your attention that Section 552 of the United States Bankruptcy Code limits the extent to which property acquired by a debtor after the commencement of a case under the United States Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by such debtor before the commencement of such case.
          iv. We express no opinion as to any actions that may be required to be taken periodically under the NV UCC or other applicable law in order for the effectiveness of the Financing Statement, or the validity or perfection of any security interest, to be maintained. We

August 16, 2010

note that a financing statement filed in the State of Nevada is generally effective for a period of five years from the date of filing. However, Nevada Revised Statutes Section 104.9515 requires the filing of continuation statements within the period of six months before the expiration of five years from the date of the filing of the original financing statement or the filing of any continuation statements in order to maintain the effectiveness of the financing statement. Upon lapse of the five year period and without the proper filing of a continuation statement the security interest becomes unperfected (unless the security interest is perfected without filing) and any priority is lost.
          v. We do not express any opinion with respect to the perfection of a security interest in the Collateral or the proceeds thereof that constitutes cash or cash equivalents, except to the extent that they constitute proceeds under Nevada Revised Statutes Section 104.9315, during any period of time when they are not held by the Lender or its agent.
          vi. Perfection of a security interest in proceeds of any Collateral may be limited as provided in Nevada Revised Statutes Section 104.9315.
          vii. We call to your attention that the security interest of the Agent in any of the Collateral which constitutes accounts under the NV UCC may be subject to the rights of account debtors claims and defenses of such account debtors and the terms of agreements with such account debtors.
          viii. The rights of the Company to assign any Collateral consisting of claims against any government or governmental agency (including, without limitation, the United States of America or any state thereof or any agency or department thereof or of any state) may be limited by the Federal Assignment of Claims Act or similar state or local statute.
          ix. We call to your attention (i) that perfection of any security interest in the Collateral by filing will lapse (x) four months after the Company changes its location to another jurisdiction or (y) one year after the Company transfers such of the Collateral to a person who thereby becomes a debtor under the U.S. Security Agreement and who is located in another jurisdiction, unless, in either case, appropriate steps are taken to perfect such security interest in such other jurisdiction before the expiration of such four-month or one-year period, as applicable.
          x. If the Company changes its name so as to make the Financing Statement filed against it seriously misleading, then perfection will lapse as to any of the Collateral acquired by such party more than four months after such change unless a new appropriate financing statement indicating the new name of the Company is properly filed before the expiration of such four-month period.
     II. The foregoing opinions are limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional

August 16, 2010

law after the date of this letter. We are members of the bar of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any securities or blue-sky laws of any state, including the State of Nevada. We are not opining on, and assume no responsibility as to the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction other than the laws of Nevada as presently in effect.
     The opinions rendered herein are for the sole benefit of, and may only be relied upon by the addressees and any Person that subsequently becomes a Lender in accordance with Section 11.04(b) of the Credit Agreement as if it were addressed to such Person and delivered on the date hereof, and the opinions herein expressed are not to be used, circulated or otherwise referred to in connection with any transaction other than those contemplated by the Transaction Documents, provided that the law firm of Vinson & Elkins LLP may rely upon and refer to this opinion in connection with the opinion to be rendered by them pursuant to Section 5.03 of the Credit Agreement, provided further, that this opinion may be furnished by you to, but may not be relied upon in any manner by, (1) your legal counsel and independent auditors who need to know such information and are informed of the confidential nature of this opinion, (2) any regulatory authority having jurisdiction over you upon the request or demand of such regulatory authority, (3) any Person to the extent required pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding or as otherwise required by applicable law or compulsory legal process, provided that you take reasonable steps to procure that such Person maintains the confidentiality of this opinion, (4) any Person that subsequently becomes the Administrative Agent or Collateral Agent in accordance with Section 10.09 of the Credit Agreement, (5) any Person that proposes to become a Lender under the Credit Agreement, and (6) any Person that proposes to become or becomes a Secured Creditor under a Secured Hedging Agreement or Secured Reimbursement Agreement (each as defined in the U.S. Security Agreement), in each case, in compliance with the requirements of the Credit Agreement and the U.S. Security Agreement.

Very truly yours, WOODBURN and WEDGE
By:	/s/ Gregg P. Barnard
Gregg P. Barnard

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EXHIBIT C-3
London, 16 August 2010
Cyan Partners, LP
399 Park Avenue, 39th Floor
New York, New York
United States of America 10022
Ladies and Gentlemen:
This opinion letter is rendered to you at your request in connection with the Opinion Documents.
Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.
This opinion letter is addressed solely to you. It may only be relied upon by you (which hereafter for the purpose of this opinion letter also includes any person authorised to rely upon this opinion letter, pursuant to trus paragraph) in connection with the Opinion Documents. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Opinion Documents or any other document reviewed in connection with this opinion letter. This opinion letter may not be relied upon by any other person, other than any person, not otherwise an addressee of this letter, who becomes a Lender as defined in the Credit Agreement (as defined below) during the primary syndication of the facilities therein, and without our prior written consent, its contents may not be disclosed by you for any purpose, other than (on a non-reliance basis) to any persons:
(i)	who are your professional advisers, regulatory authorities, or as and to the extent required by law or court order;
Nauta Dutilh UK is a partnership under Netherlands law of NautaDutilh UK B.Y. and NautaDutilh London B.V., which have been recorded in the commercial register under number 24375834 and 24264677 respectively. The professionals practising at NautaDutilh UK consist of lawyers and tax advisers. They are admitted to practise in the Netherlands and do not practise or provide legal advice on English law. A list of their names will be provided upon request All services and other work are carried out subject to the general conditions of NautaDutilh N.V., which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V. and NautaDutilh UK respectively. These general conditions include, among other provisions, a

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limitation of liability clause and have been filed with the Rotterdam Court of First Instance. They can be consulted at www.nauradulilh.com and will be provided free of charge upon request.

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(ii)	not otherwise an addressee of this opinion letter, who (x) become a Lender in accordance with the Credit Agreement, other than during the primary syndication of the facilities therein, or (y) are potential transferees or assignees of any Lender;

(iii)	becoming Administrative Agent (as defined in the Credit Agreement) or Collateral Agent (as defined in the Credit Agreement) in accordance with section 10.09 of the Credit Agreement; or

(iv)	proposing to become or becoming a Secured Creditor (as defined in the Security Agreement) under a Secured Hedging Agreement (as defined in the Security Agreement) or a Secured Reimbursement Agreement (as defined in the Security Agreement) in accordance with the requirements of the Credit Agreement and the Security Agreement.
In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and relied upon the Opinion Documents and the Corporate Documents and we have assumed that the Opinion Documents have been entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.
This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Netherlands courts, the European General Court and the European Court of Justice. We do not express any opinion on Netherlands or European competition law, tax law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today’s date. We do not purport to opine on the consequences of amendments to the Opinion Documents subsequent to the date of this opinion letter.
The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Netherlands law. This opinion letter may only be relied upon by you, and our willingness to render this opinion letter is based, on the condition that you accept (i) that the legal relationship between yourselves (which for the purpose of this opinion letter also includes any person authorised to rely upon this opinion letter pursuant to the preceding paragraphs) and NautaDutilh UK is governed by Netherlands law and (ii) that any issues of interpretation or liability arising out of or in connection with this opinion letter are submitted to the exclusive jurisdiction of the competent courts at Rotterdam, the Netherlands.

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In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English tenns as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.
For the purposes of this opinion letter, we have assumed that:
a.	all documents reviewed by us as originals are complete and authentic and the signatures on these documents are the genuine signatures of the persons purported to have signed them, all documents reviewed by us as drafts of documents or as fax, photo or electronic copies of originals are in conformity with the executed originals and these originals are complete and authentic and the signatures on them are the genuine signatures of the persons purported to have signed them;

b.	no defects attach to the incorporation of any Netherlands Company (aan haar totstandkoming geen gebreken k/even) and each Deed of Incorporation has been executed on the basis of a valid declaration of no objection (verklaring van geen bezwaar) by or on behalf of a civil law notary (notaris), who had the power and authority to execute each such deed, and the Articles of Association of each Netherlands Company comply with Netherlands law (vo/doen aan de eisen der wet);
c. (i) no regulations (reglement) have been adopted by any corporate body of any Netherlands Company and (ii) the Articles of Association of each Netherlands Company are its articles of association currently in force. The Extracts support item (ii) of this assumption;
d. none of the Netherlands Companies has (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (jusie) or a division (splitsing), (iii) had its assets placed under administration (onder bewind gestelcf), (iv) been declared bankrupt (jailliet verk/aard) or granted a suspension of payments (surseance van betaling verleencf) or (v) been made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets. The Extracts and our inquiries of today with the Bankruptcy Clerk’s Office support the items (i) through (iv) of this assumption. However, this information does not constitute conclusive evidence that the events set out in items (i) through (iv) have not occurred;
e.	no works council (ondernemingsraacf) has been established or is in the process of being established with respect to the business of any Netherlands

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Company;
f. the resolutions recorded in the Resolutions are in full force and effect, and the factual statements made and the confirmations given in the Resolutions are complete and correct;
g. each Power of Attorney (i) is in full force and effect, and (ii) validly authorises the person or persons purported to be granted power of attorney, to represent and bind the relevant Netherlands Company vis-avis the other parties to the Opinion Documents with regard to the transactions contemplated by and for the purposes stated in the Opinion Documents under any applicable law other than Netherlands law;
h. each of the parties to the Opinion Documents other than the Netherlands Companies has:
(i)	been duly incorporated or formed and is validly existing as a legal entity under the laws of its incorporation and, insofar as relevant under the laws of its incorporation, is in good standing;

(ii)	the requisite power (corporate and otherwise) to enter into the Opinion Documents and to perform its obligations thereunder;

(iii)	taken all necessary corporate action in connection with the entering into the Opinion Documents; and

(iv)	validly signed each Opinion Document (other than the Deeds of Pledge of Shares) and validly signed the powers of attorney in respect of its entering into the Deeds of Pledge of Shares;
i.	each of the parties to the Opinion Documents other than the Netherlands Companies complies with the requirements under Netherlands law, or any foreign law applicable to it, for the execution by it of the Opinion Documents to which it is a party and the performance by it of its obligations thereunder;

j.	under any applicable law (other than, in relation to each Netherlands Company, Netherlands law) (i) each Opinion Document constitutes the legal, valid and binding obligations of the persons expressed to be a party thereto, enforceable against them in accordance with their terms and (ii) the choice of law clause and the jurisdiction clause contained in each Opinion Document constitutes a legal. valid and binding choice of law and submission to jurisdiction;

k.	at each Relevant Moment, each relevant pledgor had full title to (was

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rechthebbende) and had the full power to dispose of and encumber (was beschikkingsbeyoegd) the relevant Collateral;
l.	at the time of foreclosure of a security right created by the Netherlands Security Document, the corresponding Secured Obligations are sufficiently identifiable (voldoellde bepaalbaar) within the meaning of Article 3:231(2) NCC;

m.	the obligations of the Credit Parties (as defined in the Guaranty) under clause 2 (Parallel Debt) of the Guaranty constitute under any applicable law, other than Netherlands law, the obligations of those Credit Parties to the Pledgee and, albeit for the benefit of the Lenders (as defined in the Credit Agreement), not obligations held by the Pledgee on their behalf;

n.	none of the opinions stated in this opinion letter will be affected by any foreign law;

o.	all terms and conditions set forth in the Opinion Documents as well as each of the transactions relating thereto are at arm’s length; and

p.	the assets of none of the entities the interests in which serve as security under the Opinion Documents or any of their subsidiaries consist or have consisted, directly or indirectly, on a consolidated basis, for 70% or more, of real estate situated in the Netherlands.
Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:
     Corporate Status
1.	Each Netherlands Company has been duly incorporated and is validly existing as a besloten vennootschap met beperkte aansprakelijkheid (private company with limited liability).
     Corporate Power
2.	Each Netherlands Company has the corporate power to enter into the Opinion Documents and to perform its obligations thereunder. None of The Netherlands Companies violates any provision of its Articles of Association by entering into the Opinion Documents to which it is expressed to be a party or by performing its obligations thereunder.
     Corporate Action

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3.	Each Netherlands Company has taken all corporate action required by its Articles of Association and Netherlands law in connection with entering into the Opinion Documents to which it is expressed to be a party and the performance of its obligations thereunder.

Valid Signing

4.	Each of the Opinion Documents (other than the Deeds of Pledge of Shares) has been validly signed on behalf of each Netherlands Company which is a party thereto.

5.	Each Deed of Pledge of Shares has been validly executed by A.H. Geeriing, civil law notary in Rotterdam, the Netherlands.

Choice of Law

6.	The Netherlands courts will recognise the choice of the law of the State of New York to govern the Foreign Finance Documents.

Enforceability of contractual obligations

7.	The contractual obligations of the Netherlands Companies under the Foreign Finance Documents are enforceable against them in the Netherlands in accordance with their tenns.

8.	The contractual obligations of the Netherlands Companies under the Deeds of Pledge of Shares constitute the legal, valid, and binding obligations of the Netherlands Companies, enforceable against them in the Netherlands in accordance with their terms.

Deeds of Pledge of Shares

9.	On each Relevant Moment:
a. in relation to each Deed of Pledge of Shares, such Deed of Pledge of Shares creates a valid pledge (pandrecht) on the Collateral then in existence and purported to be pledged thereby; and

b. in relation to Future Collateral, each Deed of Pledge of Shares will create a valid pledge on the Future Collateral then acquired by the relevant Pledgor and purported to be pledged thereby,

as security for the relevant Secured Obligations, to the extent these Secured Obligations consist of monetary payment obligations (verbintenissen tot betaling van een geldsom) in favour of the Pledgee, which pledge is or will be, as the case may be, enforceable in the Netherlands in accordance with the terms of the Deeds of Pledge of

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Shares, the NCCP and the other applicable provisions of Netherlands law.

No Authorisations, Consents or Approvals
10.	No authorisation, consent, approval, license or order from or notice to or filing with any regulatory or other authority or governmental body of the Netherlands is required by any Netherlands Company in connection with its entering into the Opinion Documents or the performance of its obligations thereunder, which, if not obtained or made, would affect the enforceability of the Opinion Documents against it in the Netherlands.

Jurisdiction

11.	The submission by each Netherlands Company in the Foreign Finance Documents to the jurisdiction of the courts of the State of New York and the courts of the United States for the Southern District of New York, whether located in the City of New York or in the County of New York, will be recognised by the Netherlands courts.

Enforcement of Judgments

12.	There is no enforcement treaty between the Netherlands and the United States of America and/or the State of New York. Therefore, a judgment of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case whether located in the City of New York or in the County of New York (each such judgment hereinafter: a “New York Judgment” and such courts hereinafter: the “New York Courts”) cannot be enforced in the Netherlands. In order to obtain a judgment that can be enforced in the Netherlands against a Netherlands Company, the dispute will have to be re-litigated before the competent Netherlands court. This court will have discretion to attach such weight to a New York Judgment as it deems appropriate. Given the submission by each Netherlands Company to the jurisdiction of the New York Courts, the Netherlands courts can be expected to give conclusive effect to a final and enforceable New York Judgment without re-examination or relitigation of the substantive matters adjudicated upon. This would require (i) proper service of process to have been given, (ii) the proceedings before such court to have complied with principles of proper procedure (behoorlijke rechtspleging), and (iii) such judgment not being contrary to the public policy of the Netherlands.

No withholding tax

13.	All payments made by the Netherlands Companies to the Pledgee under

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the Opinion Documents in their capacity of guarantor or pledgor, may be made free of withholding or deduction of, for or on account of any taxes of whatever nature imposed, levied, withheld or assessed by the Netherlands or any political subdivision or taxing authority thereof or therein.

No stamp duties

14.	No Netherlands registration tax, stamp duty or any other similar documentary tax or duty, other than court fees, will be payable in the Netherlands by the Pledgee in respect of or in connection with the signing and/or enforcement by legal proceedings (including the enforcement of any foreign judgement in the courts of the Netherlands) of the Opinion Documents or the performance by the Netherlands Companies of their obligations thereunder.
The opinions expressed above are subject to the following qualifications:
A.	As Netherlands lawyers we are not qualified or able to assess the true meaning and purport of the tenns of the Foreign Finance Documents under the applicable law and the obligations of the parties to the Foreign Finance Documents and we have made no investigation of that meaning and purport. Our review of the Foreign Finance Documents and of any other documents subject or expressed to be subject to any Jaw other than Netherlands law has therefore been limited to the terms of these documents as they appear to us on their face.

B.	The information contained in the Extracts and in the Shareholders’ Registers does not constitute conclusive evidence of the facts reflected in them.

C.	Pursuant to Article 2:7 NCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist oj zonder eigen onderzoek moest we/en). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statu/en) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction.

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D.	A power of attorney or mandate granted by any Netherlands Company, including but not limited to the appointment of an agent for service of process (to the extent that it can be considered a power of attorney):
a. can only be made irrevocable to the extent that its object is the performance of legal acts in the interests of the attorney or a third party. The competent Netherlands courts may at the request of the principal cancel the irrevocable quality of the power of attorney for compelling reasons; and

b. will terminate in the event of a bankruptcy and become ineffective upon the suspension of payments of the principal or, unless otherwise provided, the attorney.
E.	Netherlands courts may. despite any generally recognized choice of law clause contained in the Foreign Finance Documents (a) apply overriding mandatory provisions of the Netherlands and other jurisdictions, (b) refuse application of provisions of other jurisdictions which are manifestly incompatible with the public policy (nordre public”) of the Netherlands or the European Union, and (c) have regard to the law of the country where the performance of the agreement takes place.

F.	The words “enforceable in accordance with their terms” as used in the opinion expressed in paragraph 7 mean that if a party to the Foreign Finance Documents brings an action (een rechtsvordering instellen) against a Netherlands Company before a competent Netherlands court seeking enforcement of the Foreign Finance Documents, such court will address the issue and, if appropriate, provide some remedy subject to the terms of the Foreign Finance Documents, the law applicable pursuant to a choice of law clause contained in the Foreign Finance Documents and any other applicable law and with due observance of the provisions of the NCCP.

G.	The opinions expressed in paragraph 8 and 9 should be read in the understanding that:
a. the Deeds of Pledge of Shares may not be specifically enforceable in all circumstances; and

b. should be read in the understanding that the interpretation by the courts of the Netherlands of an agreement may depend on the meaning each of the parties in the given circumstances was entitled to attach to the tenns thereof and on the parties’ reasonable

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expectations in that respect.

H.	The opinions expressed in this opinion letter may be limited or affected by:

a. any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereinafter in effect, relating to or affecting the enforcement or protection of creditors’ rights generally;

b. the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available to liquidators in bankruptcy proceedings or creditors in other jurisdictions;

c. claims based on tort (onrechtmatige daad); and

d. sanctions and measures implemented or effective in the Netherlands under the Sanctions Act 1977 (Sanctiewet 1977), or European Union Regulations.

e. with respect to the Deeds of Pledge of Shares, the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkhejd en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e. duress (bedreiging», fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling») or a difference of intention (wil) and declaration (verklaring), set-off (verrekening), and other defences afforded by Netherlands law to obligors generally.

I.	No opinion is expressed as to the validity or enforceability of any security right, assignment or transfer purported or intended to be vested by or pursuant to any Foreign Finance Document or with respect to any consents, approvals, licenses, orders, notices, or filings necessary to ensure the validity or enforceability of any security right, assignment or transfer purported or intended to be vested by or pursuant to any Foreign Finance Document.

J.	Netherlands courts may, notwithstanding any provision to the contrary in any Opinion Document, assume jurisdiction if a plaintiff:

a. seeks provisional measures in preliminary relief proceedings (kort geding) as provided for in Article 254 NCCP et seq.;

b. files a request for the levy of a pre-trial attachment (conservatoir beslag) as provided for in Article 700 NCCP et seq.

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K.	In relation to the contractual obligations under the Deeds of Pledge of Shares, notwithstanding anything to the contrary provided in the Deeds of Pledge of Shares, any contractual obligation may be amended orally or by consent of the parties thereto.

L.	In relation to the security rights created by the Deeds of Pledge of Shares:

a. A pledge on Future Collateral will not come into existence if such Future Collateral comes into existence or is acquired by the relevant pledgor on or after the day on which the pledgor has been declared bankrupt, been granted a preliminary suspension of payments (voorlopige surseance van betaling) or suspension of payments (surseance van betating) under the Bankruptcy Code.

b. A court may suspend enforcement of security rights against a pledgor which has been declared bankrupt, is granted a preliminary suspension of payments or suspension of payments under the Bankruptcy Code for a period not exceeding four months.

c. A liquidator in bankruptcy proceedings (curator) with respect to a pledgor may (i) require the holder of any security right granted by that pledgor to enforce that security right within a reasonable period and if the holder of the security right fails to do so, the liquidator may demand the surrender of and sell the relevant collateral, without prejudice to the security holder’s rights to the sale proceeds, subject to a pro rata contribution to the costs made by the liquidator for the purpose of completion of the bankruptcy proceedings, or (ii) cause the release of the relevant collateral against payment of the secured obligations and the enforcement expenses of the holder of the security right, if any.

d. The opinions expressed in paragraph 9 may be limited or affected by any prior attachments levied on, or any prior limited rights (beperkte rechten) created over, the Collateral and the Future Collateral.

e. With respect to the opinions expressed in paragraph 9 relating to the pledges on shares purported to be created by the Deeds of Pledge of Shares the following should be noted:

i. when foreclosing on a pledge on shares in a besloten vennoolschap met beperkte aansprakelijkheid (private company with limited liability) the share transfer restrictions included in the articles of association of that company, and the FSA will have to be observed; and

ii. although in our view a pledge on shares which are yet to be acquired by a pledgor can be created in advance, there is no statutory law or case law confirming this.

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f. No opinion is expressed herein on the priority of pledges created or to be created under the Deeds of Pledge of Shares. We note that no registers exist in the Netherlands from which such information can be conclusively obtained;

M.	With respect to any trust created under the Opinion Documents it should be noted that the concept of a “trust” does not exist under Netherlands law. The Netherlands have, however, ratified the Hague Trust Convention and, consequently, it is to be expected that such trust shall be recognized by the Netherlands courts in accordance with and subject to the limitations of the Hague Trust Convention, provided that (i) such trust is a “trust” within the meaning of Article 2 of the Hague Trust Convention and is otherwise in accordance with the requirements for recognition of trusts under such treaty, (ii) such trust is validly created and existing under the law of the state under which it is purportedly created, and (iii) the court requested to recognise such trust does not find that the elements of such trust have a closer connection with a jurisdiction in which the concept of a trust does not exist. With respect to any provision pursuant to which any of the Netherlands Companies shall hold monies on trust, it should be noted that any monies held by any of the Netherlands Companies pursuant to any such provision will form part of the relevant Netherlands Company’s estate and may therefore be the subject of recourse action by any creditor of the relevant Netherlands Company.
Yours faithfully,
Nauta Dutilh UK
Arjan J.J. Pors

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EXHIBIT A
LIST OF
DEFINITIONS

“Articles of Association”	a.	in relation to Endeavour Energy Netherlands B. V”’ its articles of association as they read after the execution of a deed of amendment dated 26 July 2010, which, according to the relevant Extract, was the last amendment to this Netherlands Company’s articles of association; and

	b.	in relation to Endeavour International Holding B.V., its articles of association as they read after the execution of a eed of amendment dated 26 July 2010, which, according to the relevant Extract, was the last amendment to this Netherlands Company’s articles of association.

“Bankruptcy Clerk’s Office”	(i)	the online central insolvency register (Centraal Insolventie Register) held by the Council for the Administration of Justice (Raad voor de Rechtspraak);

	(ii)	the online EU Insolvency Register (Centraal lnsolventie Register-EU Registraties) held by the Council for the Administration of Justice (Raad voor de Rechtspraak); and

	(iii)	the Amsterdam court bankruptcy clerk’s office

“Bankruptcy Code”	the Netherlands Bankruptcy Code (Faillissementswet)

“Collateral”	the Shares as defined in the Deeds of Pledge of Shares

“Commercial Register”	the Amsterdam Chamber of Commerce Commercial Register (handelsregister gehouden

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has the meaning ascribed thereto in the has the

“Corporate Documents”	meaning ascribed thereto in the Guaranty

“Credit Agreement”	a.	In relation to Endeavour Energy Netherlands BV., its deed of incorporation (akte van oprichting), dated 27 June 2005; and

“Deeds of Incorporation”	b.	in relation to Endeavour International Holding BV., its deed of incorporation (akte van oprichting), dated 27 June 2005

“Deeds of Pledge of Shares”	the documents referred to under B.I and B.2 in Exhibit B

“Exhibit”	an exhibit to this opinion letter

“Extract”	in relation to each Netherlands Company, an extract from the relevant Commercial Register, dated the date of this opinion letter with respect to each such Netherlands Company

“Foreign Finance Documents”	The documents referred to under A in Exhibit B

“FSA”	the Netherlands Financial Supervision Act (Wet op hetjinancieeJ toezicht)

“Future Collateral”	any Collateral purported to be pledged by the Deeds of Pledge of Shares which will be acquired by the relevant pledgor on a future date (toekomstige goederen) after the Relevant Moment in relation to such deeds

“Guaranty”	a New York law guaranty agreement, dated 16 August, between the Netherlands Companies, Cyan Partners, LP and the other parties named as a party in that agreement

“NCC”	the Netherlands Civil Code (Burger/ijk

door de Kamer van Koophandel en Fabrieken)

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Wetboek)

“NCCP”	the Netherlands Code of Civil Procedure (Wethoek van Burgerlijke Rechtsvordering)

“the Netherlands”	the Kingdom of the Netherlands, excluding Aruba and the Netherlands Antilles

“Netherlands Companies”	Endeavour Energy Netherlands B. V. and Endeavour International Holding B. V.

“Opinion Documents”	the documents listed in Exhibit B

“Parallel Debt”	has the meaning ascribed thereto in the Deeds of Pledge of Shares

“Pledgee”	Cyan Partners, LP, a lintited partnership organised and existing under the laws of the State of Delaware, United States of America, having its registered office at 399 Park A venue, New York, NY, United States of America 10022

“Power of Attorney”	the Share Pledge Powers of Attorney and the Resolutions Powers of Attorney together

“Relevant Moment”	the moment of:
	i.	in relation to the Deeds of Pledge of Shares, the execution (passeren) of that deed by a competent civil-law notary;

	ii.	in relation to Future Collateral, after the moment referred to under (i) above at which moment the relevant Pledgor acquires that Future Collateral.

“Resolutions”	in relation to each Netherlands Company, the document or documents containing the resolutions of its managing board (bestuur), dated 30 July 2010 and the resolutions of its general meeting of shareholders (algemene vergadering van aandeelhouders), dated 29 July 2010

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“Resolutions Powers of Attorney”	the Shareholders’ Register relating to each of the Netherlands Companies the shares of which are pledged under the relevant Deeds of Pledge of Shares

“Secured Obligations”

“Security Agreement”

“Share Pledge Powers of Attorney”

“Shareholders’ Register”

the powers of attorney and the appointments contained in the Resolutions in respect of the entering into the transactions contemplated by the Opinion Documents the Secured Obligations as defined in each of the Deeds of Pledge of Shares a New York law governed security agreement, dated 16 August 2010 between, amongst others, Cyan Partners, LP, as Collateral Agent and the Netherlands Companies

the powers of attorney granted by the Netherlands Companies in respect of entering into the relevant Deeds of Pledge of Shares

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EXHIBIT B
LIST OF
OPINION DOCUMENTS
A. FOREIGN FINANCE DOCUMENTS
1.	a copy of the signed Guaranty.

2.	a copy of the signed Security Agreement.
B. DEEDS OF PLEDGE OF SHARES
1.	a copy of the executed deed of pledge of shares in the capital of Endeavour Energy Netherlands B.V.

2.	a copy of the executed deed of pledge of shares in the capital of Endeavour International Holding B.V.

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EXHIBIT C
LIST OF
CORPORATE DOCUMENTS
1.	a copy of each Deed of Incorporation;

2.	a copy of the Articles of Association;

3.	a copy of each Extract;

4.	a copy of the Resolutions;

5.	a copy of each Power of Attorney; and

6.	a copy of each Shareholders’ Register.

EXHIBIT C-4

White & Case llp	Tel +44 (0)20 7532 1000
5 Old Broad Street	Fax +44 (0)20 7532 1001
London EC2N 10W	www.whitecase.com
16 August 2010
Cyan Partners, LP on its own behalf, in its capacity as administrative agent (the “Agent”) under the Credit Agreement (as defined below) and the collateral agent (the “Collateral Agent”) under the Credit Agreement (as defined below) and each of the Lenders party to the Credit Agreement on or prior to the Syndication Date (as defined in the Credit Agreement)
Dear Sirs
1.	We have acted as English legal advisers to the Agent and the Collateral Agent in connection with:
(a)	a credit agreement (the “Credit Agreement”) dated as of the date of this opinion between Endeavour Energy UK Limited as borrower (the “Borrower”), Endeavour International Corporation as holdings (“Holdings”) and Cyan Partners, LP as sole arranger, sole book runner, administrative agent and collateral agent and certain financial and other institutions as lenders;

(b)	a debenture dated as of the date of this opinion between the Borrower and the Collateral Agent (the “EEUK Debenture”);

(c)	a share charge dated as of the date of this opinion between the Borrower and the Collateral Agent in respect of the shares held by the Borrower in Endeavour North Sea Limited (the “EEUK Share Charge”); and

(d)	a share charge dated as of the date of this opinion between Endeavour Energy North Sea L.P. (“EENS LP”) and the Collateral Agent in respect of the shares held by EENS LP in the Borrower (the “EENS Share Charge” and together with the EEUK Share Charge the “Share Charges”).
2.	Unless otherwise defined in this opinion, terms defined in the Credit Agreement shall have the same meaning in this opinion.
3.	In this opinion:
(a) “Companies Act” means the Companies Act 2006 including any statutory modification or re-enactment thereof for the time being in force together with any orders or regulations made or issued under or by virtue of the Companies Act.
A limited liability partnership registered in England & Wales under number OC324340. Regulated by the Solicitors Regulation Authority. The term partner is used to refer to a member of this partnership or an employee of equivalent standing and qualifications, a list of whom is available at the registered office address above.
ABU DHABI ALMATY ANKARA BEIJING BERLIN BRATISLAVA BRUSSELS BUCHAREST BUDAPEST DOHA DUSSELDORF FRANKFURT GENEVA HAMBURG HELSINKI HONG KONG ISTANBUL JOHANNESBURG LONDON LOS ANGELES MEXICO CITY MIAMI MOSCOW MUNICH NEW YORK PALO ALTO PARIS PRAGUE RIYADH SAO PAULO SHANGHAI SINGAPORE STOCKHOLM TOKYO WARSAW WASHINGTON, DC

1

(b)	“English Finance Documents” means the EEUK Debenture, EEUK Share Charge and EENS Share Charge.

(c)	“Finance Documents” means the English Finance Documents and the Foreign Finance Documents.

(d)	“Foreign Finance Documents” means:
(i)	the Credit Agreement;

(ii)	a bond and floating charge dated as of or about the date of this opinion granted by the Borrower in favour of the Collateral Agent (the “Bond and Floating Charge”);

(iii)	an assignation of security dated as of or about the date of this opinion granted by the Borrower in favour of the Collateral Agent (the “Assignation of Security”);

(iv)	a subordination agreement dated as of or about the date of this opinion between the Borrower and Endeavour North Sea Limited in respect of the receivable held by Endeavour North Sea Limited;

(v)	a subordination agreement dated as of or about the date of this opinion between Endeavour International Holding RV. and the Borrower in respect of the receivable held by Endeavour International Holding RV. (each subordination agreement described in paragraph (iv) and (v), being a “Subordination Agreement” and together, the “Subordination Agreements”);

(vi)	notes dated as of or about the date of this opinion issued by the Borrower in favour of:
(A)	Crescent 1, L.P.;

(B)	Cyr Fund, L.P.;

(C)	Cyrus Capital Partners, L.P.;

(D)	Cyrus Europe Fund, L.P.;

(E)	Cyrus Opportunities Fund II, L.P.;

(F)	Doder Trust Limited (as Trustee for The Bat Hanadiv Foundation No 3);

(G)	Doder Trust Limited (as Trustee for the lader Trust No 4);

(H)	Helios Corporate LLC;

(I)	MTP Energy Infrastructure Finance Master Fund Ltd;

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(J)	The Rothschild Foundation Europe; and

(K)	Triangle Peak Partners Private Equity, L.P.,
each issued pursuant to the terms of the Credit Agreement (each note described in paragraphs (A) to (K) above being a “Note” and together, the “Notes”).
(e)	“Insolvency Act” means the Insolvency Act 1986 (as amended).
(f) “US Security Agreement” means a security agreement governed by New York law entered into as of or about the date of this opinion between, inter alios, Endeavour International Corporation and the Collateral Agent.
4.	In giving this opinion we express no opinion as to the effect or requirements of any law other than English law as it would be applied by an English court on the date of this opinion.

5.	For the purposes of this opinion we have examined copies of and relied upon the following documents:
(a)	an executed copy of the Credit Agreement;

(b)	an executed copy of the EEUK Debenture;

(c)	an executed copy of each Share Charge;

(d)	an executed copy of the Bond and Floating Charge;

(e)	an executed copy of the Assignation of Security;

(f)	an executed copy of each Subordination Agreement;

(g)	an executed copy of each Note;

(h)	a certified copy of the Memorandum and Articles of Association of the Borrower;

(i)	a certified copy of the minutes of the meeting of the board of directors of the Borrower held on 3 August 2010 at which a resolution was passed approving the transactions contemplated by the Finance Documents and approving the terms and authorizing the execution of each of the Finance Documents to which the Borrower is a party;

(j)	a certified copy of the written resolution of the shareholder of the Borrower passed on 3 August 2010, inter alia, amending the Borrower’s Articles of Association;

(k)	a certified copy of a power of attorney dated 3 August 2010 and authorizing J Michael Kirksey and Catherine Stubbs to, inter alia, execute and deliver the

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English Finance Documents, the Assignation of Security and the Bond and Floating Charge; and

(1)	with your consent and without independent verification of its contents, a legal opinion of Vinson & Elkins LLP dated 16 August 2010 as to matters relating to Delaware law (the “Delaware Legal Opinion”).
6.	The resolutions referred to in paragraphs (i) and G) of Clause 5 are referred to in this opinion as the “Resolutions”.

7.	On 23 July 2010 we carried out a full search of the Companies House online database in respect of each of EENS LP and the Borrower. At 09: 16 a.m. today we carried out a search of the filing history page of the Companies House online database in respect of each of EENS LP and the Borrower. At 10:00 a.m. today we made a telephone enquiry of the Central Index section for Company Searches and Winding Up Petitions in relation to the Borrower. The searches and enquiries referred to above revealed that no order, petition or resolution for winding up, no interim or [mal administration order and no notice of the appointment of a receiver, administrative receiver or administrator, had been filed at that time with respect to the Borrower. Our enquiries revealed that EENS LP does not appear on the register maintained pursuant to the Overseas Companies Regulations 2009.

8.	Except as referred to above we have not examined any other document or made any other search or enquiry for the purposes of this opinion.

9.	On the assumptions set out in Appendix A and subject to the qualifications set out in Appendix B, we are of the opinion that:
(a)	the Borrower is a company incorporated with limited liability under the laws of England and Wales with the corporate power to enter into and perform its obligations under the Finance Documents to which it is a party;

(b)	all corporate action required authorizing the Borrower’s entry into and performance of its obligations under the Finance Documents to which it is a party has been duly taken;

(c)	the obligations expressed to be assumed by each of EENS LP and the Borrower in the English Finance Documents to which it is a party constitute its valid, legally binding and enforceable obligations;

(d)	there is no requirement under English law for the consent or authorization of, or the filing, recording or enrolment of any documents with any court or other authority in England and Wales to be obtained or made in order to ensure the legality, validity, enforceability or admissibility in evidence of the English Finance Documents;

4

(e)	no stamp duty or similar tax is payable in the United Kingdom in respect of the execution or delivery of the English Finance Documents; and

(f)	the English Finance Documents are effective to create valid security interests in favour of the Collateral Agent.
This opinion is given for the sole benefit of the Agent and the Collateral Agent on their own behalf and the Lenders party to the Credit Agreement on or prior to the Syndication Date (each an “Addressee”) and may not be relied upon by any other person, nor quoted or referred to in any public document or filed with any governmental agency, without our prior written consent except it may be disclosed but not relied upon in any manner to: (a) an Addressee’s legal counsel and independent auditors who need to know such information and are informed of the confidential nature of this opinion; (b) any regulatory authority having jurisdiction over an Addressee upon the request or demand of such regulatory authority; (c) any Person to the extent required pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding or as otherwise required by applicable law or compulsory legal process, provided that each Addressee takes reasonable steps to procure that such Person maintains the confidentiality of this opinion; (d) any Person that subsequently becomes an “Administrative Agent” or “Collateral Agent” in accordance with Section 10.09 of the Credit Agreement; (e) any Person that proposes to become a Lender under the Credit Agreement; and (f) any person that proposes to become or becomes a Secured Creditor under a Secured Hedging Agreement (as defined under the US Security Agreement) or Secured Reimbursement Agreement (as defined in the US Security Agreement), in each case, in compliance with the requirements of the Credit Agreement, in each case.
Yours faithfully,
White & Case LLP

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APPENDIX A
1.	The Delaware Legal Opinion is correct in all respects and nothing is omitted from the Delaware Legal Opinion which would cause us to alter or omit anything contained in this opinion.

2.	EENS LP is (and, on the date of its execution of the English Finance Documents to which it is a party, was) duly incorporated, validly subsisting and (where the concept has a legal meaning) in good standing under the laws of its jurisdiction of incorporation or organization.

3.	EENS LP has (and, on the date of its execution of the English Finance Documents, had) the capacity and corporate or other power and authority to execute and deliver, and perform its obligations and exercise its rights under, the English Finance Documents to which it is a party.

4.	EENS LP has (a) validly authorized the execution and delivery of, and performance of its obligations under, each of the English Finance Documents to which it is a party and the transactions and matters contemplated thereby, (b) validly executed (where applicable, as a deed) and unconditionally delivered each such English Finance Document, and (c) not violated and will not violate, by virtue of its execution, delivery or performance of such English Finance Documents, its constitutional documents.

5.	No law of any jurisdiction other than England and Wales would render the execution and delivery of the English Finance Documents by any party thereto, the performance of its obligations thereunder or the consummation of the transactions contemplated thereby, illegal or ineffective, and insofar as any obligation under the English Finance Documents is to be performed or enforced in, or is otherwise subject to the laws of, any jurisdiction other than England and Wales, their performance or enforcement will not be illegal or ineffective by virtue of the laws of that jurisdiction; and none of the opinions expressed herein would be affected by any such law (including public policy).

6.	All steps (including, without limitation, the obtaining of the necessary consents, licenses, approvals and authorizations, the making of the necessary filings, registrations and notifications and the payment of any stamp duties or documentary taxes) required under the laws of any jurisdiction other than England and Wales as may be applicable to the parties to any of the English Finance Documents or to their performance or enforcement in any such jurisdiction, have been duly obtained, carried out or complied with (as applicable) by the relevant parties.

7.	All signatures, stamps and seals are genuine, all documents submitted to us as originals are authentic and complete and all deeds and counterparts were executed in single physical form.

8.	All documents or extracts of documents submitted to us as copies or received by facsimile transmissions or in other electronic forms conform to the originals and that the original documents of which such copies or facsimiles or in other electronic forms have been supplied to us were authentic and complete.

6

9.	Any document examined by us in an unexecuted form will be or has been executed in the same form and that no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the documents since they were examined by us.

10.	Neither the Borrower nor EENS LP has passed a resolution for its voluntary winding up, no petition has been presented or order made by a court for the winding-up, dissolution or administration of the Borrower or EENS LP and no receiver, trustee, administrator or similar officer has been appointed in relation to the Borrower or EENS LP or any of their respective assets.

11.	The Resolutions were duly passed at properly convened and conducted board and shareholder meetings (as the case may be) and are in full force and effect and all statements of fact therein are true and accurate and all opinions therein are made following careful consideration and are based on reasonable grounds.

12.	Each of the parties to the English Finance Documents, other than the Borrower, has duly executed and delivered the English Finance Documents to which it is a party and has thereby assumed valid, legally binding and enforceable obligations.

13.	The English Finance Documents constitute the entire agreement between the parties thereto and there are no other arrangements between any of the parties to the English Finance Documents which modify or supersede any of the terms of the English Finance Documents.

14.	In granting to the Collateral Agent a charge over its assets, each of EENS LP and the Borrower is able to dispose of its assets with full title guarantee in accordance with the provisions of the Law of Property (Miscellaneous Provisions) Act 1994 as varied by the terms of the relevant English Finance Documents.

15.	With respect to each security interest created by the English Finance Documents over the relevant property of each of EENS LP and the Borrower, neither the Collateral Agent nor the other Secured Creditors (under and as defined therein) had notice at the time such security interest was created of (a) the existence of or any option to acquire any other security interest over such property or (b) any prohibition or restriction relating to the transfer, assignment or execution of such security interest by EENS LP or the Borrower of the relevant English Finance Document or the creation under the relevant English Finance Documents of security interests over such property.

16.	There are no matters capable of being disclosed by a search or enquiry of the Central Index section for Company Searches and Winding Up Petitions or at the relevant Companies Registry which have not been disclosed by the searches and enquiries referred to in this opinion and the information provided to us in response to those searches and enquiries was accurate and complete — such a search or enquiry cannot conclusively disclose whether or not an order, petition or resolution for winding up, an interim or final administration order or a notice of the appointment of a receiver, administrative receiver or administrator has been made.

17.	The Borrower has its centre of main interests (as such term is described in Article 3(1) of Council Regulation (EC) No. 1346/2000 of 29 May 2000 on Insolvency Proceedings), in England and Wales.

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18.	The property and assets expressed to be assigned or charged by the English Finance Documents are capable of being assigned or charged, each of EENS LP and the Borrower is entitled to and has all requisite capacity, authority and power to assign, charge or otherwise encumber such property and assets and all matters have been complied with under all relevant laws (other than English law) as may be necessary in relation to the creation of the security expressed to be created by the English Finance Documents, its perfection and enforceability, including the delivery of notices of charge and assignment in the form set out in the relevant English Finance Document.

19.	EENS LP does not have a UK establishment within the meaning of the Overseas Companies Regulations 2009.

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APPENDIX B
1.	The term “enforceable” as used in this opinion means that obligations assumed by each of EENS LP and the Borrower under the English Finance Documents are of the type which English courts enforce and not that those obligations will necessarily be enforced by an English court.
2.	The enforceability of the English Finance Documents and the rights and obligations of the parties thereto may be affected by the law relating to bankruptcy, insolvency, liquidation, administration, reorganization, reconstruction or otherwise affecting creditors’ rights generally. For example, enforcement of security interests under the English Finance Documents may be limited by the operation of Sections 238 (transactions at an undervalue), 239 (preferences), 245 (avoidance of certain floating charges) and 423 to 425 (transactions defrauding creditors) of the Insolvency Act.
3.	The manner and extent to which the English Finance Documents are enforceable may be affected by the way in which the English courts exercise their inherent discretion. For example:
(a)	equitable remedies, such as an order for specific performance or the issue of an injunction, are available at the discretion of the court and may not be granted where the court is of the view that damages would be an adequate alternative;

(b)	the enforcement of an indemnity for the costs of litigation, such as that contained in Clause 11.2 (Indemnity) of the EEUK Debenture and Clause 8.2 (Indemnity) of the Share Charges is subject to the discretion of the court as to whether and to what extent a party to proceedings should be compensated for such costs;

(c)	English courts have been prepared to render judgments for a monetary amount in foreign currencies but such a judgment may be converted into sterling for enforcement purposes -there is no authority as to whether or not an English court would enforce the currency indemnity contained in Clause 11.19 (Judgment Currency) of the Credit Agreement (incorporated under Clause 1.7(a) (Incorporation) of the EEUK Debenture, Clause 1.8(a) (Incorporation) of the EEUK Share Charge and 1.9(a) (Incorporation) of the EENS LP Share Charge);

(d)	the enforcement of a provision such as Clause 23 (Partial Invalidity) of the EEUK Debenture and Clause 19 (Partial Invalidity) of the Share Charges which provides that an illegal, invalid or unenforceable term may be severed from the other provisions of the EEUK Debenture or Share Charge (as applicable) without affecting the enforceability of those other provisions, is a matter for the discretion of the court and depends on the nature of the illegality, invalidity or unenforceability in question;

(e)	any disposition of a company’s property (which may include the grant of security) made after the presentation of a winding-up petition against the company will be void unless the court orders otherwise; and

9

(f)	provisions which purport to give a right to foreclose to a person in whose favour a security interest is created may not be enforceable without the prior approval of the court.
4.	The manner and extent to which the English Finance Documents are enforceable may be affected by principles of English law preventing the enforcement of certain terms. For example:
(a)	the indemnity contained in Clause 11.2 (Indemnity) of the EEUK Debenture and Clause 8.2 (Indemnity) of the Share Charges may be void under Section 117 of the Stamp Act 1891 in respect of stamp duties payable in the United Kingdom; and

(b)	where obligations are to be performed in a jurisdiction outside England, such obligations may not be enforceable under English law if their performance would be illegal or contrary to public policy under the laws of that jurisdiction.
5.	The manner and extent to which the English Finance Documents are enforceable may be affected by the implication of contractual terms by the English courts or by an arbitral tribunal applying English law. For example:
(a)	a person who is vested with a discretion may be required to exercise that discretion honestly and in good faith for the purposes for which it was conferred and not capriciously, arbitrarily or unreasonably; and

(b)	any provision in the English Finance Documents stating that an Opinion, calculation or certification is to be conclusive and binding may be subject to the requirement that such opinion, calculation or certification is made or given honestly, reasonably and in good faith.
6.	The manner and extent to which the English Finance Documents are enforceable may be affected by provisions of English law applicable to the vitiation, modification or discharge of contracts. For example:
(a)	enforcement of the English Finance Documents may be limited by the provisions of English law applicable to contracts which are held to have been frustrated by events happening after their execution; and

(b)	it is likely that an English court or an arbitral tribunal applying English law would hold that a judgment on an English Finance Document, given in an English court or elsewhere, supersedes the terms of such English Finance Document; and

(c)	notwithstanding a provision such as Clause 11.12 (Amendment or Waiver, etc) of the Credit Agreement (incorporated under Clause 1.7(a) (Incorporation) of the EEUK Debenture, Clause 1.8(a) (Incorporation) of the EEUK Share Charge and 1.9(a) (Incorporation) of the EENS LP Share Charge) any term of an agreement may be varied, amended or discharged by the parties thereto by a further agreement which may be effected orally, in writing or by a course of dealing.

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7.	Claims under the English Finance Documents may become subject to a defense of set-off or satisfaction of a counterclaim or become time barred under applicable limitation acts.
8.	Rights under the English Finance Documents may be held to have been suspended, impaired or waived by representation, conduct or delay.
9.	Unless the prescribed particulars of the registrable charges created by the English Finance Documents (other than the EENS Share Charge), together with a signed copy of the relevant English Finance Document, are delivered for registration under Section 860 of the Companies Act within the time period specified in Section 870 of the Companies Act, such charges will be void as against a liquidator, administrator or creditor of the Borrower.
10.	The encumbrances created by the Borrower over the petroleum production licenses set out in Schedule 2 of the EEUK Debenture are subject to the requirements of the Open Permission (Creation of Security Rights over Licenses) granted by the Secretary of State for Trade and Industry (the “Secretary of State”) on 19 March 2004 which requires among other things, notice to be given to the Secretary of State of such encumbrances.
11.	We do not express any opinion as to the priority of any of the security interests created by the English Finance Documents, as to whether the property or rights comprised in such security are or may become subject to any equities or subject to any rights or interests of any person ranking now or in the future in priority to such security or as to whether such property or rights could be transferred to any other person free of such security.
12.	The fact that the parties have chosen English law as the governing law of the English Finance Documents may not, where other elements relevant to any transactions governed by the English Finance Documents are at the time of the choice connected with another country, prejudice the application by the English courts of the rules of the law of that country which cannot be derogated from by contract.
13.	We do not express any opinion as to the efficacy of the English Finance Documents in relation to any assets which may be situated outside England and Wales.
14.	Certain of the charges which are expressed to be created in the English Finance Documents as fixed charges may in fact take effect as floating charges if their effect is that EENS LP or the Borrower (as applicable) is free to deal with the charged property in the course of its business without the consent of the chargee.
15.	We express no opinion on the binding effect of the choice of law provisions in the English Finance Documents in so far as they relate to non-contractual obligations arising out of or in connection with the English Finance Documents.
16.	The ability to appoint an administrator pursuant to the terms of the EEUK Debenture is dependent on whether the whole or substantially the whole of the assets of the Borrower are subject to the security contained in the EEUK Debenture. If at the date the issue arises any assets (including but not limited to the four gas sales agreements

11

specifically excluded from security created under the EEUK Debenture) are excluded from the EEUK Debenture which represent a significant proportion of the Borrower’s assets, this may adversely affect the power of the Collateral Agent to appoint an administrator. We note that there is no English case law which gives any guidance on what constitutes “substantially the whole” of the company’s assets and it is a mixed question of fact and law to be determined at the time of any proposed administrator’s appointment.

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EXHIBIT D-1
FORM OF OFFICERS’ CERTIFICATE
     I, the undersigned, [Chairman of the Board/Chief Executive Officer/President/Vice President] of [Name of Credit Party], a [corporation] [limited partnership] [limited liability company] [organized and existing under the laws of the State of [______]] (the “Company”), do hereby certify as of the date hereof, solely in my capacity as an officer of the Company and not in my individual capacity, on behalf of the Company, that:
     1. This Certificate is furnished pursuant to the Credit Agreement, dated as of [insert closing date], 2010, among [the Company,] [Endeavour International Corporation] [Endeavour Energy UK Limited], the lenders party thereto from time to time, and Cyan Partners, LP, as Administrative Agent (such Credit Agreement, as in effect on the date of this Certificate, being herein called the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.
     2. The named individuals listed on Annex A hereto are duly elected or appointed officers of the Company, and each individual holds the office of the Company set forth opposite such individual’s name. The signature written opposite the name and title of each such officer is such officer’s genuine signature.
     3. Attached hereto as Annex B is a certified copy of the [Certificate of Incorporation of the Company] [Certificate of Partnership of the Company] [Certificate of Formation of the Company], as filed in the Office of the Secretary of State of the State of ______ on _________ __, ____, together with all amendments thereto adopted through the date hereof.
     4. Attached hereto as Annex C is a [true and correct copy of the By-Laws of the Company which were duly adopted and are in full force and effect on the date hereof] [true and correct copy of the [Partnership Agreement of the Company] [Limited Liability Company Agreement of the Company] which was duly adopted and is in full force and effect on the date hereof, together with all amendments thereto adopted through the date hereof.
     5. Attached hereto as Annex D is a true and correct copy of resolutions which were duly adopted on _________ __, ____ [by unanimous written consent of the Board of Directors of the Company] [by a meeting of the Board of Directors of the Company at which a quorum was present and acting throughout], and said resolutions have not been rescinded, amended or modified. Except as attached hereto as Annex D, no resolutions have been adopted by the Board of Directors of the Company which deal with the execution, delivery or performance of any of the Documents to which the Company[, as the general partner of the Company,] [, as the managing member of the Company,] is a party.
     [6. On the date hereof, all of the conditions set forth in Section 5.06, 5.07, 5.08 and 5.16 of the Credit Agreement have been satisfied.]
     [6.][7.] On the date hereof, the representations and warranties contained in the Credit Documents to which the Company is a party are true and correct in all material respects with the same effect as though such representations and warranties had been made on the date

Exhibit D-1

hereof, both before and immediately after giving effect to the incurrence of Term Loans on the date hereof, unless stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.
     [7.][8.] On the date hereof, no Default or Event of Default has occurred and is continuing or would immediately result from the incurrence of Term Loans on the date hereof.
     [8.][9.] There is no pending proceeding for the dissolution or liquidation of the Company or, to the knowledge of the undersigned, threatening its existence.

     IN WITNESS WHEREOF, I have hereunto set my hand this __ day of _______, ___.

[NAME OF CREDIT PARTY]

By:
Name:
Title:

Exhibit D-1

     I, the undersigned, [Secretary/Assistant Secretary] of the Company, do hereby certify, on the date hereof, solely in my capacity as an officer of the Company and not in my individual capacity, on behalf of the Company, that:
     1. [Name of Person making above certifications] is the duly elected and qualified [Chairman/Vice-Chairman/President/Vice-President/Director] of the Company and the signature above is [his] [her] genuine signature.
     2. [The certification made by [name of Person making above certifications] on behalf of the Company in Items 2, 3, 4, 5 and [8.][9.] is true and correct.]1
     IN WITNESS WHEREOF, I have hereunto set my hand this __ day of ______, ___.

[NAME OF CREDIT PARTY]

By:
Name:
Title:

[1]	Include if the Officer signing the Officer’s Certificate is also listed in the incumbency.

ANNEX A

Name[2]	Office	Signature

[2]	Include name, office and signature of each officer who will sign any Credit Document on behalf of the Company, including the officer who will sign the certification at the end of this Certificate or related documentation.

Exhibit D-2
To Credit Agreement
OFFICERS’ CERTIFICATE
          I, the undersigned, Director of Endeavour Energy UK Limited, a limited company incorporated under the laws of England and Wales with company registered number 05030838 (the “Company”), do hereby certify as of the date hereof, solely in my capacity as an officer of the Company and not in my individual capacity, on behalf of the Company, that:
          1. This Certificate is furnished pursuant to the credit agreement, dated as of                                         , 2010, among the Company, Endeavour International Corporation, the lenders party thereto from time to time, and Cyan Partners, LP, as Administrative Agent (such credit agreement, as in effect on the date of this Certificate, being herein called the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.
          2. The named individuals listed on Annex A hereto are duly elected or appointed officers of the Company, being duly authorised by the Company to deliver this Certificate and each holds the office of the Company set forth opposite such individual’s name. The signature written opposite the name and title of each such officer is such officer’s genuine signature.
          3. Attached hereto as Annex B is a true, complete and up-to-date copy of the Certificate of Incorporation of the Company and any Certificate of Incorporation on Change of Name of the Company.
          4. Attached hereto as Annex C is a true and correct copy of the constitutional documents of the Company, consisting of its Memorandum and Articles of Association which were duly adopted and are in full force and effect on the date hereof, together with all amendments thereto adopted through the date hereof.
          5. Attached hereto as Annex D is a true and correct copy of resolutions which were duly adopted on                      ___, ___ by a meeting of the Board of Directors of the Company at which a quorum was present and acting throughout (which resolutions have not been rescinded, amended or modified), and which approve the execution, delivery and performance of each of the Credit Documents to which the Company is a party and all transactions contemplated thereby. Except as attached hereto as Annex D, no resolutions have been adopted by the Board of Directors of the Company which deal with the execution, delivery or performance of any of the Documents to which the Company is a party.
          6. Attached hereto as Annex E is a true and correct copy of resolutions which were duly adopted on                      ___, ___ by the shareholder of the Company (which resolutions have not been rescinded, amended or modified), authorising the potential conflict of directors’ interest resulting from the transactions contemplated by the Credit Agreement.
          7. Attached hereto as Annex F is a copy of a power of attorney which is correct, complete and in full force and effect on the date hereof (which power of attorney has not been rescinded, amended or modified).

          8. On the date hereof, all of the conditions set forth in Section 5.06, 5.07, 5.08 and 5.16 of the Credit Agreement have been satisfied.
          9. On the date hereof, the representations and warranties contained in the Credit Documents to which the Company is a party are true and correct in all material respects with the same effect as though such representations and warranties had been made on the date hereof, both before and immediately after giving effect to the incurrence of Term Loans on the date hereof, unless stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.
          10. On the date hereof, no Default or Event of Default has occurred and is continuing or would immediately result from the incurrence of Term Loans on the date hereof.
          11. There is no pending proceeding for the dissolution or liquidation of the Company or, to the knowledge of the undersigned, threatening its existence.
          12. I have examined the terms of all relevant agreements to which the Company is a party and the constitutional documents of the Company (“Relevant Documents”), and we can confirm to you that entry into the Credit Documents to which the Company is a party and drawing and/or guaranteeing of all amounts capable of being drawn under the Credit Documents to which the Company is a party, taking into account, when aggregated with, any other Indebtedness of the Company, (a) will be within the corporate powers of the Company, and (b) does not and will not cause to be exceeded any limit or restriction on any of the powers of the Company (whether contained in any Relevant Documents or otherwise) or the right or ability of the directors of the Company to exercise such powers.

          IN WITNESS WHEREOF, I have hereunto set my hand this ___ day of                     , 2010.

ENDEAVOUR ENERGY UK LIMITED
By:
	Name:	Robert Fitzpatrick
	Title:	Director

          I, the undersigned, Director of the Company, do hereby certify, on the date hereof, solely in my capacity as an officer of the Company and not in my individual capacity, on behalf of the Company, that:
          1. Robert Fitzpatrick is a duly elected and qualified Director of the Company and the signature above is his genuine signature.
          2. The certification made by Robert Fitzpatrick on behalf of the Company in Items 2, 3, 4, 5, 7 , 10 and 11 is true and correct.
          IN WITNESS WHEREOF, I have hereunto set my hand this ___ day of                     , 2010.

ENDEAVOUR ENERGY UK LIMITED
By:
	Name:	James William Munns
	Title:	Director

ANNEX A

Name	Office	Signature

James William Munns	Director

Robert Fitzpatrick	Director

Mike Kirksey	Authorised Signatory

ANNEX B
Certificate of Incorporation and any Certificate of Incorporation on Change of Name

ANNEX C
Memorandum and Articles of Association

ANNEX D
Board resolution

ANNEX E
Shareholder resolution

ANNEX F
Power of Attorney

EXHIBIT D-3
OFFICERS’ CERTIFICATE
ENDEAVOUR ENERGY NETHERLANDS B.V.
          I, the undersigned, Managing Director (statutair bestuurder) of Endeavour Energy Netherlands B.V., a private company with limited liability (besloten vennoostchap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands registered with the Trade Register (Handelsregister) of the Chamber of Commerce (Kamer van Koophandel en Fabrieken) under file number 34229296 (the “Company”), do hereby certify as of the date hereof, solely in my capacity as a managing director (bestuurder) of the Company and not in my individual capacity, on behalf of the Company, that:
          1. This Certificate is a certificate as referred to in Section 5.04 of the Credit Agreement, dated as of ___  August, 2010, among inter alia the Company, Endeavour International Corporation, Endeavour Energy UK Limited, the lenders party thereto from time to time, and Cyan Partners, LP, as Administrative Agent (such Credit Agreement, as in effect on the date of this Certificate, being herein called the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.
          2. The named individuals listed on Annex A hereto are duly elected or appointed officers of the Company, and each holds the office of the Company set forth opposite such individual’s name. The signature written opposite the name and title of each such officer is such officer’s genuine signature.
          3. The utilising or guaranteeing or securing, as appropriate, of the Total Commitment would not cause any borrowing, guaranteeing, security or similar limit binding on the Company to be exceeded.
          4. Attached hereto as Annex B is a true and complete copy of the Deed of Incorporation of the Company, as filed with the Trade Register (Handelsregister) of the Chamber of Commerce (Kamer van Koophandel en Fabrieken).
          5. Attached hereto as Annex C is a true, complete and up to date copy of the Articles of Association of the Company , as filed with the Trade Register (Handelsregister) of the Chamber of Commerce (Kamer van Koophandel en Fabrieken).
          6. Attached hereto as Annex D is a true and correct copy of resolutions which were duly adopted on 30 July, 2010 by unanimous written consent of the managing board (bestuur) of the Company, and said resolutions have not been rescinded, amended or modified. Except as attached hereto as Annex D, no resolutions have been adopted by the managing board (bestuur) of the Company which deal with the execution, delivery or performance of any of the Credit Documents to which the Company is a party.

Exhibit E-3

          7. Attached hereto as Annex E is a true and correct copy of resolutions which were duly adopted on 30 July, 2010 by unanimous written consent of the general meeting of shareholders (algemene vergadering van aandeelhouders) of the Company, and said resolutions have not been rescinded, amended or modified. Except as attached hereto as Annex E, no resolutions have been adopted by the general meeting of shareholders (algemene vergadering van aandeelhouders) of the Company which deal with the execution, delivery or performance of any of the Credit Documents to which the Company is a party.
          8. Attached hereto as Annex F is a true, complete and up to date copy of an extract from the Trade Register (Handelsregister) of the Chamber of Commerce (Kamer van Koophandel en Fabrieken) pertaining to the Company.
          9. On the date hereof, the representations and warranties contained in the Credit Agreement and in the other Credit Documents to which the Company is a party are true and correct in all material respects with respect to the Company, with the same effect as though such representations and warranties had been made on the date hereof, both before and immediately after giving effect to the incurrence of Term Loans on the date hereof, unless stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.
          10. On the date hereof, no Default or Event of Default has occurred and is continuing or would immediately result from the incurrence of Term Loans on the date hereof.
          11. There is no pending proceeding for the dissolution or liquidation of the Company or, to the knowledge of the undersigned, threatening its existence.
          12. I have examined the terms of all relevant agreements to which the Company is a party and the constitutional documents of the Company (“Relevant Documents”), and we can confirm to you that entry into the Credit Documents to which the Company is a party and drawing and/or guaranteeing of all amounts capable of being drawn under the Credit Documents to which the Company is a party, taking into account, when aggregated with, any other Indebtedness of the Company, (a) will be within the corporate powers of the Company, and (b) does not and will not cause to be exceeded any limit or restriction on any of the powers of the Company (whether contained in any Relevant Documents or otherwise) or the right or ability of the directors of the Company to exercise such powers.

IN WITNESS WHEREOF, I have hereunto set my hand this                      day of August, 2010.

ENDEAVOUR ENERGY NETHERLANDS B.V.
By:
	Name:	J.M. Kirksey
	Title:	managing director A

Exhibit E-3

          I, the undersigned, managing director (statutair bestuurder) of the Company, do hereby certify, on the date hereof, solely in my capacity as a managing director of the Company and not in my individual capacity, on behalf of the Company, that:
          1. Mr. Jerrel Michael Kirksey is a duly elected and qualified managing director (statutair bestuurder) of the Company and the signature above is his genuine signature.
          2. The certification made by Mr. Jerrel Michael Kirksey on behalf of the Company in Items 2, 3, 4, 5, 6, 7, 8, 9 and 11 is true and correct.
IN WITNESS WHEREOF, I have hereunto set my hand this ___  day of August, 2010.

ENDEAVOUR ENERGY NETHERLANDS B.V.
By:
	Name:	F.J.C. Lucassen
	Title:	managing director B

Exhibit E-3

ANNEX A

Name	Office	Signature

Mr. Franciscus Jacobus Joannes Lucassen	Managing director B

Mr. Jerrel Michael Kirksey	Managing director A

Exhibit E
SUBSIDIARIES GUARANTY
          SUBSIDIARIES GUARANTY (as amended, modified, restated and/or supplemented from time to time, this “Guaranty”), dated as of August 16, 2010, made by and among each of the undersigned guarantors (each, a “Guarantor” and, together with any other entity that becomes a guarantor hereunder pursuant to Section 23 hereof, collectively, the “Guarantors”) in favor of Cyan Partners, LP, as Administrative Agent (together with any successor administrative agent, the “Administrative Agent”), for the benefit of the Secured Creditors (as defined below). Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.
W I T N E S S E T H
:
          WHEREAS, Endeavour International Corporation (“Holdings”), Endeavour Energy UK Limited (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and the Administrative Agent, have entered into a Credit Agreement, dated as of August 16, 2010 (as amended, modified, restated and/or supplemented from time to time, the “Credit Agreement”), providing for the making of Term Loans to the Borrower, all as contemplated therein (the Lenders, the Administrative Agent and the Collateral Agent are herein called the “Lender Creditors”);
          WHEREAS, the Borrower and/or one or more of its Subsidiaries or parent companies may at any time and from time to time enter into one or more Hedging Agreements with one or more Approved Third Party Credit Providers, each such Hedging Agreement with an Approved Third Party Credit Provider that is party to the Intercreditor Agreement, a “Secured Hedging Agreement”);
          WHEREAS, the Borrower and/or one or more of its Subsidiaries or parent companies may at any time and from time to time have one or more Third Party Letters of Credit issued for the account of such entity and, in connection therewith, enter into agreements with respect to such Person’s obligations to reimburse Approved Third Party Credit Providers for amounts funded under Third Party Letters of Credit issued by such Approved Third Party Credit Providers (any such reimbursement agreement with respect to Third Party Letters of Credit issued by an Approved Third Party Credit Provider that is party to the Intercreditor Agreement, a “Secured Reimbursement Agreement” and each Approved Third Party Credit Provider referred to in this recital and the immediately preceding recital together with the Lender Creditors, the “Secured Creditors”);
          WHEREAS, each Guarantor is a direct or indirect Subsidiary of Holdings, which is the indirect parent company of the Borrower;
          WHEREAS, it is a condition precedent to the making of Term Loans to the Borrower under the Credit Agreement, to the entering into of Hedging Agreements by Approved

Third Party Credit Providers from time to time and to the issuance of Third Party Letters of Credit by Approved Third Party Credit Providers that each Guarantor shall have executed and delivered to the Administrative Agent this Guaranty; and
          WHEREAS, each Guarantor will obtain benefits from the incurrence of Term Loans by the Borrower under the Credit Agreement, the entering into by Holdings and/or one or more of its Subsidiaries of Secured Hedging Agreements with Approved Third Party Credit Providers from time to time and the issuance of Third Party Letters of Credit by Approved Third Party Credit Providers and, accordingly, desires to execute this Guaranty in order to satisfy the condition described in the preceding paragraph and to induce the Lenders to make Term Loans to the Borrower and the Approved Third Party Credit Providers to enter into Secured Hedging Agreements and issue Third Party Letters of Credit;
          WHEREAS, “Corresponding Obligations” shall, in respect of a Guarantor, mean any obligation of such Guarantor to pay an amount to the Lenders, the Agents or any other Secured Creditor (or any one of them), whether for principal, interest, fees, costs, any overdraft or otherwise and whether present or future (a) under or in connection with the Secured Debt Agreements (as defined below), including the Guaranteed Obligations, other than any obligation arising under or in connection with the Parallel Debt and (b) any other indebtedness of such Guarantor as the Lenders (or the Collateral Agent on their behalf) and the Borrower may agree from time to time.
          WHEREAS, “Parallel Debt” shall mean the Parallel Debt as defined in Section 2 of this Guaranty.
          NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Administrative Agent for the benefit of the Secured Creditors and hereby covenants and agrees with each other Guarantor and the Administrative Agent for the benefit of the Secured Creditors as follows:
          1. GUARANTY. (a) Each Guarantor, jointly and severally, irrevocably and unconditionally guarantees as a primary obligor and not merely as surety:
     (i) to the Lender Creditors the full and prompt payment when due (whether at the stated maturity, by required prepayment, acceleration or otherwise) of (x) the principal of, premium, if any, and interest (including PIK Interest) on the Notes issued by, and the Term Loans made to, the Borrower under the Credit Agreement, and (y) all other obligations (including, without limitation, obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness owing by the Borrower to the Lender Creditors under each Credit Document to which the Borrower is a party (including, without limitation, indemnities, fees and interest (including PIK Interest) thereon (including, without limitation, any interest (including PIK Interest) accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the Credit

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Agreement, whether or not such interest is an allowed claim in any such proceeding)), whether now existing or hereafter incurred under, arising out of or in connection with each such Credit Document and the due performance and compliance by the Borrower with all of the terms, conditions, covenants and agreements contained in all such Credit Documents (all such principal, premium, interest, liabilities, indebtedness and obligations under this clause (i), except to the extent consisting of obligations or liabilities with respect to Secured Hedging Agreements or Secured Reimbursement Agreements, being herein collectively called the “Credit Document Obligations”);
     (ii) to each Approved Third Party Credit Provider the full and prompt payment when due (whether at the stated maturity, by required prepayment, acceleration or otherwise) of all obligations (including, without limitation, obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including, without limitation, any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the respective Secured Hedging Agreements, whether or not such interest is an allowed claim in any such proceeding) owing by the Borrower and each other Guaranteed Party to the Approved Third Party Creditor Providers under any Secured Hedging Agreements to which the Borrower or any other Guaranteed Party is a party, whether now in existence or hereafter arising, and the due performance and compliance by the Borrower and each such other Guaranteed Party with all of the terms, conditions, covenants and agreements contained therein (all such obligations, liabilities and indebtedness being herein collectively called the “Secured Hedge Obligations”); and
     (iii) to each Approved Third Party Credit Provider the full and prompt payment when due (whether at the stated maturity, by required prepayment, acceleration or otherwise) of all obligations (including, without limitation, obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including, without limitation, any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the respective Secured Reimbursement Agreements, whether or not such interest is an allowed claim in any such proceeding) owing by the Borrower and each other Guaranteed Party to the Approved Third Party Creditor Providers under any Secured Reimbursement Agreements to which the Borrower or any other Guaranteed Party is a party, whether now in existence or hereafter arising, and the due performance and compliance by the Borrower and each such other Guaranteed Party with all of the terms, conditions, covenants and agreements contained therein (all such obligations, liabilities and indebtedness being herein collectively called the “Secured Reimbursement Obligations”, together with the Secured Hedge Obligations are herein collectively called the “Other Obligations” and the Other Obligations together with the Credit Document Obligations are herein collectively called the “Guaranteed Obligations”).

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          Notwithstanding anything to the contrary contained herein or in any other Credit Document, the aggregate amount of Other Obligations to be included within the Guaranteed Obligations pursuant to this Guaranty shall not at any time exceed $25,000,000 (the “Other Obligations Cap”). No amount of Other Obligations in excess of the Other Obligations Cap shall receive the benefit of this Guaranty and in no event shall any proceeds received upon collection from or other realization upon this Guaranty be applied to the Other Obligations in an amount in excess of the Other Obligations Cap.
          As used herein, the term “Guaranteed Party” shall mean the Borrower and each other Subsidiary of Holdings party to any Secured Hedging Agreement or any Secured Reimbursement Agreement. Each Guarantor understands, agrees and confirms that the Secured Creditors may enforce this Guaranty up to the full amount of the Guaranteed Obligations against such Guarantor without proceeding against any other Guarantor, the Borrower or any other Guaranteed Party, or against any security for the Guaranteed Obligations, or under any other guaranty covering all or a portion of the Guaranteed Obligations. This Guaranty is a guaranty of prompt payment and not of collection; provided that notwithstanding anything in this Guaranty to the contrary, in no event will any Guarantor be responsible for specific performance of any Guaranteed Obligation then due if the performance of such Guaranteed Obligation is specific to a Credit Party and it would be impossible or reasonably impracticable after using all reasonable efforts for such other Guarantor to perform the Guaranteed Obligation.
          (b) Additionally, each Guarantor, jointly and severally, unconditionally and irrevocably, guarantees the payment of any and all Guaranteed Obligations whether or not due or payable by the Borrower or any other Guaranteed Party upon the occurrence in respect of the Borrower or any other Guaranteed Party of any of the events specified in Section 9.05 of the Credit Agreement, and unconditionally and irrevocably, jointly and severally, promises to pay such Guaranteed Obligations to the Secured Creditors, or order, on demand.
          2. PARALLEL DEBT
          (a) In respect of ensuring the validity and enforceability of any Security Document governed by the law of the Netherlands, each Guarantor which is a party to any Security Document governed by the laws of the Netherlands hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent amounts equal to the amounts payable by it in respect of its Corresponding Obligations as they may exist from time to time, which undertaking the Collateral Agent hereby accepts. Each payment undertaking of a Guarantor to the Collateral Agent under this Clause 2 is hereinafter to be referred to as a “Parallel Debt”. Each Parallel Debt will be payable in the currency or currencies of the relevant Corresponding Obligation and will become due and payable as and when the Corresponding Obligation to which it corresponds becomes due and payable.
          (b) Each of the parties to this Guaranty hereby acknowledges that (i) each Parallel Debt constitutes an undertaking, obligation and liability of the relevant Guarantor to the Collateral Agent which is separate and independent from, and without prejudice to, the Corresponding Obligation to which it corresponds; and (ii) each Parallel Debt represents the Collateral Agent’s own separate and independent claim to receive payment of such Parallel Debt

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from the relevant Guarantor; provided, that the total amount that may become due on a Parallel Debt of a Credit Party shall never exceed the total amount which may become due under all of the Corresponding Obligations of such Credit Party to all the Secured Creditors.
          (c) To the extent the Collateral Agent irrevocably receives any amount in payment or recovery of a Parallel Debt of a Guarantor, the Collateral Agent shall distribute such amount among the Lenders who are creditors of the Corresponding Obligations of that Guarantor in accordance with the terms of this Guaranty, as if such amount were received by the Collateral Agent in payment or recovery of the Corresponding Obligation to which it corresponds.
          (d) The Collateral Agent, on behalf of itself and on behalf of each Secured Creditor hereby confirms and accepts that to the extent the Collateral Agent irrevocably receives any amount in payment of a Parallel Debt from a Guarantor, the Collateral Agent shall distribute such amount among the Secured Creditors as if such amount were received by the Collateral Agent in payment of the Corresponding Obligation to which that Parallel Debt corresponds.
          (e) The total amount due by the relevant Guarantor pursuant to a Parallel Debt shall be decreased to the extent that (i) the relevant Guarantor shall have paid any amount to one or more of the Secured Creditors to reduce the relevant Guarantor’s outstanding Corresponding Obligations or (ii) any of the Secured Creditors otherwise receives any amount in payment of such Corresponding Obligations (other than by virtue of clause (f) hereafter).
          (f) To the extent that the relevant Guarantor shall have paid any amount to the Collateral Agent under a Parallel Debt or the Collateral Agent otherwise received monies in payment of a Parallel Debt, the total amount due and payable under the Corresponding Obligations shall be decreased by such amount.
          (g) If any payment of the Corresponding Obligations by the relevant Guarantor (or otherwise on its behalf) is subsequently avoided or reduced in whole or in part by virtue of any provisions or enactments relating to bankruptcy or liquidation of the relevant Guarantor or similar laws of general application relating to the obligations of the relevant Guarantor, the liability of the relevant Guarantor shall continue as if the payment, avoidance or reduction in whole or in part had not occurred and the relevant Secured Creditor shall be entitled to receive an amount from the relevant Guarantor, as if the avoidance or reduction in whole or in part had not occurred.
          3. LIABILITY OF GUARANTORS ABSOLUTE. The liability of each Guarantor hereunder is primary, absolute, joint and several, and unconditional and is exclusive and independent of any security for or other guaranty of the indebtedness of the Borrower or any other Guaranteed Party whether executed by such Guarantor, any other Guarantor, any other guarantor or by any other party, and the liability of each Guarantor hereunder shall not be affected or impaired by any circumstance or occurrence whatsoever, including, without limitation: (a) any direction as to application of payment by the Borrower, any other Guaranteed Party or any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of a Guarantor or of any other party as to the Guaranteed Obligations, (c) any payment

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on or in reduction of any such other guaranty or undertaking (other than any payment applied in satisfaction of the Guaranteed Obligations), (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower or any other Guaranteed Party, (e) the failure of the Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Guaranty, (f) any payment made to any Secured Creditor on the indebtedness which any Secured Creditor repays the Borrower or any other Guaranteed Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (g) any action or inaction by the Secured Creditors as contemplated in Section 5 hereof, (h) any invalidity, rescission, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security therefore and (i) any legal or equity defenses, including suretyship defenses.
          4. OBLIGATIONS OF GUARANTORS INDEPENDENT. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor, the Borrower or any other Guaranteed Party, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other guarantor, the Borrower or any other Guaranteed Party and whether or not any other Guarantor, any other guarantor, the Borrower or any other Guaranteed Party be joined in any such action or actions. Each Guarantor waives (to the fullest extent permitted by applicable law) the benefits of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or any other Guaranteed Party or other circumstance which operates to toll any statute of limitations as to the Borrower or such other Guaranteed Party shall operate to toll the statute of limitations as to each Guarantor.
          5. WAIVERS BY GUARANTORS. (a) Each Guarantor hereby waives (to the fullest extent permitted by applicable law) notice of acceptance of this Guaranty and notice of the existence, creation or incurrence of any new or additional liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, demand for performance, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Administrative Agent or any other Secured Creditor against, and any other notice to, any party liable thereon (including such Guarantor, any other Guarantor, any other guarantor, the Borrower or any other Guaranteed Party) and each Guarantor further hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice or proof of reliance by any Secured Creditor upon this Guaranty, and the Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, modified, supplemented or waived, in reliance upon this Guaranty.
          (b) Each Guarantor waives any right to require the Secured Creditors to: (i) proceed against the Borrower, any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party; (ii) proceed against or exhaust any security held from the Borrower, any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party; or (iii) pursue any other remedy in the Secured Creditors’ power whatsoever. Each Guarantor waives any defense based on or arising out of any defense of the Borrower, any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party other than payment of the

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Guaranteed Obligations to the extent of such payment, including, without limitation, any defense based on or arising out of the disability of the Borrower, any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Guaranteed Party other than payment of the Guaranteed Obligations to the extent of such payment. The Secured Creditors may, at their election, foreclose on any collateral serving as security held by the Administrative Agent, the Collateral Agent or the other Secured Creditors by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Secured Creditors may have against the Borrower, any other Guaranteed Party or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been paid. Each Guarantor waives any defense arising out of any such election by the Secured Creditors, even though such election operates to impair or extinguish any right of reimbursement, contribution, indemnification or subrogation or other right or remedy of such Guarantor against the Borrower, any other Guaranteed Party, any other guarantor of the Guaranteed Obligations or any other party or any security.
          (c) Each Guarantor has knowledge and assumes all responsibility for being and keeping itself informed of the Borrower’s, each other Guaranteed Party’s and each other Guarantor’s financial condition, affairs and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and has adequate means to obtain from the Borrower, each other Guaranteed Party and each other Guarantor on an ongoing basis information relating thereto and the Borrower’s, each other Guaranteed Party’s and each other Guarantor’s ability to pay and perform its respective Guaranteed Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Guaranty is in effect. Each Guarantor acknowledges and agrees that (x) the Secured Creditors shall have no obligation to investigate the financial condition or affairs of the Borrower, any other Guaranteed Party or any other Guarantor for the benefit of such Guarantor nor to advise such Guarantor of any fact respecting, or any change in, the financial condition, assets or affairs of the Borrower, any other Guaranteed Party or any other Guarantor that might become known to any Secured Creditor at any time, whether or not such Secured Creditor knows or believes or has reason to know or believe that any such fact or change is unknown to such Guarantor, or might (or does) increase the risk of such Guarantor as guarantor hereunder, or might (or would) affect the willingness of such Guarantor to continue as a guarantor of the Guaranteed Obligations hereunder and (y) the Secured Creditors shall have no duty to advise any Guarantor of information known to them regarding any of the aforementioned circumstances or risks.
          (d) Each Guarantor hereby acknowledges and agrees that no Secured Creditor nor any other Person shall be under any obligation (a) to marshal any assets in favor of such Guarantor or in payment of any or all of the liabilities of any Guaranteed Party under the Credit Documents or the obligation of such Guarantor hereunder or (b) to pursue any other remedy that such Guarantor may or may not be able to pursue itself any right to which such Guarantor hereby waives.

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          (e) Each Guarantor warrants and agrees that each of the waivers set forth in Section 3 and in this Section 4 is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.
          6. RIGHTS OF SECURED CREDITORS. Subject to Section 4, any Secured Creditor may (except as shall be required by applicable statute and cannot be waived) at any time and from time to time without the consent of, or notice to, any Guarantor, without incurring responsibility to such Guarantor, without impairing or releasing the obligations or liabilities of such Guarantor hereunder, upon or without any terms or conditions and in whole or in part:
     (a) change the manner, place or terms of payment of, and/or change, increase or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including, without limitation, any increase or decrease in the rate of interest thereon or the principal amount thereof), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, increased, accelerated, renewed or altered;
     (b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, impair, realize upon or otherwise deal with in any manner and in any order any property or other collateral by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;
     (c) exercise or refrain from exercising any rights against the Borrower, any other Guaranteed Party, any other Credit Party, any Subsidiary thereof, any other guarantor of the Borrower or others or otherwise act or refrain from acting;
     (d) release or substitute any one or more endorsers, Guarantors, other guarantors, the Borrower, any other Guaranteed Party or other obligors;
     (e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower or any other Guaranteed Party to creditors of the Borrower or such other Guaranteed Party other than the Secured Creditors;
     (f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower or any other Guaranteed Party to the Secured Creditors regardless of what liabilities of the Borrower or such other Guaranteed Party remain unpaid;

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     (g) consent to or waive any breach of, or any act, omission or default under, any of the Secured Hedging Agreements, the Secured Reimbursement Agreements, the Credit Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Secured Hedging Agreements, the Secured Reimbursement Agreements, the Credit Documents or any of such other instruments or agreements;
     (h) act or fail to act in any manner which may deprive such Guarantor of its right to subrogation against the Borrower or any other Guaranteed Party to recover full indemnity for any payments made pursuant to this Guaranty; and/or
     (i) take any other action or omit to take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such Guarantor from its liabilities under this Guaranty (including, without limitation, any action or omission whatsoever that might otherwise vary the risk of such Guarantor or constitute a legal or equitable defense to or discharge of the liabilities of a guarantor or surety or that might otherwise limit recourse against such Guarantor).
          No invalidity, illegality, irregularity or unenforceability of all or any part of the Guaranteed Obligations, the Credit Documents, the Secured Hedging Agreements, the Secured Reimbursement Agreements or any other agreement or instrument relating to the Guaranteed Obligations or of any security or guarantee therefor shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment of the Guaranteed Obligations to the extent of such payment.
          7. CONTINUING GUARANTY. This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Secured Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Secured Creditor would otherwise have. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Secured Creditor to any other or further action in any circumstances without notice or demand. It is not necessary for any Secured Creditor to inquire into the capacity or powers of the Borrower or any other Guaranteed Party or the officers, directors, partners or agents acting or purporting to act on its or their behalf, and any indebtedness made or created under this Guaranty, the other Credit Documents, the Secured Hedging Agreements or the Secured Reimbursement Agreements (being collectively the “Secured Debt Agreements”) in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

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          8. SUBORDINATION OF INDEBTEDNESS HELD BY GUARANTORS. Any indebtedness of the Borrower or any other Guaranteed Party now or hereafter held by any Guarantor is hereby subordinated to the indebtedness of the Borrower or such other Guaranteed Party to the Secured Creditors, and such indebtedness of the Borrower or such other Guaranteed Party to any Guarantor, if the Administrative Agent or the Collateral Agent, after an Event of Default has occurred and is continuing, so requests, shall be collected, enforced and received by such Guarantor as trustee for the Secured Creditors and be paid over to the Secured Creditors on account of the indebtedness of the Borrower or such other Guaranteed Party to the Secured Creditors, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guaranty except to the extent that Guaranteed Obligations have been paid. Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any indebtedness of the Borrower or any other Guaranteed Party to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, each Guarantor hereby agrees with the Secured Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash; provided, that if any amount shall be paid to such Guarantor on account of such subrogation rights at any time prior to the irrevocable payment in full in cash of all the Guaranteed Obligations, such amount shall be held in trust for the benefit of the Secured Creditors and shall forthwith be paid to the Secured Creditors to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Documents or, if the Credit Documents do not provide for the application of such amount, to be held by the Secured Creditors as collateral security for any Guaranteed Obligations thereafter existing.
          9. GUARANTY ENFORCEABLE BY ADMINISTRATIVE AGENT OR COLLATERAL AGENT. Notwithstanding anything to the contrary contained elsewhere in this Guaranty, the Secured Creditors agree (by their acceptance of the benefits of this Guaranty) that this Guaranty may be enforced only by the action of the Administrative Agent or the Collateral Agent, in each case acting upon the instructions of the Required Lenders (or, after the date on which all Credit Document Obligations have been paid in full, the holders of at least a majority of the outstanding Other Obligations) and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Guaranty or to realize upon the security to be granted by the Security Documents, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent or the Collateral Agent or, after all the Credit Document Obligations have been paid in full, by the holders of at least a majority of the outstanding Other Obligations, as the case may be, for the benefit of the Secured Creditors upon the terms of this Guaranty and the Security Documents. The Secured Creditors further agree that this Guaranty may not be enforced against any director, officer, employee, partner, member or stockholder of any Guarantor (except to the extent such partner, member or stockholder is also a Guarantor hereunder). It is understood and agreed that the agreement in this Section 9 is among and solely for the benefit of, and binding upon, the Secured Creditors and that, if the Required Lenders (or, after the date on which all Credit Document Obligations have been paid in full, the holders of at least a majority of the outstanding Other Obligations) so agree (without requiring the consent of any Guarantor), this Guaranty may be directly enforced by any Secured Creditor.

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          10. REPRESENTATIONS, WARRANTIES AND COVENANTS OF GUARANTORS. In order to induce the Lenders to make Term Loans to the Borrower pursuant to the Credit Agreement, and in order to induce the Approved Third Party Credit Providers to execute, deliver and perform the Secured Hedging Agreements to which they are a party and to issue Approved Third Party Letters of Credit, each Guarantor represents, warrants and covenants that:
     (a) such Guarantor (i) is a duly organized and validly existing Business in good standing under the laws of the jurisdiction of its organization, (ii) has the Business, power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and, to the extent applicable, is in good standing in each jurisdiction where the nature of its business requires such qualification, authorization and good standing, except for failures to be so qualified which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;
     (b) such Guarantor has the Business power and authority to execute, deliver and perform the terms and provisions of this Guaranty and each other Secured Debt Agreement to which it is a party and has taken all necessary Business action to authorize the execution, delivery and performance by it of this Guaranty and each such other Secured Debt Agreement;
     (c) such Guarantor has duly executed and delivered this Guaranty and each other Secured Debt Agreement to which it is a party, and this Guaranty and each such other Secured Debt Agreement constitutes the legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, except to the extent that the enforceability hereof or thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law);
     (d) neither the execution, delivery or performance by such Guarantor of this Guaranty or any other Secured Debt Agreement to which it is a party, nor compliance by it with the terms and provisions hereof and thereof, will (i) contravene any provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or Governmental Authority, (ii) conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of such Guarantor or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, credit agreement, or any other material agreement, contract or instrument to which such Guarantor or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) violate any provision of the certificate or articles of incorporation, by-laws, partnership agreement or limited liability company agreement (or equivalent organizational documents), as the case may be, of such Guarantor or any of its Subsidiaries;

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     (e) no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made prior to the date when required and which remain in full force and effect), or exemption by, any Governmental Authority is required to authorize, or is required in connection with, (i) the execution, delivery and performance by such Guarantor of this Guaranty or any other Secured Debt Agreement to which such Guarantor is a party or (ii) the legality, validity, binding effect or enforceability of this Guaranty or any other Secured Debt Agreement to which such Guarantor is a party;
     (f) there are no actions, suits or proceedings pending or, to such Guarantor’s knowledge, threatened (i) with respect to this Guaranty or any other Secured Debt Agreement to which such Guarantor is a party or (ii) with respect to such Guarantor or any of its Subsidiaries that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
     (g) until the termination of the Total Commitment, all Secured Hedging Agreements and all Secured Reimbursement Agreements and until such time as no Note remains outstanding and all Guaranteed Obligations have been paid in full (other than indemnities described in Section 11.01 of the Credit Agreement and analogous provisions in the Security Documents which are not then due and payable), such Guarantor will comply, and will cause each of its Subsidiaries to comply, with all of the applicable provisions, covenants and agreements contained in Sections 7 and 8 of the Credit Agreement, and will take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Sections 7 and 8 of the Credit Agreement, and so that no Default or Event of Default, is caused by the actions of such Guarantor or any of its Subsidiaries; and
     (h) an executed copy of each of the Credit Documents and each other Secured Debt Agreement has been made available to a senior officer of such Guarantor and such officer is familiar with the contents thereof.
          11. EXPENSES. The Guarantors hereby jointly and severally agree to pay all reasonable out-of-pocket costs and expenses of the Collateral Agent, the Administrative Agent and each other Secured Creditor in connection with the enforcement of this Guaranty and the protection of the Secured Creditors’ rights hereunder and any amendment, waiver or consent relating hereto (including, in each case, without limitation, the reasonable fees and disbursements of counsel employed by the Collateral Agent, the Administrative Agent and each other Secured Creditor).
          12. BENEFIT AND BINDING EFFECT. This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Secured Creditors and their successors and assigns.
          13. AMENDMENTS; WAIVERS. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of

12

each Guarantor directly affected thereby (it being understood that the addition or release of any Guarantor hereunder shall not constitute a change, waiver, discharge or termination affecting any Guarantor other than the Guarantor so added or released) and with the written consent of either (x) the Required Lenders (or, to the extent required by Section 11.12 of the Credit Agreement, with the written consent of each Lender) at all times prior to the time at which all Credit Document Obligations have been paid in full or (y) the holders of at least a majority of the outstanding Other Obligations at all times after the time at which all Credit Document Obligations have been paid in full.
          14. SET OFF. In addition to any rights now or hereafter granted under applicable law (including, without limitation, Section 151 of the New York Debtor and Creditor Law) and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default (such term to mean and include any “Event of Default” as defined in the Credit Agreement and any payment default under any Secured Hedging Agreement or any Secured Reimbursement Agreement continuing after any applicable grace period), each Secured Creditor is hereby authorized, at any time or from time to time, without notice to any Guarantor or to any other Person, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Secured Creditor to or for the credit or the account of such Guarantor, against and on account of the obligations and liabilities of such Guarantor to such Secured Creditor under this Guaranty, irrespective of whether or not such Secured Creditor shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured. Each Secured Creditor (by its acceptance of the benefits hereof) acknowledges and agrees that the provisions of this Section 13 are subject to the sharing provisions set forth in Section 11.06 of the Credit Agreement.
          15. NOTICE . Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be sent or delivered by mail, telegraph, telex, telecopy, cable or courier service and all such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent or any Guarantor shall not be effective until received by the Administrative Agent or such Guarantor, as the case may be. All notices and other communications shall be in writing and addressed to such party at (i) in the case of any Lender Creditor, as provided in the Credit Agreement, (ii) in the case of any Guarantor, c/o Endeavour International Corporation, 1001 Fannin, Suite 1600, Houston, Texas 77022, Attention J. Michael Kirksey, Telephone No.: (713) 307-8788, Telecopier No.: (713) 307-8794, and (iii) in the case of any Approved Third Party Credit Provider, at such address as such Secured Creditor shall have specified in writing to the Guarantors; or in any case at such other address as any of the Persons listed above may hereafter notify the others in writing.
          16. REINSTATEMENT. If any claim is ever made upon any Secured Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having

13

jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including, without limitation, the Borrower or any other Guaranteed Party), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any Note, any Secured Hedging Agreement, any Secured Reimbursement Agreement or any other instrument evidencing any liability of the Borrower or any other Guaranteed Party, and such Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.
          17. CONSENT TO JURISDICTION; SERVICE OF PROCESS; AND WAIVER OF TRIAL BY JURY. (a) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE SECURED CREDITORS AND OF THE UNDERSIGNED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES). Any legal action or proceeding with respect to this Guaranty or any other Credit Document to which any Guarantor is a party may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, in each case located within the City of New York, and, by execution and delivery of this Guaranty, each Guarantor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. Each Guarantor hereby further irrevocably waives any claim that any such courts lack personal jurisdiction over such Guarantor, and agrees not to plead or claim, in any legal action or proceeding with respect to this Guaranty or any other Credit Document to which such Guarantor is a party brought in any of the aforesaid courts, that any such court lacks personal jurisdiction over such Guarantor. Each Guarantor further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to each Guarantor at its address set forth in Section 15, such service to become effective 30 Business Days after such mailing. Each Guarantor hereby irrevocably waives any objection to such service of process out of the aforementioned courts and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced with the aforementioned courts hereunder or under any other Credit Document to which such Guarantor is a party that such service of process was in any way invalid or ineffective. Nothing herein shall affect the right of any of the Secured Creditors to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against each Guarantor in any other jurisdiction.
          (b) Each Guarantor hereby irrevocably waives (to the fullest extent permitted by applicable law) any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty or any other Credit Document to which such Guarantor is a party brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum.

14

          (c) EACH GUARANTOR AND EACH SECURED CREDITOR (BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY) HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, THE OTHER CREDIT DOCUMENTS TO WHICH SUCH GUARANTOR IS A PARTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
          18. RELEASE OF LIABILITY OF GUARANTOR UPON SALE OR DISSOLUTION. In the event that all of the capital stock or other equity interests of one or more Guarantors is sold or otherwise disposed of or liquidated in compliance with the requirements of Section 8.02 of the Credit Agreement (or such sale, other disposition or liquidation has been approved in writing by the Required Lenders (or all the Lenders if required by Section 11.12 of the Credit Agreement)) and the proceeds of such sale, disposition or liquidation are applied in accordance with the provisions of the Credit Agreement, to the extent applicable, such Guarantor shall, upon consummation of such sale or other disposition (except to the extent that such sale or disposition is to Holdings or another Subsidiary thereof), be released from this Guaranty automatically and without further action and this Guaranty shall, as to each such Guarantor or Guarantors, terminate, and have no further force or effect (it being understood and agreed that the sale of one or more Persons that own, directly or indirectly, all of the capital stock or other equity interests of any Guarantor shall be deemed to be a sale of such Guarantor for the purposes of this Section 17).
          19. CONTRIBUTION. At any time a payment in respect of the Guaranteed Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guaranty. At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor. A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment to the time of each computation; provided that no Guarantor may take any action to enforce such right until the Guaranteed Obligations have been irrevocably paid in full in cash and the Total Commitment have been terminated, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 18 against any other Guarantor

15

shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under this Guaranty. As used in this Section 18: (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guaranty) or any guaranteed obligations arising under any guaranty of subordinated indebtedness of Holdings or any of its Subsidiaries (“Subordinated Indebtedness”) on such date. Notwithstanding anything to the contrary contained above, any Guarantor that is released from this Guaranty pursuant to Section 17 hereof shall thereafter have no contribution obligations, or rights, pursuant to this Section 18, and at the time of any such release, if the released Guarantor had an Aggregate Excess Amount or an Aggregate Deficit Amount, same shall be deemed reduced to $0, and the contribution rights and obligations of the remaining Guarantors shall be recalculated on the respective date of release (as otherwise provided above) based on the payments made hereunder by the remaining Guarantors. All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 18, each Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until all of the Guaranteed Obligations have been irrevocably paid in full in cash. Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the determination of the Required Lenders.
          20. LIMITATION ON GUARANTEED OBLIGATIONS. Each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) hereby confirms that it is its intention that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act of any similar Federal or state law. To effectuate the foregoing intention, each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) hereby irrevocably agrees that the Guaranteed Obligations guaranteed by such Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such laws and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such Guarantor and the other Guarantors, result in the Guaranteed Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance. This Guaranty does not apply to any Guarantor organized under the laws of the Netherlands to the extent that such Guarantor’s entry into this Guaranty would violate Sections 2:98c or 2:207c of the Dutch Civil Code.
          21. COUNTERPARTS. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so

16

executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.
          22. PAYMENTS. All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense, and shall be made in immediately available funds at the Payment Office on the same basis as payments are made by the Borrower under Sections 4.03 of the Credit Agreement.
          23. ADDITIONAL GUARANTORS. It is understood and agreed that any Subsidiary of Holdings that is required to execute a counterpart of this Guaranty after the date hereof pursuant to the Credit Agreement shall become a Guarantor hereunder by (x) executing and delivering a counterpart hereof to the Administrative Agent or executing a joinder agreement and delivering same to the Administrative Agent, in each case as may be requested by (and in form and substance satisfactory to) the Administrative Agent and (y) taking all actions as specified in this Guaranty as would have been taken by such Guarantor had it been an original party to this Guaranty, in each case with all documents and actions required to be taken above to be taken to the reasonable satisfaction of the Administrative Agent.
          24. HEADINGS DESCRIPTIVE. The headings of the several Sections of this Guaranty are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Guaranty.
          25. JUDGMENT CURRENCY. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Secured Debt Agreement in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Guarantor in respect of any such sum due from it to the Administrative Agent or any other Secured Creditor hereunder or under the other Secured Debt Agreements shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of the Secured Debt Agreements (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any other secured creditor from the Guarantors in the Agreement Currency, the Guarantors agree, jointly and severally, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such other Secured Creditor to whom such obligation was owing against such loss.
* * *

17

     IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

ENDEAVOUR OPERATING CORPORATION, as a Guarantor
By:
Name:
Title:

ENDEAVOUR INTERNATIONAL HOLDING B.V., with its corporate seat in Amsterdam, the Netherlands as a Guarantor
By:
Name:
Title:

ENDEAVOUR ENERGY NETHERLANDS B.V., with its corporate seat in Amsterdam, the Netherlands as a Guarantor
By:
Name:
Title:

ENDEAVOUR ENERGY NORTH SEA L.P., as a Guarantor
By:
Name:
Title:

18

ENDEAVOUR ENERGY NORTH SEA LLC, as a Guarantor
By:
Name:
Title:

END MANAGEMENT COMPANY as a Guarantor
By:
Name:
Title:

END ENERGY NEW VENTURES INC. as a Guarantor
By:
Name:
Title:

Accepted and Agreed to: CYAN PARTNERS, LP, as Administrative Agent and Collateral Agent
By:
Name:
Title:

19

1. GUARANTY	2
2. PARALLEL DEBT	4
3. LIABILITY OF GUARANTORS ABSOLUTE	5
4. OBLIGATIONS OF GUARANTORS INDEPENDENT	6
5. WAIVERS BY GUARANTORS	6
6. RIGHTS OF SECURED CREDITORS	8
7. CONTINUING GUARANTY	9
8. SUBORDINATION OF INDEBTEDNESS HELD BY GUARANTORS	10
9. GUARANTY ENFORCEABLE BY ADMINISTRATIVE AGENT OR COLLATERAL AGENT	10
10. REPRESENTATIONS, WARRANTIES AND COVENANTS OF GUARANTORS	11
11. EXPENSES	12
12. BENEFIT AND BINDING EFFECT	12
13. AMENDMENTS; WAIVERS	12
14. SET OFF	13
15. NOTICE	13
16. REINSTATEMENT	13
17. CONSENT TO JURISDICTION; SERVICE OF PROCESS; AND WAIVER OF TRIAL BY JURY	14
18. RELEASE OF LIABILITY OF GUARANTOR UPON SALE OR DISSOLUTION	15
19. CONTRIBUTION	15
20. LIMITATION ON GUARANTEED OBLIGATIONS	16
21. COUNTERPARTS	16
22. PAYMENTS	17
23. ADDITIONAL GUARANTORS	17
24. HEADINGS DESCRIPTIVE	17
25. JUDGMENT CURRENCY	17

Exhibit F-1
EXECUTION VERSION

U.S. SECURITY AGREEMENT
Dated as of August 16, 2010
From
The Grantors referred to herein
as Grantors
to
Cyan Partners, LP
as Collateral Agent

SCHEDULES

Schedule I	—	Investment Property
Schedule II	—	Pledged Accounts
Schedule III	—	[Reserved]
Schedule IV	—	Intellectual Property
Schedule V	—	Commercial Tort Claims
Schedule VI	—	Location, Chief Executive Office, Type of Organization, Jurisdiction of
Organization and Organizational Identification Number
Schedule VII	—	Changes in Name, Location, Etc.
Schedule VIII	—	Locations of Equipment and Inventory

EXHIBITS

Exhibit A	—	Form of Consent and Agreement
Exhibit B	—	Form of Intellectual Property Security Agreement

(i)

(continued)

Page
Exhibit C	-	Form of Intellectual Property Security Agreement Supplement
Exhibit D	-	Form of Security Agreement Supplement

(ii)

U.S. SECURITY AGREEMENT
          U.S. SECURITY AGREEMENT dated August 16, 2010 (this “Agreement”) made by the persons listed on the signature pages hereof (such persons so listed being, collectively, the “Grantors”), to Cyan Partners, LP as collateral agent (together with any successor collateral agent appointed pursuant to Clause 10.09 of the Credit Agreement (hereinafter defined), the “Collateral Agent”) for the Secured Creditors (as defined below).
PRELIMINARY STATEMENTS
          1. WHEREAS, Endeavour International Corporation, a Delaware corporation, Endeavour Energy UK Limited, a United Kingdom private limited company, Cyan Partners, LP, as sole lead arranger, sole book runner and Administrative Agent, and the lenders from time to time party thereto (the “Lenders”) have entered into a Credit Agreement, dated as of August 16, 2010, (said agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement” and the Lenders, the Administrative Agent, the Collateral Agent, and each other Agent being the “Lender Creditors”).
          2. The Grantors may at any time and from time to time enter into one or more Hedging Agreements with one or more Approved Third Party Credit Providers (each such Hedging Agreement with an Approved Third Party Credit Provider that is a party to the Intercreditor Agreement, a “Secured Hedging Agreement”).
          3. Each Grantor may at any time or from time to time have one or more Third Party Letters of Credit issued for the account of such Grantor and, in connection therewith, enter into agreements with respect to such Grantor’s obligations to reimburse Approved Third Party Credit Providers for amounts funded under Third Party Letters of Credit issued by such Approved Third Party Credit Providers (any such reimbursement agreement with respect to Third Party Letters of Credit issued by an Approved Third Party Credit Provider that is party to the Intercreditor Agreement, a “Secured Reimbursement Agreement” and each Approved Third Party Credit Provider referred to in Recital 2 and this Recital 3 together with the Lender Creditors, the “Secured Creditors”).
          4. Pursuant to the Guaranties, Holdings and each Subsidiary Guarantor has guaranteed to the Secured Creditors the payment when due of all Secured Obligations.
          5. Each Grantor is the owner of the shares of stock or other Equity Interests (the “Initial Pledged Equity”) set forth opposite such Grantor’s name on and as otherwise described in Part I of Schedule I hereto and issued by the Persons named therein.
          6. Each Grantor is the owner of the deposit accounts (the “Pledged Deposit Accounts”) set forth opposite such Grantor’s name on Schedule II hereto.
          7. It is a condition precedent to the making of Term Loans pursuant to the Credit Agreement, the entering into of Hedging Agreements by Approved Third Party Credit Providers from time to time and the issuance of Third Party Letters of Credit by Approved Third Party Credit Providers from time to time, that the Grantors shall have granted the security interest contemplated by this Agreement. Each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Documents, the Secured Hedging Agreements and the Secured Reimbursement Agreements (collectively, the “Secured Debt Agreements”).
          8. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement. Further, unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9. “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non perfection or priority.
          NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Term Loans and the Approved Third Party Credit Providers to enter into Hedging Agreements and to issue Third Party Letters of Credit, the undersigned hereby agree with the Collateral Agent, for the benefit of the Lenders and the Secured Creditors:
          Section 1. Grant of Security. Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Creditors a security interest in all such Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):
     (a) all equipment in all of its forms, including, without limitation, all machinery, tools, motor vehicles, vessels, aircraft, furniture and fixtures, and all parts thereof and all accessions thereto, including, without limitation, computer programs and supporting information that constitute equipment within the meaning of the UCC (any and all such property being the “Equipment”);
     (b) all inventory in all of its forms, including, without limitation, (i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (ii) goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Grantor has an interest or right as consignee) and (iii) goods that are returned to or repossessed or stopped in transit by such Grantor, and all accessions thereto and products thereof and documents therefor, including, without limitation, computer programs and supporting information that constitute inventory within the meaning of the UCC (any and all such property being the “Inventory”);
     (c) all accounts (including, without limitation, health-care-insurance receivables), chattel paper (including, without limitation, tangible chattel paper and electronic chattel paper), instruments (including, without limitation, promissory notes), deposit accounts, letter-of-credit rights, general intangibles (including, without limitation, payment intangibles) and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise relating to the foregoing property (any and all of such accounts, chattel paper, instruments, deposit accounts, letter-of-credit rights, general intangibles and other obligations, to the extent not referred to in clause (d), (e) or (f) below, being the “Receivables,” and any and all such supporting obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts being the “Related Contracts”);
     (d) the following (the “Security Collateral”):
     (i) the Initial Pledged Equity and the certificates, if any, representing the Initial Pledged Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Equity and all warrants, rights or options issued thereon or with respect thereto;
     (ii) all additional shares of stock and other Equity Interests in which such Grantor shall from time to time acquire any interest in any manner (such shares and other Equity Interests, together with the Initial Pledged Equity, being the “Pledged Equity”), and the certificates, if any, representing such additional shares or other Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests and all warrants, rights or options issued thereon or with respect thereto;
     (iii) all indebtedness from time to time owed to such Grantor (all such indebtedness owed to the Grantors, including any indebtedness owed to the Grantors as of the date hereof, collectively being the “Pledged Debt”) and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness; and
     (iv) all other investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts) in which such Grantor has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all warrants, rights or options issued thereon or with respect thereto;
     (e) all contract rights of each Grantor including, without limitation, each Hedging Agreement, to which such Grantor is now or may hereafter become a party, in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”), including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of such Grantor for damages arising out of or for breach of or default under the Assigned Agreements and (iv) the right of such Grantor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral being the “Agreement Collateral”);
(f) the following (collectively, the “Account Collateral”):
     (i) the Pledged Deposit Accounts and all funds and financial assets from time to time credited thereto (including, without limitation, all cash and Cash Equivalents and all certificates and instruments, if any, from time to time representing or evidencing the Pledged Deposit Accounts);
     (ii) all promissory notes, certificates of deposit, checks and other instruments from time to time delivered to or otherwise possessed by the Collateral Agent for or on behalf of such Grantor in substitution for or in addition to any or all of the then existing Account Collateral; and
     (iii) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral;
(g) the following (collectively, the “Intellectual Property Collateral”):
     (i) all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto (“Patents”);
     (ii) all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together, in each case, with the goodwill symbolized thereby (“Trademarks”);

     (iii) all copyrights, including, without limitation, copyrights in Computer Software (as hereinafter defined), internet web sites and the content thereof, whether registered or unregistered (“Copyrights”);
     (iv) all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing (“Computer Software”);
     (v) all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”), and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and mask works;
     (vi) all registrations and applications for registration for any of the foregoing, including, without limitation, those registrations and applications for registration set forth in Schedule IV hereto, together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;
     (vii) all tangible embodiments of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;
     (viii) all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which such Grantor, now or hereafter, is a party or a beneficiary, including, without limitation, the agreements set forth in Schedule IV hereto (“IP Agreements”); and
     (ix) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages, but in any event excluding any intellectual property component of any undivided interest of any Grantor in a joint operating agreement, the terms of which preclude the granting of a separate security interest in such intellectual property component;
     (h) to the extent that such commercial tort claims may lawfully be pledged or assigned under the laws of any relevant jurisdiction, the commercial tort claims described in Schedule V hereto (together with any commercial tort claims as to which the Grantors have complied with the requirements of Section 13, the “Commercial Tort Claims Collateral”);
     (i) all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Grantor pertaining to any of the Collateral;
     (j) all general intangibles; and
     (k) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (j) of this Section 1), and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash.
Notwithstanding the foregoing, the Collateral shall not include: (a) any Grantor’s right, title or interest in any permit, lease, license, contract or other agreement, to which such Grantor is a party to the extent, but only to the extent, that the creation by such Grantor of any lien or encumbrance thereon, would, under the terms of such permit, lease, license, contract or other agreement constitute or result in (i) the abandonment, invalidation, or unenforceability of any such right, title or interest of such Grantor therein or (ii) a breach or termination pursuant to the terms thereof, or a default under such permit, lease, license, contract or other agreement (other than to the extent that any such term would be rendered unenforceable or otherwise deemed ineffective by the UCC (including Sections 9-406, 9-407, 9-408 and 9-409 thereof) of any relevant jurisdiction or any other legal or regulatory requirement or principle of equity; provided that (A) immediately upon the ineffectiveness, lapse or termination of any such terms, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such rights, title and interests as if such provision had never been in effect and (B) to the extent that any such permit, lease, license, contract or other agreement would otherwise constitute Collateral (but for the provisions of this paragraph), all proceeds resulting from the sale or disposition by any Grantor of any rights, title or interests of such Grantor under such permit, lease, license contract or other agreement shall constitute Collateral; (b) any Equipment owned by any Grantor that is subject to a purchase money lien or a Capitalized Lease Obligation if the contract or other agreement in which such lien or encumbrance is granted (or the documentation providing for such Capitalized Lease Obligation) prohibits or requires the consent of any person other than such Grantor as a condition to the creation of any other lien or encumbrance on such equipment for so long as such encumbrance is not removed, terminated, or rendered unenforceable or otherwise deemed ineffective by the UCC (including Section 9-406, 9-407, 9-408 and 9-409 of the UCC) of any relevant jurisdiction or any other legal or regulatory requirement or principle of equity; (c) any letter-of-credit rights solely to the extent any Grantor is required by applicable law to apply the proceeds of a drawing of such letter of credit for a specified purpose; and (d) any monies, checks, securities or other items on deposit or otherwise held in deposit accounts or trust accounts specifically and exclusively used for payroll, payroll taxes, deferred compensation and other employee wage and benefit payments to or for the benefit of any Grantor’s employees (collectively, the “Excluded Property”). It is acknowledged and agreed that the Excluded Property shall not constitute Collateral hereunder until such time as such property or assets shall no longer constitute Excluded Property.
          Section 2. Security for Obligations. This Agreement secures, in the case of each Grantor, the payment and performance of the following (collectively, the “Secured Obligations”):
     (a) the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest, PIK Interest (including, without limitation, all interest (including PIK Interest) that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of such Grantor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding), fees, costs and indemnities) of such Grantor to the Lenders, whether now existing or hereafter incurred under, arising out of, or in connection with, each Credit Document to which such Grantor is a party (including, without limitation, all such obligations, liabilities and indebtedness of such Grantor under the Guaranty to which it is a party) and the due performance and compliance by such Grantor with all of the terms, conditions and agreements contained in each such Credit Document;
     (b) the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of such Grantor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by such Grantor to the Approved Third Party Credit Providers under any Secured Hedging Agreement, whether now in existence or hereafter arising (including, without limitation, all obligations, liabilities and indebtedness of such Grantor under any Guaranty in respect of the Secured Hedging Agreements), and the due performance and compliance by such Grantor with all of the terms, conditions and agreements contained in each such Secured Hedging Agreement;
     (c) the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of such Grantor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by such Grantor to the Approved Third Party Credit Providers under any Secured Reimbursement Agreement, whether now in existence or hereafter arising (including, without limitation, all obligations, liabilities and indebtedness of such Grantor under any Guaranty in respect of the Secured Reimbursement Agreements), and the due

performance and compliance by such Grantor with all of the terms, conditions and agreements contained in each such Secured Reimbursement Agreement;
     (d) any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral;
     (e) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of such Grantor referred to in clauses (a), (b) and (c) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs;
     (f) all amounts paid by any Indemnified Party (as hereinafter defined) as to which such Indemnified Party has the right to reimbursement under Section 19 of this Agreement; and
     (g) all amounts owing to any Agent pursuant to any of the Credit Documents in its capacity as such;
it being acknowledged and agreed that the Secured Obligations shall include extensions of credit of the types described above, whether outstanding on the date of this Agreement or extended from time to time after the date of this Agreement.
Without limiting the generality of the foregoing, this Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations and would be owed by such Grantor to any Secured Creditor under the Secured Debt Agreements but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Credit Party.
          Notwithstanding anything to the contrary contained herein or in any other Credit Document, the aggregate amount of Secured Obligations of the type described in clauses (b) and (c) of this Section 2 (collectively, the “Secured Third Party Credit Obligations”) secured by the Collateral pursuant to this Agreement and the Collateral (as defined under the respective Security Documents) pursuant to the other Security Documents shall not at any time exceed $25,000,000 (the “Secured Third Party Credit Obligations Cap”). No amount of Secured Third Party Credit Obligations in excess of the Secured Third Party Credit Obligations Cap shall receive the benefit of the security interests granted pursuant to this Agreement and in no event shall any proceeds received upon the sale of, collection from, or other realization upon all or any part of the Collateral (as defined in this Agreement and the other Security Documents) be applied to the Secured Third Party Credit Obligations in an amount in excess of the Secured Third Party Credit Obligations Cap.
          Section 3. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Creditor shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Credit Document, nor shall any Secured Creditor be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
          Section 4. Delivery and Control of Security Collateral. (a) All certificates or instruments representing or evidencing Security Collateral shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent. The Collateral Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations.
          (b) With respect to any Security Collateral that constitutes an uncertificated security, the relevant Grantor will cause the issuer thereof either (i) to register the Collateral Agent as the registered owner of such security or (ii) to agree with such Grantor and the Collateral Agent that such issuer will comply with instructions with respect to such security originated by the Collateral Agent without further consent of such Grantor, such agreement to be in form and substance satisfactory to the Collateral Agent (such agreement being an “Uncertificated Security Control Agreement”).
          (c) With respect to any Security Collateral that constitutes a security entitlement as to which the Collateral Agent is not the securities intermediary, the relevant Grantor will at all times following the 15th Business Day after the Funding Date cause the securities intermediary with respect to such securities account or security entitlement either (i) to identify in its records the Collateral Agent as the entitlement holder thereof or (ii) to agree with such Grantor and the Collateral Agent that such securities intermediary will comply with entitlement orders originated by the Collateral Agent without further consent of such Grantor, such agreement to be in form and substance satisfactory to the Collateral Agent (a “Securities Account Control Agreement” or “Securities/Deposit Account Control Agreement,” respectively).
          (d) The Collateral Agent shall have the right, at any time in its discretion and without notice to any Grantor, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Security Collateral, subject only to the revocable rights specified in Section 10(a).
          (e) Upon the request of the Collateral Agent, each Grantor will notify each issuer of Security Collateral granted by it hereunder that such Security Collateral is subject to the security interest granted hereunder.
          Section 5. Maintaining the Account Collateral. So long as any Term Loans or any other Secured Obligations shall remain unpaid or any Secured Hedging Agreement or Secured Reimbursement Agreement shall be in effect:
     (i) Each Grantor will maintain deposit accounts only with the Collateral Agent or with a bank (a “Pledged Account Bank”) that has agreed with such Grantor and the Collateral Agent to comply with instructions originated by the Collateral Agent directing the disposition of funds in such deposit account without the further consent of such Grantor, such agreement to be in form and substance satisfactory to the Collateral Agent (a “Deposit Account Control Agreement”); provided, however, this Section 5(i) shall not apply to deposit accounts (i) with an aggregate balance of no more than $100,000 at any time or (ii) operated solely as a payroll account;
     (ii) Each Grantor will (A) promptly instruct each Person obligated at any time to make any payment to such Grantor for any reason (an “Obligor”) to make such payment to a Pledged Deposit Account, and (B) deposit in a Pledged Deposit Account, at the end of each Business Day, all proceeds of Collateral and all other cash of such Grantor in excess of $100,000 in the aggregate; provided, however, this Section 5(ii) shall not apply with respect to the Dutch Subsidiaries with respect to any of their deposit accounts;
     (iii) Each Grantor agrees that it shall not close any Pledged Deposit Account or terminate any Deposit Account Control Agreement, in each case without the prior written consent of the Collateral Agent; and
     (iv) The Collateral Agent may, at any time and without notice to, or consent from, the Grantor, transfer, or direct the transfer of, funds from the Pledged Deposit Accounts to satisfy the Grantor’s obligations under the Credit Documents; provided, that the Collateral Agent may only exercise any such rights if an Event of Default shall have occurred and be continuing.
          Section 6. Representations and Warranties. Each Grantor represents and warrants as follows:
     (a) Such Grantor’s exact legal name, location, chief executive office, type of organization, jurisdiction of organization and organizational identification number is set forth in Schedule VI hereto. Such Grantor has no trade names other than as listed on Schedule IV hereto. Within the five years preceding the date hereof, such Grantor has not changed its name, location, chief executive office, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule VI hereto except as set forth in Schedule VII hereto.
     (b) Such Grantor is the legal and beneficial owner of the Collateral granted or purported to be granted by it free and clear of any Lien, claim, option or right of others, except for the security interest created under this Agreement or permitted under the Credit Agreement. No effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing such Grantor or any trade name of such Grantor as debtor is on file in any recording office, except such as may have been filed in favor of the Collateral Agent relating to the Credit Documents or as otherwise permitted under the Credit Agreement.
     (c) All of the Equipment and Inventory of such Grantor are located at the places specified therefor in Schedule VIII hereto or at another location as to which such

Grantor has complied with the requirements of Section 8(a). Such Grantor has exclusive possession and control of its Equipment and Inventory, other than Inventory stored at any leased premises or warehouse for which a landlord’s or warehouseman’s agreement, in form and substance satisfactory to the Collateral Agent, is in effect.
     (d) None of the Receivables or Agreement Collateral is evidenced by a promissory note or other instrument that has not been delivered to the Collateral Agent.
     (e) If such Grantor is an issuer of Security Collateral, such Grantor confirms that it has received notice of the security interest granted hereunder.
     (f) The Pledged Equity pledged by such Grantor hereunder has been duly authorized and validly issued and is fully paid and non assessable. The Pledged Debt pledged by such Grantor hereunder has been duly authorized, authenticated or issued and delivered, is the legal, valid and binding obligation of the issuers thereof, is evidenced by one or more promissory notes (which promissory notes have been delivered to the Collateral Agent) and is not in default.
     (g) The Initial Pledged Equity pledged by such Grantor constitutes the percentage of the issued and outstanding Equity Interests of the issuers thereof indicated on Schedule I hereto. The Initial Pledged Debt constitutes all of the outstanding indebtedness owed to such Grantor by the issuers thereof and is outstanding in the principal amount indicated on Schedule I hereto.
     (h) Such Grantor has no deposit accounts, other than (i) the Pledged Deposit Accounts listed on Schedule II hereto, (ii) the additional Pledged Deposit Accounts as to which such Grantor has complied with the applicable requirements of Section 5 and (iii) the deposit accounts of the Dutch Subsidiaries.
     (i) This Agreement creates in favor of the Collateral Agent for the benefit of the Secured Creditors a valid security interest in the Collateral granted by such Grantor, securing the payment of the Secured Obligations; all filings and other actions (including, without limitation, (A) actions necessary to obtain control of Collateral as provided in Sections 9-104, 9-106 and 9-107 of the UCC and (B) actions necessary to perfect the Collateral Agent’s security interest with respect to Collateral, as required by the Collateral Agent) to perfect the security interest in the Collateral granted by such Grantor have been duly made or taken, or to the extent such actions have not been completed as of the date hereof, will be duly made or taken promptly following the execution and delivery hereof, and in any event within two Business Days of the date hereof; and such security interest is (or will be upon the completion of such actions not yet completed) first priority; provided, that (i) no Grantor shall be deemed to represent pursuant to the foregoing that this Agreement creates a valid security interest in (1) any Pledged Equity Interests of any Person that is not organized under the laws of the United States or any state thereof or (2) any Collateral granted by any Grantor that is not organized under the laws of the United States or any state thereof (other than Equity Interests held by any such Grantor in any Person that is organized under the laws of the United States or any state thereof), and (ii) no steps have been taken in order to perfect any such security interest in the Pledged Equity Interests referred to in clause (i)(1) above or the Collateral referred to in clause (i)(2) above (other than Equity Interests held by any such Grantor in any Person that is organized under the laws of the United States or any state thereof).
     (j) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the grant by such Grantor of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by such Grantor, (ii) the perfection or maintenance of the security interest created hereunder (including the first priority nature of such security interest), except for the filing of financing and continuation statements under the UCC, which financing statements have either been filed or will be filed promptly (and in any event within two Business Days after the execution and delivery of this Agreement), the other actions required by the Collateral Agent as referred to in clause (i) above and the actions described in Section 4 with respect to the Security Collateral, which actions have been taken, or will be taken promptly after the execution and delivery of this Agreement, or (iii) the exercise by the Collateral Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally; provided, that the Collateral Agent acknowledges and agrees that no Grantor is making (or will be deemed to have made) the foregoing representations with respect to (1) any Pledged Equity Interests of any Person that is not organized under the laws of the United States or any state thereof or (2) any Collateral granted by any Grantor that is not organized under the laws of the United States or any state thereof (other than Equity Interests held by any such Grantor in any Person that is organized under the laws of the United States or any state thereof).
     (k) As of the date hereof, the aggregate fair market value of all Intellectual Property Collateral of the Credit Parties is less than $100,000.
          Section 7. Further Assurances. (a) Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or desirable, or that the Collateral Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor. Without limiting the generality of the foregoing, each Grantor will promptly with respect to Collateral of such Grantor: (i) if any such Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Collateral Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Collateral Agent; (ii) file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder; and (iii) deliver to the Collateral Agent evidence that all other actions that the Collateral Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest granted or purported to be granted by such Grantor under this Agreement has been taken.
          (b) Each Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Grantor, regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or the granting clause of this Agreement. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law. Each Grantor ratifies its authorization for the Collateral Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.
          (c) Each Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral of such Grantor subject to this Agreement and such other reports in connection with such Collateral as the Collateral Agent may reasonably request, all in reasonable detail.
          (d) Each Grantor will furnish to the Collateral Agent, at any time upon the reasonable request of the Collateral Agent, an opinion of counsel, from outside counsel reasonably satisfactory to the Collateral Agent, to the effect that all financing or continuation statements have been filed, and all other action has been taken to perfect continuously from the date hereof the security interest granted hereunder; provided, that no Grantor shall be required pursuant to this Section 7(d) to deliver opinions with respect to the perfection of any such security interest in (i) the Pledged Equity Interests of any Person that is not organized under the laws of the United States or any state thereof or (ii) any Collateral granted by any Grantor that is not organized under the laws of the United State or any state thereof (other than Equity Interests held by such Grantor in any Person that is organized under the laws of the United States or any state thereof).
          Section 8. Post-Closing Changes; Collections on Assigned Agreements, Receivables and Related Contracts. (a) No Grantor will change its name, type of organization, jurisdiction of organization, organizational identification number or location, except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Secured Debt Agreements and so long as same do not involve (x) a registered organization ceasing to constitute same or (y) such Grantor changing its jurisdiction of organization or location from the United States or a State thereof to a jurisdiction of organization or location, as the case may be, outside the United States or a State thereof) if (i) it shall have given to the Collateral Agent not less than 15 days’ prior written notice of each change to the information listed on Schedule VI (as adjusted for any subsequent changes thereto previously made in accordance with this sentence), together with a supplement to Schedule VI which shall correct all information contained therein for such Grantor, and (ii) in connection with such change or changes, it shall have taken all action reasonably requested by the Collateral Agent to maintain the security interests of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect. In addition, to the extent that such Grantor does not have an organizational identification number and later obtains one, such Grantor shall promptly thereafter notify the Collateral Agent of such organizational identification number and shall take all actions reasonably satisfactory to the Collateral Agent to the extent necessary to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby fully perfected and in full force and effect.
          (b) Except as otherwise provided in this subsection (b), each Grantor will continue to collect, at its own expense, all amounts due or to become due such Grantor under the Assigned Agreements, Receivables and Related Contracts. In connection with such collections, such Grantor may take such action as such Grantor or the Collateral Agent may deem necessary or advisable to enforce collection of the Assigned Agreements, Receivables and Related Contracts; provided, however, that the Collateral Agent shall have the right at any time following the occurrence of an Event of Default, and upon written notice to such Grantor of its intention to do so, to notify the Obligors under any Assigned Agreements, Receivables and Related Contracts of the assignment of such Assigned Agreements, Receivables and Related Contracts to the Collateral Agent and to direct such Obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Assigned Agreements, Receivables and Related Contracts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Assigned Agreements, Receivables and Related Contracts, including, without limitation, those set forth set forth in Section 9-607 of the UCC. After receipt by any Grantor of the notice from the Collateral Agent referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including, without limitation, instruments) received by such Grantor in respect of the Assigned Agreements, Receivables and Related Contracts of such Grantor shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary endorsement) to be deposited in a cash collateral account and applied as provided in Section 18(b) and (ii) such Grantor will not adjust, settle or compromise the amount or payment of any Receivable or amount due on any Assigned Agreement or Related Contract, release wholly or partly any Obligor thereof or allow any credit or discount thereon. No Grantor will permit or consent to the subordination of its right to payment under any of the Assigned Agreements, Receivables and Related Contracts to any other indebtedness or obligations of the Obligor thereof.
          Section 9. As to Intellectual Property Collateral. Each Grantor hereby agrees that, if at any time, and from time to time, the aggregate fair market value of the Intellectual Property Collateral of all the Credit Parties shall exceed $100,000, then the Grantors shall:
     (a) With respect to each item of its Intellectual Property Collateral, each Grantor agrees to take, at its expense, all necessary steps, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other Governmental Authority, to (i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) pursue the registration and maintenance of each patent, trademark, or copyright registration or application, now or hereafter included in such Intellectual Property Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Section 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings. No Grantor shall, without the written consent of the Collateral Agent, discontinue use of or otherwise abandon any Intellectual Property Collateral, or abandon any right to file an application for patent, trademark, or copyright, unless such Grantor shall have previously determined that such use or the pursuit or maintenance of such Intellectual Property Collateral is no longer desirable in the conduct of such Grantor’s business and that the loss thereof would not be reasonably likely to have a Material Adverse Effect, in which case, such Grantor will give prompt notice of any such abandonment to the Collateral Agent.
     (b) Each Grantor agrees promptly to notify the Collateral Agent if such Grantor becomes aware (i) that any item of the Intellectual Property Collateral may have become abandoned, placed in the public domain, invalid or unenforceable, or of any adverse determination or development regarding such Grantor’s ownership of any of the Intellectual Property Collateral or its right to register the same or to keep and maintain and enforce the same, or (ii) of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the U.S. Patent and Trademark Office or any court) regarding any item of the Intellectual Property Collateral.
     (c) In the event that any Grantor becomes aware that any item of the Intellectual Property Collateral is being infringed or misappropriated by a third party, such Grantor shall promptly notify the Collateral Agent and shall take such actions, at its expense, as such Grantor or the Collateral Agent deems reasonable and appropriate under the circumstances to protect or enforce such Intellectual Property Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.
     (d) Each Grantor shall use proper statutory notice in connection with its use of each item of its Intellectual Property Collateral. No Grantor shall do or permit any act or knowingly omit to do any act whereby any of its Intellectual Property Collateral may lapse or become invalid or unenforceable or placed in the public domain.
     (e) Each Grantor shall take all steps which it or the Collateral Agent deems reasonable and appropriate under the circumstances to preserve and protect each item of its Intellectual Property Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the Trademarks use such consistent standards of quality.
     (f) Each Grantor agrees that, should it obtain an ownership interest in any item of the type set forth in Section 1(g) (excluding any intellectual property component of any undivided interest of any Grantor in a joint operating agreement, the terms of which preclude the granting of a separate security interest in such intellectual property component; except to the extent any such terms are rendered ineffective by Sections 9-406, 9-407, 9-408 or 9-409 of the UCC) that is not on the date hereof a part of the Intellectual Property Collateral, and such acquisition shall cause the total aggregate value of the Intellectual Property Collateral to exceed $100,000 (“After-Acquired Intellectual Property”), then (i) the provisions of this Agreement shall automatically apply thereto, (ii) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto and (iii) in the case of the first such ownership interest obtained in After-Acquired Intellectual Property, within ten business days following the date on which each such Grantor obtains such ownership interest each such Grantor shall execute or otherwise authenticate an agreement, in substantially the form set forth in Exhibit B hereto or otherwise in form and substance satisfactory to the Collateral Agent (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Collateral Agent in such Intellectual Property Collateral with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other Governmental Authorities necessary to perfect the security interest hereunder in such Intellectual Property Collateral.
     (g) If, at the end of each fiscal quarter of each Grantor following the execution of the Intellectual Property Security Agreement, the acquisition of After-Acquired Intellectual Property shall have caused the total aggregate value of the Intellectual Property Collateral to exceed $100,000, such Grantor shall give prompt written notice to the Collateral Agent identifying any additional After-Acquired Intellectual Property acquired during such fiscal quarter, and such Grantor shall execute and deliver to the Collateral Agent with such written notice, or otherwise authenticate, an agreement substantially in the form of Exhibit C hereto or otherwise in form and substance satisfactory to the Collateral Agent (an “IP Security Agreement Supplement”) covering such After-Acquired Intellectual Property, which IP Security Agreement Supplement shall be recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property.
          Section 10. Voting Rights; Dividends; Etc. (a) So long as no Default or Event of Default shall have occurred and be continuing:
     (i) Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose; provided however, that such Grantor will not exercise or refrain from exercising any such right if such action would have a material adverse effect on the value of the Security Collateral or any part thereof or of the rights of the Secured Creditors therein.
     (ii) Each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Credit Documents; provided, however, that any and all
     (A) dividends, interest and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral,
     (B) dividends and other distributions paid or payable in cash in respect of any Security Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid in surplus; and
     (C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Security Collateral, that in each case are not otherwise expressly permitted to be retained by such Grantor pursuant to the terms of the Credit Agreement shall be, and shall be forthwith delivered to the Collateral Agent to hold as, Security Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Grantor and be forthwith delivered to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).
     (iii) The Collateral Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.
          (b) Upon the occurrence and during the continuance of a Default or Event of Default:
     (i) All rights of each Grantor (A) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 10(a)(i) shall, upon notice to such Grantor by the Collateral Agent, cease and (B) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 10(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.
     (ii) All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 10(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).

          Section 11. As to the Assigned Agreements. (a) Each Grantor hereby consents on its behalf and on behalf of its Subsidiaries to the assignment and pledge to the Collateral Agent for benefit of the Secured Creditors of each Assigned Agreement to which it is a party by any other Grantor hereunder.
          (b) Each Grantor agrees, and has effectively so instructed each other party to each Assigned Agreement to which it is a party, that all payments due or to become due under or in connection with such Assigned Agreement will be made directly to a Pledged Deposit Account.
          (c) All moneys received or collected pursuant to subsection (b) above and not deposited directly into a Pledged Deposit Account shall be applied as provided in Section 18(b).
          Section 12. As to Letter-of-Credit Rights. Upon the occurrence of a Default or Event of Default, each Grantor will, promptly upon request by the Collateral Agent, (i) notify (and such Grantor hereby authorizes the Collateral Agent to notify) the issuer and each nominated person with respect to each of the Related Contracts consisting of letters of credit that the proceeds thereof have been assigned to the Collateral Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Collateral Agent or its designee and (ii) arrange for the Collateral Agent to become the transferee beneficiary of letter of credit.
          Section 13. Commercial Tort Claims. Each Grantor will promptly give notice to the Collateral Agent of any material commercial tort claim capable of lawfully being pledged or assigned that may arise after the date hereof and will immediately execute or otherwise authenticate a supplement to this Agreement, and otherwise take all necessary action, to subject such commercial tort claim to the first priority security interest created under this Agreement.
          Section 14. Transfers and Other Liens; Additional Shares. (a) Each Grantor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of Collateral, and options relating to Collateral, permitted under the Secured Debt Agreements, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor except for the pledge, assignment and security interest created under the Credit Agreement and Liens permitted under the Credit Agreement.
          (b) Each Grantor agrees that it will (i) cause each issuer of the Pledged Equity pledged by such Grantor not to issue any Equity Interests or other securities in addition to or in substitution for the Pledged Equity issued by such issuer, except to such Grantor, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional Equity Interests or other securities.
          Section 15. Collateral Agent Appointed Attorney in Fact. Following the occurrence and during the continuance of a Default or Event of Default, each Grantor hereby irrevocably appoints the Collateral Agent such Grantor’s attorney in fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Collateral Agent’s discretion, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:
     (a) to obtain and adjust insurance required to be paid to the Collateral Agent pursuant to this Agreement,
     (b) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,
     (c) to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above, and
     (d) to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Collateral Agent with respect to any of the Collateral.
          Section 16. Collateral Agent May Perform. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor under Section 19.
          Section 17. The Collateral Agent’s Duties. (a) The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Creditors’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Creditor has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.
          (b) Anything contained herein to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Collateral Agent hereunder with respect to all or any part of the Collateral. In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Agreement to have been made to such Subagent, in addition to the Collateral Agent, for the benefit of the Secured Creditors, as security for the Secured Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Collateral, and (iii) the term “Collateral Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.
          Section 18. Remedies.
          If any Event of Default shall have occurred and be continuing:
     (a) The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may: (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable; (iii) occupy any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral and (C) exercise all other rights and remedies with respect to the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.
     (b) Any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied in whole or in part by the Collateral Agent for the benefit of the Secured Creditors against, all or any part of the Secured Obligations, in the manner set forth in the last sentence of Section 9 of the Credit Agreement (in the case the Intercreditor Agreement is not in effect) or as otherwise provided in the Intercreditor Agreement (in the case the Intercreditor Agreement is in effect). Any surplus of such cash or cash proceeds held by or on the behalf of the Collateral Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the applicable Grantor or to whomsoever may be lawfully entitled to receive such surplus.
     (c) All payments received by any Grantor under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary endorsement).
     (d) The Collateral Agent may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to the Account Collateral or in any other deposit account.
     (e) The Collateral Agent may send to each bank, securities intermediary or issuer party to any Deposit Account Control Agreement, Securities/Deposit Account Control Agreement, Securities Account Control Agreement or Uncertificated Security Control Agreement a “Notice of Exclusive Control” (or similar term) as defined in and under such Agreement.
     (f) In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Grantor shall supply to the Collateral Agent or its designee such Grantor’s know-how and expertise, and documents and things relating to any Intellectual Property Collateral subject to such sale or other disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of such Grantor.
     (g) If the Collateral Agent shall determine to exercise its right to sell all or any of the Security Collateral of any Grantor pursuant to this Section 18, each Grantor agrees that, upon request of the Collateral Agent, such Grantor will, at its own expense:
     (i) execute and deliver, and cause each issuer of such Security Collateral contemplated to be sold and the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Collateral Agent, advisable to register such Security Collateral under the provisions of the Securities Act of 1933 (as amended from time to time, the “Securities Act”), to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished and to make all amendments and supplements thereto and to the related prospectus that, in the opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto;
     (ii) use its best efforts to qualify the Security Collateral under the state securities or “Blue Sky” laws and to obtain all necessary governmental approvals for the sale of such Security Collateral, as requested by the Collateral Agent;
     (iii) cause each such issuer of such Security Collateral to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act;
     (iv) provide the Collateral Agent with such other information and projections as may be necessary or, in the opinion of the Collateral Agent, advisable to enable the Collateral Agent to effect the sale of such Security Collateral; and
     (v) do or cause to be done all such other acts and things as may be necessary to make such sale of such Security Collateral or any part thereof valid and binding and in compliance with applicable law.
     (h) The Collateral Agent is authorized, in connection with any sale of the Security Collateral pursuant to this Section 18, to deliver or otherwise disclose to any prospective purchaser of the Security Collateral: (i) any registration statement or prospectus, and all supplements and amendments thereto, prepared pursuant to subsection (g)(i) above; (ii) any information and projections provided to it pursuant to subsection (g)(iv) above; and (iii) any other information in its possession relating to such Security Collateral.
     (i) Each Grantor acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Secured Creditors by reason of the failure by such Grantor to perform any of the covenants contained in subsection (g) above and, consequently, agrees that, if such Grantor shall fail to perform any of such covenants, it will pay, as liquidated damages and not as a penalty, an amount equal to the value of the Security Collateral on the date the Collateral Agent shall demand compliance with subsection (g) above.
          Section 19. Indemnity and Expenses. (a) Each Grantor agrees to indemnify, defend and save and hold harmless each Secured Creditor and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.
          (b) Each Grantor will upon demand pay to the Collateral Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts and agents, that the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor, (iii) the exercise or enforcement of any of the rights of the Collateral Agent or the other Secured Creditors hereunder or (iv) the failure by such Grantor to perform or observe any of the provisions hereof.
          Section 20. Amendments; Waivers; Additional Grantors; Etc. (a) No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by each Grantor directly affected thereby (it being understood that the addition or release of any Grantor hereunder shall not constitute a amendment, modification, waiver or consent affecting any Grantor other than the Grantor so added or released) the Collateral Agent (with the written consent of Required Secured Creditors), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
          (b) For the purpose of this Agreement, “Required Secured Creditors” shall mean (i) at any time when any Secured Obligations of the type described in Section 2(a) are outstanding, the Required Lenders (or, to the extent provided in Section 11.12 of the Credit Agreement, each of the Lenders) and (ii) at any time after all of the Secured Obligations of the type described in Section 2(a) have been paid in full, the holders of a majority of the Secured Third Party Credit Obligations. No failure on the part of the Collateral Agent or any other Secured Creditor to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.
          (c) Upon the execution and delivery by any Person of a security agreement supplement in substantially the form of Exhibit D hereto (each a “Security Agreement Supplement”), such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Credit Documents to “Grantor” shall also mean and be a reference to such Additional Grantor, each reference in this Agreement and the other Credit Documents to the “Collateral” shall also mean and be a reference to the Collateral granted by such Additional Grantor and each reference in this Agreement to a Schedule shall also mean and be a reference to the schedules attached to such Security Agreement Supplement.
          Section 21. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopier or telex communication), addressed as follows: (a) in the case of any Grantor, c/o Endeavour International Corporation, 1001 Fannin, Suite 1600, Houston, Texas 77002, Attention: J. Michael Kirksey, Telephone No.: (713) 307-8788, Telecopier No.: (713) 307-8794, (b) in the case of the Collateral Agent, 399

Park Avenue, 39th Floor, New York, New York 10022, Attention: Divya Gopal, Telephone No.: (212) 380-5864, Telecopier No.: (212) 380-5871, (c) in the case of any Lender, at such address as such Lender shall have specified in the Credit Agreement and (d) in the case of any Approved Third Party Credit Provider, at such address as such Approved Third Party Credit Provider shall have specified in writing to each Grantor and the Collateral Agent; or, as to any party hereto, at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and other communications shall, when mailed, telegraphed, telecopied, telexed, or otherwise delivered, be effective when deposited in the mails, delivered to the telegraph company, telecopied, confirmed by telex answerback, sent by electronic mail and confirmed in writing, or otherwise delivered (or confirmed by a signed receipt), respectively, addressed as aforesaid; except that notices and other communications to the Collateral Agent shall not be effective until received by the Collateral Agent. Delivery by telecopier of an executed counterpart of any amendment, modification or waiver of any provision of, or any consent with respect to, this Agreement or of any Security Agreement Supplement or Schedule hereto shall be effective as delivery of an original executed counterpart thereof.
          Section 22. Continuing Security Interest; Assignments under the Credit Agreements. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the later of (i) the payment in full in cash (it being understood for the purposes of this Agreement that receipt of Collateral pursuant to a credit bid shall be regarded as cash) of the Secured Obligations and (ii) the termination or expiration of all Secured Hedging Agreements and Secured Reimbursement Agreements (or such earlier date as any Approved Third Party Credit Provider(s) shall have received in the aggregate an amount equal to the Secured Third Party Credit Obligations Cap in respect of the Secured Third Party Credit Obligations), (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Creditors and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lenders may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Term Loans owing to it and the Note or Notes) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lenders herein or otherwise, in each case as provided in Section 11.04 of the Credit Agreement.
          Section 23. Release; Termination. (a) Upon any sale, lease, transfer or other disposition of any item of Collateral of any Grantor effected in accordance with the terms of the Secured Debt Agreements, then the security interest hereunder shall be released, and the Collateral Agent will, at such Grantor’s reasonable request and at such Grantor’s sole expense, take all steps necessary to evidence such release; provided, however, that at the time of such request and such release no Default or Event of Default shall have occurred and be continuing.
          (b) Upon the later of (i) the payment in full in cash of the Secured Obligations, and (ii) the termination or expiration of all Secured Hedging Agreements and Secured Reimbursement Agreements (or such earlier date as any Approved Third Party Credit Provider(s) shall have received in the aggregate an amount equal to the Secured Third Party Credit Obligations Cap in respect of Secured Third Party Credit Obligations), the pledge and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Grantor. Upon any such termination, the Collateral Agent will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.
          Section 24. Security Interest Absolute. The Obligations of each Grantor under this Agreement are independent of the Secured Obligations or any other Obligations of any other Credit Party under or in respect of the Credit Documents, and a separate action or actions may be brought and prosecuted against each Grantor to enforce this Agreement, irrespective of whether any action is brought against such Grantor or any other Credit Party or whether such Grantor or any other Credit Party is joined in any such action or actions. All rights of the Collateral Agent and the other Secured Creditors and the pledge, assignment and security interest hereunder, and all obligations of each Grantor hereunder, shall be irrevocable, absolute and unconditional irrespective of, and each Grantor hereby irrevocably waives (to the maximum extent permitted by applicable law) any defenses it may now have or may hereafter acquire in any way relating to, any or all of the following:
     (a) any lack of validity or enforceability of any Credit Document or any other agreement or instrument relating thereto;
     (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other Obligations of any other Credit Party under or in respect of the Credit Documents or any other amendment or waiver of or any consent to any departure from any Credit Document, including, without limitation, any increase in the Secured Obligations resulting from the extension of additional credit to any Credit Party or any of its Subsidiaries or otherwise;
     (c) any taking, exchange, release or non perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations;
     (d) any manner of application of any Collateral or any other collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Secured Obligations or any other Obligations of any other Credit Party under or in respect of the Credit Documents or any other assets of any Credit Party or any of its Subsidiaries;
     (e) any change, restructuring or termination of the corporate structure or existence of any Credit Party or any of its Subsidiaries;
     (f) any failure of any Secured Creditor to disclose to any Credit Party any information relating to the business, condition (financial or otherwise), operations, performance, assets, nature of assets, liabilities or prospects of any other Credit Party now or hereafter known to such Secured Creditor (each Grantor waiving any duty on the part of the Secured Creditors to disclose such information);
     (g) the failure of any other Person to execute this Agreement or any other Security Instrument, guaranty or agreement or the release or reduction of liability of any Grantor or other grantor or surety with respect to the Secured Obligations; or

     (h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Creditor that might otherwise constitute a defense available to, or a discharge of, such Grantor or any other Grantor or a third party grantor of a security interest.
          This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Secured Obligations is rescinded or must otherwise be returned by any Secured Creditor or by any other Person upon the insolvency, bankruptcy or reorganization of any Credit Party or otherwise, all as though such payment had not been made.
          Section 25. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.
          Section 26. Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.
               THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT (EXCEPT THAT, IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO ANY GRANTOR, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS) MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH GRANTOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH GRANTOR HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH GRANTOR, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT TO WHICH SUCH GRANTOR IS A PARTY BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH GRANTOR. EACH GRANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH GRANTOR AT ITS ADDRESS SET FORTH IN SCHEDULE VI, AND, IN THE CASE OF SERVICE OF PROCESS TO ANY OF THE DUTCH SUBSIDIARIES IN THEIR RESPECTIVE CAPACITIES AS “GRANTORS” HEREUNDER, AS PROVIDED IN SECTION 11.18 OF THE CREDIT AGREEMENT, IN EACH CASE SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH

MAILING. EACH GRANTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS OUT OF THE AFOREMENTIONED COURTS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED WITH THE AFOREMENTIONED COURTS HEREUNDER THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE COLLATERAL AGENT OR ANY SECURED CREDITOR TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST EACH GRANTOR IN ANY OTHER JURISDICTION.
          EACH GRANTOR HEREBY IRREVOCABLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY LAW) ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN THE IMMEDIATELY PRECEDING PARAGRAPH ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
          EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

          IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

ENDEAVOUR INTERNATIONAL CORPORATION
By:
Name:
Title:

ENDEAVOUR OPERATING CORPORATION
By:
Name:
Title:

ENDEAVOUR ENERGY NORTH SEA LLC
By:
Name:
Title:

ENDEAVOUR ENERGY NORTH SEA, L.P.
By:	Endeavour Energy North Sea LLC, its
general partner

By:
Name:
Title:

ENDEAVOUR ENERGY NEW VENTURES INC.
By:
Name:
Title:

END MANAGEMENT COMPANY
By:
Name:
Title:

ENDEAVOUR INTERNATIONAL HOLDING B.V., with its corporate seat in Amsterdam, the Netherlands
By:
Name:
Title:

ENDEAVOUR ENERGY NETHERLANDS B.V., with its corporate seat in Amsterdam, the Netherlands
By:
Name:
Title:

Acknowledged and agreed as of the date hereof: CYAN PARTNERS, LP
By:
Name:
Title:

SCHEDULE I
INVESTMENT PROPERTY
Part I
Initial Pledged Equity

		Class of Equity	Par	Number of	Certificate	Percentage of
Grantor	Issuer	Interest	Value	Shares	Number	outstanding shares
Endeavour International Corporation	Endeavour Operating Corporation	Common	$0.001	100	2	100

Endeavour Operating Corporation	Endeavour Energy New Ventures Inc.	Common	$0.01	1,000	1	100

Endeavour Operating Corporation	END Management Company	Common	$0.01	1,000	1	100

Endeavour Energy North Sea LLC	Endeavour Energy North Sea, L.P.	General Partnership Interest	N/A	N/A	Un-certificated	0.1

Endeavour International Holding B.V.	Endeavour Energy North Sea, L.P.	Limited Partnership Interest	N/A	N/A	Un-certificated	99.9

Endeavour Energy Netherlands B.V.	Endeavour Energy North Sea, LLC	Membership Interest	N/A	N/A	Un-certificated	100

Endeavour Operating Corporation	Endeavour Energy New Ventures I, Ltd.	Ordinary	$1.00	1	Un-certificated	100

Endeavour International Holding B.V.	Endeavour Energy Luxembourg S.à r.l.	Ordinary	N/A	500	Un-certificated	100

Schedule I

Part II
Pledged Debt
1.	Revolving Loan Facility Agreement dated as of October 31, 2006 between Endeavour International Holding B.V., as the borrower, and Endeavour Operating Corporation, as the lender, as amended, with an aggregate principal amount outstanding of $99,000,068.00

2.	Revolving Loan Facility Agreement dated as of October 31, 2006 between Endeavour International Holding B.V., as lender, and Endeavour Energy UK Limited, as borrower, with an aggregate principal amount outstanding of $5,072,839.92.

Schedule I

Part III
Other Investment Property
     This Schedule I Part III incorporates all Pledged Deposit Accounts as set out in Schedule II.

SCHEDULE II
Pledged Deposit Accounts

Grantor	Sort Code	Bank Account Number	Designation
Endeavour Operating Corporation	JPMorgan Chase Bank, N.A	179910996265	Operating Account
Endeavour Operating Corporation	JPMorgan Chase Bank, N.A	825-874-035	Demand Deposit Account

SCHEDULE III
[INTENTIONALLY LEFT BLANK.]

SCHEDULE IV
INTELLECTUAL PROPERTY
NONE.

SCHEDULE V
COMMERCIAL TORT CLAIMS
NONE.

SCHEDULE VI
LEGAL NAME, LOCATION, CHIEF EXECUTIVE OFFICE, TYPE OF ORGANIZATION, JURISDICTION OF
ORGANIZATION AND ORGANIZATIONAL IDENTIFICATION NUMBER

Grantor’s Legal		Chief Executive	Type of	Jurisdiction of	Organizational
Name	Location	Office	Organization	Organization	I.D. No.
Endeavour International Corporation	Nevada	1001 Fannin Street,	Corporation	Nevada	NV20001178064
		Suite 1600,
		Houston, Texas
		77002

Endeavour Operating Corporation	Houston	1001 Fannin Street,	Corporation	Delaware	3737839
		Suite 1600,
		Houston, Texas
		77002

Endeavour Energy New Ventures Inc.	Houston	1001 Fannin Street,	Corporation	Delaware	3900636
		Suite 1600,
		Houston, Texas
		77002

END Management Company	Houston	1001 Fannin Street,	Corporation	Delaware	3900274
		Suite 1600,
		Houston, Texas
		77002

Endeavour Energy North Sea LLC	Houston	1001 Fannin Street,	Limited Liability	Delaware	4621624
		Suite 1600 Houston,	Company
		Texas 77002

Endeavour Energy North Sea, L.P.	Houston	1001 Fannin Street,	Limited Partnership	Delaware	4591023
		Suite 1600 Houston,
		Texas 77002

Endeavour International Holding B.V.	Amsterdam	Teleportboulevard	Private company with	Netherlands	34229293
		140, 1043 EJ	limited liability
		Amsterdam, The	under the laws of
		Netherlands	the Netherlands

Endeavour Energy Netherlands B.V.	Amsterdam	Teleportboulevard	Private company with	Netherlands	34229296
		140, 1043 EJ	limited liability
		Amsterdam, The	under the laws of
		Netherlands	the Netherlands

SCHEDULE VII
CHANGES IN NAME, LOCATION ETC.
1.	ENDEAVOUR OPERATING CORPORATION

Change of name from CSOR Acquisition Corp. on 26 February 2004

Change of address from 1000 Main Street, Suite 3300, Houston, Texas, 77002 on or about 15 February 2008

2.	ENDEAVOUR INTERNATIONAL CORPORATION

Change of name from Continental Southern Resources, Inc. on 27 February 2004

Change of address from 1000 Main Street, Suite 3300, Houston, Texas, 77002 on or about 15 February 2008

3.	ENDEAVOUR ENERGY NORTH SEA LLC

None

4.	ENDEAVOUR ENERGY NORTH SEA, L.P.

None

5.	ENDEAVOUR ENERGY NEW VENTURES INC.

Change of Name from END Operating Management Company on August 20, 2008

Change of address from 1000 Main Street, Suite 3300, Houston, Texas, 77002 on or about 15 February 2008

6.	END MANAGEMENT COMPANY

Change of address from 1000 Main Street, Suite 3300, Houston, Texas, 77002 on or about 15 February 2008

7.	ENDEAVOUR INTERNATIONAL HOLDING B.V.

None

8.	ENDEAVOUR ENERGY NETHERLANDS B.V.

None

SCHEDULE VIII
LOCATIONS OF EQUIPMENT AND INVENTORY
ENDEAVOUR INTERNATIONAL CORPORATION

Locations of Equipment	N/A
Locations of Inventory	N/A
Leased Real Property	14,514 sq. ft. of rentable area on Floor 16 of the First City Tower Building, 1001 Fannin Street, Houston, Texas 77002, leased through December 1, 2010;
ENDEAVOUR OPERATING CORPORATION

Locations of Equipment	Alabama, Louisiana, Montana, New Mexico, Pennsylvania and Texas.
Locations of Inventory	Alabama, Louisiana, Montana, New Mexico, Pennsylvania and Texas.
Leased Real Property	5,025 sq. ft. of rentable area at 1125 17th Street, Suite 1525, Denver, Colorado 80202, leased through December 31, 2011.
ENDEAVOUR ENERGY NORTH SEA LLC

Locations of Equipment	N/A
Locations of Inventory	N/A
ENDEAVOUR ENERGY NORTH SEA, L.P.

Locations of Equipment	N/A
Locations of Inventory	N/A
ENDEAVOUR ENERGY NEW VENTURES INC.

Locations of Equipment	N/A
Locations of Inventory	N/A
END MANAGEMENT COMPANY

Locations of Equipment	N/A
Locations of Inventory	N/A

EXHIBIT A
to
THE SECURITY AGREEMENT
FORM OF CONSENT AND AGREEMENT
          The undersigned hereby (a) acknowledges notice of, and consents to the terms and provisions of, the Security Agreement dated as of August 16, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”; the terms defined therein being used herein as therein defined) from                                          (the “Grantor”) and certain other grantors from time to time party thereto to Cyan Partners, LP, as Collateral Agent, for the Secured Creditors, (b) consents in all respects to the pledge and assignment to the Collateral Agent of all of the Grantor’s right, title and interest in, to and under the Assigned Agreement (as defined below) pursuant to the Security Agreement, (c) acknowledges that the Grantor has provided it with notice of the right of the Collateral Agent in the exercise of its rights and remedies under the Security Agreement to make all demands, give all notices, take all actions and exercise all rights of the Grantor under the Assigned Agreement, and (d) agrees with the Collateral Agent that:
     (1) A true copy of the agreement between the undersigned and the Grantor dated                             ,                     (the “Assigned Agreement”), including, without limitation, all amendments, modifications, restatements and supplements is attached hereto as Schedule 1. The Assigned Agreement is in full force and effect, and the undersigned is not aware of any default under the Assigned Agreement or any event that would give any party the right to terminate or rescind the Assigned Agreement. No prepayments have been made of any amounts to become due under the Assigned Agreement.
     (2) The undersigned will make all payments to be made by it under or in connection with the Assigned Agreement directly to a Pledged Deposit Account or otherwise in accordance with the instructions of the Collateral Agent.
     (3) All payments referred to in paragraph 2 above shall be made by the undersigned irrespective of, and without deduction for, any counterclaim, defense, recoupment or set off and shall be final, and the undersigned will not seek to recover from any Secured Creditor for any reason any such payment once made.
     (4) The Collateral Agent or its designee shall be entitled to exercise any and all rights and remedies of the Grantor under the Assigned Agreement in accordance with the terms of the Security Agreement, and the undersigned shall comply in all respects with such exercise.
     (5) The undersigned will not, without the prior written consent of the Collateral Agent, (i) cancel or terminate the Assigned Agreement or consent to or accept any cancellation or termination thereof, or (ii) amend, amend and restate, supplement or otherwise modify the Assigned Agreement, except, in each case, to the extent otherwise permitted under the Credit Agreement referred to in the Security Agreement.

     (6) In the event of a default by the Grantor in the performance of any of its obligations under the Assigned Agreement, or upon the occurrence or non-occurrence of any event or condition under the Assigned Agreement which would immediately or with the passage of any applicable grace period or the giving of notice, or both, enable the undersigned to terminate or suspend its obligations under the Assigned Agreement, the undersigned shall not terminate the Assigned Agreement until it first gives the Collateral Agent written notice of the default and permits the Collateral Agent to cure the default within a period of 60 days after the later of (i) notice of default having been given to the Collateral Agent by the undersigned and (ii) the expiration of the applicable cure period provided in the Assigned Agreement for the Grantor to cure the default.
     (7) The undersigned shall deliver to the Collateral Agent, concurrently with the delivery thereof to the Grantor, a copy of each notice, request or demand given by the undersigned pursuant to the Assigned Agreement.
     (8) Except as specifically provided in this Consent and Agreement, neither the Collateral Agent nor any other Secured Creditor shall have any liability or obligation under the Assigned Agreement as a result of this Consent and Agreement, the Security Agreement or otherwise.
     (9) Upon the enforcement of the Security Agreement by the Collateral Agent and the transfer of the Assigned Agreement to a transferee, the undersigned will recognize the transferee as the counterparty to the Assigned Agreement in the place and stead of the Grantor.
          In order to induce the Lenders to make Terms Loans, the Approved Third Party Credit Providers to enter into Hedging Agreements with one or more Grantors from time to time and the Approved Third Party Credit Providers to provide Third Party Letters of Credit for the account of one or more Grantors from time to time, the undersigned repeats and reaffirms for the benefit of the Secured Creditors the representations and warranties made by it in the Assigned Agreement.
          This Consent and Agreement shall be binding upon the undersigned and its successors and assigns, and shall inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Creditors and their successors, transferees and assigns. This Consent and Agreement shall be governed by and construed in accordance with the laws of the State of New York.
[SIGNATURES ON FOLLOWING PAGE]

          IN WITNESS WHEREOF, the undersigned has duly executed this Consent and Agreement as of the date set opposite its name below.
          Dated:                             , 20[       ]

[NAME OF OBLIGOR]
By:
Name:
Title:

EXHIBIT B
to
THE SECURITY AGREEMENT
FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT
          This INTELLECTUAL PROPERTY SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”) dated          , 2010, is made by the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of Cyan Partners, LP as Collateral Agent (as defined in the Security Agreement referred to below) for the Secured Creditors (as defined in the Security Agreement referred to below).
          WHEREAS, Endeavour International Corporation, a Delaware corporation and Endeavour Energy UK Limited, a United Kingdom private limited company, have entered into a Credit Agreement dated as of August 16, 2010 (said agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”) with the lenders party thereto from time to time (the “Lenders”) and the Cyan Partners, LP, as Administrative Agent.
          WHEREAS, as a condition precedent to the making of Terms Loans by the Lenders under the Credit Agreement, the entry into Hedging Agreement by the Approved Third Party Credit Providers from time to time and the issuance by the Approved Third Party Credit Providers of Third Party Letters of Credit for the account of one or more Grantors from time to time, each Grantor has executed and delivered that certain Security Agreement dated August 16, 2010 made by the Grantors to the Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”). Terms defined in the Security Agreement and not otherwise defined herein are used herein as defined in the Security Agreement.
          WHEREAS, under the terms of the Security Agreement, the Grantors have granted to the Collateral Agent, for the benefit of the Secured Creditors, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed therein to execute this IP Security Agreement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and other governmental authorities within ten Business Days following the acquisition of any After-Acquired Intellectual Property.
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:
          SECTION 1. Grant of Security. Each Grantor hereby grants to the Collateral Agent for the benefit of the Secured Creditors a security interest in all of such Grantor’s right, title and interest in and to the following (the “Collateral”):
     (i) the patents and patent applications set forth in Schedule A hereto (the “Patents”);

     (ii) the trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together with the goodwill symbolized thereby (the “Trademarks”);
     (iii) all copyrights, whether registered or unregistered, now owned or hereafter acquired by such Grantor, including, without limitation, the copyright registrations and applications and exclusive copyright licenses set forth in Schedule C hereto (the “Copyrights”);
     (iv) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;
     (v) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and
     (vi) any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral of or arising from any of the foregoing.
          SECTION 2. Security for Obligations. The grant of a security interest in, the Collateral by each Grantor under this IP Security Agreement secures the payment of all Secured Obligations of such Grantor now or hereafter existing, whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise. Without limiting the generality of the foregoing, this IP Security Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations and that would be owed by such Grantor to any Secured Creditor under the Secured Debt Agreements but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Credit Party.
          SECTION 3. Recordation. Each Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer record this IP Security Agreement.
          SECTION 4. Execution in Counterparts. This IP Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
          SECTION 5. Grants, Rights and Remedies. This IP Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.
          SECTION 6. Governing Law. This IP Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
[Signatures on following page]

          IN WITNESS WHEREOF, each Grantor has caused this IP Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[NAME OF GRANTOR]
By:
Name:
Title:

Address for Notices:

EXHIBIT C
to
THE SECURITY AGREEMENT
FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT
          This INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT (this “IP Security Agreement Supplement”) dated                             , 20 [       ], is made by the Person listed on the signature page hereof (the “Grantor”) in favor of Cyan Partners, LP, as Collateral Agent (such term used herein as defined in the Security Agreement referred to below); for the Secured Creditors (used herein as defined in the Security Agreement referred to below).
          WHEREAS, Endeavour International Corporation, a Delaware corporation and Endeavour Energy UK Limited, a United Kingdom private limited company, have entered into a Credit Agreement dated as of August 16, 2010 (said agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”) with certain lenders (the “Lenders”) and the Cyan Partners, LP, as Administrative Agent.
          WHEREAS, pursuant to the Credit Agreement, the Grantor and certain other Persons have executed and delivered that certain Security Agreement dated August 16, 2010 made by the Grantor and such other Persons to the Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) and that certain Intellectual Property Security Agreement dated as of              , 20 [___] (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”). Terms defined in the Security Agreement and not otherwise defined herein are used herein as defined in the Security Agreement.
          WHEREAS, under the terms of the Security Agreement, the Grantor has granted to the Collateral Agent, for the benefit of the Secured Creditors, a security interest in the Additional Collateral (as defined in Section 1 below) of the Grantor and has agreed to execute this IP Security Agreement Supplement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and other governmental authorities.
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees as follows:
          SECTION 1. Grant of Security. The Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Creditors, a security interest in all of the Grantor’s right, title and interest in and to the following (the “Additional Collateral”):
     (i) the patents and patent applications set forth in Schedule A hereto (the “Patents”);
     (ii) the trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together with the goodwill symbolized thereby (the “Trademarks”);
     (iii) the copyright registrations and applications and exclusive copyright licenses set forth in Schedule C hereto (the “Copyrights”);
     (iv) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;
     (v) all any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and
     (vi) any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the foregoing or arising from any of the foregoing.
          SECTION 2. Security for Obligations. The grant of a security interest in the Additional Collateral by the Grantor under this IP Security Agreement Supplement secures the payment of all Secured Obligations of the Grantor now or hereafter existing, whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise. Without limiting the generality of the foregoing, this IP Security Agreement Supplement and the IP Security Agreement secures the payment of all amounts that constitute part of the Secured Obligations and that would be owed by the undersigned to any Secured Creditor under the Secured Debt Agreements but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Credit Party
          SECTION 3. Recordation. The Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer to record this IP Security Agreement Supplement.
          SECTION 4. Grants, Rights and Remedies. This IP Security Agreement Supplement has been entered into in conjunction with the provisions of the Security Agreement. The Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Additional Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.
          SECTION 6. Governing Law. This IP Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

          IN WITNESS WHEREOF, the Grantor has caused this IP Security Agreement Supplement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[NAME OF GRANTOR]
By:
Name:
Title:

Address for Notices:

EXHIBIT D
to
THE SECURITY AGREEMENT
FORM OF SECURITY AGREEMENT SUPPLEMENT
[DATE]
Cyan Partners, LP, as Collateral Agent for
the Secured Creditors
399 Park Avenue, 39th Floor
New York, New York 10022
Attn: Divya Gopal
ENDEAVOUR INTERNATIONAL CORPORATION
Ladies and Gentlemen:
          Reference is made to the Credit Agreement dated as of August 16, 2010 (said agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”) among Endeavour International Corporation, a Delaware corporation, Endeavour Energy UK Limited, a United Kingdom private limited company, various lenders from time to time party thereto (the “Lenders”) and Cyan Partners, LP, as Administrative Agent.
          Further reference is made to the U.S. Security Agreement, dated August 16, 2010, made by the Grantors party thereto in favor of the Collateral Agent for the benefit of the Secured Creditors (used herein as defined in such security agreement; such security agreement, as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”). Terms defined in the Security Agreement and not otherwise defined herein are used herein as defined in the Security Agreement.
          SECTION 1. Grant of Security. The undersigned hereby grants to the Collateral Agent, for the benefit of the Secured Creditors, a security interest in all of its right, title and interest in and to the following, in each case whether now owned or hereafter acquired by the undersigned, wherever located and whether now or hereafter existing or arising (collectively, the undersigned’s “Collateral”): all Equipment, Inventory, Receivables, Related Contracts, Security Collateral (including, without limitation, the shares of stock and other Equity Interests set forth on Part I of Schedule I hereto, the indebtedness set forth on Part II of Schedule I hereto and the securities and securities/deposit accounts set forth on Schedule II hereto), Agreement Collateral, Account Collateral (including, without limitation, the deposit accounts set forth on Schedule IV hereto), Intellectual Property Collateral, Commercial Tort Claims Collateral (including, without limitation, the commercial tort claims described in Schedule V hereto), all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of the undersigned pertaining to any of the undersigned’s Collateral, and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the undersigned’s Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in this Section 1) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash. Notwithstanding the foregoing, the Collateral shall not include any Excluded Property until such time as any property or assets shall no longer constitute Excluded Property.
          SECTION 2. Security for Obligations. The grant of a security interest in, the Collateral by the undersigned under this Security Agreement Supplement and the Security Agreement secures the payment of all Secured Obligations of the undersigned now or hereafter existing, whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise. Without limiting the generality of the foregoing, this Security Agreement Supplement and the Security Agreement secures the payment of all amounts that constitute part of the Secured Obligations and that would be owed by the undersigned to any Secured Creditor under the Secured Debt Agreements but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Credit Party.
          SECTION 3. Representations and Warranties. (a) The undersigned’s exact legal name, location, chief executive office, type of organization, jurisdiction of organization and organizational identification number is set forth in Schedule VI hereto. The undersigned has no trade names other than as listed on Schedule IV hereto. Within the five years preceding the date hereof, the undersigned has not changed its name, location, chief executive office, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule VI hereto except as set forth in Schedule VII hereto.
          (b) All of the Equipment of the undersigned is located at the places specified therefor in Schedule VIII hereto. Within the five years preceding the date hereof, the undersigned has not changed the location of its Equipment except as set forth in Schedule VII hereto.
          (c) The undersigned is not a beneficiary or assignee under any letter of credit, other than the letters of credit described in Schedule IX hereto.
          (d) The undersigned hereby makes each other representation and warranty set forth in Section 6 of the Security Agreement with respect to itself and the Collateral granted by it.
          SECTION 4. Obligations Under the Security Agreement. The undersigned hereby agrees, as of the date first above written, to be bound as a Grantor by all of the terms and provisions of the Security Agreement to the same extent as each of the other Grantors. The undersigned further agrees, as of the date first above written, that each reference in the Security Agreement to an “Additional Grantor” or a “Grantor” shall also mean and be a reference to the undersigned, that each reference to the “Collateral” or any part thereof shall also mean and be a reference to the undersigned’s Collateral or part thereof, as the case may be, and that each reference in the Security Agreement to a Schedule shall also mean and be a reference to the schedules attached hereto.
          SECTION 6. Governing Law. This Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.1

Very truly yours, [NAME OF ADDITIONAL GRANTOR]
By:
Name:
Title:

Address for Notices:

[1]	If the Additional Grantor is not concurrently executing a guaranty or other Credit Document containing provisions relating to submission to jurisdiction and jury trial waiver, add the relevant provisions of Section 11.08 of the Credit Agreement.

Acknowledged and agreed as of the date hereof: CYAN PARTNERS, LP
By:
Name:
Title:

Address for Notices:

Exhibit F-2

EXECUTION COPY

Dated ____ August 2010
DEBENTURE
between
ENDEAVOUR ENERGY UK LIMITED
as the Company
and
CYAN PARTNERS, LP
as Collateral Agent

White & Case LLP
5 Old Broad Street
London EC2N 1DW

(i)

THIS DEBENTURE is made on ___August 2010
BETWEEN:
(1)	ENDEAVOUR ENERGY UK LIMITED (a company registered in England and Wales with registration number 5030838) whose registered office is at 33rd Floor, City Point, One Ropemaker St, London EC2Y 9UE (the “Company”); and
(2)	CYAN PARTNERS, LP as agent and trustee for itself and each of the other Secured Creditors (the “Collateral Agent”).
IT IS AGREED as follows:
1.	DEFINITIONS, CONSTRUCTION AND INCORPORATION OF TERMS

1.1	Definitions
(a)	Terms defined in the Credit Agreement shall, unless otherwise defined in this Debenture or unless a contrary intention appears, bear the same meaning when used in this Debenture and the following terms shall have the following meanings:

“Account” means any account now or in the future opened or maintained by the Company with a bank or other financial institution (and any replacement account or subdivision or subaccount of that account), together with all amounts from time to time standing to the credit of, or accrued or accruing on, such account and any monies, proceeds or income paid or payable in respect of such account.

“Administrator” means a person appointed under Schedule B1 to the Insolvency Act 1986 to manage the Company’s affairs, business and property.

“Assigned Account” means any Account designated in writing as an Assigned Account by the Collateral Agent in accordance with Clause 8.3 (Accounts after Security becomes Enforceable).

“BP” means BP Exploration Operating Company Limited.

“Charges” means Security from time to time created or expressed to be created pursuant to this Debenture.

“Charged Assets” means the assets mortgaged, charged or assigned pursuant to Clauses 3 (Security) and 4.1 (Creation of floating charge).

“Collateral Account” means any Account that may from time to time be opened by the Company with the Collateral Agent pursuant to Clause 8.1(a)(ii) (Accounts General).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a form from time to time recommended by the Loan Market Association or in any other form agreed between the Company and the Administrative Agent.

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“Credit Agreement” means the term loan credit agreement dated on or about the date of this Debenture between (among others) the Company and the Administrative Agent (as amended, modified, restated or supplemented from time to time).

“Delegate” means a delegate or sub-delegate appointed directly or indirectly pursuant to Clause 15.3 (General delegation).

“Enforcement Date” means the date on which a notice is issued by the Administrative Agent to the Borrower under section 9 (Events of Default) of the Credit Agreement upon the occurrence of an Event of Default which is continuing.

“Enoch PLTPA” means the Enoch pipeline liquids transportation and processing agreement dated 24 February 2006 and made between, among others, the Company and BP.

“Group” means Endeavour International Corporation and its Subsidiaries for the time being.

“Indemnified Party” has the meaning given to it in the U.S. Security Agreement.

“Insolvency Event” has the meaning given to such term in Clause 9.20(a) (Insolvency Events).

“Insurances” means any insurances that are required to be maintained by, or on behalf of, any Credit Party in respect of the Oil and Gas Properties and/or any activities related thereto, in each case pursuant to the Credit Agreement.

“LPA” means the Law of Property Act 1925.

“Party” means a party to this Debenture.

“Project Agreements” means each of the contracts, agreements and documents listed in Schedule 2 (Project Agreements) together with all Related Property Rights and all documents which are supplemental to, or are expressed to be collateral with, or are entered into pursuant to or in connection with, any such contracts, agreements and documents.

“Receiver” means any person appointed by the Collateral Agent to be a receiver or receiver and manager or administrative receiver of any property subject to the Security created by this Debenture or any part thereof.

“Related Property Rights” means, in relation to any property or asset:
(a)	the proceeds of sale and/or other realisation of that property or asset (or any part thereof or interest therein);

(b)	all Security, options, agreements, rights, easements, benefits, indemnities, guarantees, warranties or covenants for title held by the Company in respect of such property or asset; and

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(c)	all the Company’s rights under any lease, licence or agreement for lease, sale or use in respect of such property or asset.
“Secured Creditors” has the meaning given to it in the U.S. Security Agreement.

“Secured Hedging Agreement” has the meaning given to it in the U.S. Security Agreement.

“Secured Liabilities” has the meaning given to it in Clause 2 (Covenants to Pay).

“Secured Reimbursement Agreement” has the meaning given to it in the U.S. Security Agreement.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Period” means the period from the date of this Debenture until the date on which the Collateral Agent has determined that all of the Secured Liabilities (whether actual or contingent) have been irrevocably and unconditionally paid and discharged in full and no further Secured Liabilities are capable of being outstanding.

(b)	Unless a contrary intention appears, words defined in the Companies Act 2006 have the same meanings in this Debenture.
1.2	Construction

Unless a contrary indication appears, any reference in this Debenture to:
(a)	the “Collateral Agent”, a “Secured Creditor”, a “Credit Party” or the “Company” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)	“assets” includes present and future properties, revenues and rights of every description;

(c)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(d)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(e)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a kind that is normally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body,

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agency, department or regulatory, self-regulatory or other authority or organisation;

(f)	a “guarantee” includes any form of indemnity or other assurance against financial loss (including any obligation to pay, purchase or provide funds for the purchase of any liability) and the verb “to guarantee” shall be construed accordingly;

(g)	a provision of law is a reference to that provision as amended or re-enacted;

(h)	any matter “including” specific instances or examples of such matter shall be construed without limitation to the generality of that matter (and references to “include” shall be construed accordingly);

(i)	a “modification” includes an amendment, supplement, novation, re-enactment, restatement, variation, extension, replacement, modification or waiver or the giving of any waiver, release, consent having the same commercial effect of any of the foregoing (and “modify” shall be construed accordingly);

(j)	the “winding-up”, “dissolution” or “administration” of a person shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such person is incorporated or established, or any jurisdiction in which such person carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors; and

(k)	the words “other”, “or otherwise” and “whatsoever” shall not be construed eiusdem generis or be construed as any limitation upon the generality of any preceding words or matters specifically referred to.
1.3	Implied covenants for title

The obligations of the Company under this Debenture shall be in addition to the covenants for title deemed to be included in this Debenture by virtue of Part I of the Law of Property (Miscellaneous Provisions) Act 1994.

1.4	Effect as a Deed

This Debenture is intended to take effect as a deed notwithstanding that the Collateral Agent may have executed it under hand only.

1.5	Law of Property (Miscellaneous Provisions) Act 1989

To the extent necessary for any agreement for the disposition of the Charged Assets in this Debenture to be a valid agreement under Section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989, the terms of the other Credit Documents are incorporated into this Debenture.

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1.6	Intercreditor Agreement
(a)	Upon execution of the Intercreditor Agreement, this Debenture will be subject to the terms of the Intercreditor Agreement.

(b)	In the event of any inconsistency between a provision of this Debenture and a provision of the Intercreditor Agreement, the provision of the Intercreditor Agreement will prevail.
1.7	Incorporation
(a)	Without prejudice to the application of any other provisions of the Credit Agreement to this Debenture (by reason of this Debenture being a Credit Document for the purposes of the Credit Agreement), sections 4.04 (Tax Gross-Up and Indemnities), 11.02 (Right of Setoff), 11.05 (No Waiver; Remedies Cumulative), 11.07 (Calculations; Computations) 11.09 (Counterparts), 11.12 (Amendment or Waiver; etc.) and 11.19 (Judgment Currency) of the Credit Agreement shall apply to this Debenture, mutatis mutandis, as if the same had been set out in full herein with references in such clauses to:
(i)	any “Credit Party” or “Borrower” being construed, if the context so requires, as references to the Company (as defined herein);

(ii)	the “Agreement” being construed as references to this Debenture;

(iii)	the “parties” or “party” being construed as references to the Parties or, as the case may be, a Party to this Debenture;

(iv)	the “Credit Documents” being construed as (a) including this Debenture or (b) if the context so requires, as references specifically to this Debenture; and

(v)	in the context of section 4.04 (Tax Gross-Up and Indemnities) of the Credit Agreement, the “Administrative Agent” or a “Lender” being, if the context so requires, construed, in each case, as references to the Collateral Agent and, in the context of section 11.01(a)(ii) (Payment of Expenses, etc.) of the Credit Agreement, the “Administrative Agent” or a “Lender” being construed, in each case, as references to each Secured Creditor, Receiver (as defined herein), attorney, manager, agent or other person as may be appointed by the Collateral Agent under this Debenture; and
(b)	a reference to “Secured Liabilities” includes any liabilities which would be treated as such but for the liquidation or dissolution or similar event affecting the Company.

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2.	COVENANTS TO PAY

2.1	Covenant to pay Secured Liabilities
(a)	The Company covenants that it shall promptly on demand pay to the Secured Creditors, in accordance with the Credit Documents:
(i)	the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest, PIK Interest (including, without limitation, all interest (including PIK Interest) that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganisation or similar proceeding of the Company at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding), fees, costs and indemnities) of the Company to the Lenders, whether now existing or incurred after the date of this Debenture under, arising out of, or in connection with, each Credit Document to which the Company is a party and the due performance and compliance by the Company with all of the terms, conditions and agreements contained in each such Credit Document;

(ii)	the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganisation or similar proceeding of the Company at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by the Company to the Approved Third Party Credit Providers under any Secured Hedging Agreement, whether now in existence or arising after the date of this Debenture, and the due performance and compliance by the Company with all of the terms, conditions and agreements contained in each such Secured Hedging Agreement;

(iii)	the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganisation or similar proceeding of the Company at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by the Company to the Approved Third Party Credit Providers under any Secured Reimbursement Agreement, whether now in existence or arising after the date of this Debenture (including, without limitation, all obligations, liabilities and indebtedness of the Company under any Guaranty in respect of the Secured Reimbursement Agreements), and the due performance and compliance by the Company with all of the

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terms, conditions and agreements contained in each such Secured Reimbursement Agreement;

(iv)	any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral;

(v)	in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of the Company referred to in paragraphs (i), (ii) and (iii) above, on and from the Enforcement Date, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realising on the Collateral, or of any exercise by the Collateral Agent of its rights under this Debenture, together with reasonable attorneys’ fees and court costs;

(vi)	all amounts paid by any Indemnified Party as to which such Indemnified Party has the right to reimbursement under this Debenture; and

(vii)	all amounts owing to any Agent pursuant to any of the Credit Documents in its capacity as such, it being acknowledged and agreed that the “Secured Liabilities” shall include extensions of credit of the types described above, whether outstanding on the date of this Debenture or extended from time to time after the date of this Debenture.

(b)	Notwithstanding anything to the contrary contained in this Debenture or any other Credit Document, the aggregate amount of Secured Liabilities of the type described in paragraphs (ii) and (iii) of Clause 2.1(a) (collectively, the “Secured Third Party Credit Obligations”) secured by the Collateral shall not at any time exceed $25,000,000 (the “Secured Third Party Credit Obligations Cap”). No amount of Secured Third Party Credit Obligations in excess of the Secured Third Party Credit Obligations Cap shall receive the benefit of the security interests created under this Debenture and in no event shall any proceeds received upon the sale of, collection from, or other realisation upon all or any part of the Collateral be applied to the Secured Third Party Credit Obligations in any amount in excess of the Secured Third Party Credit Obligations Cap.
2.2	Potential invalidity

Neither the covenant to pay in Clause 2.1 (Covenant to pay Secured Liabilities), nor the Security created by this Debenture shall extend to or include any liability or sum which would, but for this Clause 2.2, cause such covenant, obligation or Security to be unlawful under any applicable law.

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3.	SECURITY

3.1	General
(a)	All the Security created under this Debenture:
(i)	is created in favour of the Collateral Agent; and

(ii)	is security for the payment of all the Secured Liabilities.
(b)	If the Company is not entitled to grant any Security over its rights and/or interests under any document without the consent of a party to that document:
(i)	the Company must notify the Collateral Agent as soon as it becomes aware of the same;

(ii)	the Security constituted under this Debenture will include and extend to all amounts which the Company may receive, or has received, under that document but shall, until the date on which the relevant consent is obtained by the Company, not extend to and exclude the document itself and its rights and/or interests under such document;

(iii)	unless the Collateral Agent otherwise requires, the Company must use reasonable endeavours to obtain the consent of the relevant party to enable the Company to grant Security over that document under this Debenture; and

(iv)	on and from the date on which such consent is obtained, the Security constituted under this Debenture shall extend to and include that document.
(c)	The Collateral Agent holds the benefit of this Debenture on trust for the Secured Creditors.
3.2	Creation of fixed charge

To the extent that such charge is capable of being effective, taking into account the provisions of Clause 8.2 (Book and Other Debts after Security becomes Enforceable) of this Debenture, the Company charges to the Collateral Agent by way of fixed charge with full title guarantee and as a continuing security for the payment and discharge of the Secured Liabilities all of the Company’s right to and title and interest from time to time in each Collateral Account, including all amounts from time to time standing to the credit of, or accrued or accruing on, such Collateral Accounts and any monies, proceeds or income paid or payable on such Collateral Accounts.

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3.3	Assignments

Subject to Clause 3.1(b) (General), the Company assigns absolutely (subject to a proviso for re-assignment at the end of the Security Period) to the Collateral Agent with full title guarantee as a continuing security for the payment and discharge of the Secured Liabilities all of the Company’s rights to and title and interest from time to time in:
(a)	the Project Agreements; and

(b)	any present or future Insurances, together with all Related Property Rights in respect thereof.
4.	FLOATING CHARGE

4.1	Creation of floating charge
(a)	The Company charges to the Collateral Agent by way of floating charge with full title guarantee and as a continuing security for the payment and discharge of the Secured Liabilities all of the Company’s rights to and title and interest from time to time in the whole of its property, assets (including, without limitation, any Account), rights and revenues, whatsoever and wheresoever, present and future, other than any assets validly and effectively charged or assigned (whether at law or in equity) pursuant to Clauses 3.2 (Creation of fixed charge) or 3.3 (Assignments).

(b)	Except as otherwise agreed in writing by the Collateral Agent the floating charge hereby created ranks in priority to any Security which shall subsequently be created or permitted to arise by the Company or any Security created by a Receiver appointed under the Debenture and is a qualifying floating charge for the purposes of paragraph 14 of Schedule B1 to the Insolvency Act 1986.

(c)	Without prejudice to Clause 4.1(a), the Collateral Agent reserves any rights it may have to appoint an administrative receiver on and following the Enforcement Date in accordance with Sections 72B to H (inclusive) of the Insolvency Act 1986.
4.2	Automatic crystallisation of floating charge

Notwithstanding anything express or implied in this Debenture, and without prejudice to any law which may have similar effect, if:
(a)	the Company creates or attempts to create any Security over all or any of the Charged Assets (save as permitted by section 8.01 (Liens) of the Credit Agreement) without the prior consent of the Collateral Agent;

(b)	any person levies or attempts to levy any distress, execution or other process against any of the Charged Assets;

(c)	a resolution is passed or a petition is presented for the winding-up or administration in relation to the Company which is not discharged within

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14 days (in the case of a winding-up petition) or 5 days (in the case for an administration order) or in any event before such petition is heard or an order is made for the winding up, dissolution, administration or other reorganisation of the Company; or

(d)	an Administrator or Receiver is appointed in respect of the Company or any step intended to result in such appointment is taken pursuant to paragraphs 15 or 26 of Schedule B1 of the Insolvency Act in respect of the Company, then the floating charge created by Clause 4.1 (Creation of floating charge) will automatically (with immediate effect and without notice) be converted into a fixed charge as regards all of the assets subject to the floating charge.

4.3	Crystallisation on notice of floating charge

Notwithstanding anything express or implied in this Debenture, the Collateral Agent may at any time:
(a)	on or after the Enforcement Date;

(b)	if it considers in good faith that any of the Charged Assets are in danger of being seized or sold as a result of any legal process, or are otherwise in jeopardy; or

(c)	if it reasonably believes that steps likely or intended to lead to the presentation of a petition for the administration or winding up of or the appointment of an Administrator in respect of the Company are being, or have been, taken, by giving notice in writing to that effect to the Company, convert the floating charge created by Clause 4.1 (Creation of floating charge) into a fixed charge as regards any assets specified in such notice. The conversion shall take effect immediately upon the giving of the notice.

4.4	Fixed and Floating Security

If for any reason any Security in respect of any asset created or purported to be created pursuant to this Clause 4 as a fixed charge or assignment does not, or ceases to, take effect as a fixed charge or assignment, then it shall take effect as a floating charge in respect of such asset. However it is the intent of the Parties that the Security over other Charged Assets shall remain unaffected.

4.5	Retention of Documents

The Collateral Agent shall be entitled to continue to retain any document delivered to it under this Debenture relating to a Charged Asset until the Charges over such Charged Asset are released in accordance with this Debenture. If, for any reason, it ceases to hold any such document before such time, it may by notice to the Company require that the relevant document be redelivered to it and the Company shall immediately comply with that requirement or procure that it is complied with.

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4.6	Project Agreements
(a)	The Security created by this Debenture in relation to each Project Agreement shall, to the extent required by that Project Agreement, in each case as that agreement may have been subsequently assigned, transferred or novated, be:
(i)	without prejudice to the provisions of that Project Agreement;

(ii)	subordinated to the express rights specified under that Project Agreement of the parties thereto from time to time (other than the Company); and

(iii)	subject to the liabilities and obligations of the Company relating to the interest of the Company in and under that Project Agreement, provided that, nothing in this Clause 4.6 shall (i) release the Company from any obligations to fulfil any requisite condition in connection therewith or (ii) (subject to Clause 4.6(b) below) impose on the Collateral Agent or any Receiver or Administrator appointed by it an obligation to perform any of the obligations of the Company under any Project Agreement or to procure the performance of the Company of any such obligation.

(b)	The Company and the Collateral Agent acknowledge that:
(i)	in the event of the Collateral Agent exercising any rights created under this Debenture in respect of the Enoch PLTPA, the Collateral Agent will continue to fulfil the obligations of the Company under the Enoch PLTPA; and

(ii)	notwithstanding Clause 25 (Third Parties) of this Debenture, BP may rely on the undertaking given by the Collateral Agent under Clause 4.6(b)(i) above.
4.7	Gas sales agreements
This Debenture shall not create any Security over the Company’s interest in any of the following agreements:
(a)	the agreement between Deminex UK Rob Roy Limited and British Gas plc for Sale and Purchase of Natural Gas from the Rob Roy and Ivanhoe Fields dated 31 May 1989;

(b)	the agreement between PICT Petroleum plc and British Gas plc for Sale and Purchase of Natural Gas from the Rob Roy and Ivanhoe Fields dated 31 May 1989;

(c)	the agreement between Kerr-Mcgee Oil (UK) plc and British Gas plc for the Sale and Purchase of Natural Gas from the Rob Roy and Ivanhoe Fields dated 31 May 1989; and

(d)	the Enoch Field Gas Sales Agreement dated 17 January 2006,

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in each case as such agreements may be assigned, amended, modified, supplemented or novated from time to time.
5.	FURTHER ASSURANCE
The Company shall at its own expense promptly upon request by the Collateral Agent execute (in such form as the Collateral Agent may reasonably require) such documents (including assignments, transfers, mortgages, charges, notices and instructions) in favour of the Collateral Agent or its nominees and do all such assurances and things as the Collateral Agent may reasonably require for:
(a)	perfecting and/or protecting (by registration or in any other way) the Security created or intended to be created by this Debenture;

(b)	conferring upon the Collateral Agent such Security as it may require over the assets of the Company outside of England and Wales which if in England or Wales would form part of or be intended to form part of the Charged Assets;

(c)	facilitating the realisation of all or any part of the Charged Assets; and/or

(d)	for exercising all powers, authorities and discretions conferred on the Collateral Agent or any Receiver pursuant to this Debenture or by law.
6.	UNDERTAKINGS WITH RESPECT TO THE CHARGED ASSETS

The Company undertakes to the Collateral Agent with respect to the Charged Assets that it shall:

6.1	Negative pledge

except as permitted by section 8.01 (Liens) of the Credit Agreement:
(a)	not create or allow to exist any Security on, over, or affecting, any of its assets; and

(b)	procure that no member of the Group creates or allows to exist any Security on, over, or affecting, any of its assets;
6.2	Disposals

except as permitted by section 8.02 (Consolidation, Merger, Purchase or Sale of Assets, etc.) of the Credit Agreement not, either in a single transaction or in a series of transactions and whether related or not, dispose of the Charged Assets or any part of them;

6.3	Subsequent charge

subject to Clause 6.1 (Negative pledge), procure that any Security created by the Company after the date of this Debenture (otherwise than in favour of the Collateral Agent) shall be expressed to be subject to this Debenture;

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6.4	Supplemental Debenture

at any time, promptly upon request on or after the Enforcement Date, execute over all or any of the Charged Assets a charge by way of legal mortgage or legal sub-mortgage or legal assignment, as the case may be, in favour of the Collateral Agent in such form as the Collateral Agent shall reasonably require;

6.5	Prejudicial Action

not do or cause or permit to be done anything which may in any way reduce, jeopardise or otherwise prejudice the value to the Collateral Agent of the Charged Assets; and

6.6	Consents and Other Necessary Action

take all such action as is available to it and is reasonably necessary for the purpose of creating, perfecting or maintaining the Security created or intended to be created pursuant to this Debenture which shall include, without limitation, using reasonable endeavours to obtain any necessary consent (in form and content satisfactory to the Collateral Agent, acting reasonably) to enable its assets to be charged or assigned pursuant to this Debenture. Immediately upon obtaining any necessary consent the asset concerned shall become subject to the Security created by this Debenture. The Company shall promptly deliver a copy of each consent to the Collateral Agent.

7.	FURTHER UNDERTAKINGS

7.1	Deposit of title documents

Upon request, the Company shall deposit with the Collateral Agent the deeds and documents of title, or evidencing title, relating to the Charged Assets including any policies of insurance.

7.2	Calls

The Company shall not, without the consent of the Collateral Agent, acquire any shares or other securities unless they are fully paid.

7.3	Notices of charge and/or assignment
(a)	The Company shall deliver to the Collateral Agent and serve on any relevant person (a “Relevant Counterparty”) as required by the Collateral Agent:
(i)	notices of assignment in respect of any of the assets assigned pursuant to this Debenture and listed in Schedule 2 (Project Agreements), and shall use its reasonable endeavours to procure that each such notice is acknowledged by that Relevant Counterparty; and

(ii)	notice of charge in respect of any of the assets charged pursuant to this Debenture and shall use its reasonable endeavours to procure that each notice is acknowledged by that Relevant Counterparty.

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(b)	The notices of charge and/or assignment and/or acknowledgement referred to in Clause 7.3(a) shall be in a form substantially similar to that contained in Schedule 1 (Form of Notices) hereto or such other form as the Collateral Agent may reasonably require.
7.4	Further Assignments

The Company shall, if requested by any of the Collateral Agent, the Administrative Agent or the Required Lenders (in each case, acting reasonably), promptly execute any document (including any Additional Security Document) and do all such acts as the Collateral Agent, the Administrative Agent or the Required Lenders may reasonably require:
(a)	for the purposes of granting security over:
(i)	any Insurances;

(ii)	any Hedging Agreement to which the Company is a party, together with all Related Property Rights in respect thereof;

(iii)	any Project Agreement (including the Company’s interest in any joint operating agreement or other similar agreement which relates to the Petroleum Production Licence P.1731 dated 15 June 2010); or

(iv)	otherwise, to give effect to section 7.12 (Additional Security; Further Assurances; etc.) of the Credit Agreement,
unless such Security has been granted under an existing Security Document; and

(b)	to record the interests of the Collateral Agent in any registers relating to registered intellectual property rights.
8.	ACCOUNTS AND RECEIPTS

8.1	Accounts General
(a)	The Company will:
(i)	deliver to the Collateral Agent on the date of this Debenture details of each of its Accounts (and, if any change in such detail (including any renewal or redesignation of any such Account) occurs after the date of this Debenture or any new Account is opened, details of such change or new Account on the date of such change or opening); and

(ii)	open such new Collateral Accounts, as the Collateral Agent shall require (at any time on or after the Enforcement Date) for the purposes of Clause 8.2 (Book and Other Debts after Security Becomes Enforceable).
(b)	Without prejudice and in addition to Clauses 6.1 (Negative Pledge) and 6.2 (Disposals):

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(i)	the benefit of each Account shall not be capable of assignment or charge in whole or in part (save pursuant to this Debenture); and

(ii)	the Company agrees that it will not assign (whether by way of sale or mortgage), charge or otherwise seek to deal with or dispose of all or any part of any Collateral Account without the prior written consent of the Collateral Agent (in its capacity as Collateral Agent under this Debenture).
(c)	The Company shall, subject to Clause 8.3 (Accounts after Security becomes Enforceable) and any restrictions in the Credit Documents preventing or regulating withdrawal of the same, be entitled to withdraw any credit amount from the Accounts (other than a Collateral Account).
8.2	Book and Other Debts after Security becomes Enforceable

If and to the extent that the Collateral Agent so specifies, at any time on or after the Enforcement Date, the Company shall pay the proceeds of payment or realisation of such of the Company’s assets comprising temporary and other investments, book and other debts, royalties, fees and income of like nature or other monies received by the Company as the Collateral Agent may require into such Collateral Account(s) as the Collateral Agent may from time to time specify and pending such payment shall hold all such receipts on trust for the Collateral Agent.

8.3	Accounts after Security becomes Enforceable
(a)	Upon the Security becoming enforceable, the Collateral Agent shall be deemed to have designated in writing all Accounts as Assigned Accounts and at any time thereafter, the Collateral Agent may:
(i)	in relation to such new Assigned Accounts, require the Company to, and the Company shall immediately on request, serve a notice of assignment (in a form substantially similar to that contained in Schedule 1 (Form of Notices) hereto or such other form as the Collateral Agent may reasonably require) on each bank or other financial institution with which any such Account is maintained and the Company shall comply with its obligation under Clause 7.3 (Notices of charge and/or assignment) to obtain an acknowledgement of each such notice of assignment; and

(ii)	exercise from time to time, all rights, powers and remedies of the Company in relation to any or all of its Accounts, including to demand and receive all and any monies standing to the credit of any such Accounts; and
(b)	On and from the Enforcement Date, the Company shall not be entitled to be paid, withdraw or otherwise transfer any credit amount from the Accounts.

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9.	THE COLLATERAL AGENT

9.1	The Collateral Agent
(a)	The powers conferred upon the Collateral Agent by the Credit Documents shall be in addition to any powers which may from time to time be vested in trustees by the general law.

(b)	If there is any conflict between the provisions of this Debenture and any Security Documents with regard to instructions to or the matters affecting the Collateral Agent, this Debenture will prevail.
9.2	Trust
(a)	The Collateral Agent shall hold the benefit of the Credit Documents in its capacity as Collateral Agent on trust for (to the extent such benefits are capable of being secured in their favour) the Secured Creditors. Save as expressly specified in any Credit Document, the Collateral Agent:
(i)	shall not be liable to any Party for any breach by any other Party of any Credit Document;

(ii)	shall have only those duties which are expressly specified in the Credit Documents;

(iii)	will apply all payments and other benefits received by it under the Credit Documents in accordance with:
(A)	prior to execution of the Intercreditor Agreement, section 9 (Events of Default) of the Credit Agreement; and

(B)	following execution of the Intercreditor Agreement, the relevant provision in the Intercreditor Agreement relating to application of proceeds received under the Credit Documents; and
(iv)	shall exercise its rights, powers and duties under the Security Documents and/or this Debenture for the benefit of the Secured Creditors.
(b)	Section 1 of the Trustee Act 2000 shall not apply to any function of the Collateral Agent under or in connection with the Credit Documents provided that nothing in this Debenture shall exempt the Collateral Agent from any liability for gross negligence or wilful misconduct (as determined by a court of competent jurisdiction in a final non-appealable decision).

(c)	Save as set out in Clause 9.2(a), the Collateral Agent’s duties under the Credit Documents are of a mechanical and administrative nature. Nothing in the Credit Documents shall constitute a partnership between any Party and the Collateral Agent.

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(d)	The perpetuity period for the security trust established in relation to the Credit Documents shall be one hundred and twenty five years from the date of this Debenture.
9.3	Additional trustees
(a)	The Collateral Agent may appoint and pay any person established or resident in any jurisdiction (whether a trust corporation or not) to act as a separate trustee, custodian or nominee on any terms in relation to any assets of the trust as the Collateral Agent may determine including for the purpose of depositing with a custodian this Debenture or any document relating to the trust created under this Debenture and the Collateral Agent will not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or wilful default on the part of any person appointed by it under this Debenture or be bound to supervise the proceedings or acts of any person.

(b)	Any such additional trustee, custodian or nominee shall have such trusts, powers, obligations, authorities and discretions (not exceeding those conferred on the Collateral Agent by the Credit Documents) and remuneration as shall be conferred or imposed by the instrument of appointment. The Collateral Agent shall have power in like manner to remove any such person. The Company shall indemnify such additional trustee, custodian or nominee as though it were the Collateral Agent in accordance with Clause 9.4 (Remuneration and indemnity). The Collateral Agent shall not be under any obligation to supervise the proceedings or acts of any such delegate or sub-delegate or be in any way responsible for any liability incurred by reason of any misconduct or default on the part of any such delegate or sub-delegate.
9.4	Remuneration and indemnity
(a)	For the benefit of the Collateral Agent, nothing in this Clause 9 (The Collateral Agent) shall prejudice any right of indemnity by law given to trustees. Any indemnity provided pursuant to this Clause 9 shall be in addition to and without prejudice to any other indemnity provided either in the Credit Agreement or any other Credit Document.

(b)	The Company agrees to indemnify, on demand, the Collateral Agent and any receiver, attorney, agent or other person appointed by the Collateral Agent in accordance with the Credit Documents for any and all claims, liabilities, costs, fees, charges, losses and expenses which may be incurred by or asserted against the Collateral Agent or any such person in any way relating to or arising out of:
(i)	its execution or purported execution of any of its trusts, powers, authorities and discretions under the Credit Documents;

(ii)	performing its duties and functions in such capacity; or

(iii)	any action taken or omitted by the Collateral Agent or any such person under the Credit Documents,

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except to the extent arising directly from the Collateral Agent’s or any such person’s gross negligence or wilful misconduct (in each case as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c)	The Collateral Agent may indemnify itself and each other person referred to in Clause 9.4(b) out of the assets over which Security is granted pursuant to the Security Documents against all such claims, liabilities, costs, fees, charges, losses and expenses referred to in Clause 9.4(b).

(d)	The Collateral Agent shall be entitled to such remuneration as it may agree from time to time with the Company.

(e)	Without prejudice to Clause 9.4(b), each Secured Creditor shall (in proportion to its share of the debt owed by the Borrower under the Credit Agreement) indemnify the Collateral Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Collateral Agent (otherwise than by reason of the Collateral Agent’s gross negligence or wilful misconduct, in each case as determined by a court of competent jurisdiction in a final and non-appealable decision) in acting as Collateral Agent under or in connection with the Credit Documents (unless the Collateral Agent has been reimbursed for the same by any Credit Party). The Credit Parties shall forthwith on demand reimburse each Secured Creditor for any payments made by it under this Clause 9.4(e).
9.5	Exclusion of liability
(a)	Without limiting Clause 9.5(b), the Collateral Agent will not be liable for any action taken by it under or in connection with any Credit Document, unless directly caused by its gross negligence or wilful misconduct (in each case as determined by a court of competent jurisdiction in a final and non-appealable decision).

(b)	No Party (other than the Collateral Agent) may take any proceedings against any officer, employee or agent of the Collateral Agent in respect of any claim it might have against the Collateral Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Credit Document and any officer, employee or agent of the Collateral Agent may rely on this Clause.

(c)	The Collateral Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Credit Documents to be paid by the Collateral Agent if the Collateral Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Collateral Agent for that purpose.

(d)	Nothing in this Debenture shall oblige the Collateral Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Secured Creditor and each Secured Creditor confirms to the Collateral Agent that it is solely responsible for any such checks that it is required to

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carry out and that it may not rely on any statement in relation to such checks made by the Collateral Agent.
9.6	Instructions
(a)	Unless a contrary indication appears in the Credit Documents, the Collateral Agent shall (A) exercise any right, power, authority or discretion vested in it as Collateral Agent in accordance with any instructions given to it by the Required Lenders (or, if so instructed by the Required Lenders, refrain from exercising any right, power, authority or discretion vested in it as Collateral Agent) and (B) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Required Lenders. This Clause 9.6 shall not require the Collateral Agent to act in accordance with the instructions of the Required Lenders or any person in respect of those powers, authorities and discretions granted to the Collateral Agent pursuant to Clauses 9.3 (Additional trustees), 9.4 (Remuneration and indemnity), 9.14(a), 9.14(c), 9.14(d) (Collateral Agent’s functions) and 9.15 (Legal restrictions and confidentiality).

(b)	Unless a contrary indication appears in the Credit Documents, any instructions given by the Required Lenders, shall be binding on all the Secured Creditors.

(c)	The Collateral Agent may refrain from acting in accordance with the instructions of the Required Lenders until it has received such security as it may require for any cost, loss or liability (together with any associated value added tax) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Required Lenders, the Collateral Agent may act (or refrain from taking action) as it considers to be in the best interests of the Secured Creditors.

(e)	The Collateral Agent is not authorised to act on behalf of a Secured Creditor (without first obtaining that Secured Creditor’s consent) in any legal or arbitration proceedings relating to any Credit Document.
9.7	Rights and discretions of the Collateral Agent
(a)	The Collateral Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Collateral Agent may assume (unless it has received notice to the contrary in its capacity as Collateral Agent) that:
(i)	no Default or Event of Default has occurred (unless it has actual knowledge of such Default or Event of Default);

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(ii)	any right, power, authority or discretion vested in any Party or the Required Lenders has not been exercised; and

(iii)	any notice or request made by the Company is made on behalf of and with the consent and knowledge of all the Credit Parties.
(c)	The Collateral Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Collateral Agent may act in relation to the Credit Documents through its personnel and agents.
9.8	Information
(a)	The Collateral Agent has no duty (in the absence of a specific provision in any Credit Document) to provide any Party with any credit or other information relating to the business, assets or financial condition of any Credit Party or any other person whenever coming into its possession.

(b)	Except where a Credit Document specifically provides otherwise, the Collateral Agent is not obliged to check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	The Collateral Agent shall not be liable or responsible to any other Secured Creditor for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Collateral Agent, a Credit Party or any other person given in or in connection with any Credit Document or the Information Memorandum.
9.9	Responsibility for documentation

The Collateral Agent shall not be liable or responsible:
(a)	for the legality, validity, effectiveness, adequacy or enforceability of any Credit Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Credit Document;
(b)	for any failure to give notice to any third party or to register, file or record (or any defect in such registration, filing or recording) any Security created pursuant to any Security Document, or effect, procure the registration of or otherwise protect the floating charge or any other such Security created by or pursuant to the Security Documents under the Land Registration Act 1925 or any other registration laws in England or any other jurisdiction;

(c)	to obtain any licence, consent or other authority for the creation of any such Security;

(d)	for any failure, omission, or defect in perfecting or protecting the Security constituted by the Security Documents, either in England and Wales or in any other jurisdiction; or

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(e)	for the financial condition of any Credit Party.
9.10	Title

The Collateral Agent may accept without enquiry such title as any Credit Party may have to the property over which Security is intended to be created by any Security Document.

9.11	Investments

All moneys which are received by the Collateral Agent in its capacity as trustee or otherwise may be invested in the name of or under the control of the Collateral Agent in any investment for the time being authorised by English law for the investment by trustees of trust money or in any other investments which may be selected by the Collateral Agent. Additionally, the same may be placed on deposit in the name of or under the control of the Collateral Agent at such bank or institution (including the Collateral Agent) and upon such terms as the Collateral Agent may think fit.

9.12	Tax

The Collateral Agent shall have no responsibility whatsoever to any Secured Creditor as regards any deficiency which might arise because the Collateral Agent is subject to any Taxes or withholding from any payment made by it under the Credit Documents.

9.13	Receivers’ indemnity

In no circumstances shall the Collateral Agent itself be obliged to give an indemnity to any receiver who requires an indemnity as a condition of appointment.

9.14	Collateral Agent’s functions
(a)	The Collateral Agent shall:
(i)	not be under any obligation to hold any title deeds, Credit Documents or any other documents in connection with the assets charged by any Security Document in its own possession or to take any steps to protect or preserve the same (and the Collateral Agent may permit the Credit Parties to retain any title deeds and other documents if it considers such course of action to be appropriate);

(ii)	without prejudice to Clause 9.14(a)(i), be at liberty to hold the Credit Documents and any other documents relating thereto or to deposit them in any part of the world with any bank or company whose business includes undertaking the safe custody of documents or firm of lawyers considered by the Collateral Agent to be of good repute and the Collateral Agent shall not be responsible for or be required to insure against any liability incurred in connection with any such holding or deposit and may pay all sums required to be paid on account of or in respect of any such deposit;

(iii)	not be bound to give notice to any person of the execution of any documents comprised or referred to in the Credit Documents or of any

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other matter in any way relating to the Credit Documents or to take any steps to ascertain whether any default under any Credit Document has happened or whether any Party has breached any of its obligations under any Credit Document or whether any right, power, discretion or remedy has or may become exercisable by the Collateral Agent and the Collateral Agent shall be entitled to assume that no such default has happened and that each Party is observing and performing all its obligations under any Credit Document and that no such right, power, discretion or remedy has or may become exercisable;

(iv)	as soon as reasonably practicable following receipt of the same, notify the Administrative Agent of any request received by it to exercise any power, authority or discretion under this Debenture or any Credit Document or to form any opinion;

(v)	promptly provide the Administrative Agent with copies of any notice received by it from any Party (i) describing the occurrence of any Default and (ii) stating that the circumstance described is a Default (so defined); and

(vi)	be entitled to treat each Secured Creditor as a Secured Creditor entitled to payments under the Credit Agreement unless it has received not less than five Business Days’ prior notice from that Secured Creditor to the contrary in accordance with the terms of this Debenture.
(b)	Any consent or approval given by the Collateral Agent for the purposes of the Credit Documents may be given on such terms and subject to such conditions (if any) as the Collateral Agent thinks fit.

(c)	Any trustee of any Security Document being a lawyer, accountant, broker or other person engaged in any profession or business shall be entitled to charge and be paid all usual professional and other charges for business transacted and acts done by him or his firm in connection with the trusts of the Security Documents and also his reasonable charges in addition to disbursements for all other work and business done and all time spent by him or his firm in connection with matters arising in connection with his trusteeship.

(d)	The Collateral Agent may in the conduct of the trusts instead of acting personally employ and pay an agent (whether being a lawyer or other professional person) to transact or conduct, or concur in transacting or conducting, any business and to do, or concur in doing, all acts required to be done in connection with the Credit Documents. The Collateral Agent shall not be in any way responsible for any liability incurred by reason of any misconduct or default on the part of any such agent or be bound to supervise the proceedings or acts of any such agent.
9.15	Legal restrictions and confidentiality
(a)	Notwithstanding any other provision of any Credit Document to the contrary, the Collateral Agent is not obliged to do or omit to do anything if it would or

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might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(b)	The relevant division or department through which the Collateral Agent acts shall be treated as a separate entity from any other of the Collateral Agent’s divisions or departments.

(c)	If information is received by another division or department of the Collateral Agent, it may be treated as confidential to that relevant division or department and the Collateral Agent shall not be deemed to have notice of it.
9.16	Credit appraisal by the Secured Creditors

Without affecting the responsibility of any Credit Party for information supplied by it or on its behalf in connection with any Credit Document, each Secured Creditor confirms to the Collateral Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Credit Document including but not limited to:
(a)	the financial condition, status and nature of each Credit Party and each other member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Credit Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document;

(c)	whether that Secured Creditor has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Credit Document, the transactions contemplated by the Credit Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document; and

(d)	the adequacy, accuracy and/or completeness of any other information provided by the Collateral Agent, any other Party or by any other person under or in connection with any Credit Document, the transactions contemplated by the Credit Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document.
9.17	Business with the Group

The Collateral Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Credit Party or any member of the Group or any Non-Recourse Subsidiary.

9.18	Enforcement

The Secured Creditors shall not have any independent power to enforce any of the Security Documents or to exercise any rights, discretions or powers to grant any consents or releases under or pursuant to the Security Documents or otherwise have

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direct recourse to the Security constituted by any of the Security Documents except through the Collateral Agent.
9.19	Release of Security

The Collateral Agent may release any Security over any asset the subject of the Security Documents in accordance with the terms of any such Security Document or if:
(a)	the asset is disposed of in compliance with the Credit Documents; or

(b)	the asset is disposed of by any Receiver or other person in accordance with the powers granted under the Security Documents.
9.20	Insolvency Events
(a)	For the purposes of this Debenture, “Insolvency Event” means any the circumstances or events described in section 9.05 (Bankruptcy, etc.) of the Credit Agreement or any other circumstance or event analogous to any of the foregoing.

(b)	If any Insolvency Event occurs in relation to any Credit Party, the Collateral Agent may, and is irrevocably authorised on behalf of the Secured Creditors, subject to the terms of the Credit Documents, to:
(i)	claim, enforce and prove for the debt owed by, or any other claims against, that Credit Party;

(ii)	(subject to Clause 9.20(e)) exercise all powers of convening meetings, voting and representation in respect of the debt owed by that Credit Party and each Secured Creditor shall provide all forms of proxy and of representation which may be required for such purposes;

(iii)	file claims and proofs, give receipts and take all such proceedings and do all such things as the Collateral Agent sees fit to recover the debt owed by, or any other claims against, that Credit Party; and

(iv)	receive all distributions on or account of the debt owed by, or any other claims against, that Credit Party for application in accordance with:
(A)	prior to execution of the Intercreditor Agreement, section 9 (Events of Default) of the Credit Agreement; and

(B)	following execution of the Intercreditor Agreement, the relevant provision in the Intercreditor Agreement relating to application of proceeds received under the Credit Documents.
(c)	If and to the extent that the Collateral Agent is not entitled to claim, enforce, prove, file claims or proofs, or take proceedings for the recovery of any debt owed by the relevant Credit Party, the relevant Secured Creditor(s) to whom such debt is owed shall do so in good time as reasonably requested by the Collateral Agent.

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(d)	Save to the extent that it has been requested by the Collateral Agent under Clause 9.20(c) to take such action, no Secured Creditor may take any of the actions referred to in Clause 9.20(b) without the Collateral Agent’s prior consent.

(e)	Nothing in this Clause 9.20 (Insolvency events) shall limit the rights of the Lenders to convene meetings, to exercise their voting rights and to issue instructions to the Collateral Agent, under the Credit Agreement and/or this Debenture.

(f)	If any Insolvency Event occurs in relation to any Credit Party, the trustee in bankruptcy, liquidator, assignee or other person distributing the assets of that Credit Party or their proceeds shall be directed to pay distributions on the debt direct to the Collateral Agent for application in accordance with:
(i)	prior to execution of the Intercreditor Agreement, section 9 (Events of Default) of the Credit Agreement; and
(ii)	following execution of the Intercreditor Agreement, the relevant provision in the Intercreditor Agreement relating to application of proceeds received under the Credit Documents.
10.	RIGHTS OF THE COLLATERAL AGENT

10.1	Enforcement

At any time on or after the Enforcement Date, the Security created pursuant to this Debenture shall be immediately enforceable and the Collateral Agent may in its absolute discretion and without notice to the Company or the prior authorisation of any court:
(a)	enforce all or any part of the Security created by this Debenture and take possession of or dispose of all or any of the Charged Assets in each case at such times and upon such terms as it sees fit; and

(b)	whether or not it has appointed a Receiver, exercise all of the powers, authorities and discretions:
(i)	conferred from time to time on mortgagees by the LPA (as varied or extended by this Debenture) or by law; and

(ii)	granted to a Receiver by this Debenture or by law.
10.2	Restrictions on consolidation of mortgages

Section 93 of the LPA shall not apply to this Debenture or to any sale made under it. The Collateral Agent shall have the right to consolidate all or any of the Security created by or pursuant to this Debenture with any other Security in existence at any time. Such power may be exercised by the Collateral Agent at any time following the Enforcement Date.

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10.3	Restrictions on exercise of power of sale

Section 103 of the LPA shall not apply to this Debenture and the power of sale arising under the LPA shall arise on the execution of this Debenture (and the Secured Liabilities shall be deemed to have become due and payable for that purpose). The power of sale and other powers conferred by Section 101 of the LPA as varied or extended by this Debenture and those powers conferred (expressly or by reference) on a Receiver shall be immediately exercisable by the Collateral Agent at any time on or after the Enforcement Date.

10.4	Leasing powers

The restrictions contained in Sections 99 to 100 of the LPA shall not apply to restrict the rights of the Collateral Agent or any Receiver under this Debenture. The statutory powers of leasing may be exercised by the Collateral Agent or any Receiver upon and following the Enforcement Date and the Collateral Agent and any Receiver may make any lease or agreement for lease and/or accept any surrenders of leases and/or grant options on such terms as it sees fit without the need to comply with the aforementioned restrictions.

10.5	No prior notice needed

The powers of the Collateral Agent set out in Clauses 10.2 (Restrictions on consolidation of mortgages) to 10.4 (Leasing powers) may be exercised by the Collateral Agent without prior notice to the Company.

10.6	Right of appropriation
(a)	Without prejudice to the other provisions of this Debenture, to the extent that any of the Charged Assets constitute “financial collateral”, and this Debenture and the obligations of the Company hereunder constitute a “security financial collateral agreement” (in each case as defined in, and for the purposes of, the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003/3226) (the “Regulations”), the Collateral Agent shall at any time on and after the Enforcement Date have the right to appropriate all or any part of those Charged Assets in or towards discharge of the Secured Liabilities. For this purpose, the parties agree that the value of any such Charged Assets so appropriated shall be the market price of such Charged Assets at the time the right of appropriation is exercised as determined by the Collateral Agent by reference to such method or source of valuation as the Collateral Agent may select, including by independent valuation. The Parties agree that the methods or sources of valuation provided for in this Clause 10.6 (Right of appropriation) or selected by the Collateral Agent in accordance with this Clause 10.6 (Right of appropriation) shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.

(b)	The Collateral Agent shall notify the Company as soon as reasonably practicable of the exercise of its rights of appropriation as regards such of the Charged Assets as are specified in such notice.

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11.	EXONERATION

11.1	Exoneration

No Secured Creditor shall, nor shall any Receiver, by reason of it or the Receiver entering into possession of the Charged Assets or any part thereof, be liable to account as mortgagee in possession or be liable for any loss or realisation or for any default or omission for which a mortgagee in possession might be liable. Every Receiver duly appointed by the Collateral Agent under this Debenture shall for all purposes be deemed to be in the same position as a receiver duly appointed by a mortgagee under the LPA save to the extent that the provisions of that Act are varied by or are inconsistent with the provisions of this Debenture when the provisions of this Debenture shall prevail and every such Receiver and the Collateral Agent shall in any event be entitled to all the rights, powers, privileges and immunities conferred by the LPA on mortgagees and receivers duly appointed under the LPA.

11.2	Indemnity

The Collateral Agent and every Receiver, attorney, delegate, manager, agent or other person appointed by the Collateral Agent hereunder shall be entitled to be indemnified out of the Charged Assets or any part thereof in respect of all liabilities and expenses incurred by it or him in the execution of any of the powers, authorities or discretions vested in it or him pursuant to this Debenture and against all actions, proceedings, costs, claims and demands in respect of any matter or thing done or omitted in any way relating to the Charged Assets or any part of them other than such liabilities, expenses, actions, proceedings, costs, claims or demands incurred or suffered as a result of the fraud or gross negligence (in each case as determined by a court of competent jurisdiction in a final and non-appealable decision) of the Collateral Agent or any Receiver, attorney, delegate, manager, agent or other person appointed by the Collateral Agent. The Collateral Agent and any such Receiver may retain and pay all sums in respect of which it is indemnified out of any monies received by it under the powers conferred by this Debenture.

12.	APPOINTMENT OF RECEIVER OR ADMINISTRATOR

12.1	Appointment
(a)	At any time on or after the Enforcement Date, or at the request of the Company or its directors, the Collateral Agent may, without prior notice to the Company, in writing (under seal, by deed or otherwise under hand) appoint:
(i)	a Receiver in respect of the Charged Assets or any part thereof and may in like manner from time to time (and insofar as it is lawfully able to do) remove any Receiver and appoint another in his stead; or

(ii)	one or more persons to be an Administrator in accordance with paragraph 14 of Schedule B1 to the Insolvency Act 1986.
(b)	Nothing in Clause 13.1 (Powers) shall restrict the exercise by any Secured Creditor of any one or more rights of a Secured Creditor under Schedule B1 to the Insolvency Act 1986 and the rules thereunder or at common law.

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12.2	More than one receiver

Where more than one Receiver is appointed, each joint Receiver shall have the power to act severally, independently of any other joint Receiver, except to the extent that the Collateral Agent may specify to the contrary in the appointment.

12.3	Receiver as agent

A Receiver shall be the agent of the Company which shall be solely responsible for his acts or defaults and for his remuneration. No Receiver shall at any time act as agent of any Secured Creditor.

12.4	Receiver’s remuneration

Subject to section 36 of the Insolvency Act 1986, a Receiver shall be entitled to remuneration for his services at a rate to be determined by the Collateral Agent from time to time (and without being limited to any maximum rate specified by any statute or statutory instrument). The Collateral Agent may direct payment of such remuneration out of moneys accruing to the Receiver but the Company alone shall be liable for the payment of such remuneration and for all other costs, charges and expenses of the Receiver.

12.5	Actions of the Administrator

Save as provided for in statute or as otherwise agreed in writing by the Collateral Agent, the Secured Creditors shall have no liability for the acts or omissions of an Administrator.

13.	RECEIVER’S POWERS

13.1	Powers

A Receiver shall have (and be entitled to exercise) in relation to the Charged Assets over which he is appointed the following powers (as the same may be varied or extended by the provisions of this Debenture):
(a)	all of the powers of a receiver or an administrative receiver set out in Schedule 1 to the Insolvency Act 1986 (whether or not the Receiver is an administrative receiver);

(b)	all of the powers conferred from time to time on receivers, mortgagors and mortgagees in possession by the LPA or any applicable law;

(c)	all the powers and rights of a legal and beneficial owner and the power to do or omit to do anything which the Company itself could do or omit to do; and

(d)	the power to do all things which, in the opinion of the Receiver, are incidental to any of the powers, functions, authorities or discretions conferred or vested in the Receiver pursuant to this Debenture or upon receivers by statute or law generally (including, without limitation, the bringing or defending of proceedings in the name of, or on behalf of, the Company, the collection and/or realisation of Charged Assets in such manner and on such terms as the

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Receiver sees fit; and the execution of documents in the name of the Company (whether under hand, or by way of deed or by utilisation of the company seal of the Company)).
13.2	Powers may be restricted

The powers granted to a Receiver pursuant to this Debenture may be restricted by the instrument (signed by the Collateral Agent) appointing him but they shall not be restricted by any winding-up or dissolution of the Company.

14.	PROTECTION OF PURCHASERS

14.1	Absence of enquiry

No person or persons dealing with the Collateral Agent or any Receiver shall be concerned to enquire whether any event has happened upon which any of the powers in this Debenture are or may be exercisable or otherwise as to the propriety or regularity of any exercise of such powers or of any act purporting or intended to be an exercise of such powers or whether any amount remains secured by this Debenture or whether the Secured Liabilities have become payable or as to the application of any money paid to the Collateral Agent or any Receiver, Administrator or Delegate. All the protections to purchasers and persons dealing with receivers contained in sections 104, 107 and 109(4) of the LPA shall apply to any person purchasing from or dealing with the Collateral Agent or any such Receiver.

14.2	Receipt: conclusive discharge

The receipt of the Collateral Agent or any Receiver shall be a conclusive discharge to any purchaser of the Charged Assets.

15.	POWER OF ATTORNEY AND DELEGATION

15.1	Power of Attorney: General

The Company hereby irrevocably and by way of security appoints the Collateral Agent and any Receiver and any Delegate severally to be its attorney in its name and on its behalf and as its act and deed:
(a)	to execute and deliver any documents or instruments which the Collateral Agent or such Receiver may require for perfecting the title of the Collateral Agent to the Charged Assets or for vesting the same in the Collateral Agent, its nominee or any purchaser,

(b)	to sign, execute, seal and deliver and otherwise perfect any further security document which the Company is required to enter into pursuant to this Debenture; and

(c)	otherwise generally to sign, seal, execute and deliver all deeds, assurances, agreements and documents and to do all acts and things which (i) may be required for the full exercise of all or any of the powers conferred on the Collateral Agent or any Receiver under this Debenture; (ii) the Company is required to do pursuant to this Debenture; or (iii) may be deemed expedient by

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the Collateral Agent or a Receiver in connection with (A) any preservation, disposition, realisation or getting in by the Collateral Agent or such Receiver of the Charged Assets or any part thereof or (B) any other exercise of any other power under this Debenture.
The Collateral Agent confirms that it will only exercise the rights set out in Clause 15.1 following the occurrence of a Default or Event of Default under the Credit Documents.

15.2	Power of Attorney: Ratification

The Company ratifies and confirms and agrees to ratify and confirm all acts and things which any attorney mentioned in this Clause 15 (Power of attorney and delegation) does or purports to do in exercise of the powers granted by this Clause. All moneys expended by any such attorney shall be deemed to be expenses incurred by the Collateral Agent under this Debenture.

15.3	General delegation
(a)	The Collateral Agent and any Receiver (acting in good faith) shall have full power to delegate the powers, authorities and discretions conferred on it or him by this Debenture (including the power of attorney) on such terms and conditions as it or he shall see fit which shall not preclude exercise of those powers, authorities or discretions by it or him or any revocation of the delegation or any subsequent delegation.

(b)	Any such delegation may be made upon such terms, consistent with the terms of the Credit Documents (including power to sub-delegate) as the Collateral Agent may think fit.

(c)	Save in the case of gross negligence or wilful misconduct (in each case as determined by a court of competent jurisdiction in a final and non-appealable decision) by the Collateral Agent in the exercise of its right to delegate, the Collateral Agent shall not be in any way liable to the Company or any other person for any losses, liabilities or expenses arising from any act, default, omission or misconduct on the part of any Delegate.
16.	APPLICATION OF MONIES RECEIVED UNDER THIS DEBENTURE

16.1	Order of application

Any monies received under the powers hereby conferred shall, subject to the repayment of any claims or debts having priority to this Debenture, be applied for the purposes and in the order of priority provided for in:
(a)	prior to execution of the Intercreditor Agreement, section 9 (Events of Default) of the Credit Agreement; and

(b)	following execution of the Intercreditor Agreement, the relevant provision in the Intercreditor Agreement relating to application of proceeds received under the Credit Documents.

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16.2	Suspense account

The Collateral Agent may credit any monies received under this Debenture to an interest-bearing suspense account for so long and in such manner as the Collateral Agent may from time to time determine and the Receiver may retain the same for such period as he and the Collateral Agent consider appropriate.

17.	RELEASE OF SECURITY

17.1	Release

The Collateral Agent shall, at the request and cost of the Company, execute or procure the execution by its nominee of any documents (in each case in a form acceptable to the Collateral Agent, acting reasonably) and do all such deeds, acts and things as are necessary to release the Charged Assets from the Security created by or in accordance with this Debenture and/or to reassign the Charged Assets at the end of the Security Period.

17.2	Avoidance of payments
(a)	No amount paid, repaid or credited to a Secured Creditor shall be deemed to have been irrevocably paid if the Collateral Agent (acting reasonably) considers that the payment or credit of such amount is capable of being avoided or reduced because of any laws applicable on bankruptcy, insolvency, liquidation or any similar laws.

(b)	If any amount paid, repaid or credited to a Secured Creditor is avoided or reduced because of any laws applicable on bankruptcy, insolvency, liquidation or any similar laws then any release, discharge or settlement between that Secured Creditor and the Company shall be deemed not to have occurred and the Secured Creditors shall be entitled to enforce this Debenture subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made. The Company shall on demand indemnify the Collateral Agent against any funding or other cost, loss, liability or expense incurred by the Collateral Agent as a result of the Collateral Agent being required for any reason to refund all or part of any amount received by it in respect of any of the Secured Liabilities.
18.	POWER OF SEVERANCE

In the exercise of the powers conferred by this Debenture, the Collateral Agent or any Receiver may sever and sell plant, machinery or other fixtures separately from the property to which they may be annexed and the Collateral Agent or any Receiver may apportion any rent or other amount without the consent of the Company.

19.	NEW ACCOUNTS

If a Secured Creditor receives notice of any subsequent charge or other interest affecting any part of the Charged Assets it may, without prejudice to its rights under this Debenture, open a fresh account or accounts with the Company and continue any existing account in the name of the Company and may appropriate to any such fresh account any monies paid in, received or realised for the credit of the Company after

32

that time without being under any obligation to apply the same or any part of them in discharge of any of the Secured Liabilities. If a Secured Creditor fails to open a fresh account it will be deemed to have done so with the effect that any monies received or realised after that time will not reduce the Secured Liabilities at the time when that Secured Creditor received notice.
20.	MISCELLANEOUS

20.1	The Company

This Debenture shall be binding on the successors and assigns of the Company.

20.2	Assignment and transfer

The Company may not assign or transfer any of its rights or obligations under this Debenture without the prior consent of each Lender. The Collateral Agent may assign and transfer all or any part of its rights and obligations under this Debenture to any replacement Collateral Agent appointed pursuant to the terms of the Credit Agreement.

20.3	Disclosure

The Collateral Agent may disclose to any of its Affiliates and any other person:
(a)	which is one of its professional advisers;

(b)	to (or through) whom a Secured Creditor assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Debenture and/or the Credit Agreement;

(c)	which is a Receiver, prospective Receiver or Administrator;

(d)	(together with professional advisers) who may have an interest in the benefits arising under this Debenture;

(e)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; or

(f)	any other person not expressly referred to in sub-paragraphs (a) to (e) above but otherwise described in section 11.16 (Confidentiality) of the Credit Agreement, any information about the Company, the Credit Documents or this Debenture as the Collateral Agent shall consider appropriate if, in relation to Clause 20.3(b), the person to whom the information is to be given has entered into a Confidentiality Undertaking.

20.4	Property

This Debenture is and will remain the property of the Collateral Agent.

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20.5	Continuing Security
(a)	This Debenture shall be a continuing security and shall not be discharged by any intermediate payment or satisfaction of the whole or any part of the Secured Liabilities.

(b)	If any purported obligation or liability of any Credit Party to the Secured Creditors which if valid would have been the subject of any obligation or charge created by this Debenture is or becomes unenforceable, invalid or illegal on any ground whatsoever whether or not known to any Secured Creditor, the Company shall nevertheless be liable in respect of that purported obligation or liability as if the same were fully valid and enforceable and the Company was the principal debtor in respect thereof. The Company hereby agrees to keep Secured Creditors fully indemnified against all damages, losses, costs and expenses arising from any failure of any Credit Party to carry out any such purported obligation or liability.
20.6	Waiver of defences

The obligations of the Company under this Debenture will not be affected by an act, omission, matter or thing (other than a release of this Debenture in writing pursuant to Clause 17 (Release of Security)) which would reduce, release or prejudice any of its obligations (without limitation and whether or not known to it or any Secured Creditor) including:
(a)	any time, waiver or consent granted to, or composition with, the Company, any Credit Party or any other person;

(b)	the release of any Credit Party or any other person under the terms of any composition or arrangement with any creditor of any person;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Company, any Credit Party or any person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(e)	any amendment (however fundamental) or replacement of a Credit Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Credit Documents or any other document or security; or

(g)	any insolvency or similar proceedings.

(h)	Any Secured Creditor disclosing to the Company any information relating to the business, assets, financial condition or prospects of any other Credit Party

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now or hereafter known to such Secured Creditor (the Company waiving any duty on the part of the Secured Creditors to discuss such information);
(i)	the existence of any claim, set-off or other right which the Company may at any time have against the Collateral Agent or any other person; or

(j)	the making or absence of any demand for payment of any Secured Liabilities or other obligations on the Company or any other person, whether by the Collateral Agent or any other person.
20.7	Non competition
(a)	Until the expiry of the Security Period and unless the Collateral Agent otherwise directs, the Company will not exercise any rights which it may have by reason of performance by it of its obligations under this Debenture:
(i)	to be indemnified by any Credit Party (including any rights it may have by way of subrogation);

(ii)	to claim any contribution from any guarantor of any Credit Party of the obligations under the Credit Documents;

(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any right of the Collateral Agent or any of the other Secured Creditors under any Credit Documents or of any other guarantee or security taken pursuant to, or in connection with, the Credit Documents;

(iv)	to claim, rank, prove or vote as a creditor of any Credit Party or its estate in competition with the Collateral Agent or any of the other Secured Creditors; and/or

(v)	to receive, claim or have the benefit of any payment, distribution or security from or on account of any Credit Party, or exercise any right of set-off against any Credit Party.
(b)	The Company shall hold on trust for and immediately pay or transfer to the Collateral Agent any payment or distribution or benefit of security received by it contrary to this Clause 20.7.
20.8	Additional Security

This Debenture shall be in addition to and not be affected by any other Security or guarantee now or hereafter held by a Secured Creditor for all or any part of the Secured Liabilities nor shall any such other Security or guarantee of liability to a Secured Creditor of or by any person not a Party be in any way impaired or discharged by this Debenture nor shall this Debenture in any way impair or discharge such other Security or guarantee.

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20.9	Variation of Security

This Debenture shall not in any way be affected or prejudiced by any Secured Creditor now or hereafter dealing with, exchanging, releasing, varying or abstaining from perfecting or enforcing any Security or guarantee referred to in Clause 20.8 (Additional Security) above or any rights which any Secured Creditor may now or hereafter have or giving time for payment or granting any indulgence or compounding with any person whatsoever.

20.10	Enforcement of other Security

No Secured Creditor shall be obliged to enforce any other Security it may hold for, or exercise any other rights it may have in relation to, the Secured Liabilities before enforcing any of its rights under this Debenture.

20.11	Redemption of prior Security

The Collateral Agent may redeem or take a transfer of any prior Security over the Charged Assets and may agree the accounts of prior encumbrancers. An agreed account shall be conclusive and binding on the Company. Any amount paid in connection with such redemption or transfer (including expenses) shall be paid on demand by the Company to the Collateral Agent and until such payment shall form part of the Secured Liabilities.

20.12	Custody

The Collateral Agent shall be entitled to keep all certificates and documents of title relating to the Charged Assets in safe custody at any of its branches or otherwise provide for their safe custody by third parties and shall not be responsible for any loss or damage occurring to or in respect thereof unless such loss or damage shall be caused by its own gross negligence or wilful default.

20.13	Costs and expense

Save to the extent that the same has been recovered pursuant to section 11.01 (Payment of expenses, etc.) of the Credit Agreement, the Company shall, within three Business Days of demand, pay to the Collateral Agent, any Receiver, attorney, manager, agent or other person appointed by the Collateral Agent under this Debenture the amount of all costs and expenses (including legal fees) incurred by that Collateral Agent, Receiver, attorney, manager, agent or other person (as the case may be) in connection with (i) the perfection, preservation, enforcement or attempted enforcement, of the Security created by or contemplated by this Debenture and/or (ii) the exercise of any rights under this Debenture.

21.	NOTICES

21.1	Communications in writing

Any communication to be made under or in connection with this Debenture shall be made in writing and, unless otherwise stated, may be made by fax or letter.

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21.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of the Company and the Collateral Agent for any communication or document to be made or delivered under or in connection with this Debenture is that identified with its name below:

Company

Address:	Endeavour Energy UK Limited
114 St. Martin’s Lane
London WC2N 4BE
England

For the Attention of:	Mike Kirksey

Fax Number:	+44 207 451 2352

Email:	Mike.Kirksey@endeavourcorp.com

With a copy to:	Endeavour International Corporation
1001 Fannin Street, Suite 1600
Houston, Texas 77002
United States of America

For the Attention of:	Mike Kirksey / Cathy Stubbs

Fax Number:	+1 713 307 8794

Email:	Mike.Kirksey@endeavourcorp.com /
Cathy.Stubbs@endeavourcorp.com

Collateral Agent

Address:	Cyan Partners, LP
399 Park Avenue
39th Floor
New York 10022
United States of America

Fax Number:	+1 212 380 5871

For the Attention of:	Divya Gopal
or any substitute address, fax number or department or officer as the Company may notify to the Collateral Agent or, as the case may be, the Collateral Agent may notify to the Company, in each case by not less than five Business Days’ notice.

21.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with this Debenture will only be effective:

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(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 21.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Collateral Agent will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with the Collateral Agent’s name in Clause 21.2 (Addresses) (or any substitute department or officer as it shall specify for this purpose).
22.	CERTIFICATES AND DETERMINATIONS

Any certificate or determination by the Collateral Agent of a rate or amount under this Debenture is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

23.	PARTIAL INVALIDITY

If, at any time, any provision of this Debenture is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

24.	COUNTERPARTS

This Debenture may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Debenture.

25.	THIRD PARTIES

Save as expressly stated in this Debenture, a person who is not a Party to this Debenture has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Debenture.

26.	GOVERNING LAW

This Debenture and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including any non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

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27.	ENFORCEMENT

27.1	Jurisdiction
(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Debenture (including a dispute regarding the existence, validity or termination of this Debenture or any non-contractual obligation arising out of or in connection with this Debenture) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 27.1 (Jurisdiction) is for the benefit of the Secured Creditors only. As a result, no Secured Creditor shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Secured Creditors may take concurrent proceedings in any number of jurisdictions.
27.2	Waiver of immunity

The Company irrevocably and unconditionally:
(a)	agrees not to claim any immunity from proceedings brought by a Secured Creditor against it in relation to a Credit Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.
IN WITNESS whereof this Debenture has been duly executed and delivered as a Deed on the date first above written.

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SCHEDULE 1
FORM OF NOTICES
[Headed notepaper of the Company]
BY REGISTERED MAIL
To: [relevant counterparty]
Dated [•]
Dear Sirs
Notice of [Assignment]/[Charge]
We hereby give you notice that by a debenture dated [•] August 2010 (the “Debenture”) [and a Scots law Assignation of Security dated [•] August 2010 (the “Assignation”)/a Scots law Bond and Floating Charge dated [•] August 2010 (the “Charge”)] made between ourselves (the “Company”) and Cyan Partners, LP (the “Collateral Agent”) all of our rights to and title and interest from time to time in the property described in the Annex to this notice ([“Assigned Property”]/[“Charged Property”]) was [assigned]/[charged] by us to the Collateral Agent in accordance with the provisions of the relevant agreements.
On behalf of the Collateral Agent, we hereby irrevocably instruct and authorise you:
1.	[on written request from the Collateral Agent to make all payments due to us in respect of the [Assigned Property]/[Charged Property] to the Collateral Agent instead at [details] unless and until the Collateral Agent notifies you otherwise];

2.	to disclose to the Collateral Agent such information regarding the [Assigned Property]/[Charged Property] as it may from time to time reasonably request and to send copies of all notices relating to the Assigned Property to the Collateral Agent; and

3.	to pay all proceeds payable under the insurance policies described in the Annexure to this notice into [Insurance Account details to be inserted][1].
Would you please acknowledge receipt of this Notice by returning to us the copy of this Notice duly signed by your authorised signatory.
Your acknowledgement will be deemed to confirm in favour of the Collateral Agent that you:
1.	have not received any other notice of the interest of any third party relating to the [Assigned Property]/[Charged Property];

2.	are not aware of any dispute between ourselves and yourselves relating to the [Assigned Property]/[Charged Property]; and

[1]	Delete if not applicable.

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3.	shall not raise any set off, defence or counter claim against the Collateral Agent in respect of any payments now or in future expressed to be payable under the [Assigned Property]/[Charged Property].
This Notice is, to the extent that it relates to any requirement for notice under the [Assignation]/[Charge], governed by the laws of Scotland and any dispute or claim arising out of or in connection with it and/or the [Assignation]/[Charge] or its subject matter, existence, negotiation, validity, termination or enforceability (including any non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of Scotland.
This Notice is, to the extent that it relates to any requirement for notice under the Debenture, governed by English law and any dispute or claim arising out of or in connection with it and/or the Debenture or its subject matter, existence, negotiation, validity, termination or enforceability (including any non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

Yours faithfully

for and on behalf of
Endeavour Energy UK Limited

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Annex
Description of [Assigned Property]/[Charged Property]
[description]

42

[On copy of Notice]
To: [Collateral Agent] and [the Company]
Dated [•]
Dear Sirs
Notice of [Assignment]/[Charge]
We acknowledge receipt of the enclosed Notice of [Assignment]/[Charge].

Yours faithfully

duly authorised signatory for and on
behalf of [relevant counterparty]

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SCHEDULE 2
PROJECT AGREEMENTS
1.	The joint operating agreement for P.592 Block 20/4b dated 2 September 1999;

2.	The Goldeneye unitisation and unit operating agreement dated 15 March 2002;

3.	The joint operating agreement for P.361 Block 29/1b dated 23 November 1988;

4.	The Triton joint facilities operating agreement dated 14 April 2000;

5.	The Bittern unitisation and unit operating agreement dated 23 January 2002;

6.	The joint operating agreement for P.213 Block 16/26a (Area A — “Alba Field Area”) dated 10 October 1990;

7.	The joint operating agreement for P.218 and P.588 Blocks 15/21f and 15/21b dated 13 August 1987 (as it applies to the Ivanhoe Area, the Rob Roy Area and the Hamish Area by virtue of a Supplemental Agreement dated 31 December 1987);

8.	The joint operating agreement for P.226 Block 15/27 dated 21 January 1998 as it applies in the manner of a separate contract to Area A — “Renee” (as described in the agreement entitled “Amendment to the Joint Operating Agreement for United Kingdom Petroleum Production Licence P.226 for Block 15/27” dated 25 February 2000 (the “Amendment Agreement”));

9.	The joint operating agreement for P.226 Block 15/27 dated 21 January 1998 (as amended under the terms of the Amendment Agreement) as it applies in the manner of a separate contract to Area Beta — “Rochelle” (as defined in an agreement dated 23 December 2009 entitled “Amendment to the Joint Operating Agreements for United Kingdom Petroleum Production Licence P.226 for Block 15/27 Area B and United Kingdom Petroleum Production Licence P.226 for Block 15/27 Area C” under which Areas B and C (each as defined in the Amendment Agreement) were merged and a new Area Beta was created);

10.	The joint operating agreement for P.339 Block 15/28b (“Rubie Field Area”) dated 26 January 1999;

11.	The joint operating agreement for P.219 Block 16/13a & 16/13e — “Enoch” dated 7 March 1986;

12.	The Enoch unitisation and unit operating agreement dated 1 July 2005;

13.	The Enoch PL Transport and Processing Agreement dated 24 February 2006;

14.	The joint operating agreement for P.1055 Blocks 44/11a and 44/12a “Cygnus” dated 23 September 2004;

15.	The joint operating agreement for P.1314 Block 23/16f — “Columbus” dated 27 September 2006;

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16.	The joint operating agreement for P.255 Block 22/06a North — “Bacchus” dated 15 September 2006;

17.	The Petroleum Production Licence P.592 dated 3 June 1987;

18.	The Petroleum Production Licence P.361 dated 16 December 1980;

19.	The Petroleum Production Licence P.213 dated 15 March 1972;

20.	The Petroleum Production Licence P.218 dated 15 March 1972;

21.	The Petroleum Production Licence P.588 dated 3 June 1987;

22.	The Petroleum Production Licence P.226 dated 15 March 1972;

23.	The Petroleum Production Licence P.339 dated 16 December 1980;

24.	The Petroleum Production Licence P.219 dated 15 March 1972;

25.	The Petroleum Production Licence P.1055 dated 26 July 2002;

26.	The Petroleum Production Licence P.1314 dated 22 December 2005;

27.	The Petroleum Production Licence P.255 dated 30 November 1977;

28.	The Petroleum Production Licence P.1731 dated 15 June 2010;

29.	Any licence which is issued in substitution or replacement of any of the licences referred to in paragraphs 17 to 28 above; and

30.	Any other agreements to which the Company is a party that are drafted in terms whereby any Security created under this Debenture is expressly subordinated to the rights of the counterparties to such agreements.

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SIGNED AS A DEED	)
for and on behalf of	)
ENDEAVOUR ENERGY UK LIMITED	)	ENDEAVOUR ENERGY UK LIMITED by
acting by	)
of 1001 Fannin Street, Suite 1600, Houston,	)
Texas 77002, United States of America	)
in the exercise of a power of attorney	)
dated 3 August 2010 granted by	)

ENDEAVOUR ENERGY UK LIMITED	)

In the presence of:

Signature of witness

Name of witness

(in BLOCK CAPITALS)

Address of Witness

SIGNED by	)
)
for and on behalf of	)
CYAN PARTNERS, LP	)

46

Exhibit F-3

EXECUTION COPY

Dated ____ August 2010
CHARGE OVER SHARES
between
ENDEAVOUR ENERGY UK LIMITED
as the Company
and
CYAN PARTNERS, LP
as Collateral Agent

White & Case LLP
5 Old Broad Street
London EC2N 1DW

(i)

THIS DEED is made on ___ August 2010
BETWEEN:
(1)	ENDEAVOUR ENERGY UK LIMITED (a company registered in England and Wales with registration number 5030838) whose registered office is at 33rd Floor, City Point, One Ropemaker St, London EC2Y 9UE (the “Company”); and

(2)	CYAN PARTNERS, LP as agent and trustee for itself and each of the other Secured Creditors (the “Collateral Agent”).
IT IS AGREED as follows:
1.	DEFINITIONS, CONSTRUCTION AND INCORPORATION OF TERMS

1.1	Definitions
(a)	Terms defined in the Credit Agreement shall, unless otherwise defined in this Deed or unless a contrary intention appears, bear the same meaning when used in this Deed and the following terms shall have the following meanings:

“Confidentiality Undertaking” has the meaning given to such term in the Debenture.

“Credit Agreement” means the term loan credit agreement dated on or about the date of this Deed between (among others) the Company and the Administrative Agent (as amended, modified, restated or supplemented from time to time).

“Debenture” means the debenture dated on or about the date of this Deed between Endeavour Energy UK Limited and the Collateral Agent.

“Enforcement Date” means the date on which a notice is issued by the Administrative Agent to the Borrower under section 9 (Events of Default) of the Credit Agreement upon the occurrence of an Event of Default which is continuing.

“Group” has the meaning given to it in the Debenture.

“LPA” means the Law of Property Act 1925.

“Receiver” means any person appointed by the Collateral Agent to be a receiver or receiver and manager or administrative receiver of any property subject to the Security created by this Deed or any part thereof.

“Related Property Rights” means, in relation to any property or asset:
(a)	the proceeds of sale and/or other realisation of that property or asset (or any part thereof or interest therein);

(b)	all Security, options, agreements, rights, benefits, indemnities, guarantees, warranties or covenants for title held by the Company in respect of such property or asset; and

(c)	all the Company’s rights under any agreement in respect of such property or asset.
“Related Securities Rights” means all allotments, rights, benefits and advantages (including all voting rights) whatsoever at any time accruing, offered or arising in respect of or incidental to the Securities and all money or property accruing or offered at any time by way of conversion, redemption, bonus, preference, option, dividend, distribution, interest or otherwise in respect of the Securities.

“Secured Creditors” has the meaning given to it in the U.S. Security Agreement.

“Secured Liabilities” has the meaning given to it in the Debenture (except that references to “this Debenture” shall be construed as references to “this Deed”).

“Securities” means all of the Company’s right, title, benefit and interest in all stocks, shares, bonds, notes, warrants and other securities of any kind whatsoever now or in the future legally or beneficially owned by the Company in Endeavour North Sea Limited whether in bearer or registered form and all Related Securities Rights whether the same are held directly by or to the order of the Company or by any trustee, fiduciary, clearance system, custody system or custodian on its behalf or whether the same have been delivered to or to the order of the Collateral Agent or its nominee including all Related Securities Rights, all Related Property Rights and all rights against any such trustee, fiduciary, clearance system or other person holding such to the order of the Company.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having similar effect.

“Security Period” means the period from the date of this Deed until the date on which the Collateral Agent has determined that all of the Secured Liabilities (whether actual or contingent) have been irrevocably and unconditionally paid and discharged in full and no further Secured Liabilities are capable of being outstanding.

(b)	Unless a contrary intention appears, words defined in the Companies Act 2006 have the same meanings in this Deed.
1.2	Construction

Unless a contrary indication appears, any reference in this Deed to:

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(a)	the “Collateral Agent”, a “Secured Creditor”, a “Credit Party” or the “Company” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)	“assets” includes present and future properties, revenues and rights of every description;

(c)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(d)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a kind that is normally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(e)	a “guarantee” includes any form of indemnity or other assurance against financial loss (including any obligation to pay, purchase or provide funds for the purchase of any liability) and the verb “to guarantee” shall be construed accordingly;

(f)	a provision of law is a reference to that provision as amended or re-enacted;

(g)	any matter “including” specific instances or examples of such matter shall be construed without limitation to the generality of that matter (and references to “include” shall be construed accordingly);

(h)	a “modification” includes an amendment, supplement, novation, re-enactment, restatement, variation, extension, replacement, modification or waiver or the giving of any waiver, release, consent having the same commercial effect of any of the foregoing (and “modify” shall be construed accordingly);

(i)	the “winding-up”, “dissolution” or “administration” of a person shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such person is incorporated or established, or any jurisdiction in which such person carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors; and

(j)	the words “other”, “or otherwise” and “whatsoever” shall not be construed eiusdem generis or be construed as any limitation upon the generality of any preceding words or matters specifically referred to.
1.3	Implied covenants for title

The obligations of the Company under this Deed shall be in addition to the covenants for title deemed to be included in this Deed by virtue of Part I of the Law of Property (Miscellaneous Provisions) Act 1994.

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1.4	Effect as a Deed

This Deed is intended to take effect as a deed notwithstanding that the Collateral Agent may have executed it under hand only.

1.5	Law of Property (Miscellaneous Provisions) Act 1989

To the extent necessary for any agreement for the disposition of the Securities in this Deed to be a valid agreement under Section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989, the terms of the other Credit Documents are incorporated into this Deed.

1.6	Security trust provisions

The Company agrees that the terms of clause 9 (Appointment of the Collateral Agent) of the Debenture are incorporated into this Deed as if those terms were set out in full in this Deed.

1.7	Intercreditor Agreement
(a)	Upon execution of the Intercreditor Agreement, this Deed will be subject to the terms of the Intercreditor Agreement.

(b)	In the event of any inconsistency between a provision of this Deed and a provision of the Intercreditor Agreement, the provision of the Intercreditor Agreement will prevail.
1.8	Incorporation
(a)	Without prejudice to the application of any other provisions of the Credit Agreement to this Deed (by reason of this Deed being a Credit Document for the purposes of the Credit Agreement), sections 4.04 (Tax Gross-Up and Indemnities), 11.02 (Right of Setoff), 11.05 (No Waiver; Remedies Cumulative), 11.07 (Calculations; Computations), 11.09 (Counterparts), 11.12 (Amendment or Waiver; etc.) and 11.19 (Judgment Currency) of the Credit Agreement shall apply to this Deed, mutatis mutandis, as if the same had been set out in full herein with references in such clauses to:
(i)	any “Credit Party” or “Borrower” being construed, if the context so requires, as references to the Company (as defined herein);

(ii)	the “Agreement” being construed as references to this Deed;

(iii)	the “parties” or “party” being construed as references to the parties or, as the case may be, a Party to this Deed;

(iv)	the “Credit Documents” being construed as (a) including this Deed or (b) if the context so requires, as references specifically to this Deed; and

(v)	in the context of section 4.04 (Tax Gross-Up and Indemnities) of the Credit Agreement, the “Administrative Agent” or a “Lender” being,

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if the context so requires, construed, in each case, as references to the Collateral Agent and, in the context of section 11.01(a)(ii) (Payment of Expenses, etc.) of the Credit Agreement, the “Administrative Agent” or a “Lender” being construed, in each case, as references to each Secured Creditor, Receiver (as defined herein), attorney, manager, agent or other person as may be appointed by the Collateral Agent under this Deed; and
(b)	A reference to “Secured Liabilities” includes any liabilities which would be treated as such but for the liquidation of, or dissolution of, or similar event affecting the Company.
2.	COVENANTS TO PAY

2.1	Covenant to pay Secured Liabilities

The Company covenants that it shall promptly on demand pay and discharge the Secured Liabilities in accordance with the Credit Documents.

2.2	Potential invalidity

Neither the covenant to pay in Clause 2.1 (Covenant to pay Secured Liabilities), nor the Security created by this Deed shall extend to or include any liability or sum which would, but for this Clause 2.2, cause such covenant, obligation or security to be unlawful under any applicable law.

3.	SECURITY

The Company hereby charges to the Collateral Agent by way of first fixed charge with full title guarantee and as a continuing security for the payment and discharge of the Secured Liabilities all of the Company’s rights to and title and interest from time to time in all Securities.

4.	FURTHER ASSURANCE

The Company shall at its own expense promptly upon request by the Collateral Agent execute (in such form as the Collateral Agent may reasonably require) such documents (including assignments, transfers, mortgages, charges, notices and instructions) in favour of the Collateral Agent or its nominees and do all such assurances and things as the Collateral Agent may reasonably require for:
(a)	perfecting and/or protecting (by registration or in any other way) the Security created or intended to be created by this Deed;

(b)	conferring upon the Collateral Agent such Security as it may require over the assets of the Company outside of England and Wales which if in England or Wales would form part of or be intended to form part of the Securities;

(c)	facilitating the realisation of all or any part of the Securities; and

(d)	for exercising all powers, authorities and discretions conferred on the Collateral Agent or any Receiver pursuant to this Deed or by law.

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5.	UNDERTAKINGS WITH RESPECT TO THE SECURITIES

The Company undertakes to the Collateral Agent with respect to the Securities that it shall:

5.1	Negative Pledge

except as permitted by section 8.01 (Liens) of the Credit Agreement:
(a)	not create or allow to exist any Security on, over, or affecting, any of its assets; and

(b)	procure that no member of the Group creates or allows to exist any Security on, over, or affecting, any of its assets;
5.2	Disposals

except as permitted by section 8.02 (Consolidation, Merger, Purchase or Sale of Assets, etc.) of the Credit Agreement not, either in a single transaction or in a series of transactions and whether related or not, dispose of the Securities or any part of them;

5.3	Prejudicial action

not do or cause or permit to be done anything which may in any way depreciate, jeopardise or otherwise prejudice the value to the Collateral Agent of the Securities;

5.4	Consents and other necessary action

take all such action as is available to it and is reasonably necessary for the purpose of creating, perfecting or maintaining the Security created or intended to be created pursuant to this Deed which shall include, without limitation, using reasonable endeavours to obtain any necessary consent (in form and content satisfactory to the Collateral Agent, acting reasonably) to enable all or any of the Securities to be mortgaged or charged pursuant to this Deed. Immediately upon obtaining any necessary consent the asset concerned shall become subject to the Security created by this Deed. The Company shall promptly deliver a copy of each consent to the Collateral Agent;

5.5	Communications

promptly deliver to the Collateral Agent a copy of every circular, notice, resolution, minutes or other documents received by it in connection with the Securities; and

5.6	Nominees

not appoint and has not appointed any nominee to exercise or enjoy all or any of its rights in relation to the Securities.

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6.	FURTHER UNDERTAKINGS

6.1	Deposit of title documents

The Company shall (i) immediately upon the execution of this Deed and (ii) within three (3) Business Days of the date of issuance by Endeavour North Sea Limited of any additional Securities deposit with the Collateral Agent or its nominee:
(a)	all stock and share certificates and documents of, or evidencing, title or the right to title relating to the Securities;

(b)	duly stamped stock transfer forms or other instruments of transfer duly completed to the Collateral Agent’s satisfaction; and

(c)	such other documents as the Collateral Agent may require from time to time for the purpose of perfecting its title to the Securities or for the purpose of vesting the same in itself, its nominee or any purchaser or presenting the same for registration at any time.
6.2	Registration of transfers

The Company shall procure that, as and when required by the Collateral Agent following the Enforcement Date, all Securities which are in registered form are duly registered in the name of the Collateral Agent or its nominee once a transfer relating to those Securities is presented for that purpose.

6.3	Information

The Company undertakes that it shall, promptly following receipt, deliver to the Collateral Agent a copy of every document received by it or its nominees in connection with any of the Securities or any issuer of those Securities.

6.4	Calls
(a)	The Company shall duly and promptly pay all calls, instalments or other payments which may be due and payable in respect of the Securities and, for the avoidance of doubt, no Secured Creditor shall incur any liability in respect of any amounts due from the Company in respect of the Securities.

(b)	If the Company fails to comply with 6.4(a) above the Collateral Agent may pay the calls or other payments on behalf of the Company. The Company must promptly on request from the Collateral Agent reimburse the Collateral Agent for any such payment.
6.5	Dividends
(a)	Before the Enforcement Date, the Company shall be entitled to receive all declared cash dividends or other monies which may be paid or payable in respect of the Securities.

(b)	On and after the Enforcement Date, the Collateral Agent (or its nominee) shall be entitled to complete all instruments of transfer in relation to the Securities

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of the Company on behalf of the Company in favour of itself or such other person it shall elect and otherwise have any Securities registered in its name or in the name of its nominees and receive all dividends or other monies which may be paid or payable in respect of the Securities. The Company shall, to the extent that such dividends or other monies have not been paid directly to the Collateral Agent (or its nominee), take all steps as may be required to ensure that such dividends or other monies are paid to the Collateral Agent (or its nominee). In any event, any such dividends or other monies received by the Company shall, on and after the Enforcement Date, be held on trust by the Company for the Collateral Agent (or its nominee) and shall be paid to the Collateral Agent (or its nominee).
6.6	Voting Rights and other matters
(a)	Prior to the Enforcement Date and save as otherwise provided in this Clause 6.6, the Company shall exercise all voting rights in respect of the Securities provided that the Company shall not exercise such voting rights in any manner which, in the reasonable opinion of the Collateral Agent, may prejudice the interest of the Secured Creditors in the Securities or in breach of any Credit Documents and may prejudice the value of, or the ability of the Collateral Agent to realise, the Security over the Securities created pursuant to this Deed.

(b)	The Company shall not, without the prior written consent of the Collateral Agent, permit or agree to any variation of the rights attaching to or conferred by any of the Securities, participate in any rights issue, elect to receive or vote in favour of receiving any dividends or other distributions other than in the form of cash or participate in any vote concerning a members voluntary winding-up or a compromise or arrangement pursuant to sections 895-901 of the Companies Act 2006.

(c)	At any time on or after the Enforcement Date the Collateral Agent may in such manner and on such terms as it sees fit (in the name of the Company or otherwise and without the need for further consent from the Company):
(i)	exercise (or refrain from exercising) any voting rights in respect of the Securities or, as the case may be, require the Company to exercise (or refrain from exercising) any such voting rights in such manner as it considers fit (including all powers given to trustees under Part II of the Trustee Act 2000) in which event, the Company shall comply with all such directions of the Collateral Agent; and/or

(ii)	complete all instruments of transfer in relation to the Security of the Company on behalf of the Company in favour of itself or such other person as it shall select and otherwise have any Security registered in its name or the name of its nominee; and/or

(iii)	apply all dividends and other monies arising from the Securities in accordance with Clause 13 (Application of monies received under this Deed); and/or

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(iv)	without prejudice to any other provision of this Deed, transfer the Securities into the name of a nominee or transferee of the Collateral Agent as the Collateral Agent may require; and/or

(v)	exercise (or refrain from exercising) all or any of the powers and rights conferred upon or exercisable by the legal or beneficial owner of the Securities or as the case may be, require the Company to exercise (or refrain from exercising) all or any such powers and rights in such manner as it considers fit in which event, the Company shall comply with all such directions of the Collateral Agent.
(d)	After the Enforcement Date, the Company shall:
(i)	comply or procure the compliance, with any directions of the Collateral Agent in respect of the exercise of any rights and powers exercisable in relation to such Security; and

(ii)	if the Collateral Agent so requests, promptly deliver to the Collateral Agent a form of proxy or authority (in each case, in such form as the Collateral Agent shall reasonably require) appointing such person as the Collateral Agent shall elect to be the proxy of the Company or otherwise enabling such person as the Collateral Agent shall select to exercise such voting rights and other rights and powers as shall be specified (whether generally or specifically) in the relevant notice.
6.7	Redemption

The Company will not redeem or take any step to redeem any redeemable Securities save to the extent that such redemption would not breach the terms of the Credit Documents.

6.8	Liability of Collateral Agent

The Company agrees with the Collateral Agent that neither the Collateral Agent nor its nominee will have any liability for:
(a)	failing to present any coupon or other document relating to any of the Securities;

(b)	accepting or failing to accept any offer relating to any of the Securities;

(c)	failing to attend or vote at any meetings relating to the Securities;

(d)	failing to notify the Company of any matters mentioned in this Clause 6.8 or of any communication received by the Collateral Agent in relation to the Securities; or

(e)	any loss arising out of or in connection with the exercise or non-exercise of any rights or powers attaching or accruing to the Securities or which may be exercised by the Collateral Agent or any nominee for the Collateral Agent under this Deed (whether or not on sale or other realisation of the Securities a

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better price could have or might have been obtained by either deferring or advancing the date of sale or realisation or otherwise).
7.	RIGHTS OF THE COLLATERAL AGENT

7.1	Enforcement

At any time on or after the Enforcement Date the Security created pursuant to this Deed shall be immediately enforceable and the Collateral Agent may in its absolute discretion and without notice to the Company or the prior authorisation of any court:
(a)	enforce all or any part of the Security created by this Deed and take possession of or dispose of all or any of the Securities in each case at such times and upon such terms as it sees fit; and

(b)	whether or not it has appointed a Receiver, exercise all of the powers, authorities and discretions:
(i)	conferred from time to time on mortgagees by the LPA (as varied or extended by this Deed) or by law; and

(ii)	granted to a Receiver by this Deed or by law.
7.2	Restrictions on consolidation of mortgages

Section 93 of the LPA shall not apply to this Deed or to any sale made under it. The Collateral Agent shall have the right to consolidate all or any of the Security created by or pursuant to this Deed with any other Security in existence at any time. Such power may be exercised by the Collateral Agent at any time on or after the Enforcement Date.

7.3	Restrictions on exercise of power of sale

Section 103 of the LPA shall not apply to this Deed and the power of sale arising under the LPA shall arise on the date of this Deed (and the Secured Liabilities shall be deemed to have become due and payable for that purpose). The power of sale and other powers conferred by Section 101 of the LPA as varied or extended by this Deed and those powers conferred (expressly or by reference) on a Receiver shall be immediately exercisable by the Collateral Agent at any time on or after the Enforcement Date.

7.4	No prior notice needed

The powers of the Collateral Agent set out in Clauses 7.2 (Restrictions on consolidation of mortgages) and 7.3 (Restrictions on exercise of power of sale) above may be exercised by the Collateral Agent without prior notice to the Company.

7.5	Right of appropriation
(a)	Without prejudice to the other provisions of this Deed, to the extent that any of the Securities constitute “financial collateral”, and this Deed and the obligations of the Company hereunder constitute a “security financial

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collateral agreement” (in each case as defined in, and for the purposes of, the Financial Collateral Arrangements (No.2) Regulations 2003 (SI 2003/3226) (the “Regulations”), the Collateral Agent shall at any time on and after the Enforcement Date have the right to appropriate all or any part of those Securities in or towards discharge of the Secured Liabilities. For this purpose, the parties agree that the value of any such Securities so appropriated shall be the market price of such Securities at the time the right of appropriation is exercised as determined by the Collateral Agent by reference to such method or source of valuation as the Collateral Agent may select, including by independent valuation. The parties agree that the methods or sources of valuation provided for in this Clause 7.5 (Right of appropriation) or selected by the Collateral Agent in accordance with this Clause 7.5 (Right of appropriation) shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.

(b)	The Collateral Agent shall notify the Company as soon as reasonably practicable of the exercise of its rights of appropriation as regards such of the Securities as are specified in such notice.
8.	EXONERATION

8.1	Exoneration

No Secured Creditor shall, nor shall any Receiver, by reason of it or the Receiver entering into possession of the Securities or any part thereof, be liable to account as mortgagee in possession or be liable for any loss or realisation or for any default or omission for which a mortgagee in possession might be liable; but every Receiver duly appointed by the Collateral Agent under this Deed shall for all purposes be deemed to be in the same position as a receiver duly appointed by a mortgagee under the LPA save to the extent that the provisions of that Act are varied by or are inconsistent with the provisions of this Deed when the provisions hereof shall prevail and every such Receiver and the Collateral Agent shall in any event be entitled to all the rights, powers, privileges and immunities conferred by the Act on mortgagees and receivers duly appointed under the LPA.

8.2	Indemnity

The Collateral Agent and every Receiver, attorney, delegate, manager, agent or other person appointed by the Collateral Agent hereunder shall be entitled to be indemnified out of the Securities or any part thereof in respect of all liabilities and expenses incurred by it or him in the execution of any of the powers, authorities or discretions vested in it or him pursuant to this Deed and against all actions, proceedings, costs, claims and demands in respect of any matter or thing done or omitted in any way relating to the Securities or any part of them other than such liabilities, expenses, actions, proceedings, costs, claims or demands incurred or suffered as a result of the fraud or gross negligence of the Collateral Agent or any Receiver, attorney, delegate, manager, agent or other person appointed by the Collateral Agent. The Collateral Agent and any such Receiver may retain and pay all sums in respect of which it is indemnified out of any monies received under the powers conferred by this Deed.

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9.	APPOINTMENT OF RECEIVER

9.1	Appointment

At any time on or after the Enforcement Date or at the request of the Company, the Collateral Agent may, without prior notice to the Company, in writing (under seal, by deed or otherwise under hand) appoint a Receiver in respect of the Securities or any part thereof and may in like manner from time to time (and insofar as it is lawfully able to do) remove any Receiver and appoint another in his stead.

9.2	More than one Receiver

Where more than one Receiver is appointed, each joint Receiver shall have the power to act severally, independently of any other joint Receiver, except to the extent that the Collateral Agent may specify to the contrary in the appointment.

9.3	Receiver as agent

A Receiver shall be the agent of the Company which shall be solely responsible for his acts or defaults and for his remuneration. No Receiver shall at any time act as agent of any Secured Creditor.

9.4	Receiver’s remuneration

Subject to section 36 of the Insolvency Act 1986, a Receiver shall be entitled to remuneration for his services at a rate to be determined by the Collateral Agent from time to time (and without being limited to any maximum rate specified by any statute or statutory instrument). The Collateral Agent may direct payment of such remuneration out of moneys accruing to the Receiver but the Company alone shall be liable for the payment of such remuneration and for all other costs, charges and expenses of the Receiver.

10.	RECEIVER’S POWERS

10.1	Powers

A Receiver shall have (and be entitled to exercise) in relation to the Securities over which he is appointed the following powers (as the same may be varied or extended by the provisions of this Deed):
(a)	all of the powers of a receiver or an administrative receiver set out in Schedule 1 to the Insolvency Act 1986 (whether or not the Receiver is an administrative receiver);

(b)	all of the powers conferred from time to time on receivers, mortgagors and mortgagees in possession by the LPA or any applicable law;

(c)	all the powers and rights of a legal and beneficial owner and the power to do or omit to do anything which the Company itself could do or omit to do; and

(d)	the power to do all things which, in the opinion of the Receiver, are incidental to any of the powers, functions, authorities or discretions conferred or vested

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in the Receiver pursuant to this Deed or upon receivers by statute or law generally (including, without limitation, the bringing or defending of proceedings in the name of, or on behalf of, the Company; the collection and/or realisation of Securities in such manner and on such terms as the Receiver sees fit; and the execution of documents in the name of the Company (whether under hand, or by way of deed or by utilisation of the company seal of the Company)).
10.2	Powers may be Restricted

The powers granted to a Receiver pursuant to this Deed may be restricted by the instrument (signed by the Collateral Agent) appointing him but they shall not be restricted by any winding-up or dissolution of the Company.

11.	PROTECTION OF PURCHASERS

11.1	Absence of enquiry

No person or persons dealing with the Collateral Agent or any Receiver appointed by it shall be concerned to enquire whether any event has happened upon which any of the powers in this Deed are or may be exercisable or otherwise as to the propriety or regularity of any exercise of such powers or of any act purporting or intended to be an exercise of such powers or whether any amount remains secured by this Deed or whether the Secured Liabilities have become payable or as to the application of any money paid to the Collateral Agent or any Receiver. All the protections to purchasers and persons dealing with receivers contained in sections 104, 107 and 109(4) of the LPA shall apply to any person purchasing from or dealing with the Collateral Agent or any such Receiver.

11.2	Receipt: conclusive discharge

The receipt of the Collateral Agent or any Receiver shall be a conclusive discharge to any purchaser of the Securities.

12.	POWER OF ATTORNEY AND DELEGATION

12.1	Power of attorney: general

The Company hereby irrevocably and by way of security appoints the Collateral Agent and any Receiver severally to be its attorney in its name and on its behalf and as its act and deed:
(a)	to execute and deliver any documents or instruments which the Collateral Agent or such Receiver may require for perfecting the title of the Collateral Agent to the Securities or for vesting the same in the Collateral Agent, its nominee or any purchaser;

(b)	to sign, execute, seal and deliver and otherwise perfect any further security document which the Company is required to enter into pursuant to this Deed; and

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(c)	otherwise generally to sign, seal, execute and deliver all deeds, assurances, agreements and documents and to do all acts and things which (a) may be required for the full exercise of all or any of the powers conferred on the Collateral Agent or any Receiver under this Deed; or (b) the Company is required to do pursuant to this Deed or (c) may be deemed expedient by the Collateral Agent or a Receiver in connection with (i) any preservation, disposition, realisation or getting in by the Collateral Agent or such Receiver of the Securities or any part thereof or (ii) any other exercise of any other power under this Deed.

The Collateral Agent confirms that it will only exercise the rights set out in Clause 12.1 following the occurrence of a Default or Event of Default under the Credit Documents.
12.2	Power of attorney: ratification

The Company ratifies and confirms and agrees to ratify and confirm all acts and things which any attorney mentioned in this Clause 12 (Power of attorney and delegation) shall do or purport to do in exercise of the powers granted by this Clause. All monies expended by any such attorney shall be deemed to be expenses incurred by the Collateral Agent under this Deed.

12.3	General delegation
(a)	The Collateral Agent and any Receiver (acting in good faith) shall have full power to delegate the powers, authorities and discretions conferred on it or him by this Deed (including the power of attorney) on such terms and conditions as it or he shall see fit which shall not preclude exercise of those powers, authorities or discretions by it or him or any revocation of the delegation or any subsequent delegation.

(b)	Any such delegation may be made upon such terms, consistent with the terms of the Credit Documents (including power to sub-delegate) as the Collateral Agent may think fit.

(c)	Save in the case of gross negligence or wilful misconduct by the Collateral Agent (in each case as determined by a court of competent jurisdiction in a final and non-appealable decision) in the exercise of its right to delegate, the Collateral Agent shall not be in any way liable to the Company or any other person for any losses, liabilities or expenses arising from any act, default, omission or misconduct on the part of any such delegate or sub delegate.
13.	APPLICATION OF MONIES RECEIVED UNDER THIS DEED

13.1	Order of application

Any monies received under the powers hereby conferred shall, subject to the repayment of any claims having priority to this Deed, be applied for the purposes and in the order of priority provided for in:
(a)	prior to execution of the Intercreditor Agreement, section 9 (Events of Default) of the Credit Agreement; and

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(b)	following execution of the Intercreditor Agreement, the relevant provision in the Intercreditor Agreement relating to application of proceeds received under the Credit Documents.
13.2	Suspense account

The Collateral Agent may credit any monies received under this Deed to an interest bearing suspense account for so long and in such manner as the Collateral Agent may from time to time determine and the Receiver may retain the same for such period as he and the Collateral Agent consider appropriate.

14.	RELEASE OF SECURITY

14.1	Release

The Collateral Agent shall, at the request and cost of the Company, execute or procure the execution by its nominee of any documents (in each case in a form acceptable to the Collateral Agent) and do all such deeds, acts and things as are necessary to release the Securities from the Security created by or in accordance with this Deed at the end of the Security Period.

14.2	Avoidance of payments
(a)	No amount paid, repaid or credited to a Secured Creditor shall be deemed to have been irrevocably paid if the Collateral Agent (acting reasonably) considers that the payment or credit of such amount is capable of being avoided or reduced by virtue of any laws applicable on bankruptcy, insolvency, liquidation or similar laws.

(b)	If any amount paid, repaid or credited to a Secured Creditor is avoided or reduced by virtue of any laws applicable on bankruptcy, insolvency, liquidation or similar laws then any release, discharge or settlement between that Secured Creditor and the Company shall be deemed not to have occurred and the Secured Creditors shall be entitled to enforce this Deed subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made. The Company shall on demand indemnify the Collateral Agent against any funding or other cost, loss, liability or expense incurred by the Collateral Agent as a result of the Collateral Agent being required for any reason to refund all or part of any amount received by it in respect of any of the Secured Liabilities.
15.	NEW ACCOUNTS

If a Secured Creditor receives notice of any subsequent charge or other interest affecting any part of the Securities it may, without prejudice to its rights under this Deed, open a fresh account or fresh accounts with the Company and continue any existing account in the name of the Company and may appropriate to any such fresh account any monies thereafter paid in, received or realised for the credit of the Company without being under any obligation to apply the same or any part of them in discharge of any of the Secured Liabilities. If a Secured Creditor shall fail to open such a fresh account it shall be deemed to have done so with the effect that the said

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monies shall not operate to reduce the Secured Liabilities at the time when that Secured Creditor received notice.

16.	MISCELLANEOUS

16.1	The Company

This Deed shall be binding on the successors and assigns of the Company.

16.2	Assignment and transfer

The Company may not assign or transfer any of its rights or obligations under this Deed without the prior consent of each Lender. The Collateral Agent may assign and transfer all or any part of its rights and obligations under this Deed to a replacement collateral agent appointed pursuant to the terms of the Credit Agreement.

16.3	Disclosure

The Collateral Agent may disclose to any of its Affiliates and any other person:
(a)	which is one of its professional advisers;

(b)	to (or through) whom a Secured Creditor assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Deed and/or the Credit Agreement;

(c)	which is a Receiver or prospective Receiver;

(d)	(together with professional advisers) who may have an interest in the benefits arising under this Deed;

(e)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; or

(f)	any other person not expressly referred to in sub-paragraphs (a) to (e) above but otherwise described in section 11.16 (Confidentiality) of the Credit Agreement, any information about the Company, the Credit Documents or this Deed as the Collateral Agent shall consider appropriate if, in relation to Clause 16.3(b), the person to whom the information is to be given has entered into a Confidentiality Undertaking.
16.4	Property

This Deed is and will remain the property of the Collateral Agent.

16.5	Continuing Security
(a)	This Deed shall be a continuing security and shall not be discharged by any intermediate payment or satisfaction of the whole or any part of the Secured Liabilities.

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(b)	If any purported obligation or liability of any Credit Party to the Secured Creditors which if valid would have been the subject of any obligation or charge created by this Deed is or becomes unenforceable, invalid or illegal on any ground whatsoever whether or not known to any Secured Creditor, the Company shall nevertheless be liable in respect of that purported obligation or liability as if the same were fully valid and enforceable and the Company was the principal debtor in respect thereof. The Company hereby agrees to keep the Secured Creditors fully indemnified against all damages, losses, costs and expenses arising from any failure of any Credit Party to carry out any such purported obligation or liability.
16.6	Waiver of defences

The obligations of the Company under this Deed will not be affected by an act, omission, matter or thing which, but for this Clause 16.6, would reduce, release or prejudice any of its obligations under this Deed (without limitation and whether or not known to any Secured Creditor) including:
(a)	any time, waiver or consent granted to, or composition with, the Company, any Credit Party or other person;

(b)	the release of any Credit Party or any other person under the terms of any composition or arrangement with any creditor of any person;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Company, any Credit Party or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Company, any Credit Party or any other person;

(e)	any amendment (however fundamental) or replacement of any Credit Documents or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Credit Documents or any other document or security;

(g)	any insolvency or similar proceedings;

(h)	any Secured Creditor disclosing to the Company any information relating to the business, assets, financial condition or prospects of any other Credit Party now or hereafter known to such Secured Creditor (the Company waiving any duty on the part of the Secured Creditors to discuss such information);

(i)	the existence of any claim, set-off or other right which the Company may at any time have against the Collateral Agent or any other person; or

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(j)	the making or absence of any demand for payment of any Secured Liabilities or other obligations on the Company or any other person, whether by the Collateral Agent or any other person.
16.7	Non-competition
(a)	Until the Security Period has ended and unless the Collateral Agent otherwise directs, the Company will not exercise any rights which it may have by reason of performance by it of its obligations under this Deed:
(i)	to be indemnified by any Credit Party (including any rights it may have by way of subrogation);

(ii)	to claim any contribution from any guarantor of any Credit Party of the obligations under the Credit Documents;

(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any right of the Collateral Agent or any of the other Secured Creditors under any Credit Documents or of any other guarantee or security taken pursuant to, or in connection with, the Credit Documents;

(iv)	to claim, rank, prove or vote as a creditor of any Credit Party or its estate in competition with the Collateral Agent or any of the other Secured Creditors; and/or

(v)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Credit Party, or exercise any right of set-off against any Credit Party.
(b)	The Company shall hold on trust for and immediately pay or transfer to the Collateral Agent any payment or distribution or benefit of security received by it contrary to this Clause 16.7.
16.8	Additional Security

This Deed shall be in addition to and not be affected by any other Security or guarantee now or hereafter held by any Secured Creditor for all or any part of the Secured Liabilities nor shall any such other Security or guarantee of liability to any Secured Creditor of or by any person not a Party be in any way impaired or discharged by this Deed nor shall this Deed in any way impair or discharge such other Security or guarantee.

16.9	Variation of Security

This Deed shall not in any way be affected or prejudiced by any Secured Creditor now or hereafter dealing with, exchanging, releasing, varying or abstaining from perfecting or enforcing any security or guarantee referred to in Clause 16.8 (Additional Security) above or any rights which any Secured Creditor may now or hereafter have or giving time for payment or granting any indulgence or compounding with any person whatsoever.

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16.10	Enforcement of other Security

No Secured Creditor shall be obliged to enforce any other Security it may hold for, or exercise any other rights it may have in relation to, the Secured Liabilities before enforcing any of its rights under this Deed.

16.11	Perpetuity Period

If applicable, the perpetuity period under the rule against perpetuities shall be 125 years from the date of this Deed.

16.12	Redemption of Prior Security

The Collateral Agent may redeem or take a transfer of any prior Security over the Securities and may agree the accounts of prior encumbrancers. Such agreed accounts shall be conclusive and binding on the Company. Any amount paid in connection with such redemption or transfer (including expenses) shall be paid on demand by the Company to the Collateral Agent and until such payment shall form part of the Secured Liabilities.

16.13	Custody

The Collateral Agent shall be entitled to keep all certificates and documents of title relating to the Charged Assets in safe custody at any of its branches or otherwise provide for their safe custody by third parties and shall not be responsible for any loss or damage occurring to or in respect thereof unless such loss or damage shall be caused by its own gross negligence or wilful default (in each case as determined by a court of competent jurisdiction in a final and non-appealable decision).

16.14	Costs and expense

Save to the extent that the same has been recovered pursuant to section 11.01 (Payment of expenses, etc.) of the Credit Agreement, the Company shall, within three Business Days of demand, pay to the Collateral Agent, any Receiver, attorney, manager, agent or other person appointed by the Collateral Agent under this Deed the amount of all costs and expenses (including legal fees) incurred by that Collateral Agent, Receiver, attorney, manager, agent or other person (as the case may be) in connection with (i) the perfection, preservation, enforcement or attempted enforcement, of the Security created by or contemplated by this Deed and/or (ii) the exercise of any rights under this Deed.

17.	NOTICES

17.1	Communications in writing

Any communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, may be made by fax or letter.

17.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of the Company and the Collateral Agent for any

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communication or document to be made or delivered under or in connection with this Deed is that identified with its name below:

Company

Address:	Endeavour Energy UK Limited
114 St. Martin’s Lane
London WC2N 4BE
England

For the Attention of:	Mike Kirksey

Fax Number:	+44 207 451 2352

Email:	Mike.Kirksey@endeavourcorp.com

With a copy to:	Endeavour International Corporation
1001 Fannin Street, Suite 1600
Houston, Texas 77002
United States of America

For the Attention of:	Mike Kirksey / Cathy Stubbs

Fax Number:	+1 713 307 8794

Email:	Mike.Kirksey@endeavourcorp.com /
Cathy.Stubbs@endeavourcorp.com

Collateral Agent

Address:	Cyan Partners, LP
399 Park Avenue
39th Floor
New York 10022
United States of America

Fax Number:	+1 212 380 5871

For the Attention of:	Divya Gopal
or any substitute address, fax number or department or officer as the Company may notify to the Collateral Agent or, as the case may be, the Collateral Agent may notify to the Company, in each case by not less than five Business Days’ notice.

17.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:
(i)	if by way of fax, when received in legible form; or

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(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 17.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Collateral Agent will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with the Collateral Agent’s name in Clause 17.2 (Addresses) (or any substitute department or officer as it shall specify for this purpose).
18.	CERTIFICATES AND DETERMINATIONS

Any certificate or determination by the Collateral Agent of a rate or amount under this Deed is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

19.	PARTIAL INVALIDITY

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

20.	COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

21.	THIRD PARTIES

Save as expressly stated in this Deed, a person who is not a Party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.

22.	GOVERNING LAW

This Deed and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including any non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

23.	ENFORCEMENT

23.1	Jurisdiction
(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the

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existence, validity or termination of this Deed or any non-contractual obligation arising out of or in connection with this Deed) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 23.1 (Jurisdiction) is for the benefit of the Secured Creditors only. As a result, no Secured Creditor shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Secured Creditors may take concurrent proceedings in any number of jurisdictions.
23.2	Waiver of immunity

The Company irrevocably and unconditionally:
(a)	agrees not to claim any immunity from proceedings brought by a Secured Creditor against it in relation to a Credit Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.
IN WITNESS whereof this Deed has been duly executed as a deed on the date first above written.

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SIGNED AS A DEED	)
for and on behalf of	)
ENDEAVOUR ENERGY UK LIMITED	)	ENDEAVOUR ENERGY UK LIMITED by
acting by	)
of 1001 Fannin Street, Suite 1600, Houston,	)
Texas 77002, United States of America	)
in the exercise of a power of attorney	)
dated 3 August 2010 granted by	)
ENDEAVOUR ENERGY UK LIMITED	)

In the presence of:

Signature of witness

Name of witness

(in BLOCK CAPITALS)

Address of Witness

SIGNED by	)
)
for and on behalf of	)
CYAN PARTNERS, LP	)

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EXECUTION COPY

Dated ____ August 2010
CHARGE OVER SHARES
between
ENDEAVOUR ENERGY NORTH SEA, L.P.
as the Company
and
CYAN PARTNERS, LP
as Collateral Agent

White & Case LLP
5 Old Broad Street
London EC2N 1DW

(i)

THIS DEED is made on ___ August 2010
BETWEEN:
(1)	ENDEAVOUR ENERGY NORTH SEA, L.P. (a company incorporated in the state of Delaware, USA with registration number 4591023) whose registered office is at Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, United States of America (the “Company”); and

(2)	CYAN PARTNERS, LP as agent and trustee for itself and each of the other Secured Creditors (the “Collateral Agent”).
IT IS AGREED as follows:
1.	DEFINITIONS, CONSTRUCTION AND INCORPORATION OF TERMS

1.1	Definitions
(a)	Terms defined in the Credit Agreement shall, unless otherwise defined in this Deed or unless a contrary intention appears, bear the same meaning when used in this Deed and the following terms shall have the following meanings:

“Borrower” means Endeavour Energy UK Limited, a wholly-owned subsidiary of the Company.

“Confidentiality Undertaking” has the meaning given to such term in the Debenture.

“Credit Agreement” means the term loan credit agreement dated on or about the date of this Deed between (among others) the Borrower and the Administrative Agent (as amended, modified, restated or supplemented from time to time).

“Debenture” means the debenture dated on or about the date of this Deed between the Borrower and the Collateral Agent.

“Enforcement Date” means the date on which a notice is issued by the Administrative Agent to the Borrower under section 9 (Events of Default) of the Credit Agreement upon the occurrence of an Event of Default which is continuing.

“Group” has the meaning given to it in the Debenture.

“LPA” means the Law of Property Act 1925.

“Receiver” means any person appointed by the Collateral Agent to be a receiver or receiver and manager or administrative receiver of any property subject to the Security created by this Deed or any part thereof.

“Related Property Rights” means, in relation to any property or asset:

(a)	the proceeds of sale and/or other realisation of that property or asset (or any part thereof or interest therein);

(b)	all Security, options, agreements, rights, benefits, indemnities, guarantees, warranties or covenants for title held by the Company in respect of such property or asset; and

(c)	all the Company’s rights under any agreement in respect of such property or asset.
“Related Securities Rights” means all allotments, rights, benefits and advantages (including all voting rights) whatsoever at any time accruing, offered or arising in respect of or incidental to the Securities and all money or property accruing or offered at any time by way of conversion, redemption, bonus, preference, option, dividend, distribution, interest or otherwise in respect of the Securities.

“Secured Creditors” has the meaning given to it in the U.S. Security Agreement.

“Secured Liabilities” has the meaning given to it in the Debenture (except that references to “this Debenture” shall be construed as references to “this Deed”).

“Securities” means all of the Company’s right, title, benefit and interest in all stocks, shares, bonds, notes, warrants and other securities of any kind whatsoever now or in the future legally or beneficially owned by the Company in the Borrower whether in bearer or registered form and all Related Securities Rights whether the same are held directly by or to the order of the Company or by any trustee, fiduciary, clearance system, custody system or custodian on its behalf or whether the same have been delivered to or to the order of the Collateral Agent or its nominee including all Related Securities Rights, all Related Property Rights and all rights against any such trustee, fiduciary, clearance system or other person holding such to the order of the Company.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having similar effect.

“Security Period” means the period from the date of this Deed until the date on which the Collateral Agent has determined that all of the Secured Liabilities (whether actual or contingent) have been irrevocably and unconditionally paid and discharged in full and no further Secured Liabilities are capable of being outstanding.

(b)	Unless a contrary intention appears, words defined in the Companies Act 2006 have the same meanings in this Deed.
1.2	Construction

Unless a contrary indication appears, any reference in this Deed to:

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(a)	the “Collateral Agent”, a “Secured Creditor”, a “Credit Party” or the “Company” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)	“assets” includes present and future properties, revenues and rights of every description;

(c)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(d)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a kind that is normally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(e)	a “guarantee” includes any form of indemnity or other assurance against financial loss (including any obligation to pay, purchase or provide funds for the purchase of any liability) and the verb “to guarantee” shall be construed accordingly;

(f)	a provision of law is a reference to that provision as amended or re-enacted;

(g)	any matter “including” specific instances or examples of such matter shall be construed without limitation to the generality of that matter (and references to “include” shall be construed accordingly);

(h)	a “modification” includes an amendment, supplement, novation, re-enactment, restatement, variation, extension, replacement, modification or waiver or the giving of any waiver, release, consent having the same commercial effect of any of the foregoing (and “modify” shall be construed accordingly);

(i)	the “winding-up”, “dissolution” or “administration” of a person shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such person is incorporated or established, or any jurisdiction in which such person carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors; and

(j)	the words “other”, “or otherwise” and “whatsoever” shall not be construed eiusdem generis or be construed as any limitation upon the generality of any preceding words or matters specifically referred to.
1.3	Implied covenants for title

The obligations of the Company under this Deed shall be in addition to the covenants for title deemed to be included in this Deed by virtue of Part I of the Law of Property (Miscellaneous Provisions) Act 1994.

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1.4	Effect as a Deed

This Deed is intended to take effect as a deed notwithstanding that the Collateral Agent may have executed it under hand only.

1.5	Law of Property (Miscellaneous Provisions) Act 1989

To the extent necessary for any agreement for the disposition of the Securities in this Deed to be a valid agreement under Section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989, the terms of the other Credit Documents are incorporated into this Deed.

1.6	Security trust provisions

The Company agrees that the terms of clause 9 (Appointment of the Collateral Agent) of the Debenture are incorporated into this Deed as if those terms were set out in full in this Deed.

1.7	Potential Invalidity

The Security created by this Deed shall not extend to nor include any liability or sum which would, but for this Deed, cause any covenant, obligation or security to be unlawful under any applicable law.

1.8	Intercreditor Agreement
(a)	Upon execution of the Intercreditor Agreement, this Deed will be subject to the terms of the Intercreditor Agreement.

(b)	In the event of any inconsistency between a provision of this Deed and a provision of the Intercreditor Agreement, the provision of the Intercreditor Agreement will prevail.
1.9	Incorporation
(a)	Without prejudice to the application of any other provisions of the Credit Agreement to this Deed (by reason of this Deed being a Credit Document for the purposes of the Credit Agreement), sections 4.04 (Tax Gross-Up and Indemnities), 11.02 (Right of Setoff), 11.05 (No Waiver; Remedies Cumulative), 11.07 (Calculations; Computations), 11.09 (Counterparts), 11.12 (Amendment or Waiver; etc.) and 11.19 (Judgment Currency) of the Credit Agreement shall apply to this Deed, mutatis mutandis, as if the same had been set out in full herein with references in such clauses to:
(i)	any “Credit Party” or “Borrower” being construed, if the context so requires, as references to the Company (as defined herein);

(ii)	the “Agreement” being construed as references to this Deed;

(iii)	the “parties” or “party” being construed as references to the parties or, as the case may be, a Party to this Deed;

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(iv)	the “Credit Documents” being construed as (a) including this Deed or (b) if the context so requires, as references specifically to this Deed; and

(v)	in the context of section 4.04 (Tax Gross-Up and Indemnities) of the Credit Agreement, the “Administrative Agent” or a “Lender” being, if the context so requires, construed, in each case, as references to the Collateral Agent and, in the context of section 11.01(a)(ii) (Payment of Expenses, etc.) of the Credit Agreement, the “Administrative Agent” or a “Lender” being construed, in each case, as references to each Secured Creditor, Receiver (as defined herein), attorney, manager, agent or other person as may be appointed by the Collateral Agent under this Deed; and
(b)	A reference to “Secured Liabilities” includes any liabilities which would be treated as such but for the liquidation of, or dissolution of, or similar event affecting the Borrower.
2.	SECURITY

The Company hereby charges to the Collateral Agent by way of first fixed charge with full title guarantee and as a continuing security for the payment and discharge of the Secured Liabilities all of the Company’s rights to and title and interest from time to time in all Securities.

3.	REPRESENTATION

The Company has not registered one or more “establishments” (as that term is defined in Part 1 of the Overseas Companies Regulations 2009) with the Registrar of Companies (whether under its name of incorporation or under any other name) or, if the Company has so registered, it has provided to the Collateral Agent sufficient details to enable an accurate search against the Company to be undertaken by the Administrative Agent at the Companies Registry.

4.	FURTHER ASSURANCE

The Company shall at its own expense promptly upon request by the Collateral Agent execute (in such form as the Collateral Agent may reasonably require) such documents (including assignments, transfers, mortgages, charges, notices and instructions) in favour of the Collateral Agent or its nominees and do all such assurances and things as the Collateral Agent may reasonably require for:
(a)	perfecting and/or protecting (by registration or in any other way) the Security created or intended to be created by this Deed;

(b)	conferring upon the Collateral Agent such Security as it may require over the assets of the Company outside of England and Wales which if in England or Wales would form part of or be intended to form part of the Securities;

(c)	facilitating the realisation of all or any part of the Securities; and

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(d)	for exercising all powers, authorities and discretions conferred on the Collateral Agent or any Receiver pursuant to this Deed or by law.
5.	UNDERTAKINGS WITH RESPECT TO THE SECURITIES

The Company undertakes to the Collateral Agent with respect to the Securities that it shall:

5.1	Negative Pledge

except as permitted by section 8.01 (Liens) of the Credit Agreement:
(a)	not create or allow to exist any Security on, over, or affecting, any of its assets; and

(b)	procure that no member of the Group creates or allows to exist any Security on, over, or affecting, any of its assets;
5.2	Disposals

except as permitted by section 8.02 (Consolidation, Merger, Purchase or Sale of Assets, etc.) of the Credit Agreement not, either in a single transaction or in a series of transactions and whether related or not, dispose of the Securities or any part of them;

5.3	Prejudicial action

not do or cause or permit to be done anything which may in any way depreciate, jeopardise or otherwise prejudice the value to the Collateral Agent of the Securities;

5.4	Consents and other necessary action

take all such action as is available to it and is reasonably necessary for the purpose of creating, perfecting or maintaining the Security created or intended to be created pursuant to this Deed which shall include, without limitation, using reasonable endeavours to obtain any necessary consent (in form and content satisfactory to the Collateral Agent, acting reasonably) to enable all or any of the Securities to be mortgaged or charged pursuant to this Deed. Immediately upon obtaining any necessary consent the asset concerned shall become subject to the Security created by this Deed. The Company shall promptly deliver a copy of each consent to the Collateral Agent;

5.5	Communications

promptly deliver to the Collateral Agent a copy of every circular, notice, resolution, minutes or other documents received by it in connection with the Securities; and

5.6	Nominees

not appoint and has not appointed any nominee to exercise or enjoy all or any of its rights in relation to the Securities.

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6.	FURTHER UNDERTAKINGS

6.1	Deposit of title documents

The Company shall (i) immediately upon the execution of this Deed and (ii) within three (3) Business Days of the date of issuance by the Borrower of any additional Securities deposit with the Collateral Agent or its nominee:
(a)	all stock and share certificates and documents of, or evidencing, title or the right to title relating to the Securities;

(b)	duly stamped stock transfer forms or other instruments of transfer duly completed to the Collateral Agent’s satisfaction; and

(c)	such other documents as the Collateral Agent may require from time to time for the purpose of perfecting its title to the Securities or for the purpose of vesting the same in itself, its nominee or any purchaser or presenting the same for registration at any time.
6.2	Registration of transfers

The Company shall procure that, as and when required by the Collateral Agent following the Enforcement Date, all Securities which are in registered form are duly registered in the name of the Collateral Agent or its nominee once a transfer relating to those Securities is presented for that purpose.

6.3	Information

The Company undertakes that it shall, promptly following receipt, deliver to the Collateral Agent a copy of every document received by it or its nominees in connection with any of the Securities or any issuer of those Securities.

6.4	Calls
(a)	The Company shall duly and promptly pay all calls, instalments or other payments which may be due and payable in respect of the Securities and, for the avoidance of doubt, no Secured Creditor shall incur any liability in respect of any amounts due from the Company in respect of the Securities.

(b)	If the Company fails to comply with 6.4(a) above the Collateral Agent may pay the calls or other payments on behalf of the Company. The Company must promptly on request from the Collateral Agent reimburse the Collateral Agent for any such payment.
6.5	Dividends
(a)	Before the Enforcement Date, the Company shall be entitled to receive all declared cash dividends or other monies which may be paid or payable in respect of the Securities.

(b)	On and after the Enforcement Date, the Collateral Agent (or its nominee) shall be entitled to complete all instruments of transfer in relation to the Securities

7

of the Company on behalf of the Company in favour of itself or such other person it shall elect and otherwise have any Securities registered in its name or in the name of its nominees and receive all dividends or other monies which may be paid or payable in respect of the Securities. The Company shall, to the extent that such dividends or other monies have not been paid directly to the Collateral Agent (or its nominee), take all steps as may be required to ensure that such dividends or other monies are paid to the Collateral Agent (or its nominee). In any event, any such dividends or other monies received by the Company shall, on and after the Enforcement Date, be held on trust by the Company for the Collateral Agent (or its nominee) and shall be paid to the Collateral Agent (or its nominee).
6.6	Voting Rights and other matters
(a)	Prior to the Enforcement Date and save as otherwise provided in this Clause 6.6, the Company shall exercise all voting rights in respect of the Securities provided that the Company shall not exercise such voting rights in any manner which, in the reasonable opinion of the Collateral Agent, may prejudice the interest of the Secured Creditors in the Securities or in breach of any Credit Documents and may prejudice the value of, or the ability of the Collateral Agent to realise, the Security over the Securities created pursuant to this Deed.

(b)	The Company shall not, without the prior written consent of the Collateral Agent, permit or agree to any variation of the rights attaching to or conferred by any of the Securities, participate in any rights issue, elect to receive or vote in favour of receiving any dividends or other distributions other than in the form of cash or participate in any vote concerning a members voluntary winding-up or a compromise or arrangement pursuant to sections 895-901 of the Companies Act 2006.

(c)	At any time on or after the Enforcement Date the Collateral Agent may in such manner and on such terms as it sees fit (in the name of the Company or otherwise and without the need for further consent from the Company):
(i)	exercise (or refrain from exercising) any voting rights in respect of the Securities or, as the case may be, require the Company to exercise (or refrain from exercising) any such voting rights in such manner as it considers fit (including all powers given to trustees under Part II of the Trustee Act 2000) in which event, the Company shall comply with all such directions of the Collateral Agent; and/or

(ii)	complete all instruments of transfer in relation to the Security of the Company on behalf of the Company in favour of itself or such other person as it shall select and otherwise have any Security registered in its name or the name of its nominee; and/or

(iii)	apply all dividends and other monies arising from the Securities in accordance with Clause 13 (Application of monies received under this Deed); and/or

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(iv)	without prejudice to any other provision of this Deed, transfer the Securities into the name of a nominee or transferee of the Collateral Agent as the Collateral Agent may require; and/or

(v)	exercise (or refrain from exercising) all or any of the powers and rights conferred upon or exercisable by the legal or beneficial owner of the Securities or as the case may be, require the Company to exercise (or refrain from exercising) all or any such powers and rights in such manner as it considers fit in which event, the Company shall comply with all such directions of the Collateral Agent.
(d)	After the Enforcement Date, the Company shall:
(i)	comply or procure the compliance, with any directions of the Collateral Agent in respect of the exercise of any rights and powers exercisable in relation to such Security; and

(ii)	if the Collateral Agent so requests, promptly deliver to the Collateral Agent a form of proxy or authority (in each case, in such form as the Collateral Agent shall reasonably require) appointing such person as the Collateral Agent shall elect to be the proxy of the Company or otherwise enabling such person as the Collateral Agent shall select to exercise such voting rights and other rights and powers as shall be specified (whether generally or specifically) in the relevant notice.
6.7	Redemption

The Company will not redeem or take any step to redeem any redeemable Securities save to the extent that such redemption would not breach the terms of the Credit Documents.

6.8	Liability of Collateral Agent

The Company agrees with the Collateral Agent that neither the Collateral Agent nor its nominee will have any liability for:
(a)	failing to present any coupon or other document relating to any of the Securities;

(b)	accepting or failing to accept any offer relating to any of the Securities;

(c)	failing to attend or vote at any meetings relating to the Securities;

(d)	failing to notify the Company of any matters mentioned in this Clause 6.8 or of any communication received by the Collateral Agent in relation to the Securities; or

(e)	any loss arising out of or in connection with the exercise or non-exercise of any rights or powers attaching or accruing to the Securities or which may be exercised by the Collateral Agent or any nominee for the Collateral Agent under this Deed (whether or not on sale or other realisation of the Securities a

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better price could have or might have been obtained by either deferring or advancing the date of sale or realisation or otherwise).
7.	RIGHTS OF THE COLLATERAL AGENT

7.1	Enforcement

At any time on or after the Enforcement Date the Security created pursuant to this Deed shall be immediately enforceable and the Collateral Agent may in its absolute discretion and without notice to the Company or the prior authorisation of any court:
(a)	enforce all or any part of the Security created by this Deed and take possession of or dispose of all or any of the Securities in each case at such times and upon such terms as it sees fit; and

(b)	whether or not it has appointed a Receiver, exercise all of the powers, authorities and discretions:
(i)	conferred from time to time on mortgagees by the LPA (as varied or extended by this Deed) or by law; and

(ii)	granted to a Receiver by this Deed or by law.
7.2	Restrictions on consolidation of mortgages

Section 93 of the LPA shall not apply to this Deed or to any sale made under it. The Collateral Agent shall have the right to consolidate all or any of the Security created by or pursuant to this Deed with any other Security in existence at any time. Such power may be exercised by the Collateral Agent at any time on or after the Enforcement Date.

7.3	Restrictions on exercise of power of sale

Section 103 of the LPA shall not apply to this Deed and the power of sale arising under the LPA shall arise on the date of this Deed (and the Secured Liabilities shall be deemed to have become due and payable for that purpose). The power of sale and other powers conferred by Section 101 of the LPA as varied or extended by this Deed and those powers conferred (expressly or by reference) on a Receiver shall be immediately exercisable by the Collateral Agent at any time on or after the Enforcement Date.

7.4	No prior notice needed

The powers of the Collateral Agent set out in Clauses 7.2 (Restrictions on consolidation of mortgages) and 7.3 (Restrictions on exercise of power of sale) above may be exercised by the Collateral Agent without prior notice to the Company.

7.5	Right of appropriation
(a)	Without prejudice to the other provisions of this Deed, to the extent that any of the Securities constitute “financial collateral”, and this Deed and the obligations of the Company hereunder constitute a “security financial

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collateral agreement” (in each case as defined in, and for the purposes of, the Financial Collateral Arrangements (No.2) Regulations 2003 (SI 2003/3226) (the “Regulations”), the Collateral Agent shall at any time on and after the Enforcement Date have the right to appropriate all or any part of those Securities in or towards discharge of the Secured Liabilities. For this purpose, the parties agree that the value of any such Securities so appropriated shall be the market price of such Securities at the time the right of appropriation is exercised as determined by the Collateral Agent by reference to such method or source of valuation as the Collateral Agent may select, including by independent valuation. The parties agree that the methods or sources of valuation provided for in this Clause 7.5 (Right of appropriation) or selected by the Collateral Agent in accordance with this Clause 7.5 (Right of appropriation) shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.

(b)	The Collateral Agent shall notify the Company as soon as reasonably practicable of the exercise of its rights of appropriation as regards such of the Securities as are specified in such notice.
8.	EXONERATION

8.1	Exoneration

No Secured Creditor shall, nor shall any Receiver, by reason of it or the Receiver entering into possession of the Securities or any part thereof, be liable to account as mortgagee in possession or be liable for any loss or realisation or for any default or omission for which a mortgagee in possession might be liable; but every Receiver duly appointed by the Collateral Agent under this Deed shall for all purposes be deemed to be in the same position as a receiver duly appointed by a mortgagee under the LPA save to the extent that the provisions of that Act are varied by or are inconsistent with the provisions of this Deed when the provisions hereof shall prevail and every such Receiver and the Collateral Agent shall in any event be entitled to all the rights, powers, privileges and immunities conferred by the Act on mortgagees and receivers duly appointed under the LPA.

8.2	Indemnity

The Collateral Agent and every Receiver, attorney, delegate, manager, agent or other person appointed by the Collateral Agent hereunder shall be entitled to be indemnified out of the Securities or any part thereof in respect of all liabilities and expenses incurred by it or him in the execution of any of the powers, authorities or discretions vested in it or him pursuant to this Deed and against all actions, proceedings, costs, claims and demands in respect of any matter or thing done or omitted in any way relating to the Securities or any part of them other than such liabilities, expenses, actions, proceedings, costs, claims or demands incurred or suffered as a result of the fraud or gross negligence of the Collateral Agent or any Receiver, attorney, delegate, manager, agent or other person appointed by the Collateral Agent. The Collateral Agent and any such Receiver may retain and pay all sums in respect of which it is indemnified out of any monies received under the powers conferred by this Deed.

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9.	APPOINTMENT OF RECEIVER

9.1	Appointment

At any time on or after the Enforcement Date or at the request of the Company, the Collateral Agent may, without prior notice to the Company, in writing (under seal, by deed or otherwise under hand) appoint a Receiver in respect of the Securities or any part thereof and may in like manner from time to time (and insofar as it is lawfully able to do) remove any Receiver and appoint another in his stead.

9.2	More than one Receiver

Where more than one Receiver is appointed, each joint Receiver shall have the power to act severally, independently of any other joint Receiver, except to the extent that the Collateral Agent may specify to the contrary in the appointment.

9.3	Receiver as agent

A Receiver shall be the agent of the Company which shall be solely responsible for his acts or defaults and for his remuneration. No Receiver shall at any time act as agent of any Secured Creditor.

9.4	Receiver’s remuneration

Subject to section 36 of the Insolvency Act 1986, a Receiver shall be entitled to remuneration for his services at a rate to be determined by the Collateral Agent from time to time (and without being limited to any maximum rate specified by any statute or statutory instrument). The Collateral Agent may direct payment of such remuneration out of moneys accruing to the Receiver but the Company alone shall be liable for the payment of such remuneration and for all other costs, charges and expenses of the Receiver.

10.	RECEIVER’S POWERS

10.1	Powers

A Receiver shall have (and be entitled to exercise) in relation to the Securities over which he is appointed the following powers (as the same may be varied or extended by the provisions of this Deed):
(a)	all of the powers of a receiver or an administrative receiver set out in Schedule 1 to the Insolvency Act 1986 (whether or not the Receiver is an administrative receiver);

(b)	all of the powers conferred from time to time on receivers, mortgagors and mortgagees in possession by the LPA or any applicable law;

(c)	all the powers and rights of a legal and beneficial owner and the power to do or omit to do anything which the Company itself could do or omit to do; and

(d)	the power to do all things which, in the opinion of the Receiver, are incidental to any of the powers, functions, authorities or discretions conferred or vested

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in the Receiver pursuant to this Deed or upon receivers by statute or law generally (including, without limitation, the bringing or defending of proceedings in the name of, or on behalf of, the Company; the collection and/or realisation of Securities in such manner and on such terms as the Receiver sees fit; and the execution of documents in the name of the Company (whether under hand, or by way of deed or by utilisation of the company seal of the Company)).
10.2	Powers may be Restricted

The powers granted to a Receiver pursuant to this Deed may be restricted by the instrument (signed by the Collateral Agent) appointing him but they shall not be restricted by any winding-up or dissolution of the Company.

11.	PROTECTION OF PURCHASERS

11.1	Absence of enquiry

No person or persons dealing with the Collateral Agent or any Receiver appointed by it shall be concerned to enquire whether any event has happened upon which any of the powers in this Deed are or may be exercisable or otherwise as to the propriety or regularity of any exercise of such powers or of any act purporting or intended to be an exercise of such powers or whether any amount remains secured by this Deed or whether the Secured Liabilities have become payable or as to the application of any money paid to the Collateral Agent or any Receiver. All the protections to purchasers and persons dealing with receivers contained in sections 104, 107 and 109(4) of the LPA shall apply to any person purchasing from or dealing with the Collateral Agent or any such Receiver.

11.2	Receipt: conclusive discharge

The receipt of the Collateral Agent or any Receiver shall be a conclusive discharge to any purchaser of the Securities.

12.	POWER OF ATTORNEY AND DELEGATION

12.1	Power of attorney: general

The Company hereby irrevocably and by way of security appoints the Collateral Agent and any Receiver severally to be its attorney in its name and on its behalf and as its act and deed:
(a)	to execute and deliver any documents or instruments which the Collateral Agent or such Receiver may require for perfecting the title of the Collateral Agent to the Securities or for vesting the same in the Collateral Agent, its nominee or any purchaser;

(b)	to sign, execute, seal and deliver and otherwise perfect any further security document which the Company is required to enter into pursuant to this Deed; and

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(c)	otherwise generally to sign, seal, execute and deliver all deeds, assurances, agreements and documents and to do all acts and things which (a) may be required for the full exercise of all or any of the powers conferred on the Collateral Agent or any Receiver under this Deed; or (b) the Company is required to do pursuant to this Deed or (c) may be deemed expedient by the Collateral Agent or a Receiver in connection with (i) any preservation, disposition, realisation or getting in by the Collateral Agent or such Receiver of the Securities or any part thereof or (ii) any other exercise of any other power under this Deed.
The Collateral Agent confirms that it will only exercise the rights set out in Clause 12.1 following the occurrence of a Default or Event of Default under the Credit Documents.

12.2	Power of attorney: ratification

The Company ratifies and confirms and agrees to ratify and confirm all acts and things which any attorney mentioned in this Clause 12 (Power of attorney and delegation) shall do or purport to do in exercise of the powers granted by this Clause. All monies expended by any such attorney shall be deemed to be expenses incurred by the Collateral Agent under this Deed.

12.3	General delegation
(a)	The Collateral Agent and any Receiver (acting in good faith) shall have full power to delegate the powers, authorities and discretions conferred on it or him by this Deed (including the power of attorney) on such terms and conditions as it or he shall see fit which shall not preclude exercise of those powers, authorities or discretions by it or him or any revocation of the delegation or any subsequent delegation.

(b)	Any such delegation may be made upon such terms, consistent with the terms of the Credit Documents (including power to sub-delegate) as the Collateral Agent may think fit.

(c)	Save in the case of gross negligence or wilful misconduct by the Collateral Agent (in each case as determined by a court of competent jurisdiction in a final and non-appealable decision) in the exercise of its right to delegate, the Collateral Agent shall not be in any way liable to the Company or any other person for any losses, liabilities or expenses arising from any act, default, omission or misconduct on the part of any such delegate or sub delegate.
13.	APPLICATION OF MONIES RECEIVED UNDER THIS DEED

13.1	Order of application

Any monies received under the powers hereby conferred shall, subject to the repayment of any claims having priority to this Deed, be applied for the purposes and in the order of priority provided for in:
(a)	prior to execution of the Intercreditor Agreement, section 9 (Events of Default) of the Credit Agreement; and

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(b)	following execution of the Intercreditor Agreement, the relevant provision in the Intercreditor Agreement relating to application of proceeds received under the Credit Documents.
13.2	Suspense account

The Collateral Agent may credit any monies received under this Deed to an interest bearing suspense account for so long and in such manner as the Collateral Agent may from time to time determine and the Receiver may retain the same for such period as he and the Collateral Agent consider appropriate.

14.	RELEASE OF SECURITY

14.1	Release

The Collateral Agent shall, at the request and cost of the Company, execute or procure the execution by its nominee of any documents (in each case in a form acceptable to the Collateral Agent) and do all such deeds, acts and things as are necessary to release the Securities from the Security created by or in accordance with this Deed at the end of the Security Period.

14.2	Avoidance of payments
(a)	No amount paid, repaid or credited to a Secured Creditor shall be deemed to have been irrevocably paid if the Collateral Agent (acting reasonably) considers that the payment or credit of such amount is capable of being avoided or reduced by virtue of any laws applicable on bankruptcy, insolvency, liquidation or similar laws.

(b)	If any amount paid, repaid or credited to a Secured Creditor is avoided or reduced by virtue of any laws applicable on bankruptcy, insolvency, liquidation or similar laws then any release, discharge or settlement between that Secured Creditor and the Company shall be deemed not to have occurred and the Secured Creditors shall be entitled to enforce this Deed subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made. The Company shall on demand indemnify the Collateral Agent against any funding or other cost, loss, liability or expense incurred by the Collateral Agent as a result of the Collateral Agent being required for any reason to refund all or part of any amount received by it in respect of any of the Secured Liabilities.
15.	NEW ACCOUNTS

If a Secured Creditor receives notice of any subsequent charge or other interest affecting any part of the Securities it may, without prejudice to its rights under this Deed, open a fresh account or fresh accounts with the Company and continue any existing account in the name of the Company and may appropriate to any such fresh account any monies thereafter paid in, received or realised for the credit of the Company without being under any obligation to apply the same or any part of them in discharge of any of the Secured Liabilities. If a Secured Creditor shall fail to open such a fresh account it shall be deemed to have done so with the effect that the said

15

monies shall not operate to reduce the Secured Liabilities at the time when that Secured Creditor received notice.

16.	MISCELLANEOUS

16.1	The Company

This Deed shall be binding on the successors and assigns of the Company.

16.2	Assignment and transfer

The Company may not assign or transfer any of its rights or obligations under this Deed without the prior consent of each Lender. The Collateral Agent may assign and transfer all or any part of its rights and obligations under this Deed to a replacement collateral agent appointed pursuant to the terms of the Credit Agreement.

16.3	Disclosure

The Collateral Agent may disclose to any of its Affiliates and any other person:
(a)	which is one of its professional advisers;

(b)	to (or through) whom a Secured Creditor assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Deed and/or the Credit Agreement;

(c)	which is a Receiver or prospective Receiver;

(d)	(together with professional advisers) who may have an interest in the benefits arising under this Deed;

(e)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; or

(f)	any other person not expressly referred to in sub-paragraphs (a) to (e) above but otherwise described in section 11.16 (Confidentiality) of the Credit Agreement, any information about the Company, the Credit Documents or this Deed as the Collateral Agent shall consider appropriate if, in relation to Clause 16.3(b), the person to whom the information is to be given has entered into a Confidentiality Undertaking.

16.4	Property

This Deed is and will remain the property of the Collateral Agent.

16.5	Continuing Security
(a)	This Deed shall be a continuing security and shall not be discharged by any intermediate payment or satisfaction of the whole or any part of the Secured Liabilities.

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(b)	If any purported obligation or liability of any Credit Party to the Secured Creditors which if valid would have been the subject of any obligation or charge created by this Deed is or becomes unenforceable, invalid or illegal on any ground whatsoever whether or not known to any Secured Creditor, the Company shall nevertheless be liable in respect of that purported obligation or liability as if the same were fully valid and enforceable and the Company was the principal debtor in respect thereof. The Company hereby agrees to keep the Secured Creditors fully indemnified against all damages, losses, costs and expenses arising from any failure of any Credit Party to carry out any such purported obligation or liability.
16.6	Waiver of defences

The obligations of the Company under this Deed will not be affected by an act, omission, matter or thing which, but for this Clause 16.6, would reduce, release or prejudice any of its obligations under this Deed (without limitation and whether or not known to any Secured Creditor) including:
(a)	any time, waiver or consent granted to, or composition with, the Company, any Credit Party or other person;

(b)	the release of any Credit Party or any other person under the terms of any composition or arrangement with any creditor of any person;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Company, any Credit Party or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Company, any Credit Party or any other person;

(e)	any amendment (however fundamental) or replacement of any Credit Documents or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Credit Documents or any other document or security;

(g)	any insolvency or similar proceedings;

(h)	any Secured Creditor disclosing to the Company any information relating to the business, assets, financial condition or prospects of any other Credit Party now or hereafter known to such Secured Creditor (the Company waiving any duty on the part of the Secured Creditors to discuss such information);

(i)	the existence of any claim, set-off or other right which the Company may at any time have against the Collateral Agent or any other person; or

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(j)	the making or absence of any demand for payment of any Secured Liabilities or other obligations on the Company or any other person, whether by the Collateral Agent or any other person.
16.7	Non-competition
(a)	Until the Security Period has ended and unless the Collateral Agent otherwise directs, the Company will not exercise any rights which it may have by reason of performance by it of its obligations under this Deed:
(i)	to be indemnified by any Credit Party (including any rights it may have by way of subrogation);

(ii)	to claim any contribution from any guarantor of any Credit Party of the obligations under the Credit Documents;

(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any right of the Collateral Agent or any of the other Secured Creditors under any Credit Documents or of any other guarantee or security taken pursuant to, or in connection with, the Credit Documents;

(iv)	to claim, rank, prove or vote as a creditor of any Credit Party or its estate in competition with the Collateral Agent or any of the other Secured Creditors; and/or

(v)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Credit Party, or exercise any right of set-off against any Credit Party.
(b)	The Company shall hold on trust for and immediately pay or transfer to the Collateral Agent any payment or distribution or benefit of security received by it contrary to this Clause 16.7.
16.8	Additional Security

This Deed shall be in addition to and not be affected by any other Security or guarantee now or hereafter held by any Secured Creditor for all or any part of the Secured Liabilities nor shall any such other Security or guarantee of liability to any Secured Creditor of or by any person not a Party be in any way impaired or discharged by this Deed nor shall this Deed in any way impair or discharge such other Security or guarantee.

16.9	Variation of Security

This Deed shall not in any way be affected or prejudiced by any Secured Creditor now or hereafter dealing with, exchanging, releasing, varying or abstaining from perfecting or enforcing any security or guarantee referred to in Clause 16.8 (Additional Security) above or any rights which any Secured Creditor may now or hereafter have or giving time for payment or granting any indulgence or compounding with any person whatsoever.

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16.10	Enforcement of other Security

No Secured Creditor shall be obliged to enforce any other Security it may hold for, or exercise any other rights it may have in relation to, the Secured Liabilities before enforcing any of its rights under this Deed.

16.11	Perpetuity Period

If applicable, the perpetuity period under the rule against perpetuities shall be 125 years from the date of this Deed.

16.12	Redemption of Prior Security

The Collateral Agent may redeem or take a transfer of any prior Security over the Securities and may agree the accounts of prior encumbrancers. Such agreed accounts shall be conclusive and binding on the Company. Any amount paid in connection with such redemption or transfer (including expenses) shall be paid on demand by the Company to the Collateral Agent and until such payment shall form part of the Secured Liabilities.

16.13	Custody

The Collateral Agent shall be entitled to keep all certificates and documents of title relating to the Charged Assets in safe custody at any of its branches or otherwise provide for their safe custody by third parties and shall not be responsible for any loss or damage occurring to or in respect thereof unless such loss or damage shall be caused by its own gross negligence or wilful default (in each case as determined by a court of competent jurisdiction in a final and non-appealable decision).

16.14	Costs and expense

Save to the extent that the same has been recovered pursuant to section 11.01 (Payment of expenses, etc.) of the Credit Agreement, the Company shall, within three Business Days of demand, pay to the Collateral Agent, any Receiver, attorney, manager, agent or other person appointed by the Collateral Agent under this Deed the amount of all costs and expenses (including legal fees) incurred by that Collateral Agent, Receiver, attorney, manager, agent or other person (as the case may be) in connection with (i) the perfection, preservation, enforcement or attempted enforcement, of the Security created by or contemplated by this Deed and/or (ii) the exercise of any rights under this Deed.

17.	NOTICES

17.1	Communications in writing

Any communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, may be made by fax or letter.

17.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of the Company and the Collateral Agent for any

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communication or document to be made or delivered under or in connection with this Deed is that identified with its name below:

Company

Address:	Endeavour Energy North Sea, L.P.
c/o Corporation Trust Company
1209 Orange Street
Wilmington
Delaware 19801
United States of America

For the Attention of:	Mike Kirksey

With a copy to:	Endeavour Energy North Sea, L.P.
c/o Endeavour International Corporation
1001 Fannin Street, Suite 1600
Houston, Texas 77002
United States of America

For the Attention of:	Mike Kirksey / Cathy Stubbs

Fax Number:	+1 713 307 8794

Email:	Mike.Kirksey@endeavourcorp.com /
Cathy.Stubbs@endeavourcorp.com

Collateral Agent

Address:	Cyan Partners, LP
399 Park Avenue
39th Floor
New York 10022
United States of America

Fax Number:	+1 212 380 5871

For the Attention of:	Divya Gopal
or any substitute address, fax number or department or officer as the Company may notify to the Collateral Agent or, as the case may be, the Collateral Agent may notify to the Company, in each case by not less than five Business Days’ notice.

17.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:
(i)	if by way of fax, when received in legible form; or

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(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 17.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Collateral Agent will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with the Collateral Agent’s name in Clause 17.2 (Addresses) (or any substitute department or officer as it shall specify for this purpose).
18.	CERTIFICATES AND DETERMINATIONS

Any certificate or determination by the Collateral Agent of a rate or amount under this Deed is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

19.	PARTIAL INVALIDITY

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

20.	COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

21.	THIRD PARTIES

Save as expressly stated in this Deed, a person who is not a Party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.

22.	GOVERNING LAW

This Deed and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including any non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

23.	ENFORCEMENT

23.1	Jurisdiction
(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the

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existence, validity or termination of this Deed or any non-contractual obligation arising out of or in connection with this Deed) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 23.1 (Jurisdiction) is for the benefit of the Secured Creditors only. As a result, no Secured Creditor shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Secured Creditors may take concurrent proceedings in any number of jurisdictions.
23.2	Waiver of immunity

The Company irrevocably and unconditionally:
(a)	agrees not to claim any immunity from proceedings brought by a Secured Creditor against it in relation to a Credit Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.
IN WITNESS whereof this Deed has been duly executed as a deed on the date first above written.

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SIGNED AS A DEED by	)
ENDEAVOUR ENERGY NORTH SEA, L.P.	)
acting by	)
Endeavour Energy North Sea LLC, as sole general	)
partner	)
)
In the presence of:	)
)

Signature of witness

Name of witness

(in BLOCK CAPITALS)

Address of witness

SIGNED by	)
)
for and on behalf of	)
CYAN PARTNERS, LP	)
)
)

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Exhibit F-4
EG/JJK
Deed of pledge of shares
Endeavour International Holding B.V.
On this, the sixteenth day of August two thousand and ten, appeared before me, Albert Hendrik Geerling, civil law notary at Rotterdam, the Netherlands:
1.	Jan Joris van Kampen, employed at the offices of me, civil law notary, located at 3014 DA Rotterdam, the Netherlands, Weena 750, born in Amsterdam, the Netherlands, on the nineteenth day of January nineteen hundred eighty-three, and acting for the purpose of this deed as the holder of a written power of attorney from:
a.	Endeavour Operating Corporation a company incorporated and existing under the laws of the State of Delaware, United States of America, having its registered office at 1000 Main Street, Suite 3300, Houston, Texas, 77002, United States of America which company is hereinafter referred to as: the ‘Pledgor’;

b.	Endeavour International Holding B.V. a company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat at Amsterdam, the Netherlands (address: 1043 EJ Amsterdam, the Netherlands Teleportboulevard 140, Trade Register number 34229293), which company is hereinafter referred to as: the ‘Company’; and
2.	Jesler Jan Hartman Kok, born at Groningen, the Netherlands on the twenty-sixth day of November nineteen hundred eighty, residing at 3031 SK Rotterdam, the Netherlands, Brussestraat 18c, holder of Dutch passport number NK5917452, acting for the purpose of this deed as the holder of a written power of attorney from Cyan Partners, LP, a company organised and existing under the laws of the State of Delaware, United States of America having its registered office at 399 Park Avenue, New York, New York, United States of America 10022, which company is hereinafter referred to as: the ‘Pledgee’.
Powers of attorney
The powers of attorney are evidenced by three (3) private deeds, which will be attached to this deed.
The persons appearing, acting in their capacities as mentioned above, declared as follows:
A.	on the sixteenth day of August two thousand and ten, inter alios, the Pledgee (as Administrative Agent, Sole Arranger and Sole Book Runner), Endeavour Energy UK Limited as Borrower, and Endeavour International Corporation as Holdings, entered into a one hundred and sixty million American dollars (USD 160,000,000) term loan facility agreement (the ‘Credit Agreement’);

B.	on the sixteenth day of August two thousand and ten, inter alios, the Pledgee, the Pledgor and the Company entered into a guarantee agreement pursuant to which inter alios each of the Pledgor and the Company guarantees any and all obligations to pay an amount of money (verplichtingen tot voldoening van een geldsom), whether present or future, actual or contingent, that may at any time be owing by a Credit Party (as defined in the Credit Agreement) to the Secured

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Creditors (as defined in the Credit Agreement) under or pursuant to the Credit Documents (as defined in the Credit Agreement) (the “Subsidiary Guaranty”);
C.	the Present Shares (as defined below) were acquired by the Pledgor by virtue of the deed of incorporation of the Company, executed on the twenty-seventh of June two thousand and five before M.P. Bongard, civil-law notary in Amsterdam;

D.	the Pledgor has agreed to execute this present deed of pledge of shares (the “Deed”) as security for the payment when due of the Secured Obligations (as defined below);

E.	it is envisaged that the Existing Security (as defined below) will be terminated pursuant to a letter of termination of rights of pledge to be issued and signed by or on behalf of BNP Paribas S.A. and to be signed for acknowledgement and receipt by — inter alios - the Pledgor and the Company;

F.	it has been agreed that the voting rights attaching to the Shares (as defined below) will be vested in the Pledgee subject to the suspensive conditions (opschortende voorwaarden) set out in Clause 3 (Rights in respect of the Voting Rights) of this Deed;

G.	the articles of association of the Company permit the creation of a right of pledge on the shares in its capital and the vesting of voting rights attaching to such shares in the Pledgee;

H.	the general meeting of shareholders of the Company has resolved to give the legally required approval for the creation of the right of pledge, including the vesting of the voting rights attaching to the Shares (as defined below) in the Pledgee, as evidenced by resolutions of the general meeting of shareholders of the Company dated twenty nine July two thousand ten.
Consequently, the persons appearing declared:
It is hereby agreed as follows:
1.	Definitions and interpretation

1.1	All capitalized terms used in this Deed including the recitals, and not otherwise defined herein shall have the meaning assigned to them in the Credit Agreement.

1.2	a. Headings are for convenience of reference only.
b.	Where the context so permits, the singular includes the plural and vice versa.

c.	Save where the contrary is indicated, any reference in this Deed to the parties or a party to this Deed shall be construed so as to include its or their respective successors, transferees and assigns from time to time and any successor of such a successor, transferee or assign in accordance with their respective interests.

d.	A ‘clause’ shall, subject to any indication to the contrary, be construed as a reference to a clause of this Deed.

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e.	References to the Credit Agreement, the (other) Credit Documents, this Deed, or any other agreement or document shall, where applicable, be deemed to be references to such Credit Agreement, the (other) Credit Documents, this Deed, or any other agreement or document as the same may have been, or may from time to time be, extended, prolonged, amended, restated, supplemented, renewed or novated, as persons may accede thereto as a party or withdraw therefrom as a party in part or in whole or be released thereunder in part or in whole, and as facilities and financial services are or may from time to time be granted, extended, prolonged, increased, reduced, cancelled, withdrawn, amended, restated, supplemented, renewed or novated there under.

f.	A statute or statutory provision shall be construed as a reference to such statute or statutory provision as the same may have been, or may from time to time be, amended or re-enacted and all instruments, orders, plans, regulations, by-laws, permissions and directions at any time made there under.

g.	References to the Dutch Civil Code are references to het Nederlands Burgerlijk Wetboek, references to the Dutch Bankruptcy Act are references to de Nederlandse Faillissementswet.
1.3	In this Deed the following words and expressions shall have the following meaning:
•	‘Collateral’ means (i) the Shares and (ii) the Rights;

•	‘Conditions Precedent’ means each of the following conditions precedent (opschortende voorwaarden): (i) the termination of the Existing Security, (ii) the occurrence of an Event of Default, and (iii) the issuance of a Voting Rights Notice;

•	‘Default Notice’ means a notice in writing to be issued by the Pledgee to the Pledgor and the Company upon or after the occurrence of an Event of Default;

•	‘Enforcement Event’ means the issuance of a Default Notice following an Event of Default which also constitutes a default (verzuim) in the fulfillment of the Secured Obligations within the meaning of Article 3:248 of the Dutch Civil Code;

•	‘Existing Security’ means the rights of pledge and all other security interests created or purported to be created under or pursuant to:
(a)	a notarial deed of first ranking pledge over the Present Shares dated first of November two thousand six executed before H.B.H. Kraak, civil law notary at Amsterdam between the Pledgor as pledgor, BNP Paribas S.A. as pledgee and the Company as the company;

(b)	a notarial deed of second ranking pledge over the Present Shares

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dated seven March two thousand eight executed before P.H.N. Quist, civil law notary at Amsterdam between the Pledgor as pledgor, BNP Paribas S.A. as pledgee and the Company as the company; and
(c)	a notarial deed of third ranking pledge over the Present Shares dated eight February two thousand ten executed before P.H.N. Quist, civil law notary at Amsterdam between the Pledgor as pledgor, BNP Paribas S.A. as pledgee and the Company as the company;
•	‘Future Rights’ means any and all Rights in respect of Future Shares;

•	‘Future Shares’ means all shares in the capital of the Company which the Pledgor may hold at any time, which may be issued to or acquired by the Pledgor after the date of this Deed;

•	‘Intercreditor Agreement’ has the meaning ascribed thereto in the Credit Agreement;

•	‘Parallel Debt’ has the meaning ascribed thereto in clause 2 (Parallel Debt) of the Subsidiary Guaranty;

•	‘Parallel Obligations’ means the obligations to pay an amount of money (verplichtingen tot voldoening van een geldsom) of the Pledgor to the Pledgee arising from the Parallel Debt;

•	‘Present Shares’ means one hundred percent (100%) of the registered and paid-up shares in the issued capital of the Company, being one hundred eighty (180) shares, each with a nominal value of one hundred Euro (EUR 100.-), numbered 1 to 180 inclusive;

•	‘Principal Obligations’ means any and all obligations to pay an amount of money (verplichtingen tot voldoening van een geldsom) of the Pledgor under or pursuant to the Credit Documents (whether now existing or hereafter created or arising) together with all monies and liabilities payable or to be discharged by the Pledgor pursuant to the terms of this Deed, other than obligations to pay an amount of money (verplichtingen tot voldoening van een geldsom) under the Parallel Obligations;

•	‘Rights’ means any and all rights to or under dividends, other distributions, proceeds, options, warrants, claim rights and other similar rights, other than shares in the capital of the Company, currently existing or in the future arising or received with respect to or out of the Shares but excluding the Voting Rights;

•	‘Rights of Pledge’ means each of the rights of pledge created under this Deed;

•	‘Secured Obligations’ means collectively the Parallel Obligations and the Principal Obligations to the extent owing to the Pledgee;

•	‘Security Period’ means the period beginning on the date hereof and

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ending on the earliest date upon which (a) all Secured Obligations have been irrevocably paid and discharged, or have ceased to exist, and (b) all Rights of Pledge have been released and discharged by the Pledgee in accordance with clause 8.2 below;
•	‘Shares’ means the Present Shares and the Future Shares;

•	‘Voting Rights’ means the voting rights attached to the Shares;

•	‘Voting Rights Notice’ means a notice in writing by the Pledgee to the Pledgor and the Company that it wishes to exercise the Voting Rights.
2.	Pledge of the Shares and the other Collateral

2.1	The Pledgor hereby agrees with the Pledgee and hereby undertakes that the Pledgor shall grant to the Pledgee the rights of pledge purported to be granted under or pursuant to this Deed.

2.2	As security for the payment and discharge in full, when due (whether at stated maturity, by acceleration or otherwise), of the Secured Obligations, the Pledgor hereby grants, to the Pledgee a right of pledge (pandrecht), on the Present Shares and, to the extent legally possible hereby grants in advance (verpandt bij voorbaat) to the Pledgee a right of pledge on the Future Shares, and the Pledgee hereby accepts such rights of pledge.

To the extent no valid pledge on the Future Shares is created by this Deed, the Pledgor irrevocably and unconditionally undertakes to pledge to the Pledgee the Future Shares immediately after the Pledgor has acquired such shares.

2.3	Subject to clause 3.2 with respect to dividends and other distributions, the Pledgor, to the extent such pledge is not included in the Rights of Pledge in respect of the Shares, and to the fullest extent possible as permitted by applicable law, hereby pledges the Rights in favor of the Pledgee as security for the full and prompt payment and discharge of its Secured Obligations and the Pledgee accepts such pledge.

To the extent no valid pledge on the Rights is created hereunder, the Pledgor, irrevocably and unconditionally undertakes, immediately on demand by the Pledgee, to pledge in favor of the Pledgee and to assign to the Pledgee the Rights subject to clause 3.2. under the same terms and the same conditions as set forth in this Deed.

2.4	The Pledgor irrevocably and unconditionally undertakes to take such action (including the execution of documents to be made up in form and substance satisfactory to the Pledgee) as and when the Pledgee deems necessary in its reasonable opinion from time to time to create, perfect and maintain a valid and enforceable right of pledge in favor of the Pledgee with respect to the Collateral (and thereupon the Collateral shall become subject to a right of pledge as provided in this Deed).

2.5	The Pledgor hereby grants to the Pledgee an irrevocable and non-exclusive power of attorney (without obligation) to pledge to the Pledgee the Future Shares immediately after the Pledgor has acquired such shares.

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This power of attorney includes the right of substitution.
2.6	Each of the Rights of Pledge is one and indivisible (één en ondeelbaar). Partial fulfillment of the Secured Obligations shall not extinguish the Rights of Pledge proportionally.

2.7	The Rights of Pledge include all accessory rights (afhankelijke rechten) and all ancillary rights (nevenrechten) attached to the Collateral.

2.8	The Company is hereby notified of the Rights of Pledge created by this Deed.

3.	Rights in respect of the Voting Rights

3.1	The Voting Rights are hereby vested in the Pledgee within the meaning of article 2:198 paragraph 3 of the Dutch Civil Code, subject to the Conditions Precedent being satisfied. Therefore, provided that the Conditions Precedent have not been satisfied, the Pledgor shall remain entitled and authorized to exercise the Voting Rights, provided that the Pledgor may not exercise the Voting Rights in any manner which could be prejudicial to any of the Secured Creditors. As long as the Conditions Precedent have not been satisfied, the Pledgee shall not have the rights which are granted to the holders of depositary receipts issued for shares with the cooperation of a company.

3.2	Upon the Conditions Precedent having been satisfied:
i.	the Pledgee shall be fully entitled, to the exclusion of the Pledgor, to exercise the Voting Rights pertaining to the Shares;

ii.	in the event Dutch company law prevents the Voting Rights to return to the Pledgor when the respective Event of Default has been cured or waived by the Pledgee, the Pledgee shall at the request of the Pledgor (not to be unreasonably withheld or delayed) give a power of attorney to the Pledgor to exercise the Voting Rights for as long as no new Voting Rights Notice has been issued.

For the duration of such power of attorney clauses 3.2 (i) is not applicable.

Upon a new Voting Rights Notice being issued, the power of attorney shall automatically terminate.

The Pledgor may not exercise the Voting Rights in any manner which could be prejudicial to any of the Secured Creditors.
4.	Dividends and other distributions upon issuance of Default Notice

4.1	Subject to Clause 4.2 of this Deed and subject to the suspensive condition (opschortende voorwaarde)of the termination of the Existing Security the Pledgee shall be entitled to receive, retain and utilize any and all dividends and other distributions received in cash or other payment of money in respect of the Collateral.

4.2	The Pledgee grants permission to the Pledgor, within the meaning of article 3:246 paragraph 4 of the Dutch Civil Code to receive, retain and utilize any and all dividends and other distributions received in cash or other payment of

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money in respect of the Collateral until such permission has been withdrawn by means of a Default Notice issued by the Pledgee.
4.3	Upon the Default Notice being issued:
i.	all rights of the Pledgor to receive dividends and other distributions pursuant to the Rights shall automatically cease, and thereupon the Pledgee shall have the sole right to receive and hold as collateral such dividends and other distributions and such dividends or other distributions must be paid directly to the Pledgee or as it may direct;

ii.	the Pledgee shall be entitled to collect any repayment on the Shares (terugbetaling op aandelen) and all liquidation proceeds, if any, which are to be distributed in respect of the Shares upon dissolution and liquidation of the Company or otherwise;

iii.	all payments which are received by the Pledgor contrary to the provisions- of this clause 4 shall be received on behalf of and for the benefit of the Pledgee, shall be segregated from the other assets of the Pledgor and shall be immediately paid over or delivered (with any necessary endorsements) to the Pledgee or its authorized designee or as the Pledgee may otherwise direct as collateral in the exact form as received, to be held by the Pledgee as collateral and as further collateral security for the Secured Obligations. This is without prejudice to any right the Pledgee may have against the person who made the payment.
5. Representations and warranties
The Pledgor represents and warrants that the following is true and correct on the date of this Deed and each time any Future Shares and/or Future Rights will be pledged to the Pledgee:
i.	the Present Shares are and each Future Share will be, fully paid-up and the Collateral is free and clear of any lien, charge, encumbrance with any restricted rights (beperkte rechten), attachment (beslag), or any other right or security interest whatsoever, other than: (i) those created under this Deed, (ii) the Existing Security and (iii) and any encumbrances permitted under the Credit Documents;

ii.	the Pledgor holds full and exclusive title to the Collateral and is authorized (beschikkingsbevoegd) to create a right of pledge thereover;

iii.	the Pledgor acquired the Present Shares by incorporation of the Company, executed by deed on the twenty-seventh of June two thousand and five before M.P. Bongard, civil-law notary in Amsterdam;

iv.	no depositary receipts (certificaten van aandelen) have been issued for the Present Shares or will be issued for the Future Shares with the concurrence of the Company; and

v.	all information provided by the Pledgor with regard to this deed is correct and complete.

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6 Undertakings
6.1	Except to the extent permitted pursuant to the Credit Documents, the Pledgor undertakes not to waive without the prior written consent of the Pledgee (not to be unreasonably withheld or delayed), any accessory rights (afhankelijke rechten) or ancillary rights (nevenrechten) attached to the Collateral and in general not to perform any acts which result or could result in a material reduction of the value of the Shares.

6.2	Except to the extent permitted pursuant to the Credit Documents, the Pledgor shall not, without the prior written consent of the Pledgee (not to be unreasonably withheld or delayed), transfer or further pledge or otherwise encumber any of the Shares or agree to a court settlement or an out-of-court settlement (gerechtelijk or buitengerechtelijk akkoord) in respect of the Shares.

6.3	The Pledgor shall, at the Pledgee’s first request, provide in the English language the Pledgee all information and supporting documentation relating to the Collateral and allow the Pledgee to inspect its administrative records during office hours, all of the foregoing to the extent required by the Pledgee (acting reasonably) for the purpose of this Deed. The Pledgor shall forthwith inform the Pledgee of any attachment (beslag) over any part of the Collateral.

The pledgor shall:
i.	send the Pledgee a copy of the relevant attachment or seizure documentation as well as all other documents required under applicable law for challenging the attachment or seizure (if and to the extent possible);

ii.	notify the third party or the court process server acting on behalf of such third party in writing of the Pledgee’s interest over the Collateral; and

iii.	take such measures as may reasonably be required to protect the Pledgee’s interest over the Collateral.
6.4	The Pledgor covenants for the benefit of the Pledgee throughout the Security Period to co-operate with the Pledgee in the collection and recovery of the Collateral and to render all reasonable assistance as may be required pursuant to any exchange regulations and/or foreign statutory rules or other rules, including the taking of any legal action that the Pledgee may deem necessary in connection therewith after the issuance of a Default Notice to it.

6.5	In addition and without prejudice to the obligations of the Pledgor pursuant to clauses 6.3 and 6.4 above, the Pledgor shall notify the Pledgee promptly of any event or circumstance which could reasonably be of importance to the Pledgee with a view to the preservation and exercise of the Pledgee’s rights under or pursuant to this Deed.
7 Enforcement and power of attorney
7.1	Without prejudice to any other right or remedy available to the Pledgee, following the occurrence of an Enforcement Event the Pledgee shall be empowered, at its discretion, to immediately enforce the Rights of Pledge against the

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Pledgor without any (further) notice of default being required and the Pledgee may immediately exercise in respect of any and all of the Shares any and all of its rights and powers set out in this Deed (subject to restrictions following from mandatory provisions of law) irrespective of whether the Pledgee or any of the Secured Creditors shall have proceeded against or claimed payment from any party liable for any of the Secured Obligations.
7.2	Upon the occurrence of an Event of Default, the Pledgee shall be entitled to sell or procure the sale of the Collateral forthwith, all to the extent permitted by applicable laws.

To the fullest extent permitted by law, the Pledgor waives (which waiver the Pledgee hereby accepts) any right it may have (i) pursuant to section 3:234 Dutch Civil Code to demand, in the event that the Pledgee enforces the Rights of Pledge, that the Pledgee shall also enforce any of the security interests (zekerheidsrechten) granted by any of the Credit Partys and (ii) of requiring the Pledgee to firstly proceed against or claim payment from any person or entity or enforce any guarantee or security granted by any other person or entity before enforcing the Rights of Pledge and/or any other rights under this Deed.

7.3	The Pledgor will not be entitled to request the summary proceedings judge (voorzieningenrechter) of the district court to order that the Collateral shall be sold in a manner deviating from the provision of section 3:250 Dutch Civil Code.

7.4	In the event that the Pledgee forecloses or intends to foreclose the Rights of Pledge, it will not be obliged to give notice (thereof) (as provided in section 3:249 and section 3:252 Dutch Civil Code) to the Pledgor or any person having the benefit of an encumbrance on Collateral comprised in such Rights of Pledge (save as may be otherwise provided in the Credit Documents).

7.5	The Pledgee shall apply the proceeds of the Collateral and the foreclosure of the Rights of Pledge or any of them in satisfaction of the Secured Obligations, in each case in accordance with the Credit Agreement, the Intercreditor Agreement and in accordance with applicable provisions of Dutch law.

7.6	In addition to the undertakings contained in clause 2.4 above, the Pledgor shall at any time, upon written request of the Pledgee after the issuance of a Default Notice to the Pledgor, execute and cause to be filed, at such Pledgor’s expense, such documents and instruments, and do such other acts and things, as the Pledgee may reasonably deem desirable in obtaining the full benefits of this Deed (including the protection and preservation of its rights) and of the rights and powers granted hereunder or granted to a pledgee under the laws of the Netherlands.

7.7	The Pledgor hereby grants to the Pledgee (and any of its delegates) an irrevocable power of attorney (the ‘Power of Attorney’) in accordance with section 3:74 (1) Dutch Civil Code to, following the issuance of a Default Notice to it, perform all acts and execute all documents in order to perfect or implement

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this Deed on its behalf, and to take all actions which are necessary for the Pledgee (and any of its delegates) to create, maintain, protect, preserve and exercise its rights under this Deed (acting reasonably). The parties agree that section 3:68 (Selbsteintritt) Dutch Civil Code will not apply and to the extent necessary, the Pledgor hereby waives any rights it may have under section 3:68 Dutch Civil Code, which waiver the Pledgee hereby accepts.
8	Termination

8.1	The Pledgee is entitled to terminate by notice (opzeggen) in whole or in part any Right of Pledge on all or part of the Collateral and the contractual arrangements set forth herein.

Notice of termination must be given in writing by the Pledgee to the Pledgor.

8.2	The Rights of Pledge or any of them shall terminate by operation of law when all Secured Obligations have been unconditionally and irrevocably paid and discharged in full and all obligations under the Credit Documents have terminated.

At the request of the Pledgor, the Pledgee shall confirm such termination in writing and will execute all documents reasonably requested by the Pledgor in relation thereto (at the expense of the Pledgor).

9.	Assignment and information

9.1	Subject to the relevant provisions of the Credit Documents, the Pledgee (but not, for the avoidance of doubt, the Pledgor) shall be entitled to assign and/or transfer all or part of its rights and obligations under this Deed to any assignee and/or transferee.

9.2	The Pledgor hereby in advance gives its irrevocable consent to (geeft toestemming bij voorbaat) within the meaning of section 6:156 Dutch Civil Code and hereby in advance irrevocably co-operates with (verleent bij voorbaat mede-werking aan), within the meaning of sections 6:159 and 6:156 Dutch Civil Code, any such assignment and/or transfer executed in accordance with the relevant provisions of the Credit Documents, including by means of an assumption of debt (schuldoverneming) or transfer of agreement (contracts-overneming), as the case may be, hereunder.

9.3	If the Pledgee assigns and transfers its rights or obligations and the relevant transferee is subrogated in the rights of the Pledgee (in de rechten van de pandhouder treedt) in respect of the Rights of Pledge, the Pledgor must promptly ensure that the conditional transfer of voting rights to that person will be effected in accordance with section 2:198 (3) Dutch Civil Code.

9.4	The Pledgee shall be entitled to impart any information concerning the Pledgor to any successor or proposed successor, subject to any confidentiality provision of the Credit Agreement.

10.	Records of Pledgee

Subject to proof to the contrary, the records of the Pledgee shall be conclusive

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evidence (dwingend bewijs) of the existence and amount of the Secured Obligations, subject to and in accordance with the terms of the Credit Documents and this Deed.
11.	Costs

Subject to any provision to the contrary herein, all costs reasonably incurred in connection with the creation of the Rights of Pledge and the performance by the parties of their rights and obligations under this Deed shall be for the account of the persons or entities designated in or pursuant to the Credit Agreement and shall be settled in accordance therewith.

12.	Notices

Any notices and other communications under or in connection with this Deed shall be given in accordance with clause 11.03 of the Credit Agreement.

13.	Suspension of rights and indemnity

13.1	Throughout the Security Period, the Pledgor shall not:
i.	receive, claim or have the benefit of any payment, distribution or security from or on account of any Credit Party under any indemnity or otherwise or exercise its rights of defense, suspension, retention, set off or counter claim as against any Credit Party;

ii.	take recourse (verhaal) or take any other step to enforce any right against any Borrower or Guarantor or their respective assets; and

iii.	claim or vote in competition with the Pledgee or any of the other Secured Creditors in the bankruptcy, suspension of payment or liquidation or analogous circumstance of any Credit Part, except in each case, in such manner and upon such terms as the Pledgee, acting reasonably, may require.

Subject to the condition precedent (opschortende voorwaarde) that the Pledgee exercises its rights to enforce the Rights of Pledge in accordance with Clause 7 of this Deed, the Pledgor hereby waives in advance any rights it may have as set out under (i), (ii) and (iii) above, which waiver is hereby accepted by the Pledgee.

Any payment, distribution or security received by the Pledgor contrary to the provisions of this Deed shall be received and held by the Pledgor as custodian (bewaarnemer) for the benefit of the Pledgee and the other Secured Creditors and shall, pending payment or transfer to the Pledgee, to the extent legally possible, be segregated from the other assets of the Pledgor and shall be forthwith paid over or transferred to the Pledgee.

If notwithstanding the above the Pledgor exercises any right of defense, suspension, retention, set off or counter claim in respect of any amount, it shall forthwith pay an amount equal to such amount to the Pledgee.

13.2	The Pledgee shall not be liable to the Pledgor under or pursuant to the Credit Documents whatsoever except for its willful misconduct (opzet) or gross negligence (grove schuld).

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14.	Limitation, waiver

The Pledgor waives, to the fullest extent permitted by law, its right (i) to dissolve this Deed, pursuant to section 6:265 Dutch Civil Code or on any other ground or (ii) to avoid this Deed, including but not limited to error (dwaling), which waiver the Pledgee hereby accepts.

15.	Security interest absolute

All rights of the Pledgee, the Rights of Pledge and all obligations of the Pledgor hereunder shall be absolute and unconditional irrespective of:
i.	any change in the time, manner or place of payment of the Secured Obligations or any change of or amendment to the Credit Documents and any other document related thereto, or any other agreement or instrument relating to any of them; or

ii.	any exchange, release or non perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any other collateral for the Secured Obligations.
16.	Amendment of this Deed

This Deed may only be amended by a written agreement between the Pledgor and the Pledgee (with the consent of the other Secured Creditors under the Credit Documents), to the extent required by Dutch law, executed before a Dutch civil-law notary.

17.	Governing law and jurisdiction

This Deed shall be governed by and construed in accordance with the laws of the Netherlands.

The Pledgor consents to the exclusive jurisdiction of the courts of Amsterdam, the Netherlands.

The Pledgor hereby waives any objection that it may now or hereafter have to the jurisdiction of such courts, which waiver the Pledgee hereby accepts.

This clause is for the benefit of the Pledgee only and shall not limit its right to bring proceedings against the Pledgor in connection with this Deed or the Credit Documents in any other court of competent jurisdiction or concurrently in more than one jurisdiction.

18.	Severability of provisions

18.1	Any provision of this Deed which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

18.2	The parties hereto agree that they will negotiate in good faith to replace any provision hereof held invalid, illegal or unenforceable as set out in clause 18.1 above with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

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19.	Remedies and prevalence

19.1	The rights and remedies of the Pledgee herein, and the obligations, representations and warranties of the Pledgor herein, are cumulative and are not exclusive of any rights or remedies of the Pledgee, or obligations, representations or warranties of the Pledgor, conferred or imposed by law or the Credit Documents.

19.2	To the extent there is a conflict between the provisions of the Credit Documents and this Deed, the provisions of the Credit Documents shall prevail (but only to the extent that the validity and enforceability of the pledges created or purported to be created pursuant this Deed and the powers of attorney given pursuant this Deed are not affected as a consequence).

20.	Final Provisions

20.1	With due observance of article 20 of the articles of association of the Company, the Pledgor, having given the members of the Management Board of the Company the opportunity to cast their advisory votes, as holder of all of the shares in the share capital of the Company herewith resolves, without holding a meeting of shareholders, to approve this Deed including, without limitation, the Rights of Pledge and the transfer of the Voting Rights on the Shares subject to the Conditions Precedent having been satisfied.

20.2	The person appearing referred to under 1 above, acting as representative of the Company, declared that the Company has always accepted as valid the transfer by which the Pledgor acquired the Present Shares and all previous transfers of the Present Shares, that the Company acknowledges the right of pledge created by this Deed on the Present Shares, and that the Company will cause the right of pledge on the Present Shares to be recorded in its shareholders register without delay. Furthermore, the person appearing referred to under A above, acting as representative of the Company, declared that the Company acknowledges the right of pledge created by this Deed on the Future Shares and undertakes to enter such right of pledge in its shareholders register without delay as soon as the Pledgor becomes the holder of the Future Shares.

20.3	The Pledgor, the Pledgee and the Company are aware of the fact that the undersigned civil law notary works with NautaDutilh N.V., the firm that has advised the Pledgee in this transaction. With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) of the Royal Notarial Professional organisation (Koninklijke Notariële Beroepsorganisatie KNB), the parties to this Deed herewith explicitly agree that he executes this Deed.
CONCLUSION
The persons appearing are known to me, civil law notary.
This deed was executed in Rotterdam on the date mentioned in its heading.
After I, civil law notary, had conveyed and explained the contents of the deed in substance to the persons appearing, they declared that they had taken note of the contents of the deed, were in agreement with the contents and did not wish them to be read out in full. Following a partial reading, the deed was signed by the persons appearing and

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by me, civil law notary at eleven hundred hours.
J.J. van Kampen
J.J. Hartman Kok
A.H. Geerling, civil law notary
ISSUED AS A TRUE COPY
by me, Albert Hendrik Geerling, civil law notary at
Rotterdam, on this the sixteenth day of August two
thousand and ten.

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EG/JJK
Deed of pledge of shares
Endeavour Energy Netherlands B.V.
On this, the sixteenth day of August two thousand and ten, appeared before me, Albert Hendrik Geerling, civil law notary at Rotterdam, the Netherlands:
1.	Jan Joris van Kampen, employed at the offices of me, civil law notary, located at 3014 DA Rotterdam, the Netherlands, Weena 750, born in Amsterdam, the Netherlands, on the nineteenth day of January nineteen hundred eighty-three, and acting for the purpose of this deed as the holder of a written power of attorney from:
a.	Endeavour International Holding B.V. a company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat at Amsterdam, the Netherlands (address: 1043 EJ Amsterdam, the Netherlands, Teleportboulevard 140, Trade Register number 34229293), which company is hereinafter referred to as: the ‘Pledgor’
b.	Endeavour Energy Netherlands B.V. a company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), having its corporate seat at Amsterdam, the Netherlands (address: 1043 EJ Amsterdam, the Netherlands, Teleportboulevard 140, Trade Register number 34229296), which company is hereinafter referred to as: the ‘Company’; and
2.	Jesler Jan Hartman Kok, born at Groningen, the Netherlands on the twenty-sixth day of November nineteen hundred eighty, residing at Brussestraat 18c, 3031 SK Rotterdam, the Netherlands, holder of Dutch passport number NK5917452, acting for the purpose of this deed as the holder of a written power of attorney from Cyan Partners, LP, a company organised and existing under the laws of the State of Delaware, United States of America having its registered office at 399 Park Avenue, New York, New York, United States of America 10022,
which company is hereinafter referred to as: the ‘Pledgee’.
Powers of attorney
The powers of attorney are evidenced by three (3) private deeds, which will be attached to this deed.
The persons appearing, acting in their capacities as mentioned above, declared as follows:
A.	on the sixteenth day of August two thousand and ten, inter alios, the Pledgee (as Administrative Agent, Sole Arranger and Sole Book Runner), Endeavour Energy UK Limited as Borrower, and Endeavour International Corporation as Holdings, entered into a one hundred and sixty million American dollars (USD 160,000,000) term loan facility agreement (the ‘Credit Agreement’);

B.	on the sixteenth day of August two thousand and ten, inter alios, the Pledgee, the Pledgor and the Company entered into a guarantee agreement pursuant to which inter alios each of the Pledgor and the Company guarantees any and all obligations to pay an amount of money (verplichtingen tot voldoening van een

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geldsom), whether present or future, actual or contingent, that may at any time be owing by a Credit Party (as defined in the Credit Agreement) to the Secured Creditors (as defined in the Credit Agreement) under or pursuant to the Credit Documents (as defined in the Credit Agreement) (the “Subsidiary Guaranty”);
C.	the Present Shares (as defined below) were acquired by the Pledgor by virtue of the deed of incorporation of the Company, executed on the twenty-seventh of June two thousand and five before M.P. Bongard, civil-law notary in Amsterdam;

D.	the Pledgor has agreed to execute this present deed of pledge of shares (the “Deed”) as security for the payment when due of the Secured Obligations (as defined below);

E.	it is envisaged that the Existing Security (as defined below) will be terminated pursuant to a letter of termination of rights of pledge to be issued and signed by or on behalf of BNP Paribas S.A. and to be signed for acknowledgement and receipt by — inter alios - the Pledgor and the Company;

F.	it has been agreed that the voting rights attaching to the Shares (as defined below) will be vested in the Pledgee subject to the suspensive conditions (opschortende voorwaarden) set out in Clause 3 (Rights in respect of the Voting Rights) of this Deed;

G.	the articles of association of the Company permit the creation of a right of pledge on the shares in its capital and the vesting of voting rights attaching to such shares in the Pledgee;

H.	the general meeting of shareholders of the Company has resolved to give the legally required approval for the creation of the right of pledge, including the vesting of the voting rights attaching to the Shares (as defined below) in the Pledgee, as evidenced by resolutions of the general meeting of shareholders of the Company dated thirty July two thousand ten.
Consequently, the persons appearing declared:
It is hereby agreed as follows:
1.	Definitions and interpretation

1.1	All capitalized terms used in this Deed including the recitals, and not otherwise defined herein shall have the meaning assigned to them in the Credit Agreement.

1.2	a.	Headings are for convenience of reference only.
b.	Where the context so permits, the singular includes the plural and vice versa.

c.	Save where the contrary is indicated, any reference in this Deed to the parties or a party to this Deed shall be construed so as to include its or their respective successors, transferees and assigns from time to time and any successor of such a successor, transferee or assign in accordance with their respective interests.

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d.	A ‘clause’ shall, subject to any indication to the contrary, be construed as a reference to a clause of this Deed.

e.	References to the Credit Agreement, the (other) Credit Documents, this Deed, or any other agreement or document shall, where applicable, be deemed to be references to such Credit Agreement, the (other) Credit Documents, this Deed, or any other agreement or document as the same may have been, or may from time to time be, extended, prolonged, amended, restated, supplemented, renewed or novated, as persons may accede thereto as a party or withdraw therefrom as a party in part or in whole or be released thereunder in part or in whole, and as facilities and financial services are or may from time to time be granted, extended, prolonged, increased, reduced, cancelled, withdrawn, amended, restated, supplemented, renewed or novated there under.

f.	A statute or statutory provision shall be construed as a reference to such statute or statutory provision as the same may have been, or may from time to time be, amended or re-enacted and all instruments, orders, plans, regulations, by-laws, permissions and directions at any time made there under.

g.	References to the Dutch Civil Code are references to het Nederlands Burgerlijk Wetboek, references to the Dutch Bankruptcy Act are references to de Nederlandse Faillissementswet.
1.3	In this Deed the following words and expressions shall have the following meaning:
•	‘Collateral’ means (i) the Shares and (ii) the Rights;

•	‘Conditions Precedent’ means each of the following conditions precedent (opschortende voorwaarden): (i) the termination of the Existing Security, (ii) the occurrence of an Event of Default, and (iii) the issuance of a Voting Rights Notice;

•	‘Default Notice’ means a notice in writing to be issued by the Pledgee to the Pledgor and the Company upon or after the occurrence of an Event of Default;

•	‘Enforcement Event’ means the issuance of a Default Notice following an Event of Default which also constitutes a default (verzuim) in the fulfillment of the Secured Obligations within the meaning of Article 3:248 of the Dutch Civil Code;

•	‘Existing Security’ means the rights of pledge and all other security interests created or purported to be created under or pursuant to:
(a)	a notarial deed of first ranking pledge over the Present Shares dated first of November two thousand six executed before H.B.H. Kraak, civil law notary at Amsterdam between the Pledgor as pledgor, BNP Paribas S.A. as pledgee and the Company as the company;

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(b)	a notarial deed of second ranking pledge over the Present Shares dated seven March two thousand eight executed before P.H.N. Quist, civil law notary at Amsterdam between the Pledgor as pledgor, BNP Paribas S.A. as pledgee and the Company as the company; and

(c)	a notarial deed of third ranking pledge over the Present Shares dated eight February two thousand ten executed before P.H.N. Quist, civil law notary at Amsterdam between the Pledgor as pledgor, BNP Paribas S.A. as pledgee and the Company as the company;
•	‘Future Rights’ means any and all Rights in respect of Future Shares;

•	‘Future Shares’ means all shares in the capital of the Company which the Pledgor may hold at any time, which may be issued to or acquired by the Pledgor after the date of this Deed;

•	‘Intercreditor Agreement’ has the meaning ascribed thereto in the Credit Agreement;

•	‘Parallel Debt’ has the meaning ascribed thereto in clause 2 (Parallel Debt) of the Subsidiary Guaranty;

•	‘Parallel Obligations’ means the obligations to pay an amount of money (verplichtingen tot voldoening van een geldsom) of the Pledgor to the Pledgee arising from the Parallel Debt;

•	‘Present Shares’ means one hundred percent (100%) of the registered and paid-up shares in the issued capital of the Company, being one hundred eighty (180) shares, each with a nominal value of one hundred Euro (EUR 100.-), numbered 1 to 180 inclusive;

•	‘Principal Obligations’ means any and all obligations to pay an amount of money (verplichtingen tot voldoening van een geldsom) of the Pledgor under or pursuant to the Credit Documents (whether now existing or hereafter created or arising) together with all monies and liabilities payable or to be discharged by the Pledgor pursuant to the terms of this Deed, other than obligations to pay an amount of money (verplichtingen tot voldoening van een geldsom) under the Parallel Obligations;

•	‘Rights’ means any and all rights to or under dividends, other distributions, proceeds, options, warrants, claim rights and other similar rights, other than shares in the capital of the Company, currently existing or in the future arising or received with respect to or out of the Shares but excluding the Voting Rights;

•	‘Rights of Pledge’ means each of the rights of pledge created under this Deed;

•	‘Secured Obligations’ means collectively the Parallel Obligations and the Principal Obligations to the extent owing to the Pledgee;

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•	‘Security Period’ means the period beginning on the date hereof and ending on the earliest date upon which (a) all Secured Obligations have been irrevocably paid and discharged, or have ceased to exist, and (b) all Rights of Pledge have been released and discharged by the Pledgee in accordance with clause 8.2 below;

•	‘Shares’ means the Present Shares and the Future Shares;

•	‘Voting Rights’ means the voting rights attached to the Shares;

•	‘Voting Rights Notice’ means a notice in writing by the Pledgee to the Pledgor and the Company that it wishes to exercise the Voting Rights.
2.	Pledge of the Shares and the other Collateral

2.1	The Pledgor hereby agrees with the Pledgee and hereby undertakes that the Pledgor shall grant to the Pledgee the rights of pledge purported to be granted under or pursuant to this Deed.

2.2	As security for the payment and discharge in full, when due (whether at stated maturity, by acceleration or otherwise), of the Secured Obligations, the Pledgor hereby grants, to the Pledgee a right of pledge (pandrecht), on the Present Shares and, to the extent legally possible hereby grants in advance (verpandt bij voorbaat) to the Pledgee a right of pledge on the Future Shares, and the Pledgee hereby accepts such rights of pledge.

To the extent no valid pledge on the Future Shares is created by this Deed, the Pledgor irrevocably and unconditionally undertakes to pledge to the Pledgee the Future Shares immediately after the Pledgor has acquired such shares.

2.3	Subject to clause 3.2 with respect to dividends and other distributions, the Pledgor, to the extent such pledge is not included in the Rights of Pledge in respect of the Shares, and to the fullest extent possible as permitted by applicable law, hereby pledges the Rights in favor of the Pledgee as security for the full and prompt payment and discharge of its Secured Obligations and the Pledgee accepts such pledge.

To the extent no valid pledge on the Rights is created hereunder, the Pledgor, irrevocably and unconditionally undertakes, immediately on demand by the Pledgee, to pledge in favor of the Pledgee and to assign to the Pledgee the Rights subject to clause 3.2. under the same terms and the same conditions as set forth in this Deed.

2.4	The Pledgor irrevocably and unconditionally undertakes to take such action (including the execution of documents to be made up in form and substance satisfactory to the Pledgee) as and when the Pledgee deems necessary in its reasonable opinion from time to time to create, perfect and maintain a valid and enforceable right of pledge in favor of the Pledgee with respect to the Collateral (and thereupon the Collateral shall become subject to a right of pledge as provided in this Deed).

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2.5	The Pledgor hereby grants to the Pledgee an irrevocable and non-exclusive power of attorney (without obligation) to pledge to the Pledgee the Future Shares immediately after the Pledgor has acquired such shares. This power of attorney includes the right of substitution.

2.6	Each of the Rights of Pledge is one and indivisible (één en ondeelbaar). Partial fulfillment of the Secured Obligations shall not extinguish the Rights of Pledge proportionally.

2.7	The Rights of Pledge include all accessory rights (afhankelijke rechten) and all ancillary rights (nevenrechten) attached to the Collateral.

2.8	The Company is hereby notified of the Rights of Pledge created by this Deed.

3.	Rights in respect of the Voting Rights

3.1	The Voting Rights are hereby vested in the Pledgee within the meaning of article 2:198 paragraph 3 of the Dutch Civil Code, subject to the Conditions Precedent being satisfied.

Therefore, provided that the Conditions Precedent have not been satisfied, the Pledgor shall remain entitled and authorized to exercise the Voting Rights, provided that the Pledgor may not exercise the Voting Rights in any manner which could be prejudicial to any of the Secured Creditors.

As long as the Conditions Precedent have not been satisfied, the Pledgee shall not have the rights which are granted to the holders of depositary receipts issued for shares with the cooperation of a company.

3.2	Upon the Conditions Precedent having been satisfied:
i.	the Pledgee shall be fully entitled, to the exclusion of the Pledgor, to exercise the Voting Rights pertaining to the Shares;

ii.	in the event Dutch company law prevents the Voting Rights to return to the Pledgor when the respective Event of Default has been cured or waived by the Pledgee, the Pledgee shall at the request of the Pledgor (not to be unreasonably withheld or delayed) give a power of attorney to the Pledgor to exercise the Voting Rights for as long as no new Voting Rights Notice has been issued.

For the duration of such power of attorney clauses 3.2 (i) is not applicable.

Upon a new Voting Rights Notice being issued, the power of attorney shall automatically terminate.

The Pledgor may not exercise the Voting Rights in any manner which could be prejudicial to any of the Secured Creditors.
4.	Dividends and other distributions upon issuance of Default Notice

4.1	Subject to Clause 4.2 of this Deed and subject to the suspensive condition (opschortende voorwaarde) of termination of the Existing Security the Pledgee shall be entitled to receive, retain and utilize any and all dividends and other distributions received in cash or other payment of money in respect of the Collateral.

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4.2	The Pledgee grants permission to the Pledgor, within the meaning of article 3:246 paragraph 4 of the Dutch Civil Code to receive, retain and utilize any and all dividends and other distributions received in cash or other payment of money in respect of the Collateral until such permission has been withdrawn by means of a Default Notice issued by the Pledgee.

4.3	Upon the Default Notice being issued:
i.	all rights of the Pledgor to receive dividends and other distributions pursuant to the Rights shall automatically cease, and thereupon the Pledgee shall have the sole right to receive and hold as collateral such dividends and other distributions and such dividends or other distributions must be paid directly to the Pledgee or as it may direct;

ii.	the Pledgee shall be entitled to collect any repayment on the Shares (terugbetaling op aandelen) and all liquidation proceeds, if any, which are to be distributed in respect of the Shares upon dissolution and liquidation of the Company or otherwise;

iii.	all payments which are received by the Pledgor contrary to the provisions- of this clause 4 shall be received on behalf of and for the benefit of the Pledgee, shall be segregated from the other assets of the Pledgor and shall be immediately paid over or delivered (with any necessary endorsements) to the Pledgee or its authorized designee or as the Pledgee may otherwise direct as collateral in the exact form as received, to be held by the Pledgee as collateral and as further collateral security for the Secured Obligations. This is without prejudice to any right the Pledgee may have against the person who made the payment.
5.	Representations and warranties
The Pledgor represents and warrants that the following is true and correct on the date of this Deed and each time any Future Shares and/or Future Rights will be pledged to the Pledgee:
i.	the Present Shares are and each Future Share will be, fully paid-up and the Collateral is free and clear of any lien, charge, encumbrance with any restricted rights (beperkte rechten), attachment (beslag), or any other right or security interest whatsoever, other than: (i) those created under this Deed, (ii) the Existing Security and (iii) any encumbrances permitted under the Credit Documents;

ii.	the Pledgor holds full and exclusive title to the Collateral and is authorized (beschikkingsbevoegd) to create a right of pledge thereover;

iii.	the Pledgor acquired the Present Shares by incorporation of the Company, executed by deed on the twenty-seventh of June two thousand and five before M.P. Bongard, civil-law notary in Amsterdam;

iv.	no depositary receipts (certificaten van aandelen) have been issued for the Present Shares or will be issued for the Future Shares with the concurrence of the Company; and

v.	all information provided by the Pledgor with regard to this deed is correct and complete.

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6.	Undertakings
6.1	Except to the extent permitted pursuant to the Credit Documents, the Pledgor undertakes not to waive without the prior written consent of the Pledgee (not to be unreasonably withheld or delayed), any accessory rights (afhankelijke rechten) or ancillary rights (nevenrechten) attached to the Collateral and in general not to perform any acts which result or could result in a material reduction of the value of the Shares.

6.2	Except to the extent permitted pursuant to the Credit Documents, the Pledgor shall not, without the prior written consent of the Pledgee (not to be unreasonably withheld or delayed), transfer or further pledge or otherwise encumber any of the Shares or agree to a court settlement or an out-of-court settlement (gerechtelijk or buitengerechtelijk akkoord) in respect of the Shares.

6.3	The Pledgor shall, at the Pledgee’s first request, provide in the English language the Pledgee all information and supporting documentation relating to the Collateral and allow the Pledgee to inspect its administrative records during office hours, all of the foregoing to the extent required by the Pledgee (acting reasonably) for the purpose of this Deed.

The Pledgor shall forthwith inform the Pledgee of any attachment (beslag) over any part of the Collateral.

The pledgor shall:
i.	send the Pledgee a copy of the relevant attachment or seizure documentation as well as all other documents required under applicable law for challenging the attachment or seizure (if and to the extent possible);

ii.	notify the third party or the court process server acting on behalf of such third party in writing of the Pledgee’s interest over the Collateral; and

iii.	take such measures as may reasonably be required to protect the Pledgee’s interest over the Collateral.
6.4	The Pledgor covenants for the benefit of the Pledgee throughout the Security Period to co-operate with the Pledgee in the collection and recovery of the Collateral and to render all reasonable assistance as may be required pursuant to any exchange regulations and/or foreign statutory rules or other rules, including the taking of any legal action that the Pledgee may deem necessary in connection therewith after the issuance of a Default Notice to it.

6.5	In addition and without prejudice to the obligations of the Pledgor pursuant to clauses 6.3 and 6.4 above, the Pledgor shall notify the Pledgee promptly of any event or circumstance which could reasonably be of importance to the Pledgee with a view to the preservation and exercise of the Pledgee’s rights under or pursuant to this Deed.

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7.	Enforcement and power of attorney

7.1	Without prejudice to any other right or remedy available to the Pledgee, following the occurrence of an Enforcement Event the Pledgee shall be empowered, at its discretion, to immediately enforce the Rights of Pledge against the Pledgor without any (further) notice of default being required and the Pledgee may immediately exercise in respect of any and all of the Shares any and all of its rights and powers set out in this Deed (subject to restrictions following from mandatory provisions of law) irrespective of whether the Pledgee or any of the Secured Creditors shall have proceeded against or claimed payment from any party liable for any of the Secured Obligations.
7.2	Upon the occurrence of an Event of Default, the Pledgee shall be entitled to sell or procure the sale of the Collateral forthwith, all to the extent permitted by applicable laws.

To the fullest extent permitted by law, the Pledgor waives (which waiver the Pledgee hereby accepts) any right it may have (i) pursuant to section 3:234 Dutch Civil Code to demand, in the event that the Pledgee enforces the Rights of Pledge, that the Pledgee shall also enforce any of the security interests (zekerheidsrechten) granted by any of the Credit Partys and (ii) of requiring the Pledgee to firstly proceed against or claim payment from any person or entity or enforce any guarantee or security granted by any other person or entity before enforcing the Rights of Pledge and/or any other rights under this Deed.

7.3	The Pledgor will not be entitled to request the summary proceedings judge (voorzieningenrechter) of the district court to order that the Collateral shall be sold in a manner deviating from the provision of section 3:250 Dutch Civil Code.

7.4	In the event that the Pledgee forecloses or intends to foreclose the Rights of Pledge, it will not be obliged to give notice (thereof) (as provided in section 3:249 and section 3:252 Dutch Civil Code) to the Pledgor or any person having the benefit of an encumbrance on Collateral comprised in such Rights of Pledge (save as may be otherwise provided in the Credit Documents).

7.5	The Pledgee shall apply the proceeds of the Collateral and the foreclosure of the Rights of Pledge or any of them in satisfaction of the Secured Obligations, in each case in accordance with the Credit Agreement, the Intercreditor Agreement and in accordance with applicable provisions of Dutch law.

7.6	In addition to the undertakings contained in clause 2.4 above, the Pledgor shall at any time, upon written request of the Pledgee after the issuance of a Default Notice to the Pledgor, execute and cause to be filed, at such Pledgor’s expense, such documents and instruments, and do such other acts and things, as the Pledgee may reasonably deem desirable in obtaining the full benefits of this Deed (including the protection and preservation of its rights) and of the rights and powers granted hereunder or granted to a pledgee under the laws of the Netherlands.

7.7	The Pledgor hereby grants to the Pledgee (and any of its delegates) an irrevocable power of attorney (the ‘Power of Attorney’) in accordance with section

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3:74 (1) Dutch Civil Code to, following the issuance of a Default Notice to it, perform all acts and execute all documents in order to perfect or implement this Deed on its behalf, and to take all actions which are necessary for the Pledgee (and any of its delegates) to create, maintain, protect, preserve and exercise its rights under this Deed (acting reasonably).

The parties agree that section 3:68 (Selbsteintritt) Dutch Civil Code will not apply and to the extent necessary, the Pledgor hereby waives any rights it may have under section 3:68 Dutch Civil Code, which waiver the Pledgee hereby accepts.
8.	Termination

8.1	The Pledgee is entitled to terminate by notice (opzeggen) in whole or in part any Right of Pledge on all or part of the Collateral and the contractual arrangements set forth herein.

Notice of termination must be given in writing by the Pledgee to the Pledgor.

8.2	The Rights of Pledge or any of them shall terminate by operation of law when all Secured Obligations have been unconditionally and irrevocably paid and discharged in full and all obligations under the Credit Documents have terminated.

At the request of the Pledgor, the Pledgee shall confirm such termination in writing and will execute all documents reasonably requested by the Pledgor in relation thereto (at the expense of the Pledgor).

9.	Assignment and information

9.1	Subject to the relevant provisions of the Credit Documents, the Pledgee (but not, for the avoidance of doubt, the Pledgor) shall be entitled to assign and/or transfer all or part of its rights and obligations under this Deed to any assignee and/or transferee.

9.2	The Pledgor hereby in advance gives its irrevocable consent to (geeft toestemming bij voorbaat) within the meaning of section 6:156 Dutch Civil Code and hereby in advance irrevocably co-operates with (verleent bij voorbaat mede-werking aan), within the meaning of sections 6:159 and 6:156 Dutch Civil Code, any such assignment and/or transfer executed in accordance with the relevant provisions of the Credit Documents, including by means of an assumption of debt (schuldoverneming) or transfer of agreement (contracts-overneming), as the case may be, hereunder.

9.3	If the Pledgee assigns and transfers its rights or obligations and the relevant transferee is subrogated in the rights of the Pledgee (in de rechten van de pandhouder treedt) in respect of the Rights of Pledge, the Pledgor must promptly ensure that the conditional transfer of voting rights to that person will be effected in accordance with section 2:198 (3) Dutch Civil Code.

9.4	The Pledgee shall be entitled to impart any information concerning the Pledgor to any successor or proposed successor, subject to any confidentiality provision of the Credit Agreement.

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10.	Records of Pledgee

Subject to proof to the contrary, the records of the Pledgee shall be conclusive evidence (dwingend bewijs) of the existence and amount of the Secured Obligations, subject to and in accordance with the terms of the Credit Documents and this Deed.

11.	Costs

Subject to any provision to the contrary herein, all costs reasonably incurred in connection with the creation of the Rights of Pledge and the performance by the parties of their rights and obligations under this Deed shall be for the account of the persons or entities designated in or pursuant to the Credit Agreement and shall be settled in accordance therewith.

12.	Notices

Any notices and other communications under or in connection with this Deed shall be given in accordance with clause 11.03 of the Credit Agreement.

13.	Suspension of rights and indemnity

13.1	Throughout the Security Period, the Pledgor shall not:
i.	receive, claim or have the benefit of any payment, distribution or security from or on account of any Credit Party under any indemnity or otherwise or exercise its rights of defense, suspension, retention, set off or counter claim as against any Credit Party;

ii.	take recourse (verhaal) or take any other step to enforce any right against any Borrower or Guarantor or their respective assets; and

iii.	claim or vote in competition with the Pledgee or any of the other Secured Creditors in the bankruptcy, suspension of payment or liquidation or analogous circumstance of any Credit Part, except in each case, in such manner and upon such terms as the Pledgee, acting reasonably, may require.

Subject to the condition precedent (opschortende voorwaarde) that the Pledgee exercises its rights to enforce the Rights of Pledge in accordance with Clause 7 of this Deed, the Pledgor hereby waives in advance any rights it may have as set out under (i), (ii) and (iii) above, which waiver is hereby accepted by the Pledgee.

Any payment, distribution or security received by the Pledgor contrary to the provisions of this Deed shall be received and held by the Pledgor as custodian (bewaarnemer) for the benefit of the Pledgee and the other Secured Creditors and shall, pending payment or transfer to the Pledgee, to the extent legally possible, be segregated from the other assets of the Pledgor and shall be forthwith paid over or transferred to the Pledgee.

If notwithstanding the above the Pledgor exercises any right of defense, suspension, retention, set off or counter claim in respect of any amount, it shall forthwith pay an amount equal to such amount to the Pledgee.
13.2	The Pledgee shall not be liable to the Pledgor under or pursuant to the Credit Documents whatsoever except for its willful misconduct (opzet) or gross negligence (grove schuld).

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14.	Limitation, waiver

The Pledgor waives, to the fullest extent permitted by law, its right (i) to dissolve this Deed, pursuant to section 6:265 Dutch Civil Code or on any other ground or (ii) to avoid this Deed, including but not limited to error (dwaling), which waiver the Pledgee hereby accepts.

15.	Security interest absolute

All rights of the Pledgee, the Rights of Pledge and all obligations of the Pledgor hereunder shall be absolute and unconditional irrespective of:
i.	any change in the time, manner or place of payment of the Secured Obligations or any change of or amendment to the Credit Documents and any other document related thereto, or any other agreement or instrument relating to any of them; or

ii.	any exchange, release or non perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any other collateral for the Secured Obligations.
16.	Amendment of this Deed

This Deed may only be amended by a written agreement between the Pledgor and the Pledgee (with the consent of the other Secured Creditors under the Credit Documents), to the extent required by Dutch law, executed before a Dutch civil-law notary.

17.	Governing law and jurisdiction

This Deed shall be governed by and construed in accordance with the laws of the Netherlands.

The Pledgor consents to the exclusive jurisdiction of the courts of Amsterdam, the Netherlands.

The Pledgor hereby waives any objection that it may now or hereafter have to the jurisdiction of such courts, which waiver the Pledgee hereby accepts.

This clause is for the benefit of the Pledgee only and shall not limit its right to bring proceedings against the Pledgor in connection with this Deed or the Credit Documents in any other court of competent jurisdiction or concurrently in more than one jurisdiction.

18.	Severability of provisions

18.1	Any provision of this Deed which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

18.2	The parties hereto agree that they will negotiate in good faith to replace any provision hereof held invalid, illegal or unenforceable as set out in clause 18.1 above with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

12

19.	Remedies and prevalence

19.1	The rights and remedies of the Pledgee herein, and the obligations, representations and warranties of the Pledgor herein, are cumulative and are not exclusive of any rights or remedies of the Pledgee, or obligations, representations or warranties of the Pledgor, conferred or imposed by law or the Credit Documents.

19.2	To the extent there is a conflict between the provisions of the Credit Documents and this Deed, the provisions of the Credit Documents shall prevail (but only to the extent that the validity and enforceability of the pledges created or purported to be created pursuant this Deed and the powers of attorney given pursuant this Deed are not affected as a consequence).

20.	Final Provisions

20.1	With due observance of article 20 of the articles of association of the Company, the Pledgor, having given the members of the Management Board of the Company the opportunity to cast their advisory votes, as holder of all of the shares in the share capital of the Company herewith resolves, without holding a meeting of shareholders, to approve this Deed including, without limitation, the Rights of Pledge and the transfer of the Voting Rights on the Shares subject to the Conditions Precedent having been satisfied.

20.2	The person appearing referred to under 1 above, acting as representative of the Company, declared that the Company has always accepted as valid the transfer by which the Pledgor acquired the Present Shares and all previous transfers of the Present Shares, that the Company acknowledges the right of pledge created by this Deed on the Present Shares, and that the Company will cause the right of pledge on the Present Shares to be recorded in its shareholders register without delay. Furthermore, the person appearing referred to under A above, acting as representative of the Company, declared that the Company acknowledges the right of pledge created by this Deed on the Future Shares and undertakes to enter such right of pledge in its shareholders register without delay as soon as the Pledgor becomes the holder of the Future Shares.

20.3	The Pledgor, the Pledgee and the Company are aware of the fact that the undersigned civil law notary works with NautaDutilh N.V., the firm that has advised the Pledgee in this transaction. With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) of the Royal Notarial Professional organisation (Koninklijke Notariële Beroepsorganisatie KNB), the parties to this Deed herewith explicitly agree that he executes this Deed.
CONCLUSION
The persons appearing are known to me, civil law notary.
This deed was executed in Rotterdam on the date mentioned in its heading.
After I, civil law notary, had conveyed and explained the contents of the deed in substance to the persons appearing, they declared that they had taken note of the contents of the deed, were in agreement with the contents and did not wish them to be read out

13

in full. Following a partial reading, the deed was signed by the persons appearing and by me, civil law notary at eleven hundred hours and five minutes.
J.J. van Kampen
J.J. Hartman Kok
A.H. Geerling, civil law notary
ISSUED AS A TRUE COPY
by me, Albert Hendrik Geerling, civil law notary at Rotterdam, on this the sixteenth day of August two thousand and ten.

14

Exhibit F-5
To Credit Agreement
THIS ASSIGNATION IN SECURITY is made
BETWEEN:
(1)	ENDEAVOUR ENERGY UK LIMITED (a company registered in England and Wales with registration number 5030838) whose registered office is at 33rd Floor, City Point, One Ropemaker St, London EC2Y 9UE (the “Company”); and

(2)	CYAN PARTNERS, LP (as agent and trustee for itself and each of the other Secured Creditors (as defined below)) (the “Collateral Agent”).
WHEREAS:
The Board of Directors of the Company is satisfied that the giving of the security contained or provided for in this Assignation is likely to promote the success of the Company for the benefit of its members as a whole and that its execution and delivery and the exercise of the rights and performance of its obligations under this Assignation would not contravene any provision of its constitution and its Board have passed a resolution to that effect.
NOW IT IS AGREED as follows:
1.	Definitions and Interpretation

Specific Definitions

1.1	Terms defined in the Credit Agreement (as defined below) shall, unless otherwise defined in this Assignation, have the same meanings when used in this Assignation and, in addition, the following words and expressions shall have the following meanings:

“Agreements”: means the joint operating agreements, unitisation and unit operating agreements, joint facilities and transportation and processing agreements set out in Part B of Schedule 1 (Agreements) as the same may have been, or may from time to time be, restated, varied, amended, supplemented, substituted, novated or assigned, together with all documents which are supplemental to, or are expressed to be collateral with, or are entered into pursuant to or in connection with, any such agreements.

“Assignation”: means this instrument and all its provisions.

“Assigned Rights”: means the Company’s whole right, title, interest and benefit in and to (but not any of the obligations under) the Project Agreements, together with:
(a)	all the rights and benefits now or in the future arising under, pertaining to or deriving from the Project Agreements;

(b)	all monies, debts and liabilities which now are or have been or at any time hereafter shall or may be or become due, owing or incurred to the Company under or in connection with the Project Agreements;

(c)	the proceeds of any claims, awards, decrees and judgments which may at any time be receivable or received by the Company in respect of the Project Agreements;

(d)	the right of the Company to rescind or otherwise terminate the Project Agreements.

(e)	the right to make demands under, or compel or require performance of, any Project Agreement or otherwise exercise all rights, remedies and discretions arising under or

1

Exhibit F-5
To Credit Agreement
in connection with any Project Agreement or available at law or in equity or otherwise;

(f)	all other rights, interests and benefits whatsoever accruing to or for the benefit of the Company arising under or in connection with any Project Agreement;

(g)	the proceeds of sale and/or other realisation of that property or asset (or any part thereof or interest therein);

(h)	all Security, options, agreements, rights, easements, benefits, indemnities, guarantees or warranties in respect of such property or asset; and

(i)	all rights under any lease, licence or agreement for lease, sale or use in respect of such property or asset.
“BP”: means BP Exploration Operating Company Limited.

“Business Day”: shall mean for all purposes, any day except Saturday, Sunday and any day which shall be in New York, London or Aberdeen, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Credit Agreement”: means the term loan credit agreement dated on or about the date of this Assignation between (among others) the Company and the Administrative Agent.

“Credit Party”: shall have the meaning given to it in the Credit Agreement.

“Delegate”: means any person appointed by the Collateral Agent pursuant to Clause 9.2 to 9.4 (Delegation) and any person appointed as attorney of the Collateral Agent and/or any Delegate.

“Enforcement Date”: means the date on which a notice is issued by the Administrative Agent to the Borrower under section 9 (Events of Default) of the Credit Agreement upon the occurrence of an Event of Default which is continuing.

“Enoch PLTPA”: means the Enoch pipeline liquids transportation and processing agreement dated 24 February 2006 and made between, among others, the Company and BP.

“Group”: means Endeavour International Corporation and its Subsidiaries for the time being.

“Indemnified Party”: shall have the meaning given to it in the U.S. Security Agreement.

“Licences”: means the rights under the licences detailed in Part A of Schedule 1 (Licences).

“Open Permission”: means the Open Permission (Creation Of Security Rights Over Licences) granted by the Secretary of State on 19 March 2004.

“Project Agreements”: means the Agreements and the Licenses.

“Secretary of State”: means the Secretary of State for Energy and Climate Change of Her Majesty’s Government of the United Kingdom and any successor in relevant function in relation to the Licences.

“Secured Creditors”: shall have the meaning given to it in the U.S. Security Agreement.

“Secured Hedging Agreement”: shall have the meaning given to it in the U.S. Security Agreement.

2

Exhibit F-5
To Credit Agreement
“Secured Liabilities”: shall have the meaning given to it in Clause 2 (Covenant to pay Secured Liabilities) below.

“Secured Reimbursement Agreement”: shall have the meaning given to it in the U.S. Security Agreement.

“Security”: means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Period”: means the period beginning on the date of this Assignation and ending on the date on which the Collateral Agent has determined that all of the Secured Liabilities (whether actual or contingent) have been unconditionally and irrevocably paid and discharged in full and no further Secured Liabilities are capable of being outstanding.

“Tax”: any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

General Definitions
1.2	Any reference in this Assignation to:
1.2.1	the “Collateral Agent”, the “Company”, any “Secured Creditor”, any “Credit Party” or any other person shall be construed so as to include its successors in title, permitted assignees and permitted transferees and, in the case of the Collateral Agent, shall include any person for the time being appointed as additional collateral agent pursuant to the Credit Agreement;

1.2.2	“assets” includes present and future properties, revenues and rights of every description;

1.2.3	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.2.4	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

1.2.5	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

1.2.6	a “fixed security” is to be construed in accordance with the terms of Section 47 of the Bankruptcy and Diligence etc. (Scotland) Act 2007;

1.2.7	“without limitation” shall include a reference to without prejudice to the generality of the foregoing;

1.2.8	“attachment” shall include, without limitation, land attachment, interim attachment, money attachment and residual attachment;

1.2.9	“Secured Liabilities” includes any liabilities which would be treated as such but for the liquidation or dissolution or similar event affecting the Company; and

3

Exhibit F-5
To Credit Agreement
1.2.10	a provision of law is a reference to that provision as amended or re-enacted.
Construction

1.3	Clause and Schedule headings are for ease of reference only.

1.4	Any reference in this Assignation to any asset shall be construed so as to include:
1.4.1	the benefit of any covenants for title and warrandice given or entered into by any predecessor in title of the Company in respect of that asset and all other rights, benefits, claims, contracts, warranties, remedies, security or indemnities in respect of that asset; and

1.4.2	the proceeds of sale of any part of that asset and any other moneys paid or payable in respect of or in connection with that asset.
1.5	Any reference in this Assignation to any Credit Document or any other agreement or other document shall be construed as a reference to that Credit Document or that other agreement or document as the same may have been, or may from time to time be, restated, varied, amended, supplemented, substituted, novated or assigned, whether or not as a result of any of the same:
1.5.1	there is an increase or decrease in any facility made available under that Credit Document or other agreement or document or an increase or decrease in the period for which any facility is available or in which it is repayable;

1.5.2	any additional, further or substituted facility to or for such facility is provided;

1.5.3	any rate of interest, commission or fees or relevant purpose is changed;

1.5.4	the identity of the parties is changed;

1.5.5	the identity of the providers of any security is changed;

1.5.6	there is an increased or additional liability on the part of any person; or

1.5.7	a new agreement is effectively created or deemed to be created.
1.6	Any reference in this Assignation to “this Assignation” shall be deemed to be a reference to this Assignation as a whole and not limited to the particular Clause, Schedule or provision in which the relevant reference appears and to this Assignation as amended, novated, assigned, supplemented, extended or restated from time to time and any reference in this Assignation to a “Clause” or a “Schedule” is, unless otherwise provided, a reference to a Clause or a Schedule of this Assignation.

1.7	Unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa.

1.8	Where any provision of this Assignation is stated to include one or more things, that shall be by way of example or for the avoidance of doubt only and shall not limit the generality of that provision.

1.9	Any change in the constitution of the Collateral Agent or its absorption of or amalgamation with any other person or the acquisition of all or part of its undertaking by any other person shall not in any way prejudice or affect its rights under this Assignation.

4

Exhibit F-5
To Credit Agreement
1.10	Any reference in this Assignation to the liquidation, administration, insolvency, bankruptcy, judicial factory or other similar incapacity of any body corporate shall be construed to include the equivalent proceeding or occurrence in any other jurisdiction.

1.11	This Assignation is a Credit Document for the purposes of the Credit Agreement.

Intercreditor Agreement

1.12	Following execution of the Intercreditor Agreement, this Assignation will be subject to the terms of the Intercreditor Agreement.

1.13	In the event of any inconsistency between a provision of this Assignation and a provision of the Intercreditor Agreement, the provision of the Intercreditor Agreement will prevail.

Incorporation

1.14	Without prejudice to the application of any other provisions of the Credit Agreement to this Assignation (by reason of this Assignation being a Credit Document for the purposes of the Credit Agreement), sections 4.04 (Tax Gross-Up and Indemnities), 11.02 (Right of Setoff), 11.05 (No Waiver; Remedies Cumulative), 11.07 (Calculations; Computations), 11.12 (Amendment or Waiver, etc.) and 11.19 (Judgment Currency) of the Credit Agreement shall apply to this Assignation, mutatis mutandis, as if the same had been set out herein with references in such clauses to:
1.14.1	any “Credit Party” or “Borrower” being construed, (A) if the context so requires, as references to the Company (as defined herein) or (B) if the context so requires, including the Company (as defined herein);

1.14.2	the “Agreement” being construed as references to this Assignation;

1.14.3	the “parties” or “party” being construed as references to the Parties or, as the case may be, a Party to this Assignation;

1.14.4	the “Credit Documents” being construed as (a) including this Assignation; or (b) if the context so requires, as references specifically to this Assignation; and

1.14.5	in the context of section 4.04 (Tax Gross-Up and Indemnities) of the Credit Agreement, the “Administrative Agent” or a “Lender” being, if the context so requires, construed, in each case, as references to the Collateral Agent and, in the context of section 11.01(a)(ii) (Payment of Expenses, etc.) of the Credit Agreement, the “Administrative Agent” or a “Lender” being construed, in each case, as references to each Secured Creditor, Delegate (as defined herein), attorney, manager, agent or other person as may be appointed by the Collateral Agent under this Assignation; and

1.14.6	in the context of section 11.07 and 11.12, references to particular sections are references to sections in the Credit Agreement.
2.	Covenant to Pay

Covenant to pay Secured Liabilities

2.1	The Company covenants that it shall promptly on demand pay to the Secured Creditors, in accordance with the Credit Documents:

5

Exhibit F-5
To Credit Agreement
2.1.1	the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest, PIK Interest (including, without limitation, all interest (including PIK Interest) that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganisation or similar proceeding of the Company at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding), fees, costs and indemnities) of the Company to the Lenders, whether now existing or incurred after the date of this Assignation under, arising out of, or in connection with, each Credit Document to which the Company is a party and the due performance and compliance by the Company with all of the terms, conditions and agreements contained in each such Credit Document;

2.1.2	the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganisation or similar proceeding of the Company at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by the Company to the Approved Third Party Credit Providers under any Secured Hedging Agreement, whether now in existence or arising after the date of this Assignation and the due performance and compliance by the Company with all of the terms, conditions and agreements contained in each such Secured Hedging Agreement;

2.1.3	the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganisation or similar proceeding of the Company at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by the Company to the Approved Third Party Credit Providers under any Secured Reimbursement Agreement, whether now in existence or arising after the date of this Assignation (including, without limitation, all obligations, liabilities and indebtedness of the Company under any Guaranty in respect of the Secured Reimbursement Agreements), and the due performance and compliance by the Company with all of the terms, conditions and agreements contained in each such Secured Reimbursement Agreement;

2.1.4	any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral;

2.1.5	in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of the Company referred to in paragraphs 2.1.1, 2.1.2 and 2.1.3 above, on and after the Enforcement Date, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realising on the Collateral, or of any exercise by the Collateral Agent of its rights under this Assignation, together with reasonable attorneys’ fees and court costs;

2.1.6	all amounts paid by any Indemnified Party as to which such Indemnified Party has the right to reimbursement under this Assignation; and

2.1.7	all amounts owing to any Agent pursuant to any of the Credit Documents in its capacity as such,

6

Exhibit F-5
To Credit Agreement
it being acknowledged and agreed that the “Secured Liabilities” shall include extensions of credit of the types described above, whether outstanding on the date of this Assignation or extended from time to time after the date of this Assignation.
2.2	Notwithstanding anything to the contrary contained in this Assignation or any other Credit Document, the aggregate amount of Secured Liabilities of the type described in paragraphs 2.1.2 and 2.1.3 of Clause 2.1 (collectively, the “Secured Third Party Credit Obligations”) secured by the Collateral shall not at any time exceed $25,000,000 (the “Secured Third Party Credit Obligations Cap”). No amount of Secured Third Party Credit Obligations in excess of the Secured Third Party Credit Obligations Cap shall receive the benefit of the security interests created under this Assignation and in no event shall any proceeds received upon the sale of, collection from, or other realisation upon all or any part of the Collateral be applied to the Secured Third Party Credit Obligations in any amount in excess of the Secured Third Party Credit Obligations Cap.

Potential invalidity

2.3	Neither the covenant to pay in Clause 2.1 (Covenant to pay Secured Liabilities), nor the Security created by this Assignation shall extend to or include any liability or sum which would, but for this Clause 2.3, cause such covenant, obligation or Security to be unlawful under any applicable law.

3.	Grant of Security

3.1	The Company, as a continuing security for the payment, performance and discharge of all the Secured Liabilities, hereby assigns to the Collateral Agent (as agent and trustee for itself and each of the other Secured Creditors) the Assigned Rights.

4.	Perfection of Security

Notices of Assignation

4.1	The Company agrees that the Collateral Agent and any of their respective agents may give notice of the relevant provisions of this Assignation to the Secretary of State.

4.2	The Company shall join the Collateral Agent in giving a notice of assignation in the form set out in Part 1 of Schedule 2 (Form of Notice) or in such other form as the Collateral Agent may reasonably require, duly signed by or on behalf of the Company, within 5 Business Days to each person who is a party to an Agreement (as required by the Collateral Agent) and shall use all reasonable endeavours to procure that each person on whom any such notice is served promptly provides to the Collateral Agent a duly signed acknowledgement of that notice in the form set out in Part 2 of Schedule 2 (Form of Acknowledgement) or in such other form as the Collateral Agent may reasonably require.

Deposit of Documents

4.3	The Company shall, promptly upon the request of the Collateral Agent from time to time, deliver to the Collateral Agent a copy of each Project Agreement as is then in effect and all such other documents relating to the Assigned Rights as the Collateral Agent may reasonably require.

7

Exhibit F-5
To Credit Agreement
5.	Further Assurance

Further Assurance

5.1	The Company shall promptly do all such acts and execute all such documents (including assignments, assignations, transfers, mortgages, charges, notices and instructions) as the Collateral Agent may reasonably specify (and in such form as the Collateral Agent may reasonably require in favour of the Collateral Agent or its nominee(s)) to:
5.1.1	perfect the security created or intended to be created in respect of the Assigned Rights (which may include the execution by the Company of a mortgage, charge, assignation, assignment or other Security over all or any of the assets forming part of, or which are intended to form part of, the Assigned Rights);

5.1.2	confer on the Collateral Agent Security over any assets of the Company located in any jurisdiction equivalent or similar to the security intended to be created by, or pursuant to, this Assignation;

5.1.3	facilitate the exercise of any rights, powers and remedies of the Collateral Agent or any Delegate provided by or pursuant to this Assignation or by law;

5.1.4	facilitate the realisation of the assets which form part of, or are intended to form part of, the Assigned Rights;

5.1.5	assign any Assigned Rights; and/or

5.1.6	create fixed security over any heritable, freehold, commonhold or leasehold properties or other properties capable of being charged by way of fixed security.
Necessary Action

5.2	The Company shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any security created or intended to be created in favour of the Collateral Agent by or pursuant to this Assignation.

6.	Undertakings

General

6.1	The undertakings in this Clause 7 remain in force from the date of this Assignation for so long as any amount is outstanding under this Assignation.

Negative Pledge

6.2	The Company undertakes to the Collateral Agent that it shall (except as permitted by section 8.01 (Liens) of the Credit Agreement):
(a)	not create or allow to exist any Security on, over, or affecting, any of its assets; and

(b)	procure that no member of the Group creates or allows to exist any Security on, over, or affecting, any of its assets.

8

Exhibit F-5
To Credit Agreement
Restriction on Disposals

6.3	The Company undertakes to the Collateral Agent that it shall (except as permitted by section 8.02 (Consolidation, Merger, Purchase or Sale of Assets, etc.) of the Credit Agreement) not, either in a single transaction or in a series of transactions and whether related or not, dispose of the Assigned Rights or any part of them.

Project Agreements

6.4	The security created by, or pursuant to, this Assignation in relation to each Assigned Right shall, to the extent required by the terms of that Assigned Right, in each case as that agreement may have been subsequently assigned, transferred or novated, be:
(a)	without prejudice to the provisions of that Assigned Right;

(b)	subordinated to the express rights specified under that Assigned Right of the parties thereto from time to time (other than the Company); and

(c)	subject to the liabilities and obligations of the Company relating to the interest of the Company in and under that Assigned Right, provided that, nothing in this Clause 6.4 shall (i) release the Company from any obligations to fulfil any requisite condition in connection therewith or (ii) (subject to Clause 6.5 below) impose on the Collateral Agent or other party appointed by it an obligation to perform any of the obligations of the Company under any Assigned Right or to procure the performance of the Company of any such obligation.

6.5	The Company and the Collateral Agent acknowledge that:
(a)	in the event of the Collateral Agent exercising any rights created under this Assignation in respect of the Enoch PLTPA, the Collateral Agent will continue to fulfil the obligations of the Company under the Enoch PLTPA; and

(b)	BP may rely on the undertaking given by the Collateral Agent under Clause (a) above.
Prejudicial Action

6.6	The Company will not do or cause or permit to be done anything, which may in any way reduce, jeopardise or otherwise prejudice the value to the Collateral Agent of the Assigned Rights.

7.	The Assigned Rights

Liability of Company

7.1	The Company undertakes and agrees with the Collateral Agent that, notwithstanding the assignation contained in Clause 3 (Grant of Security), it shall remain liable to observe and perform all of the obligations assumed by it under or in connection with the Project Agreements and the Collateral Agent (without prejudice to Clause 6.5 above) shall not have or incur any obligation or liability under or in connection with the Project Agreements by reason of that assignation contained in Clause 3 (Grant of Security).

9

Exhibit F-5
To Credit Agreement
Exercise of Rights and Powers

7.2	At any time on or after the Enforcement Date, the Collateral Agent shall be entitled to exercise, without notice to the Company or prior authorisation of any court, at any time or times and in such manner as the Collateral Agent shall think fit all or any of the rights, powers and remedies held by it as assignee of the Assigned Rights and (without limitation) to:
7.2.1	collect, demand and receive or recover by legal process all or any moneys payable under or in connection with the Project Agreements or for the time being comprised in the Assigned Rights and on payment to give an effectual discharge for them;

7.2.2	exercise all such other rights, powers and remedies as the Company is then entitled to exercise in relation to the Assigned Rights (or might, but for the terms of this Assignation, exercise) to the exclusion of the Company (and the Company shall exercise all such rights, powers and remedies in accordance with the instructions of the Collateral Agent);

7.2.3	do all such acts, deeds, documents and things as the Collateral Agent may consider necessary or proper in relation to any of the rights, powers and remedies referred to above;

7.2.4	to exercise and do all such rights and things as the Collateral Agent would be entitled to exercise and do if it were the absolute owner of the Assigned Rights and if the Collateral Agent had been a party to the Project Agreements instead of the Company including, without prejudice to the generality of the foregoing, to terminate any or all of the Project Agreements and any other Assigned Rights, sell (at any time and without the Collateral Agent being under any obligation to have regard for what effect the time of sale might have on the realisation price), dispose of and/or take possession of all or any Assigned Rights;

7.2.5	to apply any monies, dividends to creditors, share of profits, interest or other payments which may be received or receivable by the Collateral Agent or by any nominee in respect of the Assigned Rights as though they were proceeds of sale;

7.2.6	to settle, adjust, refer to arbitration or any other dispute resolution procedure, compromise and/or arrange any claims, accounts, disputes, questions and demands with or by any person relating in any way to the Assigned Rights;

7.2.7	to bring, prosecute, enforce, defend and abandon actions, suits and proceedings in relation to the Assigned Rights;

7.2.8	to redeem any security (whether or not having priority to the security created by or pursuant to this Assignation) over any Assigned Rights and to settle the accounts of the holders of any such security; and

7.2.9	to do all such other acts and things it may consider necessary or expedient for the realisation of the Assigned Rights or incidental to the exercise of any of the rights conferred on the Collateral Agent under or by virtue of this Assignation and to concur in the doing of anything which the Collateral Agent has the right to do and to do any such thing jointly with any other person.
7.3	Neither the Collateral Agent nor their nominee(s) shall be under any duty to the Company or any other person to make any enquiry into the nature or sufficiency of any payment received by it in respect of the Assigned Rights or the adequacy of performance by any person party to any

10

Exhibit F-5
To Credit Agreement
Project Agreement of any of its obligations under or in connection with that Project Agreement or to present or file or make any claim, take any action or do any other act or thing for the purpose of collecting and/or enforcing the payment of any amount to which it may be entitled in respect of the Assigned Rights or to enforce any other rights, title, interests or claims assigned under this Assignation or to which the Collateral Agent may at any time be entitled pursuant to this Assignation.

7.4	The Collateral Agent shall not in any circumstances, either by reason of any dealing with the Assigned Rights or any part of the Assigned Rights or for any other reason whatsoever be liable to account to the Company for anything except in respect of the Assigned Rights own actual receipts or be liable to the Company for any loss or damage arising from any realisation by the Collateral Agent of the Assigned Rights or any part of the Assigned Rights or from any act, default or omission of the Collateral Agent in relation to the Assigned Rights or any part of the Assigned Rights or from any exercise or non-exercise by the Collateral Agent of any power, authority or discretion conferred upon it in relation to the Assigned Rights or any part of the Assigned Rights by or pursuant to this Assignation or otherwise by any applicable law.

8.	Enforcement of Security

When Security becomes Enforceable

8.1	At any time on or after the Enforcement Date, the security created by, or pursuant to, this Assignation shall become immediately enforceable and the Collateral Agent may, without notice to the Company or prior authorisation from any court, in its absolute discretion enforce all or any part of that security at the times, in the manner and on the terms it thinks fit and, to the extent permitted by law, take possession of and hold or dispose of all or any part of the Assigned Rights and exercise the rights and powers conferred by law and those referred to in Clause 7.2.

Right of Appropriation

8.2	Without prejudice to the other provisions of this Assignation, to the extent that any of the Assigned Rights constitute “financial collateral”, and this Assignation and the obligations of the Company hereunder constitute a “security financial collateral arrangement” (in each case as defined in, and for the purposes of, the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003/3226) (the “Regulations”), the Collateral Agent shall at any time on or after the Enforcement Date have the right to appropriate all or any part of the Assigned Rights in or towards discharge of the Secured Liabilities. For this purpose, the parties agree that the value of any such Assigned Rights so appropriated shall be the market price of such Assigned Rights at the time the right of appropriation is exercised as determined by the Collateral Agent by reference to such method or source of valuation as the Collateral Agent may select, including by independent valuation. For this purpose, the parties agree that the methods or sources of valuation provided for in this Clause 8.2 (Right of appropriation) or selected by the Collateral Agent in accordance with this Clause 8.2 (Right of appropriation) shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.

8.3	The Collateral Agent shall notify the Company as soon as reasonably practicable of the exercise of its rights of appropriation as regards such of the Assigned Rights as are specified in such notice.

Redemption of Prior Security

8.4	At any time on or after the Enforcement Date, the Collateral Agent may:

11

Exhibit F-5
To Credit Agreement
8.4.1	redeem any prior Security over any Assigned Rights; or

8.4.2	procure the transfer of that Security to the Collateral Agent; or

8.4.3	settle and pass the accounts of the person or persons entitled to such Security (and any accounts so settled and passed shall be conclusive and binding on the Company).
8.5	All principal moneys, interest, costs, charges and expenses of and incidental to any such redemption or transfer shall be paid by the Company to the Collateral Agent and every Delegate on demand and shall be secured by this Assignation.

9.	Discretions and Delegation

Discretion

9.1	Any liberty or power which may be exercised or any determination which may be made under this Assignation by the Collateral Agent or any Delegate may be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

Delegation

9.2	The Collateral Agent may delegate (either generally or specifically) by power of attorney or in any other manner to any person any right, power, authority or discretion conferred on it by this Assignation (including the power of attorney).

9.3	Any such delegation may be made upon such terms and conditions (including the power to sub-delegate) as the Collateral Agent (as the case may be) shall think fit.

9.4	The Collateral Agent shall be in any way liable or responsible to the Company for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate.

10.	Power of Attorney

Appointment and Powers

10.1	The Company hereby irrevocably and by way of security appoints the Collateral Agent and any Delegate severally to be its attorney in its name and on its behalf and as its act and deed:
10.1.1	to execute and deliver any documents or instruments which the Collateral Agent may require for perfecting the title of the Collateral Agent to the Charged Property or for vesting the same in the Collateral Agent, its nominee or any purchaser,

10.1.2	to sign, execute, seal and deliver and otherwise perfect any further security document which the Company is required to enter into pursuant to this Assignation; and security created by, or pursuant to, this Assignation; and

10.1.3	otherwise generally to sign, seal, execute and deliver all deeds, assurances, agreements and documents and to do all acts and things which (i) may be required for the full exercise of all or any of the powers conferred on the Collateral Agent under this Assignation; (ii) the Company is required to do pursuant to this Assignation; or (iii) may be deemed expedient by the Collateral Agent in connection with (A) any preservation, disposition, realisation or getting in by the Collateral Agent of the Assigned Rights or any part thereof or (B) any other exercise of any other power under this Assignation.

12

Exhibit F-5
To Credit Agreement
The Collateral Agent confirms that it will only exercise the rights set out in this Clause 10.1 following the occurrence of a Default or Event of Default under the Credit Documents.

Ratification

10.2	The Company ratifies and confirms and agrees to ratify and confirm all acts and things which any attorney mentioned in this Clause 10 (Power of Attorney) does or purports to do in exercise of the powers granted by this Clause 10. All moneys expended by any such attorney shall be deemed to be expenses incurred by the Collateral Agent under this Assignation.

11.	Protection of Purchasers

Consideration

11.1	The receipt of the Collateral Agent or any Delegate shall be a conclusive discharge to a purchaser and, in making any sale or other disposal of any of the Assigned Rights (including a disposal by a Delegate to any subsidiary of the Company) or in making any acquisition in the exercise of their respective powers, the Collateral Agent and every Delegate may do so for such consideration, in such manner and on such terms as it or he thinks fit.

Protection of Third Parties

11.2	No person (including a purchaser) dealing with the Collateral Agent or any Delegate shall be bound to enquire:
11.2.1	whether the Secured Liabilities have become payable; or

11.2.2	whether any power which the Collateral Agent or any Delegate is purporting to exercise has arisen or become exercisable; or

11.2.3	whether any money remains due under the Credit Documents; or

11.2.4	how any money paid to the Collateral Agent or to any Delegate is to be applied, or shall be concerned with any propriety, regularity or purpose on the part of the Collateral Agent or any Delegate in such dealings or in the exercise of any such power.

12.	Application of Proceeds

Order of Application

12.1	Any monies received under the powers hereby conferred shall, subject to the repayment of any claims or debts having priority to this Assignation, be applied for the purposes and in the order of priority provided for in:
(a)	prior to execution of the Intercreditor Agreement, section 9 (Events of Default) of the Credit Agreement; and

(b)	following execution of the Intercreditor Agreement, the relevant provision in the Intercreditor Agreement relating to application of proceeds received under the Credit Documents.

13

Exhibit F-5
To Credit Agreement
Suspense account

12.2	The Collateral Agent may credit any monies received under this Assignation to an interest bearing suspense account for so long and in such manner as the Collateral Agent may from time to time determine.

13.	No Liability as Creditor nor Mortgagee in Possession

13.1	Neither the Collateral Agent nor any Delegate shall in any circumstances (either by reason of entering into or taking possession of any Assigned Rights or for any other reason and whether as creditor, heritable creditor or mortgagee in possession or on any other basis) be liable to account to the Company for anything, except actual receipts, or be liable to the Company for any costs, charges, losses, liabilities or expenses arising from the realisation of any Assigned Rights or from any act, default or omission of the Collateral Agent, any Delegate or any of their respective officers, agents or employees in relation to the Assigned Rights or from any exercise or purported exercise or non-exercise by the Collateral Agent or any Delegate of any power, authority or discretion provided by or pursuant to this Assignation or by law or for any other loss of any nature whatsoever in connection with the Assigned Rights or the Credit Documents.

14.	Effectiveness of Security

Continuing Security

14.1	The security created by, or pursuant to, this Assignation shall remain in full force and effect as a continuing security for the Secured Liabilities, unless and until discharged by the Collateral Agent, and will extend to the ultimate balance of all the Secured Liabilities, regardless of any intermediate payment or discharge in whole or in part.

Cumulative Rights

14.2	The security created by, or pursuant to, this Assignation and all rights, powers and remedies of the Collateral Agent provided by or pursuant to this Assignation or by law shall be cumulative, in addition to and independent of any other Security now or subsequently held by the Collateral Agent or any other Secured Creditor for the Secured Liabilities or any other obligations or any rights, powers and remedies provided by law. No prior Security held by the Collateral Agent (whether in its capacity as agent and trustee or otherwise) or any of the other Secured Creditors over the whole or any part of the Assigned Rights shall be superseded by, supersede or merge into, the security created by, or pursuant to, this Assignation.

Reinstatement

14.3	If any discharge, release or arrangement (whether in respect of the obligations of a Credit Party or any Security for those obligations or otherwise) is made by the Collateral Agent or any other Secured Creditor in whole or in part on the faith of any payment, Security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Company under, the security created by, or pursuant to, this Assignation will continue or be reinstated as if the discharge, release or arrangement had not occurred.

14.4	The Collateral Agent may concede or compromise any claim that any payment or any discharge is liable to avoidance, restoration or reduction.

14

Exhibit F-5
To Credit Agreement
Waiver of Defences

14.5	Neither the obligations of the Company under this Assignation nor the security created by, or pursuant to, this Assignation nor the rights, powers and remedies of the Collateral Agent provided by or pursuant to this Assignation or by law will be affected by an act, omission, matter or thing which, but for this Clause 14.5, would reduce, release or prejudice any of its obligations under this Assignation, any of that security or any of those rights, powers and remedies (without limitation and whether or not known to it or the Collateral Agent or any other Secured Creditor) including:
14.5.1	any time, waiver or consent granted to, or composition with any Credit Party or any other person;

14.5.2	the release of any person under the terms of any composition or arrangement with any creditor of any person;

14.5.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Security over assets of any Credit Party, or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

14.5.4	any incapacity or lack of power, authority or legal personality of, or dissolution or change in the members or status of any Credit Party , or any other person;

14.5.5	any variation, amendment, novation, supplement, extension (whether of maturity or otherwise), substitution, restatement (in each case, however fundamental and of whatsoever nature and whether or not more onerous) or replacement of any Credit Document or any other document or Security including without limitation any change in the purpose of, any extension of or any increase in, any facility or the addition of any new facility under any Credit Document or other document or Security;

14.5.6	any unenforceability, illegality or invalidity of any obligation of any other person under any Credit Document or any other document or Security; or

14.5.7	any insolvency or similar proceedings.
Guarantor Intent

14.6	Without prejudice to the generality of Clause 14.5 (Waiver of Defences), the Company expressly confirms that it intends that the security created by, or pursuant to, this Assignation shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any facility or amount made available under any of the Credit Documents and/or any of the Credit Documents including, without limitation, any of the same which are for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; and/or any other variation or extension of the purposes for which any such facility or amount might be made available from time to time, together with any fees, costs and/or expenses associated with any of the foregoing.

15

Exhibit F-5
To Credit Agreement
Immediate Recourse

14.7	The Company waives any right it may have of first requiring the Collateral Agent or any other Secured Creditor to proceed against or enforce any other rights or Security or claim payment from any person or file any proof or claim in any insolvency, administration, winding up or liquidation proceedings relating to any person before claiming from it under this Assignation. This waiver applies irrespective of any law or any provision of any Credit Document to the contrary.

Appropriations

14.8	Until all the Secured Liabilities which may be or become payable by the Company under or in connection with this Assignation have been irrevocably paid, performed and discharged in full, the Collateral Agent may:
14.8.1	without affecting the liability of the Company under this Assignation:
(a)	refrain from applying or enforcing any other moneys, Security or rights held or received by it in respect of the Secured Liabilities; or

(b)	apply and enforce the same in such manner and order as it sees fit (whether against the Secured Liabilities or otherwise) and the Company shall not be entitled to direct the appropriation of any such moneys, Security or rights or to enjoy the benefit of the same; and/or
14.8.2	hold in a suspense account any moneys received from the Company or on account of the Company’s liability in respect of the Secured Liabilities. Amounts standing to the credit of any such suspense account shall bear interest at a rate considered by the Collateral Agent to be a fair market rate.
Deferral of Company’s Rights

14.9	Until the Secured Liabilities, and all amounts which may be or become due and payable in respect of the Secured Liabilities, have been irrevocably paid, performed or discharged in full and unless the Collateral Agent otherwise directs, the Company shall not exercise any rights which it may have by reason of performance by it of its obligations under this Assignation or by reason of any amount being payable to:
14.9.1	be indemnified by a Credit Party;

14.9.2	claim any contribution from any other guarantor of any Credit Party’s obligations under the Credit Documents;

14.9.3	take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Collateral Agent and/or any of the other Secured Creditors under the Credit Documents or of any other Security taken pursuant to, or in connection with, the Credit Documents by the Collateral Agent or any other Secured Creditor;

14.9.4	to bring legal or other proceedings for an order requiring a Credit Party to make any payment, or perform any obligation, in respect of which the Company has given a guarantee, undertaking or indemnity;

14.9.5	exercise any right of set-off against any Credit Party; and/or

16

Exhibit F-5
To Credit Agreement
14.9.6	claim or prove as a creditor of any Credit Party or in its estate in competition with any Secured Creditor.
14.10	The rights of the Collateral Agent and/or any of the other Secured Creditors under Clause 14.9 above shall be free from any right of quasi-retainer or other rule or principle of fund ascertainment arising either at law or in equity.

14.11	If the Company receives any benefit, payment or distribution in relation to any rights referred to in Clause 14.9 above, it shall hold that benefit, payment or distribution to the extent necessary to enable all the Secured Liabilities, and all amounts which may be or become due and payable in respect of the Secured Liabilities, to be repaid in full on trust for the Collateral Agent (as agent and trustee for itself and each of the other Secured Creditors) and shall promptly pay or transfer the same to the Collateral Agent or as the Collateral Agent may direct for application in accordance with Clause 12 (Application of Proceeds).

No Security held by Company

14.12	The Company shall not take or receive any Security from a Credit Party or any other person in connection with its liability under this Assignation. However, if any such Security is so taken or received by the Company:
14.12.1	the Company undertakes to hold it on trust for the Collateral Agent (as agent and trustee for itself and each of the other Secured Creditors), together with all moneys at any time received or held in respect of such Security, for application in or towards payment and discharge of the Secured Liabilities; and

14.12.2	on demand by the Collateral Agent, the Company shall promptly transfer, assign or pay to the Collateral Agent all Security and all moneys from time to time held on trust by it under this Clause 14.12.
15.	Certificates and Determinations

15.1	Any certificate or determination by the Collateral Agent of a rate or amount under this Assignation is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

16.	Partial Invalidity

16.1	If, at any time, any provision of this Assignation or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Assignation nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired and, if any part of the security created, or intended to be created, by this Assignation is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of the security.

17.	Remedies and Waivers

17.1	No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent, any right, remedy or power under this Assignation shall operate as a waiver, nor shall any single or partial exercise of any right, remedy or power prevent any further or other exercise or the exercise of any other right, remedy or power. The rights, remedies and powers provided in this Assignation are cumulative and are in addition to, not exclusive of, any rights, remedies or powers provided by law.

17

Exhibit F-5
To Credit Agreement
17.2	Any amendment, waiver or consent by the Collateral Agent under this Assignation must be in writing and may be given subject to any conditions thought fit by the Collateral Agent. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given.

18.	Notices

Communications in writing

18.1	Any communication to be made under or in connection with this Assignation shall be made in writing and, unless otherwise stated, may be made by fax or letter.

Addresses

18.2	The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of the Company and the Collateral Agent for any communication or document to be made or delivered under or in connection with this Assignation is that identified with its name below:

Company

Address:	Endeavour Energy UK Limited
114 St. Martin’s Lane
London
WC2N 4BE
England

For the Attentionof:	Mike Kirksey

Fax Number:	+44 207 451 2352

Email:	Mike.Kirksey@endeavourcorp.com

With a copy to:	Endeavour International Corporation
1001 Fannin Street, Suite 1600
Houston
Texas 77002
United States of America

For the Attention of:	Mike Kirksey / Cathy Stubbs

Fax Number:	+1 713 307 8794

Email:	Mike.Kirksey@endeavourcorp.com /
Cathy.Stubbs@endeavourcorp.com

Collateral Agent

Address:	Cyan Partners, LP
399 Park Avenue
39th Floor
New York
10022 United States of America

18

Exhibit F-5
To Credit Agreement

Fax Number:	+1 212 380 5871

For the Attention of:	Divya Gopal
or any substitute address, fax number or department or officer as the Company may notify to the Collateral Agent or, as the case may be, the Collateral Agent may notify to the Company, in each case by not less than five Business Days’ notice.

Delivery

18.3	Any communication or document made or delivered by one person to another under or in connection with this Assignation will only be effective:
18.3.1	if by way of fax, when received in legible form; or

18.3.2	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 18.2 (Addresses), if addressed to that department or officer.

Any communication or document to be made or delivered to the Collateral Agent will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with the Collateral Agent’s name in Clause 18.2 (Addresses) (or any substitute department or officer as it shall specify for this purpose).

19.	Assignation

19.1	The Company may not assign or transfer any of its rights or obligations under this Assignation without the prior consent of each Lender. The Collateral Agent may assign and transfer all or any part of its rights and obligations under this Assignation to any replacement Collateral Agent appointed pursuant to the terms of the Credit Agreement.

20.	Releases

20.1	Upon the expiry of the Security Period (but not otherwise) and subject to Clauses 14.3 and 14.4 (Reinstatement), the Collateral Agent shall, at the request and cost of the Company, take whatever action is necessary to release the Assigned Rights of from the security created by, or pursuant to, this Assignation.

21.	Consent to Registration

21.1	The Company consents to the registration of this Assignation and each certificate referred to in Clause 15 (Certificates and Determinations) for preservation and execution.

22.	Governing Law

22.1	This Assignation and any non-contractual obligations arising out of or in connection with it are governed by the law of Scotland.

19

Exhibit F-5
To Credit Agreement
23.	Enforcement

Jurisdiction

23.1	The courts of Scotland have exclusive jurisdiction to settle any dispute arising out of or in connection with this Assignation (including a dispute relating to the existence, validity or termination of this Assignation or any non-contractual obligation arising out of or in connection with this Assignation) (a “Dispute”).

23.2	The Company agrees that the courts of Scotland are the most appropriate and convenient courts to settle Disputes and accordingly it will not argue to the contrary or take proceedings relating to a Dispute in any other courts.

23.3	Clauses 23.1 and 23.2 above are for the benefit of the Collateral Agent only. As a result, the Collateral Agent shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Collateral Agent may take concurrent proceedings in any number of jurisdictions.

23.4	Without prejudice to Clauses 23.1 and 23.2 above, the Company further agrees that proceedings relating to a Dispute may be brought in the courts of Scotland and England and irrevocably submits to the jurisdiction of such courts.

23.5	The Company irrevocably waives any right it may have to the trial by jury in any proceedings relating to a Dispute.

20

Exhibit F-5
To Credit Agreement
Waiver of Immunity

23.6	To the extent that the Company may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), the Company irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of that jurisdiction.
IN WITNESS WHEREOF: this Assignation consisting of this and the preceding twenty (20) pages and the two Schedules annexed are executed as follows:
THE COMPANY

SUBSCRIBED FOR and ON BEHALF OF

ENDEAVOUR ENERGY UK LIMITED
acting by of 1001 Fannin Street, Suite 1600, Houston, Texas 77002, United States of America in the exercise of a power of attorney dated 3 August 2010 granted by Endeavour Energy UK Limited in the presence of:
Duly Authorised Attorney

Witness signature:

Witness name:

Witness address:

Place of Signing:

Date of Signing:

THE COLLATERAL AGENT

SUBSCRIBED FOR and ON BEHALF OF	)

CYAN PARTNERS, LP (as agent and trustee for	)	(Authorised Signatory)
itself and each of the other Secured Creditors) by its	)
attorney in the presence of:	)

Witness signature:

Witness name:

Witness address:

Place of Signing:

Date of Signing:

21

Exhibit F-5
To Credit Agreement
Schedule 1
This is the Schedule 1 referred to in the foregoing Assignation by Endeavour Energy UK Limited in favour of Cyan Partners, LP (as agent and trustee for itself and each of the other Secured
Creditors) dated           August 2010
Part A
Licences
1.	The Petroleum Production Licence P.592 dated 3 June 1987;

2.	The Petroleum Production Licence P.361 dated 16 December 1980;

3.	The Petroleum Production Licence P.213 dated 15 March 1972;

4.	The Petroleum Production Licence P.218 dated 15 March 1972;

5.	The Petroleum Production Licence P.588 dated 3 June 1987;

6.	The Petroleum Production Licence P.226 dated 15 March 1972;

7.	The Petroleum Production Licence P.339 dated 16 December 1980;

8.	The Petroleum Production Licence P.219 dated 15 March 1972;

9.	The Petroleum Production Licence P.1314 dated 22 December 2005; and

10.	The Petroleum Production Licence P.255 dated 30 November 1977.
Part B
Agreements
1.	The joint operating agreement for P.592 Block 20/4b dated 2 September 1999;

2.	The Goldeneye unitisation and unit operating agreement dated 15 March 2002;

3.	The joint operating agreement for P.361 Block 29/1b dated 23 November 1988;

4.	The Triton joint facilities operating agreement dated 14 April 2000;

5.	The Bittern unitisation and unit operating agreement dated 23 January 2002;

6.	The joint operating agreement for P.213 Block 16/26a (Area A — “Alba Field Area”) dated 10 October 1990;

7.	The joint operating agreement for P.218 and P.588 Blocks 15/21f and 15/21b dated 13 August 1987 (as it applies to the Ivanhoe Area, the Rob Roy Area and the Hamish Area by virtue of a Supplemental Agreement dated 31 December 1987);

8.	The joint operating agreement for P.226 Block 15/27 dated 21 January 1998 as it applies in the manner of a separate contract to Area A — “Renee” (as described in the agreement entitled “Amendment to the Joint Operating Agreement for United Kingdom Petroleum Production Licence P.226 for Block 15/27” dated 25 February 2000 (the “Amendment Agreement”));

22

Exhibit F-5
To Credit Agreement
9.	The joint operating agreement for P.226 Block 15/27 dated 21 January 1998 (as amended under the terms of the Amendment Agreement) as it applies in the manner of a separate contract to Area Beta — “Rochelle” (as defined in an agreement dated 23 December 2009 entitled “Amendment to the Joint Operating Agreements for United Kingdom Petroleum Production Licence P.226 for Block 15/27 Area B and United Kingdom Petroleum Production Licence P.226 for Block 15/27 Area C” under which Areas B and C (each as defined in the Amendment Agreement) were merged and a new Area Beta was created);

10.	The joint operating agreement for P.339 Block 15/28b (“Rubie Field Area”) dated 26 January 1999;

11.	The joint operating agreement for P.219 Block 16/13a & 16/13e — “Enoch” dated 7 March 1986;

12.	The Enoch unitisation and unit operating agreement dated 1 July 2005;

13.	The Enoch PL Transport and Processing Agreement dated 24 February 2006;

14.	The joint operating agreement for P.1314 Block 23/16f — “Columbus” dated 27 September 2006; and

15.	The joint operating agreement for P.255 Block 22/06a North — “Bacchus” dated 15 September 2006.

23

Exhibit F-5
To Credit Agreement
Schedule 2
This is the Schedule 2 referred to in the foregoing Assignation by Endeavour Energy UK Limited in favour of Cyan Partners, LP (as agent and trustee for itself and each of the other Secured
Creditors) dated           August 2010
Part 1 — Form of Notice
[Headed notepaper of Endeavour Energy UK Limited]
BY REGISTERED MAIL
To: [relevant counterparty]
Dated [•]
Dear Sirs
Notice of Assignment
We hereby give you notice that by an English law debenture dated [•] August 2010 (the “Debenture”) and a Scots law Assignation of Security dated [•] August 2010 (the “Assignation”) made between ourselves (the “Company”) and Cyan Partners, LP (the “Collateral Agent”) all of our rights to and title and interest from time to time in the property described in the Annex to this notice (the “Assigned Property”) were assigned by us to the Collateral Agent in accordance with the provisions of the relevant agreements.
On behalf of the Collateral Agent, we hereby irrevocably instruct and authorise you:
1.	on written request from the Collateral Agent to make all payments due to us in respect of the Assigned Property to the Collateral Agent instead at [details] unless and until the Collateral Agent notifies you otherwise; and

2.	to disclose to the Collateral Agent such information regarding the Assigned Property as it may from time to time reasonably request and to send copies of all notices relating to the Assigned Property to the Collateral Agent.
Would you please acknowledge receipt of this Notice by returning to us the copy of this Notice duly signed by your authorised signatory.
Your acknowledgement will be deemed to confirm in favour of the Collateral Agent that you:
1.	have not received any other notice of the interest of any third party relating to the Assigned Property;

2.	are not aware of any dispute between ourselves and yourselves relating to the Assigned Property; and

3.	shall not raise any set off, defence or counter claim against the Collateral Agent in respect of any payments now or in future expressed to be payable under the Assigned Property.
This Notice is, to the extent that it relates to any requirement for notice under the Assignation, governed by the laws of Scotland and any dispute or claim arising out of or in connection with it and/or the

24

Exhibit F-5
To Credit Agreement
Assignation or its subject matter, existence, negotiation, validity, termination, or enforceability (including any non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of Scotland.
This Notice is, to the extent that it relates to any requirement for notice under the Debenture, governed by English law and any dispute or claim arising out of or in connection with it and/or the Debenture or its subject matter, existence, negotiation, validity, termination, or enforceability (including any non-contractual disputes or claims) shall be governed by and construed in accordance with English law.
Yours faithfully

for and on behalf of
Endeavour Energy UK Limited
Part 2 — Form of Acknowledgement
To:	Cyan Partners, LP Park Avenue, 39th Floor, New York, New York, 10022 (Attention: Divya Gopal)

Endeavour Energy UK Limited, 33rd Floor, City Point, One Ropemaker St, London EC2Y 9UE
Dated [•]
Description of Assigned Property
Dear Sirs
Notice of Assignment
We acknowledge receipt of the enclosed Notice of Assignment.
Yours faithfully

duly authorised signatory for and on
behalf of [relevant counterparty]

25

Dated           August 2010

ENDEAVOUR ENERGY UK LIMITED
AND
CYAN PARTNERS, LP
(as agent and trustee for itself and each of the other Secured Creditors)

ASSIGNATION IN SECURITY

CMS Cameron McKenna LLP
6 Queens Road
Aberdeen
AB15 4ZT
T +44(0)1224 622 002
F +44(0)1224 622 066
Ref: ANFR/MAMC/FRFO/042158.00013

Exhibit F-5
To Credit Agreement

1.	Definitions and Interpretation	1
2.	Covenant to Pay	5
3.	Grant of Security	7
4.	Perfection of Security	7
5.	Further Assurance	8
6.	Undertakings	8
7.	The Assigned Rights	9
8.	Enforcement of Security	11
9.	Discretions and Delegation	12
10.	Power of Attorney	12
11.	Protection of Purchasers	13
12.	Application of Proceeds	13
13.	No Liability as Creditor nor Mortgagee in Possession	14
14.	Effectiveness of Security	14
15.	Certificates and Determinations	17
16.	Partial Invalidity	17
17.	Remedies and Waivers	17
18.	Notices	18
19.	Assignation	19
20.	Releases	19
21.	Consent to Registration	19
22.	Governing Law	19
23.	Enforcement	20

THIS BOND AND FLOATING CHARGE by:
(1)	ENDEAVOUR ENERGY UK LIMITED (a company registered in England and Wales with registration number 5030838) whose registered office is at 33rd Floor, City Point, One Ropemaker St, London EC2Y 9UE (the “Company”); in favour of

(2)	CYAN PARTNERS, LP (as agent and trustee for itself and each of the other Secured Creditors (as defined below)) (the “Collateral Agent”).
WHEREAS:
The Board of Directors of the Company is satisfied that the giving of the security contained or provided for in this Charge is likely to promote the success of the Company for the benefit of its members as a whole and that its execution and delivery and the exercise of the rights and performance of its obligations under this Charge would not contravene any provision of its constitution and its Board have passed a resolution to that effect.
NOW IT IS AGREED as follows:
1.	Definitions and Interpretation

Definitions

1.1	Terms defined in the Credit Agreement (as defined below) shall, unless otherwise defined in this Charge or unless a contrary intention appears, bear the same meanings when used in this Charge and the following terms shall have the following meanings:

“Business Day”: shall mean for all purposes, any day except Saturday, Sunday and any day which shall be in New York, London or Aberdeen, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Charge”: means this instrument and all its provisions.

“Charged Property”: means the whole of the Properties (including uncalled capital) which is or may be from time to time comprised in the Properties and undertaking of the Company.

“Credit Agreement”: means the term loan credit agreement dated on or about the date of this Charge between (among others) the Company and the Administrative Agent.

“Credit Party”: shall have the meaning given to it in the Credit Agreement.

“Delegate”: means any person appointed by the Collateral Agent or any Receiver pursuant to Clause 9.2 to 9.4 (Delegation) and any person appointed as attorney of the Collateral Agent and/or any Receiver or Delegate.

“Enforcement Date”: means the date on which a notice is issued by the Administrative Agent to the Borrower under section 9 (Events of Default) of the Credit Agreement upon the occurrence of an Event of Default which is continuing.

“Group”: means Endeavour International Corporation and its Subsidiaries for the time being.

“Indemnified Party”: shall have the meaning given to it in the U.S. Security Agreement.

“Premises”: means all buildings and erections from time to time situated on or forming part of any Properties.

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“Properties”: means the heritable, freehold, commonhold or leasehold property of the Company and any other real estate interest of the Company and references to any “Properties” shall include references to the whole or any part or parts of them.

“Receiver”: means a receiver, receiver and manager or administrative receiver of the whole or any part or parts of the Charged Property.

“Secured Creditors”: shall have the meaning given to it in the U.S. Security Agreement.

“Secured Hedging Agreement”: shall have the meaning given to it in the U.S. Security Agreement.

“Secured Liabilities”: shall have the meaning given to it in Clause 2 (Covenant to pay Secured Liabilities) below.

“Secured Reimbursement Agreement”: shall have the meaning given to it in the U.S. Security Agreement.

“Security”: means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Period”: means the period beginning on the date of this Charge and ending on the date on which the Collateral Agent has determined that all of the Secured Liabilities (whether actual or contingent) have been unconditionally and irrevocably paid and discharged in full and no further Secured Liabilities are capable of being outstanding.

“Tax”: any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

General Definitions

1.2	Any reference in this Charge to:
1.2.1	the “Collateral Agent”, the “Company”, any “Secured Creditor”, any “Credit Party” or any other person shall be construed so as to include its successors in title, permitted assignees and permitted transferees and, in the case of the Collateral Agent, shall include any person for the time being appointed as additional security agent pursuant to the Credit Agreement;

1.2.2	“assets” includes present and future properties, revenues and rights of every description;

1.2.3	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.2.4	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

1.2.5	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

1.2.6	a “fixed security” is to be construed in accordance with the terms of Section 47 of the Bankruptcy and Diligence etc. (Scotland) Act 2007;

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1.2.7	“without limitation” shall include a reference to without prejudice to the generality of the foregoing;

1.2.8	“attachment” shall include, without limitation, land attachment, interim attachment, money attachment and residual attachment;

1.2.9	“Secured Liabilities” includes any liabilities which would be treated as such but for the liquidation or dissolution or similar event affecting the Company; and

1.2.10	a provision of law is a reference to that provision as amended or re-enacted.
Construction

1.3	Clause and Schedule headings are for ease of reference only.

1.4	Any reference in this Charge to any asset shall be construed so as to include:
1.4.1	the benefit of any covenants for title and warrandice given or entered into by any predecessor in title of the Company in respect of that asset and all other rights, benefits, claims, contracts, warranties, remedies, security or indemnities in respect of that asset;

1.4.2	the proceeds of sale of any part of that asset and any other moneys paid or payable in respect of or in connection with that asset; and

1.4.3	in respect of any Properties, all Premises and all fixtures and fittings (including trade fixtures and fittings and tenants’ fixtures and fittings) from time to time in or on those Properties.
1.5	Any reference in this Charge to any Credit Document or any other agreement or other document shall be construed as a reference to that Credit Document or that other agreement or document as the same may have been, or may from time to time be, restated, varied, amended, supplemented, substituted, novated or assigned, whether or not as a result of any of the same:
1.5.1	there is an increase or decrease in any facility made available under that Credit Document or other agreement or document or an increase or decrease in the period for which any facility is available or in which it is repayable;

1.5.2	any additional, further or substituted facility to or for such facility is provided;

1.5.3	any rate of interest, commission or fees or relevant purpose is changed;

1.5.4	the identity of the parties is changed;

1.5.5	the identity of the providers of any security is changed;

1.5.6	there is an increased or additional liability on the part of any person; or

1.5.7	a new agreement is effectively created or deemed to be created.
1.6	Any reference in this Charge to “this Charge” shall be deemed to be a reference to this Charge as a whole and not limited to the particular Clause, Schedule or provision in which the relevant reference appears and to this Charge as amended, novated, assigned, supplemented, extended or restated from time to time and any reference in this Charge to a “Clause” or a “Schedule” is, unless otherwise provided, a reference to a Clause or a Schedule of this Charge.

1.7	Unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa.

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1.8	Where any provision of this Charge is stated to include one or more things, that shall be by way of example or for the avoidance of doubt only and shall not limit the generality of that provision.

1.9	Any change in the constitution of the Collateral Agent or its absorption of or amalgamation with any other person or the acquisition of all or part of its undertaking by any other person shall not in any way prejudice or affect its rights under this Charge.

1.10	Any reference in this Charge to the liquidation, administration, insolvency, bankruptcy, judicial factory or other similar incapacity of any body corporate shall be construed to include the equivalent proceeding or occurrence in any other jurisdiction.

1.11	This Charge is a Credit Document for the purposes of the Credit Agreement.
Intercreditor Agreement
1.12	Following execution of the Intercreditor Agreement, this Charge will be subject to the terms of the Intercreditor Agreement.

1.13	In the event of any inconsistency between a provision of this Charge and a provision of the Intercreditor Agreement, the provision of the Intercreditor Agreement will prevail.
Incorporation
1.14	Without prejudice to the application of any other provisions of the Credit Agreement to this Charge (by reason of this Charge being a Credit Document for the purposes of the Credit Agreement), sections 4.04 (Tax Gross-Up and Indemnities), 11.02 (Right of Setoff), 11.05 (No Waiver; Remedies Cumulative), 11.07 (Calculations; Computations), 11.12 (Amendment or Waiver, etc.) and 11.19 (Judgment Currency) of the Credit Agreement shall apply to this Charge, mutatis mutandis, as if the same had been set out herein with references in such clauses to:
1.14.1	any “Credit Party” or “Borrower” being construed, (A) if the context so requires, as references to the Company (as defined herein) or (B) if the context so requires, including the Company (as defined herein);

1.14.2	the “Agreement” being construed as references to this Charge;

1.14.3	the “parties” or “party” being construed as references to the Parties or, as the case may be, a Party to this Charge;

1.14.4	the “Credit Documents” being construed as (a) including this Charge; or (b) if the context so requires, as references specifically to this Charge; and

1.14.5	in the context of section 4.04 (Tax Gross-Up and Indemnities) of the Credit Agreement, the “Administrative Agent” or a “Lender” being, if the context so requires, construed, in each case, as references to the Collateral Agent and, in the context of section 11.01(a)(ii) (Payment of Expenses, etc.) of the Credit Agreement, the “Administrative Agent” or a “Lender” being construed, in each case, as references to each Secured Creditor, Receiver (as defined herein), Delegate (as defined herein), attorney, manager, agent or other person as may be appointed by the Collateral Agent under this Charge; and

1.14.6	in the context of section 11.07 and 11.12, references to particular sections are references to sections in the Credit Agreement.

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2.	Covenant to Pay

Covenant to pay Secured Liabilities

2.1	The Company covenants that it shall promptly on demand pay to the Secured Creditors, in accordance with the Credit Documents:
2.1.1	the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest, PIK Interest (including, without limitation, all interest (including PIK Interest) that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganisation or similar proceeding of the Company at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding), fees, costs and indemnities) of the Company to the Lenders, whether now existing or incurred after the date of this Charge under, arising out of, or in connection with, each Credit Document to which the Company is a party and the due performance and compliance by the Company with all of the terms, conditions and agreements contained in each such Credit Document;

2.1.2	the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganisation or similar proceeding of the Company at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by the Company to the Approved Third Party Credit Providers under any Secured Hedging Agreement, whether now in existence or arising after the date of this Charge and the due performance and compliance by the Company with all of the terms, conditions and agreements contained in each such Secured Hedging Agreement;

2.1.3	the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganisation or similar proceeding of the Company at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by the Company to the Approved Third Party Credit Providers under any Secured Reimbursement Agreement, whether now in existence or arising after the date of this Charge (including, without limitation, all obligations, liabilities and indebtedness of the Company under any Guaranty in respect of the Secured Reimbursement Agreements), and the due performance and compliance by the Company with all of the terms, conditions and agreements contained in each such Secured Reimbursement Agreement;

2.1.4	any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral;

2.1.5	in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of the Company referred to in paragraphs 2.1.1, 2.1.2 and 2.1.3 above, on and after the Enforcement Date, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realising on the Collateral, or of any exercise by the Collateral Agent of its rights under this Charge, together with reasonable attorneys’ fees and court costs;

2.1.6	all amounts paid by any Indemnified Party as to which such Indemnified Party has the right to reimbursement under this Charge; and

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2.1.7	all amounts owing to any Agent pursuant to any of the Credit Documents in its capacity as such,

it being acknowledged and agreed that the “Secured Liabilities” shall include extensions of credit of the types described above, whether outstanding on the date of this Charge or extended from time to time after the date of this Charge.
2.2	Notwithstanding anything to the contrary contained in this Charge or any other Credit Document, the aggregate amount of Secured Liabilities of the type described in paragraphs 2.1.2 and 2.1.3 of Clause 2.1 (collectively, the “Secured Third Party Credit Obligations”) secured by the Collateral shall not at any time exceed $25,000,000 (the “Secured Third Party Credit Obligations Cap”). No amount of Secured Third Party Credit Obligations in excess of the Secured Third Party Credit Obligations Cap shall receive the benefit of the security interests created under this Charge and in no event shall any proceeds received upon the sale of, collection from, or other realisation upon all or any part of the Collateral be applied to the Secured Third Party Credit Obligations in any amount in excess of the Secured Third Party Credit Obligations Cap.

Potential invalidity

2.3	Neither the covenant to pay in Clause 2.1 (Covenant to pay Secured Liabilities), nor the Security created by this Charge shall extend to or include any liability or sum which would, but for this Clause 2.3, cause such covenant, obligation or Security to be unlawful under any applicable law.

3.	Floating Charge

Creation of Floating Charge

3.1	The Company, as a continuing security for the payment, performance and discharge of all the Secured Liabilities, grants in favour of the Collateral Agent (as agent and trustee for itself and each of the other Secured Creditors) a floating charge over the Charged Property.

Qualifying Floating Charge

3.2	The provisions of paragraph 14 of Schedule B1 to the Insolvency Act 1986 shall apply to the floating charge created pursuant to Clause 3.1 (Creation of Floating Charge).

4.	Further Assurance

Further Assurance

4.1	The Company shall promptly do all such acts and execute all such documents (including assignments, assignations, transfers, mortgages, charges, notices and instructions) as the Collateral Agent or any Receiver may reasonably specify (and in such form as the Collateral Agent or any Receiver may reasonably require in favour of the Collateral Agent or its nominee(s)) to:
4.1.1	perfect the floating charge created or intended to be created in respect of the Charged Property (which may include the execution by the Company of a mortgage, charge, assignation, assignment or other Security over all or any of the assets forming part of, or which are intended to form part of, the Charged Property);

4.1.2	confer on the Collateral Agent Security over any Properties and assets of the Company located in any jurisdiction equivalent or similar to the security intended to be created by or pursuant to this Charge;

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4.1.3	facilitate the exercise of any rights, powers and remedies of the Collateral Agent or any Receiver or Delegate provided by or pursuant to this Charge or by law;

4.1.4	facilitate the realisation of the assets which form part of, or are intended to form part of, the Charged Property; and /or

4.1.5	create fixed security over any heritable, freehold, commonhold or leasehold property and any other assets capable of being charged by way of fixed security.
Necessary Action

4.2	The Company shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any security created or intended to be created in favour of the Collateral Agent by or pursuant to this Charge.

5.	Undertakings

General

5.1	The undertakings in this Clause 5 remain in force from the date of this Charge for so long as any amount is outstanding under this Charge.

Negative Pledge

5.2	The Company undertakes to the Collateral Agent that it shall (except as permitted by section 8.01 (Liens) of the Credit Agreement):
(a)	not create or allow to exist any Security on, over, or affecting, any of its assets; and

(b)	procure that no member of the Group creates or allows to exist any Security on, over, or affecting, any of its assets.
Restriction on Disposals

5.3	The Company undertakes to the Collateral Agent that it shall (except as permitted by section 8.02 (Consolidation, Merger, Purchase or Sale of Assets, etc.) of the Credit Agreement) not, either in a single transaction or in a series of transactions and whether related or not, dispose of the Charged Property or any part of them.

Prejudicial Action

5.4	The Company will not do or cause or permit to be done anything, which may in any way reduce, jeopardise or otherwise prejudice the value to the Collateral Agent of the Charged Property.

6.	Enforcement of Security

When Security becomes Enforceable

6.1	At any time on or after the Enforcement Date, the floating charge created by this Charge shall become immediately enforceable and the Collateral Agent may, without notice to the Company or prior authorisation from any court, in its absolute discretion enforce all or any part of that security at the times, in the manner and on the terms it thinks fit and, to the extent permitted by law, take possession of and hold or dispose of all or any part of the Charged Property.

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Right of Appropriation

6.2	Without prejudice to the other provisions of this Charge, to the extent that any of the Charged Property constitutes “financial collateral”, and this Charge and the obligations of the Company hereunder constitute a “security financial collateral arrangement” (in each case as defined in, and for the purposes of, the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003/3226) (the “Regulations”), the Collateral Agent shall at any time on or after the Enforcement Date have the right to appropriate all or any part of the Charged Property in or towards discharge of the Secured Liabilities. For this purpose, the parties agree that the value of any such Charged Assets so appropriated shall be the market price of such Charged Property at the time the right of appropriation is exercised as determined by the Collateral Agent by reference to such method or source of valuation as the Collateral Agent may select, including by independent valuation. For this purpose, the parties agree that the methods or sources of valuation provided for in this Clause 6.2 (Right of appropriation) or selected by the Collateral Agent in accordance with this Clause 6.2 (Right of appropriation) shall constitute a commercially reasonable method of valuation for the purposes of the Regulations.

6.3	The Collateral Agent shall notify the Company as soon as reasonably practicable of the exercise of its rights of appropriation as regards such of the Charged Property as are specified in such notice.

Redemption of Prior Security

6.4	At any time on or after the Enforcement Date, the Collateral Agent or any Receiver may:
6.4.1	redeem any prior Security over any Charged Property; or

6.4.2	procure the transfer of that Security to the Collateral Agent; or

6.4.3	settle and pass the accounts of the person or persons entitled to such Security (and any accounts so settled and passed shall be conclusive and binding on the Company).
6.5	All principal moneys, interest, costs, charges and expenses of and incidental to any such redemption or transfer shall be paid by the Company to the Collateral Agent and every Receiver on demand and shall be secured by this Charge.

7.	Appointment of Receiver and Administrator

Appointment

7.1	At any time on or after the Enforcement Date or if an application is presented for the making of an administration order in relation to the Company or any person who is entitled to do so gives written notice of its intention to appoint an administrator of the Company or files such a notice with the court or if the Company or it’s directors so requests the Collateral Agent in writing or if a petition is made for the appointment of a judicial factor to the Company (in which case, in each such case, the floating charge created by this Charge shall become immediately enforceable), the Collateral Agent may without prior notice to the Company:
7.1.1	appoint any one or more persons to be a Receiver of the whole or any part or parts of the Charged Property; or

7.1.2	appoint one or more persons to be an administrator of the Company, in each case in accordance with and to the extent permitted by applicable laws.

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Removal

7.2	The Collateral Agent may by writing under its hand (or by an application to the court where required by law):
7.2.1	remove any Receiver appointed by it; and

7.2.2	may, whenever it deems it expedient, appoint any one or more persons to be a new Receiver in the place of or in addition to any Receiver.
Statutory Powers of Appointment

7.3	The powers of appointment of a Receiver created by this Charge shall be in addition to all statutory and other powers of appointment of the Collateral Agent and such powers shall be and remain exercisable from time to time by the Collateral Agent in respect of any part or parts of the Charged Property.

Capacity of Receiver

7.4	Each Receiver shall be deemed to be the agent of the Company for all purposes. The Company alone shall be responsible for a Receiver’s contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by him.

7.5	The agency of each Receiver shall continue until the Company goes into liquidation and after that the Receiver shall act as principal and shall not become the agent of the Collateral Agent.

7.6	If there is more than one Receiver holding office at the same time, each Receiver shall (unless the document appointing him states otherwise) be entitled to act (and to exercise all of the powers conferred on a Receiver under this Charge and by statute) individually or together with any other person appointed or substituted as Receiver.

Remuneration of Receiver

7.7	Subject to section 58 of the Insolvency Act 1986, the Collateral Agent may fix the remuneration of any Receiver appointed by it without any restriction and the remuneration of the Receiver shall be a debt secured by this Charge, which shall be due and payable immediately upon its being paid by the Collateral Agent.

8.	Powers of Receiver

General

8.1	Each Receiver has, and is entitled to exercise (to the extent permitted by law), all of the rights, powers and discretions set out below in this Clause 8 in addition to those conferred by law.

8.2	Without prejudice to the generality of this Clause 8, each Receiver shall have all the rights, powers and discretions of a receiver under schedule 2 to the Insolvency Act 1986.

Specific Powers

8.3	Each Receiver shall have (to the extent permitted by law) the following powers:
8.3.1	power to purchase or acquire land and purchase, acquire or grant any interest in or right over land as he thinks fit;

8.3.2	power to take immediate possession of, get in and collect any Charged Property;

8.3.3	power to carry on the business of the Company as he thinks fit;

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8.3.4	power (but without any obligation to do so) to:
(a)	make and effect all repairs, alterations, additions and insurances and do all other acts which the Company might do in the ordinary conduct of its business as well for the protection as for the improvement of the Charged Property;

(b)	commence or complete any building operations on the Charged Property;

(c)	apply for and maintain any planning permission, building regulation approval or any other permission, consent or licence in respect of the Charged Property; and

(d)	negotiate for compensation with any authority which may intend to acquire or be in the process of acquiring all or any part of the Charged Property and make objections to any order for the acquisition of all or any part of the Charged Property and represent the Company at any enquiry to be held to consider such objections or otherwise relating to any such acquisition, in each case as he thinks fit;

8.3.5	power to appoint and discharge managers, officers, agents, advisers, accountants, servants, workmen, contractors, surveyors, architects, lawyers and others for the purposes of this Charge upon such terms as to remuneration or otherwise as he thinks fit and power to discharge any such persons appointed by the Company (and the costs incurred by any Receiver in carrying out such acts or doing such things shall be reimbursed to that Receiver by the Company on demand and until so reimbursed shall carry such interest as shall reasonably be determined by the Receiver from the date of payment by the Receiver until reimbursed (after as well as before any judgment));

8.3.6	power to raise and borrow money either unsecured or (with the prior consent of the Collateral Agent) on the security of any Charged Property either in priority to the floating charge created by this Charge or otherwise and generally on any terms and for whatever purpose he thinks fit;

8.3.7	power to sell, exchange, convert into money and realise any Charged Property by public auction or private contract and generally in any manner and on any terms as he thinks fit;

8.3.8	power to sever and sell separately any fixtures from the properties containing them without the consent of the Company;

8.3.9	power to let any Charged Property for any term and at any rent (with or without a premium) as he thinks fit and power to accept a surrender of any lease or tenancy of any Charged Property on any terms which he thinks fit (including the payment of money to a lessee or tenant on a surrender);

8.3.10	power to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Company or relating in any way to any Charged Property;

8.3.11	power to bring, prosecute, enforce, defend and abandon all actions, suits and proceedings in relation to any Charged Property or in relation to the Company which may seem to him to be expedient;

8.3.12	power to give valid receipts for all moneys and execute all assurances and things which may be proper or desirable for realising any Charged Property;

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8.3.13	power to form a subsidiary of the Company and transfer to that subsidiary any Charged Property;

8.3.14	power to do all such acts as may seem to him to be necessary or desirable in order to initiate or continue any development of any Charged Property and for these purposes to appoint and to enter into such contracts with such building and engineering contractors or other contractors and professional advisers as he may think fit;

8.3.15	power to call any meeting of the members or directors of the Company in order to consider such resolutions or other business as he thinks fit;

8.3.16	power to exercise in relation to any Charged Property all the powers and rights which he would be capable of exercising if he were the absolute beneficial owner of the same;

8.3.17	power to do all other acts and things which he may consider desirable or necessary for realising any Charged Property or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Charge; and

8.3.18	power to exercise any of the above powers in the name of or on behalf of the Company or in his own name and, in each case, at the cost of the Company.
Collateral Agent’s Powers

8.4	To the fullest extent permitted by law, any right, power or discretion created by this Charge (either expressly or impliedly) upon a Receiver may after the floating charge created by this Charge has become enforceable be exercised by the Collateral Agent in relation to any Charged Property, irrespective of whether or not it has taken possession of any Charged Property and without first appointing a Receiver or notwithstanding the appointment of a Receiver.

9.	Discretions and Delegation

Discretion

9.1	Any liberty or power which may be exercised or any determination which may be made under this Charge by the Collateral Agent or any Receiver may be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

Delegation

9.2	Each of the Collateral Agent and any Receiver may delegate (either generally or specifically) by power of attorney or in any other manner to any person any right, power, authority or discretion conferred on it by this Charge (including the power of attorney).

9.3	Any such delegation may be made upon such terms and conditions (including the power to sub-delegate) as the Collateral Agent or any Receiver (as the case may be) shall think fit.

9.4	Neither the Collateral Agent nor any Receiver shall be in any way liable or responsible to the Company for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate.

10.	Power of Attorney

Appointment and Powers

10.1	The Company hereby irrevocably and by way of security appoints the Collateral Agent and any Receiver and any Delegate severally to be its attorney in its name and on its behalf and as its act and deed:

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10.1.1	to execute and deliver any documents or instruments which the Collateral Agent or such Receiver may require for perfecting the title of the Collateral Agent to the Charged Property or for vesting the same in the Collateral Agent, its nominee or any purchaser,

10.1.2	to sign, execute, seal and deliver and otherwise perfect any further security document which the Company is required to enter into pursuant to this Charge; and

10.1.3	otherwise generally to sign, seal, execute and deliver all deeds, assurances, agreements and documents and to do all acts and things which (i) may be required for the full exercise of all or any of the powers conferred on the Collateral Agent or any Receiver under this Charge; (ii) the Company is required to do pursuant to this Charge; or (iii) may be deemed expedient by the Collateral Agent or a Receiver in connection with (A) any preservation, disposition, realisation or getting in by the Collateral Agent or such Receiver of the Charged Property or any part thereof or (B) any other exercise of any other power under this Charge.
The Collateral Agent confirms that it will only exercise the rights set out in this Clause 10.1 following the occurrence of a Default or Event of Default under the Credit Documents.

Ratification

10.2	The Company ratifies and confirms and agrees to ratify and confirm all acts and things which any attorney mentioned in this Clause 10 (Power of Attorney) does or purports to do in exercise of the powers granted by this Clause 10. All moneys expended by any such attorney shall be deemed to be expenses incurred by the Collateral Agent under this Charge.

11.	Protection of Purchasers

Consideration

11.1	The receipt of the Collateral Agent or any Receiver or Delegate shall be a conclusive discharge to a purchaser and, in making any sale or other disposal of any of the Charged Property (including a disposal by a Receiver or Delegate to any subsidiary of the Company) or in making any acquisition in the exercise of their respective powers, the Collateral Agent, every Receiver and every Delegate may do so for such consideration, in such manner and on such terms as it or he thinks fit.

Protection of Third Parties

11.2	No person (including a purchaser) dealing with the Collateral Agent, any Receiver or any Delegate shall be bound to enquire:
11.2.1	whether the Secured Liabilities have become payable; or

11.2.2	whether any power which the Collateral Agent or any Receiver or Delegate is purporting to exercise has arisen or become exercisable; or

11.2.3	whether any money remains due under the Credit Documents; or

11.2.4	how any money paid to the Collateral Agent or to any Receiver or Delegate is to be applied, or shall be concerned with any propriety, regularity or purpose on the part of the Collateral Agent or any Receiver or Delegate in such dealings or in the exercise of any such power.

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12.	Application of Proceeds

Order of Application

12.1	Any monies received under the powers hereby conferred shall, subject to the repayment of any claims or debts having priority to this Charge, be applied for the purposes and in the order of priority provided for in:
(a)	prior to execution of the Intercreditor Agreement, section 9 (Events of Default) of the Credit Agreement; and

(b)	following execution of the Intercreditor Agreement, the relevant provision in the Intercreditor Agreement relating to application of proceeds received under the Credit Documents.
Suspense account

12.2	The Collateral Agent may credit any monies received under this Charge to an interest bearing suspense account for so long and in such manner as the Collateral Agent may from time to time determine and any Receiver may retain the same for such period as he and the Collateral Agent consider appropriate.

13.	No Liability as Creditor nor Mortgagee in Possession

13.1	Neither the Collateral Agent nor any Receiver or Delegate shall in any circumstances (either by reason of entering into or taking possession of any Charged Property or for any other reason and whether as creditor, heritable creditor or mortgagee in possession or on any other basis) be liable to account to the Company for anything, except actual receipts, or be liable to the Company for any costs, charges, losses, liabilities or expenses arising from the realisation of any Charged Property or from any act, default or omission of the Collateral Agent, any Receiver, any Delegate or any of their respective officers, agents or employees in relation to the Charged Property or from any exercise or purported exercise or non-exercise by the Collateral Agent or any Receiver or Delegate of any power, authority or discretion provided by or pursuant to this Charge or by law or for any other loss of any nature whatsoever in connection with the Charged Property or the Credit Documents.

13.2	If the Collateral Agent, any Receiver or any Delegate enters into or takes possession of the Charged Property, it or he may to the extent permitted by law, at any time relinquish possession.

14.	Effectiveness of Security

Continuing Security

14.1	The floating charge created by this Charge shall remain in full force and effect as a continuing security for the Secured Liabilities, unless and until discharged by the Collateral Agent, and will extend to the ultimate balance of all the Secured Liabilities, regardless of any intermediate payment or discharge in whole or in part.

Cumulative Rights

14.2	The floating charge created by this Charge and all rights, powers and remedies of the Collateral Agent provided by or pursuant to this Charge or by law shall be cumulative, in addition to and independent of any other Security now or subsequently held by the Collateral Agent or any other Secured Creditor for the Secured Liabilities or any other obligations or any rights, powers and remedies provided by law. No prior Security held by the Collateral Agent (whether in its capacity as agent and trustee or otherwise) or any of the other Secured Creditors over the whole or any part of the Charged Property shall be superseded by, supersede or merge into, the floating charge created by this Charge.

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Reinstatement

14.3	If any discharge, release or arrangement (whether in respect of the obligations of a Credit Party or any Security for those obligations or otherwise) is made by the Collateral Agent or any other Secured Creditor in whole or in part on the faith of any payment, Security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Company under, the floating charge created by this Charge will continue or be reinstated as if the discharge, release or arrangement had not occurred.

14.4	The Collateral Agent may concede or compromise any claim that any payment or any discharge is liable to avoidance, restoration or reduction.

Waiver of Defences

14.5	Neither the obligations of the Company under this Charge nor the floating charge created by this Charge nor the rights, powers and remedies of the Collateral Agent provided by or pursuant to this Charge or by law will be affected by an act, omission, matter or thing which, but for this Clause 14.5, would reduce, release or prejudice any of its obligations under this Charge, any of that security or any of those rights, powers and remedies (without limitation and whether or not known to it or the Collateral Agent or any other Secured Creditor) including:
14.5.1	any time, waiver or consent granted to, or composition with any Credit Party or any other person;

14.5.2	the release of any person under the terms of any composition or arrangement with any creditor of any person;

14.5.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Security over assets of any Credit Party, or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

14.5.4	any incapacity or lack of power, authority or legal personality of, or dissolution or change in the members or status of any Credit Party , or any other person;

14.5.5	any variation, amendment, novation, supplement, extension (whether of maturity or otherwise), substitution, restatement (in each case, however fundamental and of whatsoever nature and whether or not more onerous) or replacement of any Credit Document or any other document or Security including without limitation any change in the purpose of, any extension of or any increase in, any facility or the addition of any new facility under any Credit Document or other document or Security;

14.5.6	any unenforceability, illegality or invalidity of any obligation of any other person under any Credit Document or any other document or Security; or

14.5.7	any insolvency or similar proceedings.
Guarantor Intent

14.6	Without prejudice to the generality of Clause 14.5 (Waiver of Defences), the Company expressly confirms that it intends that the floating charge created by this Charge shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any facility or amount made available under any of the Credit Documents and/or any of the Credit Documents including, without limitation, any of the same which are for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings;

14

refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; and/or any other variation or extension of the purposes for which any such facility or amount might be made available from time to time, together with any fees, costs and/or expenses associated with any of the foregoing.

Immediate Recourse

14.7	The Company waives any right it may have of first requiring the Collateral Agent or any other Secured Creditor to proceed against or enforce any other rights or Security or claim payment from any person or file any proof or claim in any insolvency, administration, winding up or liquidation proceedings relating to any person before claiming from it under this Charge. This waiver applies irrespective of any law or any provision of any Credit Document to the contrary.

Appropriations

14.8	Until all the Secured Liabilities which may be or become payable by the Company under or in connection with this Charge have been irrevocably paid, performed and discharged in full, the Collateral Agent may:
14.8.1	without affecting the liability of the Company under this Charge:
(a)	refrain from applying or enforcing any other moneys, Security or rights held or received by it in respect of the Secured Liabilities; or

(b)	apply and enforce the same in such manner and order as it sees fit (whether against the Secured Liabilities or otherwise) and the Company shall not be entitled to direct the appropriation of any such moneys, Security or rights or to enjoy the benefit of the same; and/or
14.8.2	hold in a suspense account any moneys received from the Company or on account of the Company’s liability in respect of the Secured Liabilities. Amounts standing to the credit of any such suspense account shall bear interest at a rate considered by the Collateral Agent to be a fair market rate.
Deferral of Company’s Rights

14.9	Until the Secured Liabilities, and all amounts which may be or become due and payable in respect of the Secured Liabilities, have been irrevocably paid, performed or discharged in full and unless the Collateral Agent otherwise directs, the Company shall not exercise any rights which it may have by reason of performance by it of its obligations under this Charge or by reason of any amount being payable to:
14.9.1	be indemnified by an Credit Party;

14.9.2	claim any contribution from any other guarantor of any Credit Party’s obligations under the Credit Documents;

14.9.3	take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Collateral Agent and/or any of the other Secured Creditors under the Credit Documents or of any other Security taken pursuant to, or in connection with, the Credit Documents by the Collateral Agent or any other Secured Creditor;

14.9.4	to bring legal or other proceedings for an order requiring an Credit Party to make any payment, or perform any obligation, in respect of which the Company has given a guarantee, undertaking or indemnity;

14.9.5	exercise any right of set-off against any Credit Party; and/or

15

14.9.6	claim or prove as a creditor of any Credit Party or in its estate in competition with any Secured Creditor.
14.10	The rights of the Collateral Agent and/or any of the other Secured Creditors under Clause 14.9 above shall be free from any right of quasi-retainer or other rule or principle of fund ascertainment arising either at law or in equity.

14.11	If the Company receives any benefit, payment or distribution in relation to any rights referred to in Clause 14.9 above, it shall hold that benefit, payment or distribution to the extent necessary to enable all the Secured Liabilities, and all amounts which may be or become due and payable in respect of the Secured Liabilities, to be repaid in full on trust for the Collateral Agent (as agent and trustee for itself and each of the other Secured Creditors) and shall promptly pay or transfer the same to the Collateral Agent or as the Collateral Agent may direct for application in accordance with Clause 12 (Application of Proceeds).

No Security held by Company

14.12	The Company shall not take or receive any Security from a Credit Party or any other person in connection with its liability under this Charge. However, if any such Security is so taken or received by the Company:
14.12.1	the Company undertakes to hold it on trust for the Collateral Agent (as agent and trustee for itself and each of the other Secured Creditors), together with all moneys at any time received or held in respect of such Security, for application in or towards payment and discharge of the Secured Liabilities; and

14.12.2	on demand by the Collateral Agent, the Company shall promptly transfer, assign or pay to the Collateral Agent all Security and all moneys from time to time held on trust by it under this Clause 14.12.
15.	Certificates and Determinations

15.1	Any certificate or determination by the Collateral Agent of a rate or amount under this Charge is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

16.	Partial Invalidity

16.1	If, at any time, any provision of this Charge is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Charge nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired and, if any part of the floating charge created, or intended to be created, by this Charge is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of the security.

17.	Remedies and Waivers

17.1	No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent, any right, remedy or power under this Charge shall operate as a waiver, nor shall any single or partial exercise of any right, remedy or power prevent any further or other exercise or the exercise of any other right, remedy or power. The rights, remedies and powers provided in this Charge are cumulative and are in addition to, not exclusive of, any rights, remedies or powers provided by law.

17.2	Any amendment, waiver or consent by the Collateral Agent under this Charge must be in writing and may be given subject to any conditions thought fit by the Collateral Agent. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given.

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18.	Notices

Communications in writing

18.1	Any communication to be made under or in connection with this Charge shall be made in writing and, unless otherwise stated, may be made by fax or letter.

Addresses

18.2	The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of the Company and the Collateral Agent for any communication or document to be made or delivered under or in connection with this Charge is that identified with its name below:

Company

Address:	Endeavour Energy UK Limited
114 St. Martin’s Lane
London
WC2N 4BE
England

For the Attention of:	Mike Kirksey

Fax Number:	+44 207 451 2352

Email:	Mike.Kirksey@endeavourcorp.com

With a copy to:	Endeavour International Corporation
1001 Fannin Street, Suite 1600
Houston
Texas 77002
United States of America

For the Attention of:	Mike Kirksey / Cathy Stubbs

Fax Number:	+1 713 307 8794

Email:	Mike.Kirksey@endeavourcorp.com /
Cathy.Stubbs@endeavourcorp.com

Collateral Agent

Address:	Cyan Partners, LP
399 Park Avenue
39th Floor
New York
10022
United States of America

Fax Number:	+1 212 380 5871

For the Attention of:	Divya Gopal
or any substitute address, fax number or department or officer as the Company may notify to the Collateral Agent or, as the case may be, the Collateral Agent may notify to the Company, in each case by not less than five Business Days notice.

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Delivery

18.3	Any communication or document made or delivered by one person to another under or in connection with this Charge will only be effective:
18.3.1	if by way of fax, when received in legible form; or

18.3.2	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 18.2 (Addresses), if addressed to that department or officer.

18.4	Any communication or document to be made or delivered to the Collateral Agent will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified with the Collateral Agent’s name in Clause 18.2 (Addresses) (or any substitute department or officer as it shall specify for this purpose).

19.	Assignation

19.1	The Company may not assign or transfer any of its rights or obligations under this Charge without the prior consent of each Lender. The Collateral Agent may assign and transfer all or any part of its rights and obligations under this Charge to any replacement Collateral Agent appointed pursuant to the terms of the Credit Agreement.

20.	Releases

20.1	Upon the expiry of the Security Period (but not otherwise) and subject to Clauses 14.3 and 14.4 (Reinstatement), the Collateral Agent shall, at the request and cost of the Company, take whatever action is necessary to release the Charged Property of from the floating charge created by this Charge.

21.	Consent to Registration

21.1	The Company consents to the registration of this Charge and each certificate referred to in Clause 15 (Certificates and Determinations) for preservation and execution.

22.	Governing Law

22.1	This Charge and any non-contractual obligations arising out of or in connection with it are governed by the law of Scotland.

23.	Enforcement

Jurisdiction

23.1	The courts of Scotland have exclusive jurisdiction to settle any dispute arising out of or in connection with this Charge (including a dispute relating to the existence, validity or termination of this Charge or any non-contractual obligation arising out of or in connection with this Charge) (a “Dispute”).

23.2	The Company agrees that the courts of Scotland are the most appropriate and convenient courts to settle Disputes and accordingly it will not argue to the contrary or take proceedings relating to a Dispute in any other courts.

23.3	Clauses 23.1 and 23.2 above are for the benefit of the Collateral Agent only. As a result, the Collateral Agent shall not be prevented from taking proceedings relating to a Dispute in any

18

other courts with jurisdiction. To the extent allowed by law, the Collateral Agent may take concurrent proceedings in any number of jurisdictions.

23.4	Without prejudice to Clauses 23.1 and 23.2 above, the Company further agrees that proceedings relating to a Dispute may be brought in the courts of Scotland and England and irrevocably submits to the jurisdiction of such courts.

23.5	The Company irrevocably waives any right it may have to the trial by jury in any proceedings relating to a Dispute.

23.6	Waiver of Immunity

23.7	To the extent that the Company may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), the Company irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of that jurisdiction.
IN WITNESS WHEREOF: this Charge consisting of this and the preceding eighteen (18) pages are executed as follows:
THE COMPANY

SUBSCRIBED FOR and ON BEHALF OF
ENDEAVOUR ENERGY UK LIMITED	Duly Authorised Attorney
acting by of 1001 Fannin Street, Suite 1600, Houston, Texas 77002, United States of America in the exercise of a power of attorney dated 3 August 2010 granted by Endeavour Energy UK Limited in the presence of:

Witness signature:

Witness name:

Witness address:

Place of Signing:

Date of Signing:
THE COLLATERAL AGENT

SUBSCRIBED FOR and ON BEHALF OF	)
CYAN PARTNERS, LP (as agent and trustee for	)	(Authorised Signatory)
itself and each of the other Secured Creditors) by its	)
attorney in the presence of:	)

Witness signature:

Witness name:

Witness address:

Place of Signing:

Date of Signing:

19

Dated            August 2010
ENDEAVOUR ENERGY UK LIMITED
AND
CYAN PARTNERS, LP
(as agent and trustee for itself and each of the other Secured Creditors)

BOND AND FLOATING CHARGE

CMS Cameron McKenna LLP
6 Queens Road
Aberdeen
AB15 4ZT
T +44(0)1224 622 002
F +44(0)1224 622 066
Ref: ANFR/MAMC/FRFO/042158.00013

1. Definitions and Interpretation	1
2. Covenant to Pay	5
3. Floating Charge	6
4. Further Assurance	6
5. Undertakings	7
6. Enforcement of Security	7
7. Appointment of Receiver and Administrator	8
8. Powers of Receiver	9
9. Discretions and Delegation	11
10. Power of Attorney	11
11. Protection of Purchasers	12
12. Application of Proceeds	13
13. No Liability as Creditor nor Mortgagee in Possession	13
14. Effectiveness of Security	13
15. Certificates and Determinations	16
16. Partial Invalidity	16
17. Remedies and Waivers	16
18. Notices	17
19. Assignation	18
20. Releases	18
21. Consent to Registration	18
22. Governing Law	18
23. Enforcement	18

EXHIBIT G
FORM OF SOLVENCY CERTIFICATE
To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:
          I, the undersigned, the Chief Financial Officer of Endeavour International Corporation (“Holdings”), a Nevada Corporation, in that capacity only and not in my individual capacity, do hereby certify as of the date hereof that:
          1. This Certificate is furnished to Cyan Partners, LP, as Administrative Agent (the “Administrative Agent”), and the Lenders pursuant to Section 5.12(i) of the Credit Agreement, dated as of August 16, 2010 among Holdings, Endeavour Energy UK Limited (the “Borrower”), the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”), and the Administrative Agent (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.
          2. For purposes of this Certificate, the terms below shall have the following definitions:
(a)	“Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of each of the Borrower (on a stand-alone basis) and Holdings and its Subsidiaries (taken as a whole), as the case may be, would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)	“Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of each of the Borrower (on a stand-alone basis) and Holdings and its Subsidiaries (taken as a whole), as the case may be, are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises.

(c)	“New Financing”

All Indebtedness incurred or assumed or to be incurred by Holdings and its Subsidiaries in connection with the Transaction (including Indebtedness under the Credit Documents and all other financings contemplated by the other Credit Documents), in each case after giving effect to the Transaction and the incurrence of all financings, redemptions and repayments in connection therewith.

Exhibit G

(d)	“Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of each of the Borrower (on a stand-alone basis) and Holdings and its Subsidiaries (taken as a whole), as the case may be, as of the date hereof after giving effect to the consummation of the Transaction (which, for purposes of this Certificate, shall include the retirement and repayment on the Effective Date of indebtedness in respect of Refinancing with the proceeds of the New Financing), determined in accordance with GAAP consistently applied, together with the amount of the New Financing.

(e)	“Identified Contingent Liabilities”

The reasonably estimated maximum amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities (other than such contingent liabilities included within the term “Stated Liabilities”) of each of the Borrower (on a stand-alone basis) and Holdings and its Subsidiaries (taken as a whole), as the case may be, after giving effect to the Transaction (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and reasonably estimated magnitude by responsible officers of Holdings and its Subsidiaries or that have been identified as such by an officer of Holdings or any of its Subsidiaries, determined in accordance with GAAP.

(f)	“will be able to pay its or their respective Stated Liabilities and Identified Contingent Liabilities as they mature or otherwise become payable”

Each of the Borrower (on a stand-alone basis) and Holdings and its Subsidiaries (taken as a whole), as the case may be, will have sufficient assets and cash flow to pay its or their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or otherwise become payable.

(g)	“does or do not have Unreasonably Small Capital”

Each of the Borrower (on a stand-alone basis), the Borrower and its Subsidiaries (taken as a whole) and Holdings and its Subsidiaries (taken as a whole), as the case may be, after giving effect to the consummation of the Transaction and the incurrence of all Indebtedness (including the Term Loans) and Liens by such Person or such group of Persons, as the case may be, in connection therewith, is or are a going concern and has or have sufficient capital to ensure that it or they will continue to be and remain a going concern (as such term is determined in accordance with GAAP) after giving due consideration to the prevailing practice in the industry or industries in which it or they are engaged or are to engage.
          3. For purposes of this Certificate, I, or officers of Holdings and/or its Subsidiaries under my direction and supervision, have performed the following procedures as of and for the periods set forth below.
(a)	Reviewed the financial statements (including the pro forma financial statements) referred to in Sections 6.05(a) and (b) of the Credit Agreement.

Exhibit G

(b)	Made (or caused to be made under my direction and supervision) such examination or investigation as is reasonably necessary to enable me to express an informed opinion as to the matters referred to in this Certificate.

(c)	Reviewed to my satisfaction the Credit Documents and the respective Schedules and Exhibits thereto.
          4. Based on and subject to the foregoing, I hereby certify on behalf of Holdings that, on and as of the date hereof and after giving effect to the consummation of the Transaction and the related financing transactions (including the incurrence of the New Financing), it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of each of the Borrower (on a stand-alone basis) and Holdings and its Subsidiaries (taken as a whole), as the case may be, exceed its or their respective Stated Liabilities and Identified Contingent Liabilities; (ii) each of the Borrower (on a stand-alone basis) and Holdings and its Subsidiaries (taken as a whole), as the case may be, do not have Unreasonably Small Capital; and (iii) each of the Borrower (on a stand-alone basis) and Holdings and its Subsidiaries (taken as a whole), as the case may be, intends to and believes that it will be able to pay its or their respective Stated Liabilities and Identified Contingent Liabilities as they mature or otherwise become payable.
          5. Holdings and the Borrower do not intend, in consummating the transactions contemplated by the New Financing, to delay, hinder, or defraud either present or future creditors.
          IN WITNESS WHEREOF, the undersigned has set his hand this ___ day of August, 2010.

ENDEAVOUR INTERNATIONAL CORPORATION
By:
Name:
	Title:	Chief Financial Officer

EXHIBIT H
FORM OF COMPLIANCE CERTIFICATE
          This Compliance Certificate is delivered to you pursuant to Section 7.01(g) of the Credit Agreement, dated as of August 16, 2010, among Endeavour International Corporation (“Holdings”), Endeavour Energy UK Limited, the lenders party thereto from time to time, and Cyan Partners, LP, as Administrative Agent (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.
     1. I am the duly elected, qualified and acting chief financial officer of Holdings.
     2. I have reviewed and am familiar with the contents of this Compliance Certificate. I am providing this Compliance Certificate solely in my capacity as the chief financial officer of Holdings. The matters set forth herein are true to the best of my knowledge in my capacity as chief financial officer of Holdings after due inquiry.
     3. I have reviewed the terms of the Credit Agreement and the other Credit Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries for the accounting period from [                    , ___] and ending on [                    , ___] (the “Test Period”) and covered by the financial statements [attached hereto as ANNEX 1 / available on the website of Holdings] (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or an Event of Default [, except as set forth below].
     4. Attached hereto as ANNEX 2 are the computations showing (in reasonable detail) compliance with the covenants specified therein.
     5. Attached hereto as ANNEX 3 is the information required to establish compliance with Sections 4.02(b), 4.02(c), 4.02(d) and 4.02(e) of the Credit Agreement for the Test Period ending on [_______, ___].
     [6. Attached hereto as ANNEX 4 is the information required to establish compliance with Section 4.02(f) of the Credit Agreement for the Test Period ending on [                    , ___].]2
     7. [I hereby certify that there have been no changes to Schedule VI of the U.S. Security Agreement in each case since the Funding Date, or if later, since the date of the most recent certificate delivered pursuant to Section 7.01(g) of the Credit Agreement.][Attached hereto as ANNEX 5 is a list in reasonable detail of any changes to Schedule VI of the U.S. Security Agreement to the extent required to be reported to the Collateral Agent under the terms of the U.S. Security Agreement and confirmation that Holdings and/or the other Credit Parties have taken all actions necessary under the terms of the U.S. Security Agreement in relation to such changes, or if not, details of what actions remain required to be taken.]

[2]	Insert for Compliance Certificate in respect of fiscal year end only.

ANNEX 2

     8. Attached hereto at ANNEX 6 is a list of all acquisitions by Holdings or any of its Subsidiaries of any Oil and Gas Property or Real Property (or any interest in any Oil and Gas Property or Real Property) having a value in excess of $5,000,000.

Exhibit H

          IN WITNESS WHEREOF, I have executed this Compliance Certificate this ___ day of _____.

ENDEAVOUR INTERNATIONAL CORPORATION
By:
Name:
Title:

ANNEX 1
          [Applicable Financial Statements To Be Attached If Not Otherwise Made Available On The Website Of Holdings]

ANNEX 2
          The information described herein is as of                     ,      3 (the “Computation Date”) and (a) in the case of items B(ii), B(iii) [, D(i)(a)]4 and D(i)(e) below, pertains to the period from the Funding Date through the last day of the Test Period ending on [                    ,      ] and (b) in the case of items B(i), B(v), [D(i)(a),]5 D(ii), D(iii), D(iv) and D(v) below, pertains to the Test Period ending on [                    ,      ].
I.	Negative and Financial Covenants

A.	Liens (Section 8.01(w))
(i)	The aggregate amount of deposits of cash or Cash Equivalents to secure obligations under the Hess Contracts (or letters of credit supporting such obligations) or other obligations permitted under Section 8.04(i) subject to Liens permitted pursuant to Section 8.01(w) is $ .
B.	Consolidation, Merger, Purchase or Sale of Assets (Section 8.02)
(i)	The aggregate amount of cash and non-cash proceeds received during the year-to-date period ending on the Computation Date from all assets sold pursuant to Section 8.02(e) is $ [6], using the Fair Market Value of property other than cash.

(ii)	[Holdings and its Subsidiaries have sold [ ]% of the 2P Reserves located in the North Sea (as determined by reference to the 2P Reserves listed in Holdings’ December 31, 2009 Reserve Report) in accordance with Section 8.02(f).] OR [Neither Holdings nor any of its Subsidiaries have sold any of the 2P Reserves located in the North Sea pursuant to Section 8.02(f).]

(iii)	Pursuant to Section 8.02(n), Holdings and its Subsidiaries have paid an aggregate amount equal to $ [7] in respect of (1) Permitted Business Investments made, (2) Permitted Acquisitions consummated and (3) Capital Expenditures made pursuant to Section 8.07(e).

[3]	Insert the last day of the respective fiscal quarter or year covered by the financial statements which are required to be accompanied with this Compliance Certificate.

[4]	Reference to this item to be included for each Compliance Certificate delivered with respect to a Test Period ending on or prior to December 31, 2010, and to be deleted for each Compliance Certificate delivered with respect to a Test Period ending after December 31, 2010.

[5]	Reference to this item to be deleted for each Compliance Certificate delivered with respect to a Test Period ending on or prior to December 31, 2010, and to be included for each Compliance Certificate delivered with respect to a Test Period ending after December 31, 2010.

[6]	Amount may not exceed $25,000,000 in any fiscal year of Holdings.

[7]	Amount may not exceed $50,000,000.

ANNEX 2

(iv)	Pursuant to Section 8.02(o), Holdings and its Subsidiaries have paid an aggregate amount of consideration during the year-to-date period ending on the Computation Date equal to $ [8] in connection with (1) Permitted Business Investments made and (2) Permitted Acquisitions consummated.
C.	Indebtedness (Section 8.04)
(i)	Pursuant to Section 8.04(i)(x), Holdings and its Subsidiaries have Indebtedness with respect to (1) Third Party Letters of Credit and (2) performance bonds, surety bonds, appeal bonds or customs bonds, or obligations in respect of letters of credit posted in lieu of, or to secure, any such bonds, required in the ordinary course of business or in connection with the enforcement of rights or claims of Holdings or such Subsidiary or in connection with judgments that do not result in a Default or an Event of Default in an aggregate amount outstanding of $ [9].

(ii)	Pursuant to Section 8.04(m), Holdings and its Subsidiaries have additional Indebtedness in an aggregate principal amount outstanding of $_________[10].
D.	Financial Covenants
(i)	Capital Expenditures (Section 8.07)
a.	The aggregate amount of all Capital Expenditures made by Holdings and its Subsidiaries during the year-to-date period ending on the Computation Date pursuant to Section 8.07(a) and Section 8.07(b) is $ [11].

b.	[Holdings and its Subsidiaries have made Capital Expenditures with Net Sale Proceeds received by Holdings or any of its Subsidiaries from any Asset Sale in the amount of $ pursuant to Section 8.07(c).] OR [Neither Holdings nor any of its Subsidiaries have made any Capital Expenditures with Net Sale Proceeds from any Asset Sale pursuant to Section 8.07(c).]

c.	[Holdings and its Subsidiaries have made Capital Expenditures with Net Insurance Proceeds received by Holdings or any of its Subsidiaries from any Recovery Event in the amount of $ pursuant to Section 8.07(d).] OR

[8]	Amount may not exceed 5% of 2P Reserve Value in any fiscal year based on most recently delivered Reserve Report.

[9]	Amount may not exceed $60,000,000 at any time.

[10]	Amount may not exceed $10,000,000 at any time.

[11]	Subject to Section 8.07(b), amount may not exceed (1) $70,000,000 for period from Funding Date through and including December 31, 2010, (2) $200,000,000 for fiscal year ending December 31, 2011, (3) $350,000,000 for fiscal year ending December 31, 2012 and (4) $175,000,000 for fiscal year ending December 31, 2013. Additional calculations may be attached to demonstrate compliance for amounts in excess of the foregoing thresholds pursuant to Section 8.07(b).

ANNEX 2

[Neither Holdings nor any of its Subsidiaries have made any Capital Expenditures with Net Insurance Proceeds from any Recovery Event pursuant to Section 8.07(d).]
d.	Pursuant to Section 8.07(e), Holdings and its Subsidiaries have paid an aggregate amount equal to $ [12] in respect of (1) Permitted Business Investments made pursuant to Section 8.02(n), (2) Permitted Acquisitions consummated pursuant to Section 8.02(n) and (3) Capital Expenditures made.
(ii)	Total Leverage Ratio (Section 8.08) (as of the last day of the Test Period)
a.	Consolidated Net Indebtedness[13] as at the Computation Date	$

b.	Consolidated EBITDAX[14] for the Test Period ended on the Computation Date	$

c.	Ratio of line a. to line b.	[ ]:1.00

d.	Level required pursuant to Section 8.08	[ ]:1.00
(iii)	Minimum EBITDAX (Section 8.09) (as of the last day of the Test Period)
a.	Consolidated EBITDAX for the Test Period	$

b.	Minimum amount required pursuant to Section 8.09	$
(iv)	Reserve Coverage Ratio (Section 8.10(a))
a.	Sum of the PV-10 Value and the Probable Reserve Value, in each case as at the Computation Date	$

b.	Consolidated Net Secured Indebtedness[15] on the Computation Date	$

[12]	Amount may not exceed $50,000,000.

[13]	To be determined excluding Indebtedness of Holdings or any of its Subsidiaries of the type described in clause (g) of the definition of Indebtedness in the Credit Agreement. Attach hereto in reasonable detail the calculations required to arrive at Consolidated Net Indebtedness.

[14]	To be determined on a Pro Forma Basis in accordance with the definition of “Pro Forma Basis” contained in the Credit Agreement. Attach hereto in reasonable detail the calculations required to arrive at Consolidated EBITDAX.

ANNEX 2

c.	Ratio of line a. to b.	[ ]:1.00

d.	Level required pursuant to Section 8.10(a)	3.00:1.00
(v)	PDP Coverage Ratio (Section 8.10(b))
a.	PV-10 Value[16] as at the Computation Date	$

b.	Consolidated Net Secured Indebtedness as at the Computation Date	$

c.	Ratio of line a. to b.	[ ]:1.00

d.	Level required pursuant to Section 8.10(b)	[ ]:1.00

(...continued)

[15]	Attach hereto in reasonable detail the calculations required to arrive at Consolidated Net Secured Indebtedness.

[16]	To be determined by substituting the phrase “from PDP production on Holdings’ and each of its Subsidiaries’ Oil and Gas Properties” for the phrase “from Proved Reserves on Holdings’ and each of its Subsidiaries’ Oil and Gas Properties” appearing in the second line of the definition thereof in the Credit Agreement.

ANNEX 3
          1. [During the Test Period ended on the Computation Date, neither Holdings nor any of its Subsidiaries has received any Net Cash Proceeds which would require a mandatory repayment pursuant to Section 4.02(b) of the Credit Agreement.]17
          2. [During such Test Period ended on the Computation Date, neither the Holdings nor any of its Subsidiaries has received any Net Cash Proceeds which would require a mandatory repayment pursuant to Section 4.02(c) of the Credit Agreement.]18
          3. [During such Test Period ended on the Computation Date, neither the Holdings nor any of its Subsidiaries has received any Net Sale Proceeds which would require a mandatory repayment pursuant to Section 4.02(d) of the Credit Agreement.]19
          4. [During such Test Period ended on the Computation Date, neither the Holdings nor any of its Subsidiaries has received any Net Insurance Proceeds from a Recovery Event which would require a mandatory repayment pursuant to Section 4.02(e) of the Credit Agreement.]20

[17]	If Holdings or any of its Subsidiaries has received such Net Cash Proceeds, the certificate should describe the amounts and dates of the receipt thereof, as well as the amounts and dates of the required mandatory repayments pursuant to Section 4.02(b), together with the certification that such payments have in fact been made.

[18]	If Holdings or any of its Subsidiaries has received any Net Cash Proceeds, the certificate should describe same and state the date of each receipt thereof as well as the amounts and dates of the required mandatory repayments pursuant to Section 4.02(c), together with the certification that such payments have in fact been made.

[19]	If Holdings or any of its Subsidiaries has received any Net Sale Proceeds, the certificate should describe same and state the date of each receipt thereof and the amount of Net Sale Proceeds received on each such date, together with sufficient information as to mandatory repayments and/or reinvestments thereof to determine compliance with Section 4.02(d) of the Credit Agreement, together with a statement that Holdings is in compliance with the requirements of said Section 4.02(d).

[20]	If Holdings or any of its Subsidiaries has received any Net Insurance Proceeds, the certificate should describe same and state the date of each receipt thereof and the amount of Net Insurance Proceeds received on each such date, together with sufficient information as to mandatory repayments and/or reinvestments thereof to determine compliance with Section 4.02(e) of the Credit Agreement, together with a statement that Holdings is in compliance with the requirements of said Section 4.02(e).

ANNEX 4
          The amount of Excess Cash Flow for the fiscal year ended on the Computation Date was $                     and the amount of the payment required pursuant to Section 4.02(f) of the Credit Agreement for such fiscal year was $                    .21

[21]	Include for Compliance Certificates delivered in respect of fiscal year end only (commencing with the fiscal year ending closest to December 31, 2010). Attached hereto in reasonable detail the calculations required to establish Excess Cash Flow, together with sufficient information as to related mandatory repayments thereof to determine compliance with Section 4.02(f) of the Credit Agreement, together with a statement that Holdings is in compliance with the requirements of said Section 4.02(f).

ANNEX 5
[Changes to Schedule VI of the U.S. Security Agreement]

ANNEX 6
     [Acquisitions of Oil and Gas Property or Real Property (or any interest in any Oil and Gas Property or Real Property) having a value in excess of $5,000,000]

EXHIBIT 1
FORM OF ASSIGNMENT
AND
ASSUMPTION AGREEMENT1
          This Assignment and Assumption Agreement (this “Assignment”) is dated as of [                    ] and is entered into by and between [the][each] Assignor identified in item [1][2] below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.] Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”). The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
          For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of [the][each] Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor’s outstanding rights and obligations identified below ([the] [each, an] “Assigned Interest”). [Each] [Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.

[1.	Assignor:

2.	Assignee:	][2]

[1][3].	Credit Agreement:	Credit Agreement, dated as of August 16, 2010, among Endeavour International Corporation (“Holdings”), Endeavour Energy UK Limited (the “Borrower”), the Lenders party thereto from time to time, and Cyan Partners, LP, as Administrative Agent.

[2.	Assigned Interest:[3]

[1]	This Form of Assignment and Assumption Agreement should be used by Lenders for an assignment to a single Assignee or to funds managed by the same or related investment managers.

[2]	If the form is used for a single Assignor and Assignee, items 1 and 2 should list the Assignor and the Assignee, respectively. In the case of an assignment to funds managed by the same or related investment managers, or an assignment by multiple Assignors, the Assignors and the Assignee(s) should be listed in the table under bracketed item 2 below.

[3]	Insert this chart if this Form of Assignment and Assumption Agreement is being used for assignments to funds managed by the same or related investment managers or for an assignment by multiple Assignors. Insert additional rows as needed.

Exhibit I

Aggregate Amount of Term Loans
Assignor	Assignee	for all Lenders	Amount of Term Loans Assigned

[Name of Assignor]	[Name of Assignee]

[Name of Assignor]	[Name of Assignee]

Exhibit I

[4. Assigned Interest:[4]

Aggregate Amount of Term Loans
for all Lenders	Amount of Term Loans Assigned

$	$
Effective Date                     ,      ,      .

Assignor[s] Information		Assignee[s] Information

Payment Instructions:		Payment Instructions:

	Reference:		Reference:

Notice Instructions:		Notice Instructions:

	Reference:		Reference:

[4]	Insert this chart if this Form of Assignment and Assumption Agreement is being used by a single Assignor for an assignment to a single Assignee.

Exhibit I

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR	ASSIGNEE
[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE][5]

By:	By:

Name:	Name:
Title:	Title:

[5]	Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

Exhibit I

[Consented to and][6] Accepted: CYAN PARTNERS, LP, as Administrative Agent
By:
Name:
Title:

[ENDEAVOUR ENERGY UK LIMITED, as Borrower
By:
Name:
Title:][7]

[6]	Insert only if assignment is being made to an Eligible Transferee pursuant to Section 11.04(b)(y) of the Credit Agreement. Consent of the Administrative Agent shall not be unreasonably withheld, delayed or conditioned.

[7]	Insert only if (i) no Event of Default or Default under the Credit Agreement is then in existence, (ii) the assignment is being made to an Eligible Transferee pursuant to 11.04(b)(y) of the Credit Agreement and (iii) assignment is not being made before the Syndication Date. Consent of the Borrower shall not be unreasonably withheld, delayed or conditioned.

ANNEX I
TO
EXHIBIT I
ENDEAVOUR ENERGY UK LIMITED
CREDIT AGREEMENT
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT
          1. Representations and Warranties.
          1.1. Assignor. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [its] Assigned Interest, (ii) [the] [its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of Holdings, any of its Subsidiaries or affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Holdings, any of its Subsidiaries or affiliates or any other Person of any of their respective obligations under any Credit Document.
1.2. Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) confirms that it is (A) a Lender, (B) a parent company and/or an affiliate of [the][each] Assignor which is at least 50% owned by [the][each] Assignor or its parent company, (C) a fund that invests in bank loans and is managed by the same investment advisor as a Lender, by an affiliate of such investment advisor or by a Lender or (D) an Eligible Transferee under Section 11.04(b)(y) of the Credit Agreement; (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of [the][its] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the][its] Assigned Interest on the basis of which it has made such analysis and decision and (v) if it is organized under the laws of a jurisdiction outside the United States, it has attached to this Assignment any tax documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it; (b) agrees that it will, independently and without reliance upon the Administrative Agent, [the][each] Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to or otherwise conferred upon the Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

Annex I
to Exhibit I

          2. Payment. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.
          3. Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date and the recordation of this Assignment by the Administrative Agent on the Register pursuant to Section 11.15 of the Credit Agreement, (i) [the][each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Credit Documents and (ii) [the][each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents.
          4. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment. THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5.1401 OF THE GENERAL OBLIGATIONS LAW).
* * *

EXHIBIT J
FORM OF INTERCOMPANY NOTE
[This Note, and the obligations of each Payor (as defined below) hereunder, shall be subordinate and junior in right of payment to all Senior Indebtedness (as defined in Section 1.07 of Annex A hereto) on the terms and conditions set forth in Annex A hereto, which Annex A is herein incorporated by reference and made a part hereof as if set forth herein in its entirety. Annex A shall not be amended, modified or supplemented without the written consent of the Required Lenders (as defined in the Credit Agreement referred to below) (or, after such Credit Agreement has been terminated, the other holders holding a majority of the outstanding other Senior Indebtedness)]
New York, New York
                          ,
          FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the [United States of America] in immediately available funds, at such location as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances made by such Payee to such Payor.
          Each Payor also promises to pay interest on the unpaid principal amount hereof in like money at said location from the date hereof until paid at such rate per annum as shall be agreed upon from time to time by such Payor and the respective Payee.
          This Note is an Intercompany Note referred to in the Credit Agreement dated as of August 16, 2010, among Endeavour International Corporation, Endeavour Energy UK Limited, the lenders party thereto from time to time, and Cyan Partners, LP, as Administrative Agent for such Lenders (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”) and shall be pledged pursuant to the applicable Security Documents (as defined in the Credit Agreement). The Payor hereby acknowledges and agrees that the Collateral Agent (as defined in the Credit Agreement) may, pursuant to such Security Documents as in effect from time to time, exercise all rights provided therein with respect to this Note.
          Each Payee is hereby authorized (but shall not be required) to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.
          All payments under this Note shall be made without offset, counterclaim or deduction of any kind.
          Each Payor hereby waives (to the extent permitted by applicable law) presentment, demand, protest or notice of any kind in connection with this Note.

Exhibit J

          THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[NAME OF EACH CREDIT PARTY], as Payor
By:
Name:
Title:

Pay to the order of

[NAME OF EACH CREDIT PARTY], as Payee
By:
Name:
Title:

ANNEX A
TO
INTERCOMPANY NOTE
          Section 1.01. Subordination of Liabilities. Each entity that is a “Payor” under the promissory note (the “Note”) to which this Annex A is attached (each, a “Payor”), for itself, its successors and assigns, covenants and agrees, and each “Payee” under the Note (each, a “Payee”) by its acceptance thereof likewise covenants and agrees, that the payment of the principal of, and interest on, and all other amounts owing in respect of, the Note (the “Subordinated Indebtedness”) is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of all Senior Indebtedness (as defined in Section 1.07 of this Annex A). The provisions of this Annex A shall constitute a continuing offer to all persons or other entities who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees hereunder the same as if their names were written herein as such, and they and/or each of them may proceed to enforce such provisions.
          Section 1.02. No Payor to Make Payments with Respect to Subordinated Indebtedness in Certain Circumstances. (a) Upon the maturity of any Senior Indebtedness (including, without limitation, interest thereon or fees or any other amounts owing in respect thereof), whether at stated maturity, by acceleration or otherwise, all Obligations (as defined in the Credit Agreement) due and owing in respect thereof (other than unasserted contingent indemnification Obligations) shall first be paid in full in cash before any payment of any kind or character (whether in cash, property, securities or otherwise) is made on account of the Subordinated Indebtedness and no Payor nor any person or other entity on its behalf may make any payment of Subordinated Indebtedness, or acquire any Subordinated Indebtedness for cash, property or securities until all Senior Indebtedness has been paid in full in cash if any Default or Event of Default (each as defined below) is then in existence or would result therefrom. Each Payee hereby agrees that, so long as any Default or Event of Default in respect of any Senior Indebtedness has occurred and is continuing, it will not ask, demand, sue for, or otherwise take, accept or receive, any amounts owing in respect of the Note. As used herein, the terms “Default” and “Event of Default” shall mean any Default or Event of Default (or any similar term), respectively, under and as defined in, the relevant documentation governing any Senior Indebtedness and in any event shall include any payment default with respect to any Senior Indebtedness.
          (b) In the event that, notwithstanding the provisions of the preceding subsection (a) of this Section 1.02, any payment shall be made on account of the Subordinated Indebtedness at a time when payment is not permitted by the terms of the Note or by said subsection (a), such payment shall be held by the respective Payee that received such payment, in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of Senior Indebtedness or their representative or representatives under the agreements pursuant to which the Senior Indebtedness may have been issued, as their respective interests may appear, for application pro rata to the payment of all Senior Indebtedness (after giving effect to the relative priorities of such Senior Indebtedness pursuant to the terms thereof or otherwise) remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full in cash in accordance with the terms of such Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness. Without in any way modifying the provisions of this Annex A or affecting the subordination effected hereby if such notice is not given, each Payor shall give the respective Payee prompt written notice of any maturity of Senior Indebtedness after which such Senior Indebtedness remains unsatisfied.
          Section 1.03. Subordination to Prior Payment of All Senior Indebtedness on Dissolution, Liquidation or Reorganization of each Payor. (a) Upon any distribution of assets of any Payor upon any total or partial dissolution, winding up, liquidation or reorganization of such Payor (whether in bank-

Annex A

ruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors, marshalling of assets or otherwise and whether voluntary or involuntary):
     (i) the holders of all Senior Indebtedness shall first be entitled to receive payment in full in cash of all Senior Indebtedness (including, without limitation, post-petition interest at the rate provided in the documentation with respect to the Senior Indebtedness, whether or not such post-petition interest is an allowed claim against the debtor in any bankruptcy or similar proceeding) before any Payee is entitled to receive any payment of any kind or character on account of the Subordinated Indebtedness;
     (ii) any payment or distribution of assets of any Payor of any kind or character, whether in cash, property or securities, to which any Payee would be entitled except for the provisions of this Annex A, shall be paid by the liquidating trustee or agent or other person or entity making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the holders of Senior Indebtedness or their representative or representatives under the agreements pursuant to which the Senior Indebtedness may have been issued, to the extent necessary to make payment in full in cash of all Senior Indebtedness remaining unpaid (after giving effect to the relative priorities of such Senior Indebtedness pursuant to the terms thereof or otherwise), after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness; and
     (iii) in the event that, notwithstanding the foregoing provisions of this Section 1.03, any payment or distribution of assets of any Payor of any kind or character, whether in cash, property or securities, shall be received by the any Payee on account of Subordinated Indebtedness before all Senior Indebtedness is paid in full in cash, such payment or distribution shall be received and held in trust for and shall forthwith be paid over to the holders of the Senior Indebtedness (after giving effect to the relative priorities of such Senior Indebtedness pursuant to the terms thereof or otherwise) remaining unpaid or their representative or representatives under the agreements pursuant to which the Senior Indebtedness may have been issued, for application to the payment of such Senior Indebtedness until all such Senior Indebtedness shall have been paid in full in cash, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.
          (b) To the extent any payment of Senior Indebtedness (whether by or on behalf of any Payor, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then, if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar person, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment has not occurred.
          (c) If any Payee does not file a proper claim or proof of debt in the form required in any proceeding or other action referred to in the introductory paragraph of this Section 1.03 prior to 30 days before the expiration of the time to file such claim or claims, then any of the holders of the Senior Indebtedness or their representative is hereby authorized to file an appropriate claim for and on behalf of such Payee.
          (d) Without in any way modifying the provisions of this Annex A or affecting the subordination effected hereby if such notice is not given, each Payor shall give prompt written notice to

Annex A

the respective Payee under the Note of any dissolution, winding up, liquidation or reorganization of such Payor (whether in bankruptcy, insolvency or receivership proceedings or upon assignment for the benefit of creditors or otherwise).
          Section 1.04. Subrogation. Subject to the prior payment in full in cash of all Senior Indebtedness, each Payee shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the respective Payor applicable to the Senior Indebtedness until all amounts owing on the Note shall be paid in full, and for the purpose of such subrogation no payments or distributions to the holders of the Senior Indebtedness by or on behalf of such Payor or by or on behalf of the such Payee by virtue of this Annex A which otherwise would have been made to such Payee shall, as between such Payor, its creditors other than the holders of Senior Indebtedness, and such Payee, be deemed to be payment by such Payor to or on account of the Senior Indebtedness, it being understood that the provisions of this Annex A are and are intended solely for the purpose of defining the relative rights of such Payee, on the one hand, and the holders of the Senior Indebtedness, on the other hand.
          Section 1.05. Obligation of each Payor Unconditional. Nothing contained in this Annex A or in the Note is intended to or shall impair, as between each Payor and the respective Payee, the obligation of such Payor, which is absolute and unconditional, to pay to such Payee the principal of and interest on the Note as and when the same shall become due and payable in accordance with the terms of this Note, or is intended to or shall affect the relative rights of such Payee and creditors of such Payor, other than the holders of the Senior Indebtedness, nor shall anything herein or therein, except as expressly provided herein, prevent such Payee from exercising all remedies otherwise permitted by applicable law, subject to the rights, if any, under this Annex A of the holders of Senior Indebtedness in respect of cash, property, or securities of such Payor received upon the exercise of any such remedy. Upon any distribution of assets of any Payor referred to in this Annex A, the respective Payee shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other Person making any distribution to such Payee, for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of such Payor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Annex A.
          Section 1.06. Subordination Rights Not Impaired by Acts or Omissions of any Payor or Holders of Senior Indebtedness. No right of any present or future holders of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Payor or by any act or failure to act by any Payee, or by any noncompliance by any Payor with the terms and provisions of the Note, regardless of any knowledge thereof with which any Payee may have or be otherwise charged. The holders of the Senior Indebtedness may, without in any way affecting the obligations of the Payee with respect thereto, at any time or from time to time and in their absolute discretion, change the manner, place or terms of payment of, change or extend the time of payment of, or renew, or alter or increase the amount of, any Senior Indebtedness, or amend, modify or supplement any agreement or instrument governing or evidencing such Senior Indebtedness or any other document referred to therein, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness including, without limitation, the waiver of default thereunder and the release of any collateral securing such Senior Indebtedness, all without notice to or assent from the holder of the Note.
          Section 1.07. Senior Indebtedness. The term “Senior Indebtedness” shall mean all Obligations (as such term is defined in the Credit Agreement) of each Payor under, or in respect of the

Annex A

Credit Agreement and each other Credit Document (as defined in the Credit Agreement) to which such Payor is a party, and any renewal, extension, restatement, refinancing or refunding of any thereof.
          Section 1.08. Miscellaneous. If, at any time, all or part of any payment with respect to Senior Indebtedness theretofore made by any Payor or any other Person or entity is rescinded or must otherwise be returned by the holders of Senior Indebtedness for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of such Payor or such other Person or entity), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.